As filed with the Securities and Exchange Commission on February ___, 2000
                                                 Registration No. 333-69265
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -------------

                                 AMENDMENT NO. 3
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

            Southern States Cooperative,
                    Incorporated                                           Southern States Capital Trust II
--------------------------------------------------------      --------------------------------------------------------
 (Exact name of registrant as specified in its charter)        (Exact name of registrant as specified in its charter)

                      Virginia                                                      Delaware
--------------------------------------------------------      --------------------------------------------------------
  (State or other jurisdiction of incorporation or              (State or other jurisdiction of incorporation or
                    organization)                                              organization)

                        5191                                                          5191
--------------------------------------------------------      --------------------------------------------------------
  (Primary Standard Industrial Classification Code              (Primary Standard Industrial Classification Code
                       Number)                                                      Number)

                     54-0387200                                                    54-6461763
--------------------------------------------------------      --------------------------------------------------------
        (I.R.S. Employer Identification No.)                            (I.R.S. Employer Identification No.)

                             6606 West Broad Street
                            Richmond, Virginia 23230
                                 (804) 281-1000
               ---------------------------------------------------
                  (Address and telephone number of registrants'
                          principal executive offices)


                             N. HOPPER ANCARROW, JR.
                        Southern States Cooperative, Inc.
                             6606 West Broad Street
                            Richmond, Virginia 23230
                                 (804) 281-1205
          -------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                   copies to:

  F. CLAIBORNE JOHNSTON, JR., ESQ.                  MICHAEL W. WEIR, ESQ.
      Mays & Valentine, L.L.P.                       Sullivan & Cromwell
        1111 East Main Street                          125 Broad Street
      Richmond, Virginia 23218                     New York, New York 10004
           (804) 697-1214                               (212) 558-3941

                Approximate date of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                     CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------
                                           Proposed
         Title of Each Class                Maximum            Proposed      Proposed Maximum    Amount of
          of Securities to                 Amount to            Maximum          Aggregate     Registration
            be Registered              be Registered (1)    Offering Price    Offering Price    Fee (3) (4)
                                              (2)              Per Unit           (1) (2)
-------------------------------------------------------------------------------------------------------------
Capital Securities of Southern
         States Capital Trust II          $86,250,000           $25.00          $86,250,000       $23,978
-------------------------------------------------------------------------------------------------------------
Junior Subordinated Debentures of
  Southern States Cooperative, Inc.           (7)
  due _______  ___, 2030 (5)
-------------------------------------------------------------------------------------------------------------
Guarantee of Capital Securities by
  Southern States Cooperative, Inc.           (7)
  (6)
-------------------------------------------------------------------------------------------------------------
Trust Agreement of Southern States
  Capital Trust II                            (7)
-------------------------------------------------------------------------------------------------------------
Expense Agreement between Southern
  States Cooperative, Inc. and                (7)
  Southern States Capital Trust II
-------------------------------------------------------------------------------------------------------------
Junior Subordinated Indenture of
  Southern States Cooperative, Inc.           (7)
-------------------------------------------------------------------------------------------------------------

          (1) Includes $11,250,000 liquidation amount of capital securities which may be sold to cover over-allotments, if any.

          (2) Represents the aggregate liquidation amount of the capital securities to be issued hereunder and the principal amount of the junior subordinated deferrable interest debentures that may be distributed to holders of capital securities upon any liquidation of Southern States Capital Trust II.

          (3) The registration fee was calculated in accordance with Section 6 of the Securities Act of 1933, as amended.

          (4) The entire $23,978 fee was paid with our initial filing of this Registration Statement on December 18, 1998. The initial Registration Statement, and Amendment Nos. 1 and 2 to the Registration Statement, were filed in the name of Southern States Capital Trust I. The issuer of the capital securities being registered hereby has been changed to Southern States Capital Trust II.

          (5) The junior subordinated debentures will be purchased by Southern States Capital Trust II with the proceeds of the sale of the capital securities. The junior subordinated debentures may later be distributed for no additional consideration to the holders of the capital securities of Southern States Capital Trust II upon its dissolution and the distribution of its assets.

          (6) No separate consideration will be received for the guarantee of the capital securities by Southern States.

          (7) This Registration Statement is deemed to cover the junior subordinated debentures of Southern States, and the obligations of Southern States with respect to the junior subordinated debentures under the junior subordinated indenture (as defined herein), the capital securities of Southern States Capital Trust II under the trust agreement (as defined herein), the expense agreement and the guarantee issued by Southern States with respect to the capital securities, which, taken together, constitute a full, irrevocable and unconditional guarantee by Southern States of the obligations of Southern States Capital Trust II with respect to the capital securities.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.




573108 v9

PRELIMINARY PROSPECTUS
----------------------


                       $75,000,000 ___% Capital Securities

                        SOUTHERN STATES CAPITAL TRUST II
                  (Liquidation Amount $25 per Capital Security)
   Guaranteed on an Irrevocable, Full, Unconditional and Subordinated Basis by
                    SOUTHERN STATES COOPERATIVE, INCORPORATED
                              --------------------

         Southern States Capital Trust II is offering up to $75,000,000 aggregate liquidation amount of its ___% capital securities. If you purchase these capital securities, you will be entitled to receive annual distributions at a rate of __%. Southern States Capital Trust II will pay distributions on the capital securities quarterly. Southern States Capital Trust II will use the proceeds from the sale of these capital securities to buy a series of ___% junior subordinated debentures due _____, 2030 issued by Southern States Cooperative, Incorporated. Southern States Cooperative, Incorporated may defer interest payments on the junior subordinated debentures for up to 20 consecutive quarters (5 years). If Southern States Cooperative, Incorporated defers the interest payments, Southern States Capital Trust II will also defer distributions on the capital securities. See "Prospectus Summary."

         We urge you to carefully read the "Risk Factors" section beginning on page 11, where we describe specific risks associated with these capital securities, along with the rest of this prospectus, before you make your investment decision.

         Southern States Cooperative, Incorporated plans to list the capital securities on the New York Stock Exchange under the trading symbol __________. The capital securities are expected to begin trading on the New York Stock Exchange within 30 days after they are first issued.
                              --------------------

                                          Per Capital
                                           Security              Total
                                           --------              -----
         Public Offering Price.........     $25.00            $75,000,000

         Proceeds to Southern States
           Capital Trust II............     $25.00            $75,000,000


         The underwriters may also purchase up to an additional $11,250,000 liquidation amount of capital securities at $25 per capital security within 30 days from the date of this prospectus to cover over-allotments. Southern States Cooperative, Incorporated will pay an underwriting commission of $ _____ per capital security, which will amount to $ ____ in total, or $ ______ if the underwriters exercise the over-allotment option in full. Southern States Capital Trust II will not pay any of the costs associated with this offering.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              --------------------

                        FIRST UNION CAPITAL MARKETS CORP.

LEHMAN BROTHERS                                  BANC OF AMERICA SECURITIES LLC

                              --------------------

         The date of this preliminary prospectus is ___________, 2000.

                  [To follow front cover for EDGAR filing only]

You should rely only on the information contained in this document or to which we have referred you. Neither Southern States, Southern States Capital Trust II, nor any underwriter has authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.


                                TABLE OF CONTENTS
                                                                          Page
                                                                          ----
Prospectus Summary.....................................................     1
Risk Factors...........................................................    11
Southern States Capital Trust II.......................................    18
Use of Proceeds........................................................    20
Capitalization.........................................................    21
Unaudited Pro Forma Condensed Combined Financial Information...........    23
Selected Historical Consolidated Financial Information.................    28
Management's Discussion and Analysis of Financial Condition and
     Results of Operations.............................................    32
Farm Cooperatives......................................................    50
Southern States........................................................    51
Business of Southern States............................................    57
Management.............................................................    75
Description of the Capital Securities..................................    86
Description of the Junior Subordinated Debentures......................   105
The Guarantee..........................................................   117
The Expense Agreement..................................................   122
Effect of Obligations Under the Junior Subordinated Debentures,
     the Guarantee and the Expense Agreement...........................   122
United States Federal Income Taxation..................................   125
ERISA Considerations...................................................   132
Underwriting...........................................................   133
Legal Matters..........................................................   135
Experts................................................................   135
Available Information..................................................   135
Disclosure Regarding Forward Looking Statements........................   136
Index to Financial Statements..........................................   F-1

  [Inside fold out page with map of Southern States Cooperative, Incorporated operating territory]

               [Picture of Agricultural Retail Farm Supply Store]

                        [Picture of Metro Retail Store]

                      [Picture of Fertilizer Application]

                 [Picture of Petroleum and Propane Operations]

                              PROSPECTUS SUMMARY

         Because this is a summary, it does not contain all the information that may be important to you. You should read the entire document before making your investment decision. Southern States Cooperative, Incorporated's fiscal year ends on June 30.


         In this prospectus, the term "Southern States" refers to Southern States Cooperative, Incorporated. The term "Southern States Capital Trust" refers to Southern States Capital Trust II, a subsidiary of Southern States. The term "Gold Kist Inputs Business" refers to the agriservices business that Southern States acquired in October 1998 from Gold Kist Inc., a large agricultural cooperative headquartered in Atlanta, Georgia.

                    SOUTHERN STATES COOPERATIVE, INCORPORATED

         Southern States is a regional farmers' supply and marketing cooperative.

         . As a supply cooperative, Southern Sates provides agricultural supplies and services to its members and others through its crops, feed, petroleum, retail farm supply, and farm and home divisions.


         . As a marketing cooperative, Southern States provides marketing services for its members through its grain marketing and livestock marketing divisions.


         For many years, Southern States has served a wide range of rural and urban customers in its traditional Mid-Atlantic territory of Delaware, Maryland, Virginia, West Virginia, Kentucky and North Carolina. As a result of the acquisitions of Michigan Livestock Exchange in April 1998 and the Gold Kist Inputs Business in October 1998, Southern States also currently operates in Michigan, Ohio, Indiana, Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi and South Carolina.

         Southern States is owned by over 300,000 farmer and local cooperative members. It is the principal cooperative in a cooperative distribution system that encompassed over 700 retail locations as of December 31, 1999. Southern States operates through several divisions:

         . Crops division -- procures, manufactures and distributes fertilizer, seed and crop protectants to members and other customers.

         . Feed division -- procures, manufactures and distributes a wide range of dairy, livestock, equine, poultry, pet and aquaculture feeds.

         . Petroleum division -- sells petroleum products, including all grades of gasoline, kerosene, fuel oil, diesel fuel and propane, as well as petroleum equipment.

         . Retail Farm Supply division -- operates approximately 284 company-owned and managed local cooperative retail farm supply locations throughout the Mid-Atlantic, Southeast and South Central regions of the United States.

         . Farm and Home division -- distributes farm and home products at wholesale to retail farm supply locations and at retail through 26 metropolitan retail locations.

         . Grain Marketing division -- operates a year-round market for produced grains, primarily corn, soybeans, wheat and barley.

         . Livestock Marketing division -- operates 11 livestock auction facilities and 19 swine buying stations in Michigan, Ohio, Indiana and Kentucky.

         Southern States' executive offices are located at 6606 West Broad Street, Richmond, Virginia 23230, and the telephone number is 804-281-1000.



                        SOUTHERN STATES CAPITAL TRUST II

         Southern States Capital Trust exists solely to:

         .  issue and sell capital securities to the public;

         . issue and sell common securities to its parent company, Southern States; and

         . use the proceeds from the sale of its capital securities and its common securities to purchase and hold ____% junior subordinated debentures issued by Southern States.

         The principal executive office of Southern States Capital Trust II is located at 6606 West Broad Street, Richmond, Virginia 23230, Attention: Chief Financial Officer. Its telephone number is (804) 281-1000.

                                  THE OFFERING



The Capital Securities to Be Offered
by Southern States Capital Trust ......................Southern States Capital Trust will sell its capital securities to the public and its common securities to its parent company, Southern States.  The capital securities sold to the public will aggregate $75 million in liquidation amount (or $86.25 million if the underwriters exercise their over-allotment option in full).  The liquidation amount is $25 per capital security.

Use of Proceeds From the Sale of the
Common and Capital Securities to
Purchase Junior Subordinated
Debentures From Southern States........................Southern States Capital Trust will purchase a series of ____%
                                                       deferrable interest junior subordinated debentures from
                                                       Southern States with the proceeds from the sale of its common securities and capital securities.  Unless Southern States redeems them, the junior subordinated debentures will mature on _______, 2030.

You Will Be Entitled to Receive
Quarterly Distributions on the
Capital Securities.....................................If you purchase the capital securities from Southern States
                                                       Capital Trust, you will be entitled to receive cumulative cash distributions at an annual rate of ____% of the $25
                                                       liquidation amount per capital security.  Distributions will accumulate from the date Southern States Capital Trust issues the capital securities.  Southern States Capital Trust will pay distributions quarterly in arrears on January 1, April 1,
                                                       July 1, and October 1 of each year, beginning ___________ 1,
                                                       2000.

Quarterly Distributions on the
Capital Securities May Be
Deferred for Up to 20 Consecutive
Quarters...............................................As long as Southern States is not in default with respect to the junior subordinated debentures, it may defer interest
                                                       payments to Southern States Capital Trust on the junior
                                                       subordinated debentures for up to 20 consecutive quarterly periods, but not beyond _______, 2030.  There is no limitation on the number of times that Southern States may begin an
                                                       interest deferral period if Southern States is not in default with respect to the junior subordinated debentures.  See
                                                       "Description of the Junior Subordinated Debentures--Option to
                                                       Extend Interest Payment Period."


                                                       If Southern States defers interest payments on the junior
                                                       subordinated debentures, Southern States Capital Trust will defer distributions to you on the capital securities. During this deferral period, you will still accumulate distributions.
                                                       You will also be required to accrue interest income and include it in your gross income for United States federal income tax purposes, even if you are  a cash basis taxpayer.


The Capital Securities May Be
Redeemed Prior to Maturity.............................Southern States may, at its option, redeem for the liquidation amount plus any unpaid distributions:

                                                       .  all or some of the junior subordinated debentures at any time on or after ______, 2005, or

                                                       .  all of the junior subordinated debentures at any time within
                                                          90 days of an unfavorable change in specific regulatory or tax laws.

                                                       If Southern States redeems some or all of the junior subordinated debentures, Southern States Capital Trust must redeem the same dollar amount of its capital securities. Upon any redemption of your capital securities, you will receive the $25 liquidation amount per capital security plus any unpaid distributions accrued to the date of redemption.

As Owner of the Capital Securities,
You Will Have Limited Voting Rights....................If you purchase the capital securities from Southern States
                                                       Capital Trust, you will have very limited voting rights.  You will have the right to vote:

                                                       .  with respect to changes to the trust agreement and the
                                                          guarantee agreement that adversely affect your rights as a holder of capital securities, and

                                                       .  to direct the time, method and place of conducting any
                                                          proceeding for any remedy available to the property trustee, or to direct the exercise of any trust or power conferred
                                                          upon the property trustee.

                                                           See "Description of the Capital Securities--Voting Rights."
Southern States Has Fully, Irrevocably
and Unconditionally Guaranteed the
Capital Securities on a Subordinated
Basis..................................................Southern States has fully, irrevocably and unconditionally guaranteed on a subordinated basis all of Southern States
                                                       Capital Trust's obligations under the capital securities.
                                                       This guarantee is based on:

                                                       .  Southern States' obligation to make payments to Southern
                                                          States Capital Trust on the junior subordinated
                                                          debentures, and

                                                       .  Southern States' obligations under the guarantee agreement, expense agreement, trust agreement and indenture.

                                                       Southern States' obligation to make payments under the guarantee will be junior to Southern States' obligation to make payments on its senior indebtedness. Southern States' senior indebtedness includes all of its obligations to current and future creditors except for those liabilities incurred in the ordinary course of business and those obligations specifically stating they are not senior indebtedness. Senior indebtedness also includes any subordinated debt securities issued by Southern States in the future, other than junior subordinated debt securities or
                                                       debentures with subordination terms substantially similar to those of the junior subordinated debentures involved in this offering. See "The Guarantee" and "Effect of Obligations Under
                                                       the Junior Subordinated Debentures, the Guarantee and the Expense
                                                       Agreement."

                                                       Southern States' guarantee is limited to the amount of funds held by Southern States Capital Trust. If Southern States does not make a payment to Southern States Capital Trust on the junior
                                                       subordinated debentures, Southern States Capital Trust will not have sufficient funds available to make distributions to you on the capital securities, and will not make those distributions. As a result, you will not be able to rely upon the guarantee for payment of these amounts. Instead, you or the property trustee may enforce the rights of Southern States Capital Trust under the junior subordinated debentures directly against Southern States.

The Junior Subordinated Debentures
Will Be Subordinate to Existing and
Future Senior Indebtedness of
Southern States........................................Southern States' obligations under the junior subordinated debentures will be contingent upon payment of its senior
                                                       indebtedness, and will be effectively subordinated to all of
                                                       Southern States' existing secured and unsecured debt.  The junior subordinated debentures also will be subordinate to all future debt of Southern States unless, by its terms, the
                                                       future debt ranks equally with or is subordinate to the junior subordinated debentures.  See "Description of the Junior
                                                       Subordinated Debentures--Subordination."

                                                       As of December 31, 1999, the aggregate amount of Southern
                                                       States' senior indebtedness and liabilities and obligations that would effectively rank senior to the junior subordinated debentures was approximately $188.3 million.


You Have Rights in the Event
of Default by Southern States..........................The following are events of default by Southern States under both the indenture and the trust agreement:

                                                       .  failure for 30 days or more to pay interest on the junior subordinated debentures when due;

                                                       .  failure to pay principal of or premium, if any, on the junior subordinated debentures when due;

                                                       .  failure for 60 days after written notice to perform any other covenant in the indenture; and

                                                       .  specific bankruptcy, insolvency or reorganization events.

                                                       If any of these events of default occurs and is continuing, either the property trustee or the holders of at least 25% of the principal amount of the junior subordinated debentures may declare the principal of and interest on the junior subordinated debentures due and payable immediately. Since Southern States Capital Trust will hold all of the junior subordinated


                                                       debentures, the property trustee will have the authority to declare the principal of and interest on  the junior subordinated debentures due and payable immediately.

                                                       The holders of a majority of the principal amount of the junior subordinated debentures may, under certain circumstances, rescind and annul any acceleration of the payment of the principal and interest as a result of an event of default. See "Description of the Junior
                                                       Subordinated Debentures--Debenture Events of Default."

                                                       If the property trustee fails to enforce its rights, you may proceed directly against Southern States to enforce the property trustee's rights. In addition, if an event of default arises due to Southern
                                                       States' failure to pay principal of or interest on the junior subordinated debentures, you may proceed directly against Southern
                                                       States to collect your proportionate share of unpaid principal and interest. You have similar rights in the event of a default by
                                                       Southern States under the guarantee.

                                                       If an event of default has occurred or if Southern States has defaulted on its obligations under the guarantee, Southern States will not be permitted to:

                                                       .  declare or pay any dividends or make any distributions with respect to its capital stock or patrons' equity;

                                                       .  redeem, purchase, acquire or make a liquidation payment with respect to its capital stock or patrons' equity;

                                                       .  redeem any patronage refund allocations; or

                                                       .  pay any principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank equal with or junior to the junior subordinated debentures.

                                                       Those limitations do not operate in some circumstances, however. See
                                                       "Description of the Junior Subordinated Debentures--Covenants and
                                                       Restrictions on Payments."


Southern States May Liquidate
Southern States Capital Trust
at Any Time............................................Southern States may liquidate Southern States Capital Trust at any time and cause the junior subordinated debentures to be distributed to the holders of the capital securities and common securities of Southern States Capital Trust as a liquidation payment.


                                                       If Southern States liquidates Southern States Capital Trust, after
                                                       Southern States has satisfied its creditors you will be entitled to receive the liquidation amount of $25 per capital security plus accumulated and unpaid distributions to the date of payment. This payment may be made in the form of a distribution to you of the junior subordinated debentures. See "Description of the Capital
                                                       Securities--Liquidation Amount Upon Dissolution" and "--Distribution
                                                       of the Junior Subordinated Debentures."

                                                       If the junior subordinated debentures are distributed this way,
                                                       Southern States will use its best efforts to list them on the New
                                                       York Stock Exchange or other stock exchange or automated quotation system, if any, on which the capital securities are then listed or quoted.



You Will Not Receive a Certificate
for the Capital Securities.............................The capital securities will be represented by a global security that will be deposited with and registered in the name of The Depository
                                                       Trust Company, New York, New York, or its nominee.  This means that you will not receive a certificate for the capital securities you purchase.

                                                       Southern States expects the capital securities to be ready for delivery, in book-entry form only, through The Depository Trust
                                                       Company, on or about ____________, 2000.

             UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA


      The following unaudited pro forma combined condensed financial data give effect to:

      . the acquisition of the Gold Kist Inputs Business using the purchase method of accounting (this adjustment only impacts the pro forma statement of operations for the year ended June 30, 1999), and

      .  the issuance of the capital securities.


      The unaudited pro forma combined condensed financial data are intended for information purposes only and are not necessarily indicative of the future financial position or results of operations of Southern States had the acquisition described above occurred on the indicated dates or been in effect for the period presented. The unaudited pro forma combined condensed financial data should be read in conjunction with, and is qualified in its entirety by, the unaudited pro forma financial statements and the historical consolidated financial statements of Southern States and the Gold Kist Inputs Business, including in each case the related notes, included elsewhere in this prospectus, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                      Three Months          Fiscal Year
                                                          Ended                Ended
                                                   September 30, 1999      June 30, 1999
                                                   ------------------      -------------
                                                             (amounts in thousands)
Statement of Operations Data:
Sales and other operating revenue ..............         $287,005           $1,457,867
Cost of products purchased and marketed ........          232,090            1,193,396
Selling, general and administrative expenses ...           62,017              269,689
                                                         --------           ----------
Loss on operations (1) .........................         $ (7,102)          $   (5,218)
                                                         ========           ==========

Interest expense ...............................            7,381                27,952

                                                          As of
                                                   September 30, 1999
                                                   ------------------
Balance Sheet Data:
Working capital................................          $157,279
Total assets...................................           695,076
Long-term debt.................................           215,513

                                                                                As of
                                                                            June 30, 1999
                                                                            -------------
Other Data:
Cash flows from operations ....................          $(26,534)            $ 137,654
Cash flows used in investing activities .......            15,967              (268,090)
Cash flows from financing activities ..........            12,061               127,562
Ratio of earnings to fixed charges (4) (5) ....               N/A                   N/A
EBITDA (2) ....................................             7,365                42,189
EBITDA adjusted (3) ...........................             9,138                49,127

Ratio of EBITDA adjusted to interest expense ..             1.24x                 1.78x
Current ratio (6) .............................             1.73x                   N/A
Long-term debt to total capitalization (7) ....              .47x                   N/A

(1) Loss on operations represents loss before other deductions, other income, income taxes and distributions on capital securities of trust subsidiary.

(2) EBITDA is defined as savings (loss) before income tax and after distributions on mandatorily redeemable capital securities of trust subsidiary plus interest, depreciation and amortization expenses after the cumulative effect of change in accounting method, net of tax. EBITDA adjusted should not be considered as an alternative to net savings (as determined in accordance with generally accepted accounting principles), as a measure of operating performance or as an alternative to net cash provided by operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as a measure of its ability to meet cash needs. Southern States believes that EBITDA is a measure commonly reported and widely used by investors as a measure of operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to interest, taxes, depreciation and amortization, which can vary significantly depending upon capitalization structure, tax status (particularly when comparing a cooperative company to a non-cooperative company), accounting methods (particularly when acquisitions are involved) or non operating factors (such as historical cost). Accordingly, this information and the related other EBITDA ratios, including the ratio of EBITDA to interest expense, have been disclosed in this prospectus to permit a more complete comparative analysis of operating performance relative to companies within and outside of the industry and of Southern States' debt servicing ability. However, EBITDA and EBITDA to interest expense may not be comparable in all instances to other similar types of measures used by other companies in the agricultural industry.

(3) EBITDA adjusted is defined as EBITDA prior to distributions on mandatorily redeemable capital securities of trust subsidiary.

(4) In the calculation of the ratio of earnings to fixed charges, earnings consist of net savings (loss) before income taxes after consideration of distributions on the capital securities plus fixed charges. Fixed charges consist of interest expense on indebtedness, amortization of financing costs, that portion of rental expense representative of the interest factor and distributions on the capital securities.

(5) On a pro forma basis, earnings were insufficient to cover fixed charges by $5.1 million and $10.9 million for the three months ended September 30, 1999 and the year ended June 30, 1999, respectively.

(6) Current ratio is defined as total current assets divided by total current liabilities.

(7) Total capitalization is defined as the total of long-term debt, company-obligated mandatorily redeemable capital securities of trust subsidiary, net, mandatorily redeemable preferred stock, capital stock and patrons' equity.



                       SELECTED UNAUDITED HISTORICAL DATA
                                 (in thousands)

Southern States:

                                              Fiscal Year Ended June 30
                           --------------------------------------------------------------
                                 1999        1998        1997        1996        1995
                                 ----        ----        ----        ----        ----
Supply
  Feed--tons ................     1,276         917         924         895         875
  Fertilizer--tons ..........     1,891       1,155       1,137       1,054       1,021
  Seed--pounds, 100 wt ......     1,948       1,673       1,384       1,305       1,412
  Petroleum--gallons ........   325,527     314,614     349,863     340,556     306,874

Marketing
  Grain marketing--bushels ..    22,456      24,830      29,380      27,637      28,517
  Livestock marketing--head
    Cattle ..................       596         642         599         N/A         N/A
    Swine ...................     1,446       2,689       2,516         N/A         N/A
    Other ...................       136         136         120         N/A         N/A

Gold Kist Inputs Business:

                                                         Fiscal Year Ended
                                             ------------------------------------------
                                                 June 27,     June 28,      June 29,
                                                   1998         1997          1996
                                                   ----         ----          ----
Supply
  Feed--tons.............................          272           279           292
  Fertilizer--tons.......................        1,126         1,127         1,036
  Grain--bushels handled.................       10,563        13,862           N/A
  Cotton--bales ginned...................          102           110           N/A
  Peanuts--tons handled..................           35            57           N/A

                                  RISK FACTORS

   You should read carefully the following risk factors and the other sections of this prospectus before purchasing any capital securities.

Risk Factors Relating to the Capital Securities

Holders of Southern States' Senior Indebtedness Will Be Paid Before You Are Paid Under the Guarantee, and as a Result, Southern States May Not Have Sufficient Funds to Pay All Amounts Due to You

     Southern States' obligations under the guarantee, the indenture, the trust agreement and the expense agreement are unsecured and will rank junior to all of Southern States' present and future senior indebtedness.

     This means that Southern States cannot make any payments to you on the guarantee or to Southern States Capital Trust on the junior subordinated debentures if Southern States defaults on a payment on any of its senior indebtedness. In the event of the bankruptcy, liquidation or dissolution of Southern States, its assets would be available to pay obligations under the guarantee and under the junior subordinated debentures only after all payments had been made on its senior indebtedness. At December 31, 1999, the aggregate amount of senior indebtedness of Southern States was approximately $188.3 million.

     The indenture, the guarantee and the trust agreement do not limit the ability of Southern States or any of its subsidiaries to incur additional senior indebtedness at any time in the future. See "Description of the Junior Subordinated Debentures--Subordination" and "The Guarantee--Status of the Guarantee."

If Southern States Does Not Make Payments on the Junior Subordinated Debentures, the Guarantee Will Not Apply Because Southern States Capital Trust Will Not Have Funds Available to Pay Distributions or Other Payments on the Capital
Securities

     The sole source of revenue for Southern States Capital Trust will be payments made by Southern States on the junior subordinated debentures. Consequently, the ability of Southern States Capital Trust to pay you timely distributions on the capital securities depends entirely upon Southern States' ability to make timely payments on the junior subordinated debentures.

     If Southern States defaults on its obligation to pay principal of or interest on the junior subordinated debentures, Southern States Capital Trust will not have sufficient funds to pay you distributions or the $25 per capital
security liquidation amount.   In addition, you will not be able to rely upon
the guarantee for payment of these amounts because the guarantee only applies if Southern States Capital Trust has funds available to make these payments. Instead, the property trustee may enforce the rights of Southern States Capital Trust under the junior subordinated debentures directly against Southern States. You may also institute a direct proceeding against Southern States to enforce payment of principal and interest on an amount of the junior subordinated debentures equal to the liquidation amount of the capital securities that you hold.

If Southern States Defers Interest Payments on the Junior Subordinated Debentures, You Will Have to Include the Accrued Interest in Your Taxable Income Before You Receive the Cash Distributions, and if You Sell Your Securities While Southern States Is Deferring Interest Payments, You Will Forfeit Those Deferred Interest Payments

     You will not receive distributions on the capital securities if Southern States defers interest payments to Southern States Capital Trust on the junior subordinated debentures and Southern States in turn defers its distributions to you. If this occurs, you will have to include the accrued interest in your income for United States federal income tax purposes before you actually receive the cash distributions. In addition, if you sell your capital securities before the record date for the payment of any deferred distribution, you would not receive the cash related to that income from Southern States Capital Trust, even if you held the capital securities on the date that the payments would normally have been paid. See "United States Federal Income Taxation" and "Description of the Capital Securities--Distributions; Option to Extend Interest Payment Period- -Record Holders."

     If Southern States is not in default on the payment of interest on the junior subordinated debentures, Southern States may defer interest payments on the junior subordinated debentures one or more times for up to 20 consecutive quarters, but not beyond ______, 2030. During an interest deferral period, Southern States Capital Trust would defer an equal amount of distributions on the capital securities. See "Description of the Capital Securities--Distributions; Option to Extend Interest Payment Period" and "Description of the Junior Subordinated Debentures Option to Extend Interest Payment Period."

     If you sell your capital securities during an interest deferral period, you must treat any accrued but unpaid interest on the junior subordinated debentures as ordinary income. You can, however, add the amount of the accrued but unpaid interest to your adjusted tax basis in the capital securities. You will recognize a capital loss if the selling price is less than your adjusted tax basis. Generally, you cannot apply capital losses to offset ordinary income for United States federal income tax purposes. See "United States Federal Income Taxation--U.S. Holders-- Sales of Capital Securities."

     If Southern States Defers Interest Payments on the Junior Subordinated Debentures, the Market Price of the Capital Securities May Decline

     If Southern States exercises its right to defer interest payments on the junior subordinated debentures, the market price of the capital securities is likely to be affected. In addition to forfeiting the deferred interest payments, if you sell the capital securities during an interest payment deferral period, you may not receive the same return on your investment as someone who continues to hold the capital securities until the interest payment deferral period has ended and interest deferrals have been paid. During an interest deferral period, the capital securities will likely trade at prices that do not reflect the value of the accrued but unpaid interest related to the underlying junior subordinated debentures. See "United States Federal Income Taxation-- U.S. Holders--Sales of Capital Securities."

The Capital Securities May Be Redeemed Before Their Maturity if a Tax Event Occurs; You May Be Taxed on the Proceeds, and You May Not Be Able to Reinvest the Proceeds at an Equal or a Higher Rate of Return

     Southern States has the right to redeem the junior subordinated debentures in whole, but not in part, any time a tax event occurs and is continuing. A tax event is a change in the regulatory or tax laws that is unfavorable to Southern States Capital Trust or Southern States. Examples of tax events include changes making Southern States Capital Trust subject to federal income tax with respect to income it receives on the junior subordinated debentures or making non-deductible the interest Southern States pays on the junior subordinated
debentures.   See "Description of the Capital Securities--Tax Event Redemption."
Southern States' redemption of the junior subordinated debentures will cause a mandatory redemption of Southern States Capital Trust's capital securities and common securities within 90 days of the tax event. The redemption price will be equal to the liquidation amount of $25 per capital security plus any unpaid distributions accrued up to the redemption date.

     Under current United States federal income tax law, the redemption of the capital securities would be a taxable event for you. In addition, you may not be able to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return you received on the capital securities. See "Description of the Capital Securities Tax Event Redemption" and "United States Federal Income Taxation Potential Tax Law Changes."

Changes in the Tax Laws Could Eliminate Southern States' Ability to Deduct Interest on the Junior Subordinated Debentures, Thereby Causing a Redemption of the Capital Securities

     From time to time, tax law changes have been proposed in Congress that would deny interest deductions to corporate issuers of debt instruments with terms that include many of the terms of the junior subordinated debentures. To date, these tax law change proposals have not been enacted. In addition, the IRS has challenged corporate taxpayers' treating as indebtedness securities issued by them with characteristics similar to the junior subordinated debentures. The only known challenge that has advanced as far as litigation was settled short of trial, with a resolution favorable to the corporate taxpayer's position. However, if any similar tax law change were enacted or any similar challenge by the IRS were upheld, that could give rise to a tax event that could result in an early redemption of the capital securities. See "United States Federal Income Taxation Potential Tax Law Changes."

Distribution of the Junior Subordinated Debentures May Have an Adverse Effect on Market Prices and May Have Tax Consequences for You

     At Southern States' option, Southern States may elect to terminate Southern States Capital Trust at any time before its expiration. As a result, the trustees may distribute the junior subordinated debentures to the holders of the capital securities and common securities, according to the terms of the trust agreement. See "Description of the Capital Securities--Liquidation Amount Upon Dissolution."

     Under current United States federal income tax law and assuming that Southern States Capital Trust will not be taxed as a corporation, a distribution of the junior subordinated debentures upon a liquidation of Southern States Capital Trust should not be a taxable event to you. However, if a tax event were to occur, a distribution of the junior subordinated debentures could be a taxable event to Southern States Capital Trust and to you. See "United States Federal Income Taxation--U.S. Holders--Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of Southern States Capital Trust."

     Southern States cannot predict the market prices of the capital securities or the junior subordinated debentures that may be distributed in exchange for the capital securities if Southern States Capital Trust is liquidated. Accordingly, the capital securities or the junior subordinated debentures that you receive upon a distribution may trade at a discount from the price that you paid to purchase the capital securities. See "Description of the Capital Securities--Distribution of the Junior Subordinated Debentures."

     Liquidation payments on the capital securities may be made in the form of junior subordinated debentures, causing you to receive junior subordinated debentures upon dissolution of Southern States Capital Trust. Thus, your investment decision with respect to the capital securities is also an investment decision with regard to the junior subordinated debentures. Therefore, you should carefully review all the information regarding the junior subordinated debentures. See "Description of the Junior Subordinated Debentures."

Southern States Will Control the Election of Trustees Because Your Voting Rights Are Very Limited; Your Interests May Be Different From the Interests of Southern States

     As a holder of the capital securities, you will have limited voting rights. These voting limitations could be significant when the interests of Southern States are not the same as your interests as a holder of the capital securities. For example, unless there is a continuing default under the trust agreement, only Southern States can replace or remove any of the trustees. If there is a continuing default, the holders of a majority in aggregate liquidation amount of the capital securities may replace the property trustee and the Delaware trustee.

     In addition, Southern States and the trustees of Southern States Capital Trust may amend the trust agreement without your consent to cure an ambiguity or correct an inconsistency or to ensure that Southern States Capital Trust maintains favorable tax treatment and will not be required to register as an investment company. Your consent is required, however, for any amendment that would change the amount or timing of any payment to you or that would restrict your right to institute suit for the enforcement of any payment obligation. See "Description of the Capital Securities--Modification of the Trust
Agreement."

Risk Factors Relating to Southern States

Declining Commodity Prices Have Resulted in Lower Revenues and Significant Reductions in Southern States' Net Savings in Fiscal 1998 and 1999

     Southern States' recent operating results have been adversely affected by significant declines in a wide range of agricultural commodity prices. Net savings for the fiscal year ended

June 30, 1998 were $10.7 million. Southern States experienced a loss for the fiscal year ended June 30, 1999 of $2.1 million. These results were significantly below the net savings of $27.5 million achieved for the year ended June 30, 1997 and the $27.6 million achieved for the year ended June 30, 1996. These reductions in net savings in fiscal 1998 and 1999 were attributable to narrower margins as a result of significant declines in prices for fuels, fertilizers, feeds, grains and livestock, coupled with volume reductions in petroleum and grain marketing as a result of warmer than usual weather during the winter heating season and drought and flood conditions that adversely affected grain harvests.

     Southern States expects lower than usual commodity prices in many of its product lines to continue for some time in the future. As a result, its operating results in fiscal 2000 and future periods will continue to be adversely affected until prices return to more normal levels.

The Cyclical and Often Unpredictable Nature of the Agriculture Business Can Reduce Southern States' Revenues and Its Ability to Meet Its Payment Obligations Under the Junior Subordinated Debentures

     Agriculture is generally cyclical in nature. Agricultural commodities experience wide fluctuations in price, based largely on the supply of farm commodities and demand for raw or processed products.

     The cyclical nature of the agriculture business is something over which Southern States has no control; at times it negatively affects Southern States' revenues and operating results. Currently, the agriculture industry is experiencing a period of depressed prices for a wide variety of commodities. This has affected Southern States' operating results in terms of lower sales, lower net savings and increased credit risk among some of Southern States' customers. In addition, a portion of Southern States' business is dependent on the demand of farmers for particular products, which is influenced by the general farm economy and the success of particular crops.

     The cyclical nature of Southern States' operations related to various commodities can result in significant variations from year to year and over a period of years in sales volume, cost of goods and cost of raw materials. These variations could negatively affect Southern States' net income and reduce Southern States' ability to meet its payment obligations with respect to the junior subordinated debentures.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

If Southern States Ultimately Is Not Successful in Integrating the Gold Kist Inputs Business With Its Other Business Operations, it Could Adversely Affect Southern States' Overall Operating Results

     The Gold Kist Inputs Business incurred net losses of $12.3 million for the year ended June 27, 1998. A continuation of losses of this magnitude would severely impact Southern States' operating results and could result in Southern States' inability to achieve any net savings from operations for the next few periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisition and Integration of the Gold Kist Inputs Business."

     The acquisition of the Gold Kist Inputs Business increased Southern States' total assets by approximately $220 million and significantly increased the geographical scope of Southern States' business. This increase in size increased the demands placed upon Southern States' management, including demands resulting from the need to integrate operations of the Gold Kist Inputs Business with those of Southern States' other business operations. Southern States has experienced and may continue to experience unanticipated difficulties in integrating the acquired operations with its existing operations. Southern States also has not realized the benefits anticipated to be realized from this integration as quickly as, or to the extent, anticipated. Difficulties could still arise from the necessity of coordinating geographically separated personnel, integrating different strategies and business practices and integrating personnel with disparate business backgrounds and corporate cultures. Southern States' failure to achieve the desired level of integration and resulting synergies could have a material adverse effect on Southern States' business, results of operations, liquidity and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisition and Integration of the Gold Kist Inputs Business."

Weather Conditions Impact the Demand for Southern States' Products and
Services

     Historically, weather conditions have had a significant impact on the farm economy and, consequently, Southern States' operating results. Weather conditions affect the demand for, and in some cases the supply of, products, which in turn has an impact on their prices. For example, weather patterns such as flood, drought or frost can cause crop failures that in turn affect the supply of feed and seed and the marketing of grain products, as well as the demand for fertilizer, crop protectants, seeds and other agronomic supplies. Southern States faced power outages in Virginia and North Carolina caused by ice last winter, and a summer dearth of water and pasture in Kentucky, West Virginia and Maryland. Weather conditions also directly affect the demand for petroleum products, particularly during the winter heating season. Adverse weather conditions can also impact the financial position of agricultural producers who do business with Southern States. This, in turn, may adversely affect the ability of the producers to repay their obligations to Southern States in a timely manner. Accordingly, the weather can have a material effect on Southern States' business, financial condition, and results of operations.

Competition in the Agribusiness Industry Could Materially Adversely Affect Southern States' Business and Operating Results

     Southern States competes against large national and regional manufacturers and suppliers as well as small independent businesses operating in Southern States' territory for sales of feed, fertilizer, seed, grain, livestock, petroleum and farm supplies. Competition with other suppliers is based primarily on price and service. Agriculture, and the entire food industry, is consolidating rapidly. The potential inability to compete successfully would result in a loss of customers, which could have a material adverse effect on Southern States' business, financial condition, and results of operations. For example, some of Southern States' competitors may offer supplies or services on more favorable terms, and some may have capital resources, research and development staffs, facilities or name recognition that may be greater than that of

Southern States. See "Business of Southern States--Other Factors Affecting the Business of Southern States--Competition."

Exposure to Environmental Liabilities Could Materially Adversely Affect Southern States' Business

     The use and handling of fertilizer, crop protectants and petroleum products sometimes results in environmental contamination. Southern States is governed by stringent and changing federal, state and local environmental laws and regulations, including those governing the labeling, use, storage, discharge and disposal of hazardous materials. These laws and regulations impose liability for the cleanup of environmental contamination. Because Southern States uses and handles hazardous substances in its business, changes in environmental requirements or an unanticipated significant adverse environmental event could have a material adverse effect on Southern States' business, financial condition and results of operations. See "Business of Southern States--Other Factors Affecting the Business of Southern States--Matters Involving the
Environment."

                        SOUTHERN STATES CAPITAL TRUST II

General

         Southern States Capital Trust II is a statutory business trust created under Delaware law pursuant to a certificate of trust filed with the Delaware Secretary of State on December 1, 1999. Southern States Capital Trust is governed by a trust agreement. The trust agreement will be qualified as an indenture under the Trust Indenture Act.

         Southern States Capital Trust exists for the exclusive purposes of:

         . issuing and selling the trust securities, consisting of the capital securities and the common securities;

         . using the proceeds from the sale of the trust securities to acquire the junior subordinated debentures from Southern States; and

         . engaging in only those other activities necessary or incidental to the purposes just stated, such as registering the transfer of the trust securities.

         First Union National Bank will serve as the property trustee under the trust agreement, as the debenture trustee under the indenture and as the guarantee trustee under the guarantee. In each of these capacities, First Union National Bank is an independent trustee qualified under the Trust Indenture Act. First Union Trust Company, National Association is the Delaware trustee and will be independent and qualified under the Trust Indenture Act.

         The administrative trustees, Jonathan A. Hawkins and Leslie T. Newton, are employees and officers of Southern States, which will be the sole holder of the common securities of Southern States Capital Trust. The administrative trustees will not be independent and will not be qualified under the Trust Indenture Act. See "Description of The Capital Securities--Miscellaneous."

         The junior subordinated debentures will be the sole asset of Southern States Capital Trust. Payments under the junior subordinated debentures from Southern States will be the sole source of revenue of Southern States Capital Trust.

         Southern States will own all of the common securities issued by Southern States Capital Trust. The common securities will rank equal with, and payments on the common securities will be made proportionately with, the capital securities. If, however, there is a debenture event of default due to Southern States' failure to pay any amounts due with respect to the junior subordinated debentures, the rights of the holders of the common securities to receive payment will be subordinated to the rights of the holders of the capital securities. See "Description of the Capital Securities--Subordination of Common Securities."

         Southern States will acquire the common securities for an aggregate liquidation price equal to approximately 3% of the total capital of Southern States Capital Trust. The aggregate liquidation amount of junior subordinated debentures held by Southern States Capital Trust will be $77.32 million (or $88.92 million if the underwriters exercise their over-allotment option in full). Approximately $2.32 million (or $2.67 million if the underwriters exercise their over-allotment option in full) of the principal amount of the junior subordinated debentures will be purchased with the proceeds from the issuance of common securities to Southern States.

         No separate financial statements of Southern States Capital Trust are included in this prospectus. Southern States and Southern States Capital Trust do not believe that the financial statements of Southern States Capital Trust would be material to holders of the capital securities, because:

         . Southern States Capital Trust is a special purpose entity, with no independent operations, and is not engaged in, and does not propose to engage in, any activity other than the issuance of the trust securities and the investment in the junior subordinated debentures of the net proceeds from the sale of the trust securities;

         . Southern States owns, directly or indirectly, all of the voting securities of Southern States Capital Trust; and

         . under the guarantee, Southern States will guarantee the payment of distributions and amounts on liquidation and redemption of the capital securities to the extent described in this prospectus.

         Southern States Capital Trust has a term of 50 years, but it may dissolve earlier as provided in the trust agreement.

Accounting Treatment

         The financial statements of Southern States Capital Trust will be consolidated in Southern States' consolidated financial statements, with the capital securities being treated as a minority interest and shown in Southern States' consolidated balance sheet as "company-obligated mandatorily redeemable capital securities of trust subsidiary." The notes to the Southern States financial statements will show that the sole asset of Southern States Capital Trust is approximately $77.32 million principal amount of junior subordinated debentures (or approximately $88.92 million if the underwriters exercise their over-allotment option in full), bearing interest at ___% and maturing on ________ __, 2030.

         In addition, a note to Southern States' financial statements will reflect that the guarantee, when taken together with:

         . Southern States' obligations under the junior subordinated debentures and the indenture,

         .  Southern States' obligations under the trust agreement, and

         . Southern States' obligations under the expense agreement, including Southern States' obligations to pay costs, expenses, debts and liabilities of Southern States Capital Trust other than with respect to the trust securities, provides a full, irrevocable and unconditional guarantee of amounts due on the capital securities.

                                USE OF PROCEEDS

     The net proceeds to Southern States Capital Trust from the sale of the capital securities to the public are expected to be $75 million, or $86.25 million if the underwriters exercise their over-allotment option in full. The net proceeds to Southern States Capital Trust from the sale of the common securities to Southern States are expected to be $2.32 million, or $2.67 million if the underwriters exercise their over-allotment option in full.

     Southern States Capital Trust will use the proceeds from the sale of the capital and common securities to purchase junior subordinated debentures issued by Southern States under the indenture. Southern States expects to receive $77.32 million principal amount (or approximately $88.92 million if the underwriters exercise the over allotment option in full) in net proceeds from the sale of junior subordinated debentures to Southern States Capital Trust.


     Southern States will first use proceeds from its sale of the junior subordinated debentures to pay all of the expenses associated with the current offering, including the commissions paid to the underwriters.

     Southern States will use the net proceeds from the sale of the junior subordinated debentures to redeem from Gold Kist Inc. up to $60 million of capital securities issued by Southern States Capital Trust I and will use the remaining net proceeds to redeem shares of Southern States' preferred stock purchased by Gold Kist in October 1999, in each case to the extent those securities are still held by Gold Kist Inc. The purchase of the $60 million of capital securities and $40 million of preferred stock was made under the terms of an agreement entered into between Southern States and Gold Kist in October, 1998 to facilitate Southern States' acquisition of the Gold Kist Inputs Business. To the extent that the capital securities and preferred stock sold to Gold Kist Inc. are no longer held by Gold Kist Inc., any net proceeds not used to redeem such securities will be used for general corporate purposes. See "Business of Southern States--Acquisition of the Gold Kist Inputs Business-- Financing Commitment."

                                CAPITALIZATION

   The following table sets forth Southern States' historical consolidated capitalization at October 31, 1999, and Southern States' pro forma consolidated capitalization at October 31, 1999, adjusted to reflect the application of the proceeds from the sale of the capital securities by Southern States Capital Trust. In that connection, as described in this prospectus, the sole asset of Southern States Capital Trust will be the junior subordinated debentures with a principal amount of $77.32 million (approximately $88.92 million if the underwriters exercise their over-allotment option in full), bearing interest at a rate of ___% per year and maturing on __________, 2030, if not earlier redeemed. The capitalization of Southern States at October 31, 1999, reflects the issuance to Gold Kist on October 5, 1999, of $59.4 million Step-Up Rate Capital Securities, Series A, of Southern States Capital Trust I, net of issuance costs of $600,000, and $40 million of Southern States Step-Up Rate Series B Cumulative Redeemable Preferred Securities. The proceeds from the issuance of mandatorily redeemable trust preferred securities are to be used to redeem shares, to the extent they remain held by Gold Kist, the Step-Up Rate Capital Securities, Series A and shares of the Step-Up Rate Series B Cumulative Redeemable Preferred Securities that were issued to Gold Kist. The table should be read in conjunction with Southern States' consolidated financial statements and accompanying notes included in this prospectus.

                                                                                     At October 31, 1999
                                                                                 Actual
                                                                           Southern  States            Pro forma
                                                                           ----------------          -------------
                                                                                  (Amounts in thousands)
Short-term notes payable.........................................               $  4,800                 $  4,800
                                                                                ========                 ========
Long-term debt:
    Term notes, 6.99%, due 2005..................................               $ 34,000                 $ 34,000
    Notes payable -- syndicated loans                                            170,228                  157,378
    Industrial revenue financings................................                 11,820                   11,820
    Capitalized lease obligations................................                  2,767                    2,767
    Other debt...................................................                     93                       93
                                                                                --------                 --------
    Total long-term debt (including current maturities)..........                218,908                  218,908
    Less current maturities......................................                  4,839                    4,839
                                                                                --------                 --------
    Total long-term debt (excluding current maturities)..........                214,069                  214,069
                                                                                --------                 --------
Step-Up Rate Capital Securities, Series A of Southern
   States Capital Trust I........................................                 59,400                       --
Company-obligated mandatorily redeemable capital
   securities of trust subsidiary (3)............................                                          72,250
Redeemable preferred stock.......................................                  2,114                    2,114
Capital stock:
    Preferred stock..............................................                  1,449                    1,449
    Step-Up Rate Series B Cumulative Redeemable
        Preferred Securities.....................................                 40,000                   27,150
    Common stock.................................................                 12,109                   12,109
Patrons' equity:
     Patronage refund allocations (1)............................                 67,531                   67,531
     Operating capital (2).......................................                 86,070                   86,070
                                                                                --------                 --------
          Total patrons' equity..................................                153,601                  153,601
                                                                                --------                 --------
               Total capitalization..............................               $482,742                 $482,742
                                                                                ========                 ========

(1) Represents retained earnings, which may be redeemed in the discretion of the board of directors of Southern States.
(2) Represents retained earnings from non-member sourced income that is retained as permanent capital.

(3) The trust subsidiary is Southern States Capital Trust II. The sole asset of Southern States Capital Trust II will be the junior subordinated debentures with a principal amount of $77.32 million (approximately $88.92 million if the underwriters exercise their over-allotment option in full), bearing interest at a rate of ___ % per year and maturing on __________, 2030, if not earlier redeemed. See "Use of Proceeds." The amount shown does not reflect the possibility that the underwriters may exercise their option to purchase up to an additional $11,250,000 in capital securities to cover over-allotments.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial statements have been prepared from and should be read in conjunction with, the historical financial statements and the related notes of Southern States and the Gold Kist Inputs Business included elsewhere in this prospectus.

     The unaudited pro forma condensed balance sheet has been prepared to give effect to the offering of the company-obligated mandatorily redeemable capital securities of Southern States Capital Trust II, as though this transaction occurred on September 30, 1999. The unaudited pro forma condensed combined statements of operations for the year ended June 30, 1999 and the interim period ended September 30, 1999, have been prepared to give effect to the foregoing transaction as well as the acquisition of the Gold Kist Inputs Business as if these transactions occurred on July 1, 1998. For further information concerning this acquisition, see "Business of Southern States--Acquisition of the Gold Kist Inputs Business."


     On October 5, 1999, Southern States exercised its rights under contract to require Gold Kist to purchase $60 million of Step-Up Rate Capital Securities, Series A of Southern States Capital Trust I and $40 million of Southern States Step-Up Rate Series B Cumulative Redeemable Preferred Securities. To the extent the net proceeds from the issuance of the capital securities by Southern States Capital Trust II are used to redeem from Gold Kist Inc. up to $60 million of capital securities issued by Southern States Capital Trust I and shares of the $40 million of Southern States preferred stock sold (to the extent these securities remain held by Gold Kist Inc.,) Southern States will recapture, without interest, a proportionate amount of the $600,000 and $800,000, respectively, in issuance costs paid to Gold Kist in connection with the issuance of the securities to Gold Kist Inc. Because Southern States cannot be sure that Gold Kist Inc. will continue to hold the securities issued by Southern States Capital Trust I at the time of the offering of the capital securities of Southern States Capital Trust II, no benefit has been recorded for the recapture of these issuance costs.

     The pro forma adjustments are based upon available information and estimates and assumptions which management of Southern States believes are reasonable. The unaudited pro forma condensed combined statements of operations do not purport to represent what Southern States' results of operations would have actually been had the transactions described in the respective notes occurred on July 1, 1998. In addition, the unaudited pro forma condensed combined financial statements do not purport to project Southern States' financial position or results of operations for any future date or period.

                        SOUTHERN STATES COOPERATIVE, INC.
                   UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                               September 30, 1999

                                                           Historical
                                                            Southern         Pro Forma
                                                             States         Adjustments       Pro Forma
                                                           ----------       -----------       ---------
                                                                     (amounts in thousands)
Assets
   Cash ...............................................     $  20,901        $  72,250 (1)     $  20,901
                                                                               (72,250)(1)
   Accounts receivable, net ...........................       108,377                            108,377
   Inventories ........................................       224,693                            224,693
   Other ..............................................        21,142                             21,142
                                                            ---------        ----------        ---------
          Total current assets ........................       375,113                            375,113

 Investments
      Statesman Financial Corporation .................        23,627                             23,627
      Michigan Livestock Credit
          Corporation .................................        12,622                             12,622
      Other companies (principally
          cooperatives) ...............................        82,172                             82,172

   Receivables ........................................         1,179                              1,179
   Other assets .......................................        12,472                             12,472

   Property plant and equipment, net ..................       187,891                            187,891
                                                            ---------        ----------        ---------
                                                            $ 695,076        $                 $ 695,076
                                                            =========        ==========        =========
Liabilities and Stockholders' and
   Patrons' Equity
   Short term notes payable ...........................     $   1,800                          $   1,800
   Current portion of long-term debt ..................         8,803                              8,803
   Accounts payable ...................................       139,970                            139,970
   Accrued expenses ...................................        49,360                             49,360
   Advances from managed member coops .................        17,522                             17,522
   Other current liabilities ..........................           379                                379
                                                            ---------        ----------        ---------

          Total current liabilities ...................       217,834                            217,834

   Bridge loan facility ...............................        74,119           (72,250)(1)        1,869
   Long-term debt .....................................       213,644                            213,644
   Other non-current liabilities ......................        13,627                             13,627
   Deferred income tax liabilities ....................         2,932                              2,932

  Company-obligated mandatorily
   redeemable capital securities of
   trust subsidiary, net...............................                          72,250 (1)       72,250
Redeemable preferred stock ............................         2,114                              2,114

Capital Stock:
   Preferred stock ....................................         1,459                              1,459
   Common stock .......................................        12,114                             12,114

Patrons' equity .......................................       157,233                            157,233
                                                            ---------        ----------        ---------
                                                            $ 695,076        $                 $ 695,076
                                                            =========        ==========        =========

    See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

                       SOUTHERN STATES COOPERATIVE, INC.
             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                 For the Three Months Ended September 30, 1999


                                                     Historical
                                                      Southern          Pro Forma
                                                       States          Adjustments        Pro Forma
                                                       ------          -----------        ---------
                                                                   (amounts in thousands)
Net sales........................................     $ 287,005                              $ 287,005
Cost of sales....................................       232,090                                232,090
                                                      ---------        ----------            ---------

     Gross margin................................        54,915                                 54,915

Selling, general and administrative..............        62,017                                 62,017
                                                      ---------        ----------            ---------

     Loss on operations..........................        (7,102)                                (7,102)

Other deductions (income):
     Interest expense............................        (8,488)           $1,107 (3)           (7,381)
     Interest income and service charges.........         3,948                                  3,948

     Miscellaneous income, net...................         1,578                                 (1,578)
                                                      ---------        ----------            ---------
                                                         (2,962)            1,107               (1,855)

     Loss before income taxes, distributions on
     mandatorily redeemable capital securities
     of trust subsidiary, undistributed loss of
     Statesman Financial Corporation and
     cumulative effect of change in method of
     accounting..................................       (10,064)            1,107               (8,957)

Income tax benefit...............................        (3,977)             (706)(5)           (4,242)
                                                                              441 (4)
                                                      ---------        ----------            ---------
     Loss (savings) before distributions on
     mandatorily redeemable capital securities
     of trust subsidiary, undistributed loss of
     Statesman Financial Corporation and
     cumulative effect of change in method of
     accounting..................................        (6,087)              842               (4,715)

Distributions on capital securities of trust                               (1,773)(5)           (1,787)
   subsidiary....................................                             (14)(5)

Undistributed loss in Statesman Financial
   Corporation, net of tax.......................          (107)                                  (107)

Cumulative effect of change in accounting method,
   net of tax....................................         1,590                                  1,590
                                                      ---------        ----------            ---------
     Net loss....................................     $  (4,604)       $     (945)           $  (5,019)
                                                      =========        ==========            =========

    See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

                        SOUTHERN STATES COOPERATIVE, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                        For the Year Ended June 30, 1999

                                                             Historical
                                                    ---------------------------
                                                                    Gold Kist
                                                      Southern        Inputs          Pro Forma         Pro Forma
                                                       States        Business        Adjustments         Combined
                                                     ----------      --------        -----------        ---------
                                                                        (amounts in thousands)

Net sales........................................    $1,366,359       $91,508                          $1,457,867
Cost of sales....................................     1,114,782        78,506        $     108 (2)      1,193,396
                                                     ----------       -------        ---------         ----------

     Gross margin................................       251,577        13,002             (108)           264,471

Selling, general and administrative..............       247,635        22,054                             269,689
                                                     ----------       -------        ---------         ----------

     Savings (loss) on operations................         3,942        (9,052)            (108)            (5,218)

Other income (deductions):
     Interest expense............................       (28,413)       (3,994)          (3,768)(3)
                                                                                         8,223 (3)        (27,952)

     Interest income and service charges.........        11,209         3,209                              14,418

     Miscellaneous income, net...................        11,812           171                              11,983
                                                     ----------       -------        ---------         ----------

                                                         (5,392)         (614)           4,455             (1,551)
                                                     ----------       -------        ---------         ----------
     (Loss) savings before income tax,
     distributions on capital securities of
     trust subsidiary and undistributed loss in
     Statesman Financial Corporation.............        (1,450)       (9,666)           4,347             (6,769)

Income tax expense (benefit).....................          (597)       (3,625)          (2,762)(5)
                                                                                         1,731 (4)         (5,253)
                                                     ----------       -------          -------         ----------
     (Loss) savings before distributions on
     capital securities of trust subsidiary and
     undistributed loss in Statesman Financial
     Corporation.................................          (853)       (6,041)           5,378             (1,516)

Distributions on capital securities of trust
   subsidiary....................................                                       (6,938)(5)         (6,938)
                                                                                           (56)(5)            (56)
Undistributed loss in Statesman Financial
   Corporation, net of tax ......................        (1,222)                                           (1,222)
                                                     ----------       -------          -------         ----------

     Net loss....................................    $   (2,075)      $(6,041)         $(1,616)        $   (9,732)
                                                     ==========       =======          =======         ==========

    See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

               NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS
                (in thousands of dollars, unless otherwise noted)

Basis of Presentation
---------------------

         Effective October 13, 1998, Southern States acquired the Gold Kist Inputs Business. The Gold Kist Inputs Business results of operations have been included in the Southern States' historical consolidated statement of operations since the date of acquisition. The results of operations of the Gold Kist Inputs Business from July 1, 1998 through September 30, 1998 have been included as a pro forma adjustment in the unaudited pro forma condensed combined statement of operations for the year ended June 30, 1999. The results of operations for the Gold Kist Inputs Business for the 13 day period from October 1, 1998 to October 13, 1998 have been excluded. This 13 day period is not considered material for this presentation.

         Southern States' fiscal year is based upon a 12 calendar month year ended June 30, 1999. Gold Kist Inputs Business quarterly information includes 13 weeks. Southern States quarterly information is based upon three month calendar quarters.

Pro Forma Adjustments
---------------------

(1) To reflect the issuance of $75 million of capital securities by Southern States Capital Trust II, net of related issuance costs of $2,750 and the retirement of $72,250 of outstanding debt under the bridge loan facility.

(2) Adjustment to increase depreciation expense based on the amounts assigned and the estimated remaining useful lives of plant and equipment ranging from 2 to 19 years.

(3) To reflect increased interest expense of $3,768 on borrowings utilizing the bridge loan facility with a weighted average borrowing rate of approximately 6.00% for 105 days for the period ended June 30, 1999. Also, to reflect elimination of $3,888 of interest expense on liabilities not assumed by Southern States as well as reduced interest expense of $1,107 and $4,335, for the three months ended September 30, 1999 and the year ended June 30, 1999, respectively, due to the issuance of the company-obligated mandatorily redeemable capital securities of Southern States Capital Trust II.

(4) To record the income tax effect of the pro forma adjustments affecting income at the applicable income tax rate, including the elimination if interest expense allocated by Gold Kist Inc. to the Gold Kist Inputs Business based on assets employed.

(5) To reflect dividends ($6,938 and $1,773, respectively) on the capital securities at an assumed annual dividend rate of 9.25% and to reflect the resulting income tax benefit at Southern States' statutory income tax rates of $2,762 and $706, respectively as these dividends are deductible as interest for income tax purposes. Also, to reflect accretion of $56 and $14 for the year ended June 30, 1999 and the three months ended September 30, 1999, respectively, of the difference between the face amount of the securities and the net proceeds over 30 years utilizing the effective interest method.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

      The following selected historical consolidated financial data, except wholesale volume data, for Southern States are derived from the unaudited financial statements of Southern States as of and for the three months ended September 30, 1999, and from the audited financial statements of Southern States as of and for each of the years in the five-year period ended June 30, 1999. The selected historical financial data for the Gold Kist Inputs Business are derived from the audited statements of operations and cash flows of the Gold Kist Inputs Business for the two years ended June 27, 1998, and June 28, 1997. As of October 1998, the Gold Kist Inputs Business has been operated as part of and incorporated into the financial statements of Southern States. The following selected historical financial data should be read together with information appearing in the respective consolidated financial statements and accompanying notes included in prospectus.

Southern States Cooperative, Incorporated

                                          As of and for the
                                         Three Months Ended
                                            September 30                    As of and for the Fiscal Year Ended June 30
                                       ----------------------    ---------------------------------------------------------------

                                         1999          1998          1999          1998        1997        1996         1995
                                         ----          ----          ----          ----        ----        ----         ----
                                            (unaudited)                              (Amounts in thousands)
Summary of Operations:
Net purchases by patrons.............    $274,588      $196,641     $1,286,224  $1,026,630  $1,097,174   $1,008,841  $  911,449
Net marketings for patrons...........      11,728        12,912         76,541      92,863     115,972      110,667      99,185

Other operating revenue..............         689         1,353          3,595       3,793       2,954        3,141       3,093
                                         --------      --------     ----------  ----------  ----------   ----------  ----------
        Total revenue................    $287,005      $210,906     $1,366,360  $1,123,287  $1,216,100   $1,122,649  $1,013,727

Cost of products purchased and
       marketed......................     232,090       175,934      1,114,783     931,436   1,014,440      926,753     835,139
                                         --------      --------     ----------  ----------  ----------   ----------  ----------
Gross margin.........................      54,915        34,972        251,577     191,851     201,659      195,896     178,588
Selling, general & administrative....      62,017        46,001        247,635     175,784     166,132      157,809     150,678
                                         --------      --------     ----------  ----------  ----------   ----------  ----------
       (Loss) savings on operations..      (7,102)      (11,029)         3,942      16,067      35,527       38,087      27,910

Other deductions (net)...............       2,962          (219)         5,392       2,496       2,025        3,483       4,780
                                         --------      --------     ----------  ----------  ----------   ----------  ----------
       (Loss) savings before
       income taxes..................     (10,064)      (10,810)        (1,450)     13,571      33,502       34,604      23,130

Income taxes (benefit)...............      (3,977)       (2,684)          (597)      2,961       6,036        7,049       4,926
Undistributed (loss) earnings of
       Statesman Financial
       Corporation, net of tax.......        (107)           44         (1,222)         57          35           39          39
Cumulative effect of change in
       accounting method, net of tax.       1,590          ---             ---         ---         ---         ---         ---
                                         --------      --------     ----------  ----------  ----------   ----------  ----------
       Net (loss) savings                $ (4,604)     $ (8,081)    $   (2,075) $   10,667  $   27,501   $   27,594  $   18,243
                                         ========      ========     ==========  ==========  ==========   ==========  ==========

Distribution of Net Savings (Loss):
Dividends on stock...................    $    ---      $    ---     $    1,008  $      961  $      805   $      989  $    1,108
Patronage refunds payable in cash....         ---           ---            ---       2,379       6,884        6,669       3,812
Patronage refund allocations.........         ---           ---            ---       3,703      10,591       10,306       5,961
Retained in the business.............      (4,604)       (8,081)        (3,083)      3,624       9,221        9,630       7,362
                                         --------      --------     ----------  ----------  ----------   ----------  ----------

       Net savings (loss)............    $ (4,604)     $ (8,081)    $   (2,075) $   10,667  $   27,501   $   27,594  $   18,243
                                         ========      ========     ==========  ==========  ==========   ==========  ==========

Statement of Cash Flows and
Other Statement of Operations Data:
Cash flow from operating activities..    $(25,869)     $ 12,346     $  143,917  $   33,602  $   31,430   $   25,631  $   19,560
Cash flow used by investing
     activities......................      15,967       (12,930)      (268,090)    (43,833)    (20,981)     (19,690)    (21,537)

Cash flow from (used by) financing
     activities .....................      12,061         1,006        127,563       8,730     (11,881)        (141)      4,859

EBITDA (1) ..........................    $  7,365      $ (1,408)    $   47,969  $   48,104  $   65,704   $   66,150  $   53,297

Interest expense.....................       8,488         4,684         28,413      16,859      15,566       15,237      14,798
Depreciation and amortization........       6,446         4,673         22,394      17,612      16,598       16,267      15,327
CF Industries, Inc.
     patronage dividend (2)..........         ---           ---            ---       5,513      13,128       12,729       4,846
Capital expenditures.................       5,296        11,305         46,603      33,905      19,945       18,529      17,333


                                        As of and for the
                                        Three Months Ended                   As of and for the Fiscal Year Ended June 30
                                           September 30                      -------------------------------------------
                                        ------------------

                                           1999         1998             1999        1998        1997        1996         1995
                                           ----         ----             ----        ----        ----        ----         ----
                                           (unaudited)                                 (Amounts in Thousands)
Balance Sheet Data:
Working capital......................    $157,279    $ 79,690        $ 153,507    $ 90,098    $108,682     $103,911   $  92,154
Property, plant and equipment (net)..     187,891     135,277          189,118     129,193     104,002      101,549      99,535
Investments..........................     118,421     105,777          114,786     103,874      82,369       71,549      63,849
Total assets.........................     695,076     481,537          681,748     462,296     409,160      385,551     343,173
Long-term debt.......................     287,763     142,278          276,562     136,041     109,902      107,523      99,580

Selected Ratios:
Ratio of earnings to combined
   fixed charges and preferred
   stock dividends (3)...............       ---           ---            ---         1.63x       2.76x        2.89x       2.30x
Ratio of EBITDA to interest expense..        .87x         N/A            1.69x       2.85x       4.22x        4.34x       3.60x
Long-term debt/EBITDA................      39.07x         N/A            5.77x       2.83x       1.67x        1.63x       1.87x
Current ratio (4)....................       1.72x       1.54x            1.73x       1.71x       2.00x        2.00x       2.11x
Long-term debt to total
    capitalization (5)...............        .63x        .45x             .61x       0.43x       0.38x        0.40x       0.40x

Wholesale Volume Data ('000's):
Supply
     Feed--tons.......................        327         240            1,276         917         924          895         875
     Fertilizer--tons.................        212         111            1,891       1,155       1,137        1,054       1,021
     Seed--pounds, 100 wt............         495         376            1,948       1,673       1,384        1,305       1,412
     Petroleum--gallons...............     83,434      73,012          325,527     314,614     349,863      340,556     306,874
Marketing
     Grain marketing-bushels.........       4,351       4,942           22,456      24,830      29,380       27,637      28,517
     Livestock marketing-head
        Cattle.......................         116         159              596         642         599          N/A         N/A
        Swine........................         404         609            1,466       2,689       2,516          N/A         N/A
        Other........................          39          37              136         136         120          N/A         N/A

Statesman Financial Corporation (6):
Total assets...........................  $253,218    $224,991         $287,559    $236,143    $152,400     $168,971    $144,384
Receivables financed...................   217,683     191,310          252,312     202,908     127,717      140,158      97,167
Debt...................................   220,901     126,954          250,452     200,795     133,230      150,024     126,409
Total equity...........................    38,574      31,074           35,541      31,574      18,349       18,078      17,050
Net interest income (expense) and
  fee income ..........................       780       1,439             (397)      4,152       3,793        3,560       2,980
Net (loss) income .....................      (318)        105           (3,611)        134          85           86          84

Gold Kist Inputs Business

                                                    For the Fiscal Year Ended
                                              ----------------------------------
                                                  June 27,           June 28,
                                                    1998               1997
                                                    ----               ----
                                                    (Amounts in thousands)
Summary of Operations:
Net sales ..................................       $480,542          $488,409

Cost of sales...............................        393,711           389,798
                                                  ---------         ---------
     Gross margin...........................         86,831            98,611
Distribution, administrative and general....        105,291            98,456
                                                  ---------         ---------
     Savings (loss) on operations...........        (18,460)              155

Other deductions (net)......................          1,465             2,746
                                                  ---------         ---------
     Loss before income taxes...............        (19,925)           (2,591)

Income tax benefit .........................         (7,576)             (972)
                                                   ---------        ---------
     Net loss ..............................       $(12,349)        $  (1,619)
                                                   =========        =========

Other Data:
EBITDA (1) .................................      $  (1,062)        $  14,877

Interest expense............................         12,675            11,282
Depreciation and amortization...............          6,188             6,186
CF Industries, Inc. patronage dividend (2)..          3,696            10,108
Capital expenditures........................          4,729             9,375



                                                    For the Fiscal Year Ended
                                              ----------------------------------
                                                   June 27,             June 28,
                                                     1998                 1997
                                                     ----                 ----
Selected Ratio:
Ratio of EBITDA/interest expense............        (0.08)x               1.32x


Wholesale Volume Data (`000's):
Supply
     Feed--tons.............................            272                 279
     Fertilizer--tons.......................          1,126               1,127
     Grain--bushels handled.................         10,563              13,862
     Cotton--bales ginned...................            102                 110
     Peanut--tons handled...................             35                  57

---------------

(1) EBITDA is defined as savings (loss) before income tax plus interest, depreciation and amortization expenses after the cumulative effect of change in accounting method, net of tax. EBITDA should not be considered as an alternative to net savings (as determined in accordance with generally accepted accounting principles), as a measure of operating performance or as an alternative to net cash provided by operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as a measure of its ability to meet cash needs. Southern States believes that EBITDA is a measure commonly reported and widely used by investors as a measure of operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to interest, taxes, depreciation and amortization, which can vary significantly depending upon capitalization structure, tax status (particularly when comparing a cooperative company to a non-cooperative company), accounting methods (particularly when acquisitions are involved) or non operating factors (such as historical cost). Accordingly, this information and the related other EBITDA ratios, including ratio of EBITDA to interest expense and long term debt/EBITDA has been disclosed in this prospectus to permit a more complete comparative analysis of operating performance relative to companies within and outside of the industry and of Southern States' debt servicing ability. However, EBITDA, EBITDA to interest expense and long term debt/EBITDA may not be comparable in all instances to other similar types of measures used by other companies in the agricultural industry.


(2) For further information concerning Southern States' relationship to CF Industries, Inc., see "Business of Southern States--Investments in Other Companies and Cooperatives."

(3) In the calculation of the ratio of earnings to combined fixed charges and preferred stock dividends, earnings consist of net savings before income taxes and the cumulative effect of accounting changes plus interest expense on indebtedness, amortization of financing costs and the portion of rental expense representative of the interest factor. Fixed charges consist of interest expense on indebtedness before deduction of capitalized interest, amortization of financing costs, the portion of rental expense representative of the interest factor and the pre-tax earnings required to cover preferred stock dividends. Earnings were insufficient to cover fixed charges by $4.7 million and $ 8.2 million for the three months ended September 30, 1999 and 1998, respectively.

(4) Current ratio is defined as total current assets divided by total current liabilities.

(5) Total capitalization is defined as the total of long-term debt, mandatorily redeemable preferred stock, capital stock and patrons' equity.


(6) Southern States owns 38.4% of the common stock of Statesman Financial Corporation. Statesman purchases significant amounts of receivables from Southern States and provides agricultural production loans, building loans, equipment loans, renovation loans, revolving credit loans and other loans to and financing for customers of Southern States. See "Business of Southern States--Affiliated Financing Services."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

      The following discussion and analysis should be read together with the consolidated financial statements and accompanying notes included in this prospectus.

General

      Management's discussion of sales, operating margins (or losses) and other factors affecting Southern States' pretax net savings (or losses) during the three month periods ended September 30, 1999 and 1998 and during the fiscal years ended June 30, 1999, 1998 and 1997, is based upon the following tables. Operating margins, as utilized in the tables below, consist of divisional (segment) operating results, including an allocation of interest expense based upon divisional assets employed and excluding any allocation of general corporate overhead.

Divisional Sales and Operating Margins
(in thousands)

                                                   Sales for                         Operating Margins for
                                            the fiscal year ended                    the fiscal year ended
                               -----------------------------------------      -----------------------------------
                                     1999             1998          1997         1999          1998          1997
                                     ----             ----          ----         ----          ----          ----
Crops                          $  193,745       $  154,825    $  160,448      $12,422       $16,866       $26,609
Feed                              181,287          145,582       161,940       11,826         6,121         6,302
Petroleum                         165,645          193,098       250,260            6         1,650         7,108
Retail Farm Supply                532,287          336,260       336,044         (519)        4,855         5,855
Farm and Home                     209,564          196,116       188,426        8,326         5,967         7,173
Marketing                          79,637           94,517       116,211         (380)        1,782         3,585
Other                               4,194            2,889         2,771       (1,169)         (527)         (198)
                               ----------       ----------    ----------      --------      -------       -------
     Total                     $1,366,359       $1,123,287    $1,216,100       30,512        36,714        56,434
                               ==========       ==========    ==========

          General corporate overhead                                          (31,962)      (23,143)      (22,894)
          Income tax benefit (expense)                                            597        (2,961)       (6,039)
          Undistributed (loss) earnings of Statesman Financial Corp.,
          net of tax                                                           (1,222)           57            35
                                                                              --------      -------       -------
               Net (loss) savings                                             $(2,075)      $10,667       $27,501
                                                                              ========      =======       =======
                                             Sales for the                          Operating Margins for the
                                    three months ended September 30,            three months ended September 30,
                                    --------------------------------            --------------------------------
                                         1999                   1998                  1999                  1998
                                         ----                   ----                  ----                  ----
Crops                              $   25,004             $   17,806              $  1,074             $  (1,069)
Feed                                   44,806                 36,517                 2,431                 1,304
Petroleum                              54,325                 36,817                 1,432                (1,012)
Retail Farm Supply                    106,447                 58,942                (6,361)               (4,293)
Farm and Home                          43,614                 46,113                 1,138                   389
Marketing                              12,233                 14,084                  (400)                  291
Other                                     576                    628                  (504)                 (137)
                                   ----------             ----------               -------             ----------
     Total                         $  287,005             $  210,907                (1,190)               (4,527)
                                   ==========             ==========

          General corporate overhead                                                (8,874)               (6,282)
          Undistributed (loss) earnings of Statesman Financial Corp., net             (107)                   44
            of tax
          Cumulative effect of change in accounting method, net of tax               1,590                   ---
          Income tax benefit                                                         3,977                 2,684
                                                                                   -------             ---------
               Net loss                                                            $(4,604)            $  (8,081)
                                                                                   =======             =========

      Agriculture is both seasonal and cyclical in nature. As a result, Southern States' sales and operating margins fluctuate greatly on a quarterly basis. The first quarter is typically the weakest for both sales and operating margins, and losses are expected. The second quarter also typically results in operating losses, although sales are stronger than in the first quarter due principally to increased sales of petroleum products. The third and fourth quarters are the largest contributors to both sales and profitability for the year. See "Business of Southern States--Other Factors Affecting the Business of Southern States--Seasonality."

      A major portion of Southern States' business is dependent on the demand of farmers for the purchase of supplies and services, which is influenced by weather, the general farm economy and the success of particular crops. Prices of agricultural supplies are sensitive to world-wide economic and political factors. Commodities marketed by Southern States on behalf of its members fluctuate in price, based on the supply of such commodities and the demand for the raw or processed products.

Acquisition and Integration of the Gold Kist Inputs Business

      Effective October 1998, Southern States acquired the agriservices (or "inputs") business formerly operated by Gold Kist Inc., a major southeastern agricultural cooperative organization. Through this acquisition, Southern States acquired an inputs business that was very similar to its own agricultural supply operations, enabling it to:

      . expand its agricultural supply activities and services into the geographically contiguous, eight-state Gold Kist territory;

      .  increase its purchasing power with vendors;

      .  distribute its products through expanded distribution channels;

      . increase the opportunity to provide livestock marketing services in the area served; and

      . achieve efficiencies and economies of scale, capitalizing on its operating expertise as it combines the Gold Kist Inputs Business with Southern States' operations.

         The acquisition of the Gold Kist Inputs Business significantly enlarged Southern States' operations, increasing its assets at the date of acquisition by approximately $220 million and its membership base by approximately 29,000, and on a pro forma basis, its sales by more than 40% at that time. This acquisition solidified Southern States' position as a principal supplier of agricultural inputs east of the Mississippi River.

      Prior to the acquisition, Southern States developed a business plan to improve the operating performance and reduce the operating losses the Gold Kist Inputs Business had experienced in recent years under Gold Kist's management. This plan contemplated that Southern States would:

      . substantially reduce unprofitable business locations, particularly in the West Texas and Mississippi Delta regions, through divestiture, closure or other appropriate remedial steps;

      . implement Southern States' credit underwriting standards and practices, which require more stringent policies and controls over the approval and monitoring of credit transactions;

      .  implement Southern States' commodity price risk management policies;

      . reduce administrative costs through centralization of procurement, accounting and administration; and

      . develop and expand the Southern States private dealer network in the Gold Kist territory.

      The Gold Kist Inputs Business is now operated as an integral part of Southern States, and separate financial statements are no longer produced. Southern States believes it has made substantial progress toward achieving a number of its objectives, even though its operations in the former Gold Kist territory for the year ended June 30, 1999 were still disappointing.

         Consistent with Southern States' business plan for reducing the pre-acquisition losses of the Gold Kist Inputs Business, at September 30, 1999, it had closed or otherwise disposed of 23 store locations acquired as part of the Gold Kist Inputs Business, including three of its seven retail location in West Texas. At the same date it had plans to close an additional six locations, which included its remaining four Texas locations. Costs to exit these businesses were approximately $1.3 million. Pursuant to EITF 95-3, these costs were charged to the opening balance sheet. Southern States recorded approximately $200,000 of this total in the year ended June 30, 1999, and approximately $1.1 million in the quarter ended September 30, 1999. The exit costs for these stores is included in the aforementioned reserve. Effective February 1, 2000, Southern States consummated the disposition of all seven of its Texas locations to an unrelated third-party under a three year lease with an option to purchase.

      Southern States anticipated that the implementation of more stringent credit underwriting standards, although beneficial in the long run, initially would adversely impact sales in the former Gold Kist territory because a number of patrons would no longer qualify for credit approval. For this reason, Southern States had anticipated an approximate 10% reduction in sales in the former Gold Kist territory from those in the same period for the prior year. Actual sales in the former Gold Kist territory for the year ended June 30, 1999, were 30% lower (by approximately $70 million) than sales during the same period in the prior year.

      This decline was attributable to several factors, as drought conditions impacting crop yields and low commodity prices resulted in loss of sales to a degree much greater than originally anticipated. Although it is difficult to separate the impact of weather, low prices and more stringent credit standards, Southern States believes that the imposition of tougher credit standards was the predominant reason for the lower than expected sales in this territory. Southern States believes that it will recoup these lost sales over time. Indeed, some lost sales were immediately replaced with sales to patrons of higher credit quality, although these customers typically yield lower margins.

      Southern States anticipates that the remainder of the lost sales in the former Gold Kist territory will be regained as leased land is turned over to financially stronger farmers, as sales to existing customers are expanded through cross-selling techniques available through new computer systems and as Southern States achieves an increasing market share through expanded product offerings expected to be available in the former Gold Kist territory in the spring season of 2000 through a distribution facility in central Alabama. In addition, there is substantial sales potential with the addition of many private dealers and independent cooperatives in the former Gold Kist territory, most of whom were signed up after the 1999 selling season ended.

      While it is still too early to draw conclusions on the performance of the receivables portfolio under Southern States' ownership that originated in the former Gold Kist territory, Southern States believes these receivables will perform at delinquency rates similar to Southern States' historical standards.

      Losses in the Gold Kist Inputs Business from unfavorable commodity futures contracts were eliminated for the year ended June 30, 1999 through the implementation of Southern States' commodity price risk management policies concurrent with the date of acquisition. Losses from such transactions in the former Gold Kist Inputs Business were $4.1 million for the year ended June 27, 1998.

      In addition, Southern States achieved savings of approximately $7.0 million as of June 30, 1999 in procurement, accounting and administration functions through the immediate consolidation of these functions into Southern States' existing operations resulting in reduced employment levels as compared to historical. The consolidation of these functions resulted in reducing the number of employees in these areas from approximately 1,450 which were employed at Gold Kist just prior to the purchase to approximately 900 as of June 30, 1999.

      Southern States has rapidly expanded its private dealer network into the former Gold Kist territory. As of December 31, 1999, 107 new private dealer locations in this new territory, including 30 independent cooperative locations, had completed the Southern States certification process and were purchasing product from Southern States. Five others, including two independent cooperatives, were in various stages of that process. Approximately 40 other private dealers and independent cooperatives throughout the Gold Kist territory have been identified as prospective private dealers for Southern States.

      Overall, although Southern States did not achieve its sales goals or its operating performance goals for the former Gold Kist territory for the year ended June 30, 1999, it continues to believe that the acquisition of the Gold Kist Inputs Business enhances Southern States' strategic position and that over time the business in the new territory will make a significant positive contribution to Southern States' business. Through savings in employee costs, avoided credit losses and savings in other areas such as shrinkage, insurance expenses and the use of precision ag (which is the use of satellite technology to map areas for the application of fertilizer), Southern States made substantial progress in reducing the Gold Kist Inputs Business operating losses of $20 million in 1998 to less than $10 million in 1999.

Historical Results of Operations

    Three Months Ended September 30, 1999 Compared to Three Months Ended September 30, 1998

      While sales and operating margins are typically weak during the first three months of the fiscal year, they are usually mitigated by sales of petroleum products. In 1999, sales and operating margins in petroleum products were greatly improved due to overall net increases in worldwide petroleum prices. This improvement partially reduced exposure to operating losses within other segments (particularly the Retail Farm Supply division which includes the Gold Kist Inputs Business) at a time when results are typically weak.

      Net sales of $287.0 million for the three months ended September 30, 1999, reflected a 36.1% increase of $76.1 million from $210.9 million for the comparative 1998 period. Despite the inclusion of the net sales of the Gold Kist Inputs Business since its October, 1998 acquisition, net sales were lower than anticipated primarily as a result of lower Fertilizer, Feed and Marketing volumes. These volumes have continued to be impacted negatively by worldwide supply and demand factors for fertilizer and grain products. Average unit price varied from an 11.6% decrease in Fertilizer to an increase of 41.2% in Petroleum.


      The net loss for the three months ended September 30, 1999 of $4.6 million was $3.5 million lower than the $8.1 million loss for the corresponding three months ended September 30, 1998. The reduction in net loss is in large part due to a $7.6 million increase in chemical supplier rebates recorded in the first quarter of this year as compared to the first quarter of last year. Based on historical volume rebate percentages, approximately 54% of the rebate increase was attributable to additional rebates resulting from the acquisition of Gold Kist Inputs Business. The remaining approximate 46% of the increase resulted from timing differences. In addition, the net loss was also partially offset by an approximate $1.8 million gain resulting from the cumulative effect of an accounting change. Effective July 1, 1999, Southern States changed its method of accounting for its investment in the Southern States Insurance Exchange.

    Crops

      Sales of the Crops division increased $7.2 million (40.5%) from $17.8 million for the three months ended September 30, 1998 to $25.0 million for the comparative 1999 period primarily as a result of the inclusion of Crops division sales from the acquired Gold Kist Inputs Business since its acquisition. By product line, the majority of this increase resulted from increased sales of fertilizer and products primarily in the acquired Gold Kist Inputs Business territory. Fertilizer sales, which approximated 63% of total Crops division sales through September 30, 1999, increased approximately 86%, while crop protection product sales, which approximate 16.7% of total Crops division sales at September 30, 1999, decreased approximately 1.4% over the same period. Seed sales increased approximately 4.5% as compared to the same period in the prior year.

      Operating margin for the Crops division increased from a $2.3 million loss for the three months ended September 30, 1998 to a $1.1 million profit for the comparative 1999 period. The increased profit was primarily attributable to increased rebates from chemical suppliers that totalled $3.4 million. The increase is largely due to rebates from additional volume resulting from the acquisition of the Gold Kist Inputs Business and to timing differences. Operating costs rose due to higher salaries and related expenses, increased allocated interest expense and higher merchandising and promotional expenses relating to the acquired Gold Kist Inputs Business. The increased expenses were partially offset by an improved margin primarily in the crop protection product line.

    Feed

      Feed division sales increased $8.3 million (22.7%) from $36.5 million for the three months ended September 30, 1998, to $44.8 million for the comparative 1999 period. The increase was caused primarily by a 36% increase in tonnage, partially offset by a 7.1% decrease in average unit selling price. The majority of the increased tonnage is attributable to the acquisition of the Gold Kist Inputs Business in October 1998.

      The operating margin for the Feed division increased approximately $1.1 million from $1.3 million for the three months ended September 30, 1998, to $2.4 million for the comparative 1999 period. The increase in operating profit primarily resulted from the increase in tonnage and an improved gross margin resulting from lower raw material costs. This was partially offset by lower selling prices and increased employee expenses resulting from the acquisition of the Gold Kist Inputs Business.

      Petroleum

      Petroleum division sales increased $17.5 million (47.6%) from $36.8 million for the three months ended September 30, 1998, to $54.3 million for the comparative 1999 period. The overall sales revenue increase resulted from a 41.2% average unit price increase and a 14.2% increase in gallons sold.

      The Petroleum division's operating margin increased $2.4 million from a loss of $1.0 million for the three months ended September 30, 1998, to a profit of $1.4 million for the 1999 period. The increase in operating margin resulted from overall net increases in worldwide petroleum prices compared to the corresponding 1998 period. Margin improvements were realized in gasoline and fuel oil operations. Lower operating expenses also contributed to the improved operating margin.

    Retail Farm Supply

      Sales of the Retail Farm Supply division increased $47.5 million (80.6%) from $58.9 million for the three months ended September 30, 1998, to $106.4 million for the comparative 1999 period. The increase in sales is primarily attributable to sales in the acquired Gold Kist Inputs Business territory of approximately $53.5 million. However, sales in the acquired Gold Kist territory did not meet Southern States' expectations. While the imposition of Southern States' more stringent credit standards was expected to have a negative impact on sales in former Gold Kist territory, the impact was greater than expected due to continued price deflation and drought conditions in portions of the Southeast that adversely affected patrons' ability to obtain credit.

      Retail Farm Supply's operating loss increased $2.1 million from a loss of $4.3 million for the three months ended September 30, 1998, to a loss of $6.4 million for the 1999 period. The increase in operating losses is primarily attributable to losses incurred in the acquired Gold Kist Inputs Business territory of approximately $7.6 million. Higher salaries and related compensation costs, as well as additional expenses for leased equipment and higher depreciation expenses coupled with lower than expected volume in the Gold Kist territory, caused the losses in these locations. Gross margin decreases in seed and fertilizer products also contributed to the decreased profitability. The higher losses were partially offset by increased rebates from chemical suppliers that totaled $4.3 million. In addition, the operating loss was also partially offset by an approximate $.8 million gain resulting from the cumulative effect of an accounting change.

The increase is primarily attributable to rebates from additional volume resulting from the acquisition of the Gold Kist Inputs Business and to timing differences.

    Farm and Home

      Sales of the Farm and Home division decreased $2.5 million (5.4%) from $46.1 million for the three months ended September 30, 1998, to $43.6 million for the 1999 period. This decrease is primarily the result of a $1.4 million (4.5%) decrease in sales in the metropolitan and Farm and Home locations and a $1.1 million (9.3%) decrease in the sales of Wetsel, Inc., an independently-operated wholly-owned subsidiary of Southern States.

      Operating margin for the Farm and Home division increased $.7 million (175.0%) from $.4 million for the three months ended September 30, 1998, to $1.1 million for the 1999 period. The increased operating margin resulted from a gain from the disposal of fixed assets, improved gross margins for both Farm and Home and Wetsel and reduced operating expenses at Wetsel.

Marketing

      Sales of the Marketing division, including Michigan Livestock Exchange, decreased $1.9 million (13%) from $14.1 million for the three months ended September 30, 1998, to $12.2 million for the 1999 period. This decrease is attributable to a decline in grain marketing partially offset by an increase in livestock marketing revenue attributable to Michigan Livestock Exchange. The decline in grain marketing revenue resulted from a combination of influences. Drought conditions in the summer of 1999 impacted the quality and the quantity of wheat and corn produced in Southern States' Mid-Atlantic territory and resulted in an 11.9% decline in bushels marketed. In addition, a strong western United States harvest caused a $.05 (1.7%) reduction in the average unit price per bushel for grain marketed.

      Operating margin for the Marketing division decreased $.7 million from $.3 million for the three months ended September 30, 1998, to a $.4 million loss for the 1999 period. The decrease in operating margin is primarily attributable to the closure of operations of a significant customer of Michigan Livestock Exchange, as well as reduced bushel volume and pricing.

    General Corporate Overhead

      General corporate overhead, consisting primarily of general and administrative costs not allocated to the divisions (such as information systems, human resources and central management costs offset by various miscellaneous income items), increased $2.6 million, from $6.3 million for the three months ended September 30, 1998, to $8.9 million for the comparative 1999 period. The increase was from higher compensation expenses related to the acquired Gold Kist Inputs Business. Additionally, unallocated net interest expense increased due to increased levels of borrowings to finance the acquisition of the Gold Kist Inputs Business.

      Company-wide interest expense, which is substantially allocated to operating divisions based on assets employed and included as a charge against divisional margins, increased approximately $3.8 million (55%) from $4.7 million for the three months ended September 30, 1998, to $8.5 million for the 1999 period. Of the increase, $1.4 million (36%) resulted from borrowings on the bridge loan facility to fund the acquisition of the Gold Kist Inputs Business with the remaining increase attributable to additional borrowings to fund increased working capital needs.

     Miscellaneous Income, net

      Miscellaneous income, net decreased $.9 million from $2.5 million for the three months ended September 30, 1998 to $1.6 million for the comparative 1999 period. The decrease primarily reflects a $.3 million loss on discontinued programs and changes in a number of non-operating accounts, none of which was individually material.

    Provision for Income Tax Benefit

      The income tax benefit for the first three months of fiscal year 2000 increased to $4.0 million from the income tax benefit of $2.7 million in fiscal year 1999, an increase of $1.3 million. Because the Company does not intend to pay patronage refunds during fiscal year 2000, the effective tax rate increased to 39.3% from 24.9% for the same period in fiscal year 1999.

     Fiscal 1999 Compared to Fiscal 1998

      Net sales of $1.4 billion increased approximately $243 million (21.6%) from $1.1 billion in 1998. The higher net sales, which is reflected in the Retail Farm Supply, Feed and Crops divisions, were due to the additional volume from the acquisition of the Gold Kist Inputs Business in October, 1998. These increases were partially offset in the Petroleum, Marketing and Feed divisions which experienced decreases in average commodity prices ranging from 4.9% in fertilizer to 20.6% in petroleum. Net loss for 1999 amounted to $2.1 million, a decrease of approximately $12.8 million from a net savings of $10.7 million in 1998. Petroleum and grain prices in particular were related to world-wide supply and demand factors.

    Crops

      Sales of the Crops division increased $38.9 million (25.1%) from $154.8 million in 1998 to $193.7 million in 1999. Fertilizer sales, which comprise approximately 68.6% of Crops division sales, increased approximately 45.6%. A 63.8% increase in fertilizer tonnage was partially offset by a 4.9% decline in selling prices. The majority of this increase in tonnage resulted from increased sales of fertilizer and crop protection products primarily in the former Gold Kist Inputs Business territory. Sales of seed, which comprise approximately 12.8% of Crops division sales, were flat. Sales of crop protection products, which comprise approximately 18.6% of Crops division sales, increased by 14.7% from 1998 to 1999.

      Operating margin for the Crops division decreased by $4.4 million from $16.9 million in 1998 to $12.4 million in 1999. The decrease was the result of higher employee costs and increased allocated interest and lease expense in the seed and crop protection areas and are attributable to the acquisition of the Gold Kist Inputs Business in October, 1998.

    Feed

      Sales of the Feed division increased $35.7 million (24.5%) from $145.6 million in 1998 to $181.3 million in 1999. This increase resulted primarily from a 39.2% increase in tonnage, partially offset by a 13% decrease in the average unit-selling price. The majority of the increased tonnage is attributable to the acquisition of the Gold Kist Inputs Business in October, 1998.

      Operating margin for the Feed division increased $5.7 million from $6.1 million in 1998 to $11.8 million in 1999. The increase in operating profit primarily resulted from the increase in tonnage. This was partially offset by the lower selling prices and increased employee expenses resulting from the acquisition of the Gold Kist Inputs Business. Feed division operating margin as a percentage of sales for the 1999 fiscal year increased from 4.2% for the prior period to 6.5% for the comparative 1999 period. This increase in profit primarily resulted from a 16% decrease in the cost of raw materials which was partially offset by a 13% reduction in average selling prices.

    Petroleum

      Sales of the Petroleum division decreased $27.5 million (16.6%) from $193.1 million in 1998 to $165.6 million in 1999. The overall sales revenue decline resulted from the net impact of an average unit selling price decrease of approximately 20.6%. In addition, the decrease in heating degree-days in 1999 led to significantly less demand for heating oil. This was partially offset by a volume increase of 3.5%. Higher gasoline sales produced most of this increase.

      The Petroleum division's operating margin decreased from $1.7 million for 1998 to break even ($0 operating margin) for 1999. In the second quarter of fiscal 1999, the Petroleum division recorded a $3.0 million provision related to the estimated cost to remediate ground water contamination at an operating site. Offsetting this were improvements in the gross margin due to favorable purchase variances when compared to the prior year as well as a reduction in retail operating expenses.

    Retail Farm Supply

      Sales of the Retail Farm Supply division increased $196 million (36.8%) from $336.3 million in 1998 to $532.3 million in 1999. The increase in sales was primarily attributable to sales in the former Gold Kist Inputs Business of approximately $206 million in revenue since its acquisition in October, 1998. The addition of the Gold Kist Inputs Business increased unit volume in seed, fertilizer and crop protection products. These increases were slightly offset by a decrease in petroleum revenues due to the net decline in worldwide petroleum pricing compared to the corresponding 1998 period.

      Operating margin for the Retail Farm Supply division decreased $5.4 million from $4.9 million for 1998 to a loss of $.5 million for 1999. The increase in operating losses was primarily attributable to losses in the acquired Gold Kist Inputs Business territory of approximately $5 million since its acquisition in October, 1998. These increased losses mainly resulted from increased employee related costs, additional operating lease expense and depreciation resulting from the acquisition.

    Farm and Home

      Including sales of Wetsel, Inc., sales of the Farm and Home division increased $13.5 million (6.9%) from $196.1 million for 1998 to $209.6 million for 1999. This increase resulted from the higher sales volume of Wetsel, Inc., which grew by $2.3 million (4.0%), as well as higher sales in the metropolitan area stores over the same period.

      Farm and Home operating margin increased by $2.3 million from $6.0 million in 1998 to $8.3 million in 1999. The increase in operating profit primarily resulted from higher sales volume at a flat margin percentage in both the metropolitan stores and at Wetsel, Inc.

    Marketing

      Sales of the Marketing division decreased $14.9 million (15.8%) from $94.5 million in 1998 to $79.6 million in 1999. Livestock marketing revenues of $10.9 million, attributable to the acquisition of Michigan Livestock Exchange on April 1, 1998, served to partially offset the decrease. Grain bushels marketed decreased 9.6% from 1998 to 1999 with large decreases in wheat, corn and barley bushels marketed, which were partially offset by an increase in soybean bushels marketed.

      Operating margin for the Marketing division decreased $2.2 million, from $1.8 million in 1998 to a loss of $.4 million in 1999. Decreased profitability primarily resulted from lower grain marketing volume and a relative increase in the cost of marketing which combined to produce a $1.3 million decrease in the gross margin. In addition, increased employee related expenses and administrative expenses unfavorably impacted the results for the Michigan Livestock Exchange.

    General Corporate Overhead

      General corporate overhead increased approximately 37.3% from $23.3 million for 1998 to $32.0 million for 1999. The increase resulted primarily from increased employee related expenses partially offset by an increase in service charge revenue. Company wide interest expense, which is substantially allocated to operating divisions based on assets employed and included as a charge against divisional margins, increased $11.6 million (68.6%) from $16.9 million in 1998 to $28.4 million in 1999. This was primarily as a result of higher borrowing levels to finance the acquisition of the Gold Kist Inputs Business.

     Miscellaneous Income, net

      Miscellaneous income, net increased from $5.2 million to $6.6 million in fiscal 1998 to $11.8 million in 1999. The increase reflects changes in a number of non-operating accounts, none of which is material in either period.

    Provision for Income Tax Expense (Benefit)

    Income taxes in 1999 were a benefit of $.6 million, a decrease of $3.6 million from $3.0 million expense in 1998 primarily due to a $15.0 million decrease in pretax net savings. The effective income tax rate was 41.2% in 1999 versus 21.8% in 1998. Because the Company did not pay patronage refunds during fiscal year 1999, the effective tax rate increased from the corresponding period in 1998. Also, see Note 12 of Notes to the Southern States Consolidated Financial Statements for an analysis of the differences between the statutory income tax rate and Southern States' effective income tax rate.

    Undistributed (Loss) Earnings of Statesman Financial Corporation

      During 1999, Southern States' undistributed loss from its interest in Statesman Financial Corporation, net of income taxes, was $1.2 million as compared to a small gain on its investment in 1998 of $56,721, net of taxes. The primary reasons for the drop in Southern States' equity earnings in Statesman Financial Corporation are a decrease in net interest income, including the provision for credit losses, and an increase in general and administrative expenses.

    Fiscal 1998 Compared to Fiscal 1997

      Net sales of $1.1 billion decreased approximately $96 million (7.9%) from $1.2 billion in 1997. The decrease in net sales primarily reflected lower volumes in the Petroleum, Marketing and Feed divisions as well as lower unit prices in all divisions. These divisions experienced 12 month average decreases in prices from a minimum of 6.0% in fertilizer to a high of 18.0% in petroleum. Net savings for 1998 amounted to $10.7 million, a decrease of approximately $16.8 million (61%) from $27.5 million for 1997. Petroleum and grain prices in particular were related to world-wide supply and demand factors.

    Crops

      Sales of the Crops division decreased $9.4 million (5.9%) from $160.4 million in 1997 to $151 million in 1998. Fertilizer sales, which comprise approximately 62% of Crops division sales, decreased approximately 4.5%, with fertilizer selling prices declining approximately 6.0%, partially offset by a 1.5% increase in tonnage. Sales of seed, which comprise approximately 17% of Crops division sales, increased approximately 2.2% due to unit volume increases of 20.8%, which were mostly offset by decreases in average selling price of 18.6%. Sales of crop protection products, which comprise approximately 21% of Crops division sales, increased by 4.6% from 1997 to 1998.

      Operating margin for the Crops division decreased by $9.7 million from $26.6 million in 1997 to $16.9 million in 1998. The decrease resulted primarily from a decrease of $7.6 million in the patronage refund from CF Industries, a fertilizer supply cooperative owned by the Company and 10 other regional cooperatives, as well as from decreased fertilizer operating margins driven by lower fertilizer selling prices.

    Feed

      Sales of the Feed division decreased $16.3 million (10.1%) from $161.9 million in 1997 to $145.6 million in 1998. This decrease resulted primarily from lower unit prices and decreases in volume of 9.2% and 0.8%, respectively.

      Operating margin for the Feed division decreased $0.2 million from $6.3 million in 1997 to $6.1 million in 1998. This decrease in profit primarily resulted from lower selling prices partially offset by a $500,000 reduction in central management expense during 1998.

    Petroleum

      Sales of the Petroleum division decreased $57.2 million (22.8%) from $250.3 million in 1997 to $193.1 million in 1998. Petroleum gallons decreased by
35.3 million (10%), primarily due to lower commercial gasoline and fuel oil sales. In addition, the decrease in heating degree-days led to significantly less demand for heating oil. Average unit selling prices decreased 18% from 1998, also contributing to the lower sales revenue.

      The Petroleum division's operating margin decreased by $5.4 million from $7.1 million for 1997 to $1.7 million for 1998. The decline in operating margin resulted from both decreases in worldwide petroleum prices, which led to inventory write-downs, and decreases in sales volume.

    Retail Farm Supply

      Sales of the Retail Farm Supply division remained relatively consistent with the prior year, increasing only slightly from $336.0 million in 1997 to $336.3 million in 1998. Increased unit volume in crop protection products and seed was offset by both lower unit volume and pricing in feed and petroleum. Volume increases in seed were the result of a later growing season in 1998 and greater demand for soybean seed.

      Operating margin for the Retail Farm Supply division decreased $1.0 million from $5.9 million for 1997 to $4.9 million for 1998. The decrease in operating margin resulted primarily from an increase in operational expenses principally due to the acquisition of the two private dealer operations in Kentucky, which was partially offset by higher margins resulting mainly from more favorable fertilizer pricing.

    Farm and Home

      Including sales of Wetsel, Inc., sales of the Farm and Home division increased $7.7 million (4.1%) from $188.4 million for 1997 to $196.1 million for 1998. This increase resulted from the higher sales volume of Wetsel, Inc., which grew by $6.4 million (12.9%), as well as higher sales in the metropolitan area stores over the same period.

      Farm and Home operating margin decreased by $1.2 million from $7.2 million in 1997 to $6.0 million in 1998. The decrease in operating margin primarily resulted from higher operating expenses in both the metropolitan stores and at Wetsel, Inc.

    Marketing

      Sales of the Marketing division decreased $21.7 million (18.7%) from $116.2 million in 1997 to $94.5 million in 1998. Livestock marketing revenues of $3.2 million for the three months ended June 30, 1998, attributable to the acquisition of Michigan Livestock Exchange on April 1, 1998, served to partially offset the decrease. Grain bushels marketed decreased 15.5% from 1997 to 1998 with large decreases in corn and soybean bushels marketed, which were partially offset by an increase in wheat bushels marketed.

      Operating margin for the Marketing division decreased $1.8 million, from $3.6 million in 1997 to $1.8 million in 1998. Decreased profitability primarily resulted from lower grain marketing volume due to depressed corn and bean acreage yields and reduced corn drying revenue due to a drought during the summer of 1997.

    General Corporate Overhead

      General corporate overhead increased approximately 1.7% from $22.9 million for 1997 to $23.3 million for 1998. The increase resulted primarily from increased employee related expenses partially offset by an increase in service charge revenue. Company wide interest expense, which is substantially allocated to operating divisions based on assets employed and included as a charge against divisional margins, increased $1.3 million (8.3%) from $15.6 million in 1997 to $16.9 million in 1998 primarily as a result of higher borrowing levels.

    Miscellaneous Income, net

      Miscellaneous income, net increased $0.7 million from to $5.9 million in fiscal 1997 to $6.6 million in 1998. The increase reflects changes in a number of non-operating accounts, none of which are material in either period.

    Provision for Income Tax Expense

      Income taxes in 1998 were $3.0 million, a decrease of $3.0 million (50%) from $6.0 million in 1997 primarily due to a 59% decrease in pretax net savings. The effective income tax rate was 21.8% in 1998 versus 18.0% in 1997. See Note 12 of Notes to the Southern States Consolidated Financial Statements for an analysis of the differences between the statutory income tax rate and Southern States' effective income tax rate.



    Liquidity and Capital Resources at September 30, 1999

      In January, 1999, Southern States entered into a new $200 million three-year revolving credit facility with various commercial banks that matures in January, 2002. This facility replaced the $140 million in short-term and long-term facilities with CoBank, ACB that were in place at December 31, 1998, and the $92 million in uncommitted facilities with various commercial banks. Under the terms of this new facility, Southern States must maintain a ratio of funded indebtedness to capitalization of not more than .50 to 1, have tangible net worth of at least $256 million plus 25% of net income in each fiscal year and maintain a ratio of consolidated cash flow to consolidated interest expense and distribution of greater than 1.50 to 1. Interest rates under this facility are determined on a competitive bid basis or at a LIBOR-based maximum rate of LIBOR plus .95%. There is also a facility fee of .30% on this revolver. Amounts are drawn under this facility to fund general working capital needs. On September 30, 1999, Southern States had $165.7 million outstanding under this facility.


      At September 30, 1999, Southern States also had outstanding $35 million in term notes held by CoBank that are payable at various dates with a final maturity of November 1, 2004. Amortization on this term loan is $2 million due on November 1, 1999 and November 1, 2000, $7 million due on November 1, 2001 and November 1, 2002, $9 million due November 1, 2003 and $8 million due November 1, 2004. Interest on this term loan is at quoted rates or at a LIBOR-based maximum rate of LIBOR plus .95%. Interest rates on this term loan vary from 5.6% to 7.5%. Proceeds of this term loan were used for general working capital purposes. The financial covenants are the same as those under the three-year revolving credit facility discussed above.

      In October, 1998, Southern States borrowed $218.3 million under a 180-day "bridge" loan facility with NationsBank, N.A., First Union National Bank and CoBank to finance the purchase of the Gold Kist Inputs Business. In January, 1999, this facility was paid down by $118.3 million utilizing proceeds of the new Southern States' syndicated three-year revolving credit facility discussed above. On September 7, 1999, this facility was further paid down by $25.9 million. On October 5, 1999, the remaining outstanding balance of approximately $74 million was paid off through the sale of securities by Southern States and Southern States Capital Trust I pursuant to the financing commitment with Gold Kist described in "Business of Southern States--Acquisition of the Gold Kist Inputs Business--Financing Commitment."

      At September 30, 1999, Southern States also had outstanding balances of approximately $12.6 million in three industrial revenue bonds. These bonds carry variable rates of interest that at September 30, 1999 ranged from 3.8% to 3.9%. A $2.4 million bond has a final maturity date of August 1, 2004, a $3.5 million bond has a final maturity date of September 1, 2005 and the $6.7 million bond has a final maturity date of January 1, 2016.

      Southern States' wholly-owned subsidiary, Wetsel, Inc., maintains separate credit facilities. Wetsel has a uncommitted short term credit facility with CoBank that fluctuates from $4 million in amount during the period from July 1 to December 31, 1999, to $8 million from January 1 through February 28, 2000. The facility matures on February 28, 2000. This facility had a $1.8 million outstanding balance at September 30, 1999 and an interest rate of 5.92%. On July 1, 1999, Wetsel's credit facilities were revised. In addition, the subsidiary has a committed $5 million long-term revolver that matures February 28, 2002. This revolver carries a facility fee of .30%. Interest rates on these lines are, at the subsidiary's option, at quoted rates or at a preset rate of LIBOR plus 1.05%. Wetsel also has a $2 million term note with CoBank with $1 million maturing January 15, 2000 and $1 million maturing January 15, 2001. Interest rates on this term loan vary from 5.63% to 7.05%.

      Southern States and Statesman Financial Corporation are parties to an agreement under which Statesman purchases receivables from Southern States without recourse. Under the terms of the agreement, Southern States pays fees on receivables sold to Statesman. Receivables sold to Statesman totaled approximately $242.3 million and $225.3 million for three months ended September 30, 1999 and 1998, respectively. Statesman pays volume incentive fees to Southern States at the end of the fiscal year in connection with the purchase of receivables. In addition, under the terms of the agreement, Southern States was obligated to maintain a computed minimum investment in Statesman's preferred stock of $23.4 million and $17.9 million at September 30, 1999 and 1998, respectively. See Note 5 of the Notes to the Southern States Consolidated Financial Statements included in this prospectus.

      Cash and cash equivalents at September 30, 1999 were $20.9 million, which represents an increase of $5.1 million from $15.8 million at September 30, 1998. Net cash (used) provided by operating activities for the three months ended September 1999 and 1998 amounted to $(25.9) million and $12.3 million, respectively. The decrease in net cash provided by operating activities resulted from increases in receivables, inventories and prepaid expenses offset by an increase in accrued expenses. Undistributed earnings of finance companies and joint ventures also negatively impacted cash flow from operating activities. Net cash provided by investing activities for the three months ended September 30, 1999, amounted to $16.0 million, an increase of $28.9 million from cash used in investing activities in the corresponding 1998 period. This increase was due primarily to a $19.9 million purchase price adjustment relating to the return of accounts receivable to Gold Kist and to a $6.0 million decrease in capital expenditures. Net cash provided by financing activities for the three months ended September 30, 1999, of $12.1 million and net cash used by financing activities for the three months ended September 30, 1998, of $1.0 million were primarily the result of net borrowing activities.

      Cash and cash equivalents at June 30, 1999 were $18.7 million, which represents a decrease of $3.4 million from $15.4 million at June 30, 1998. Net cash provided by operating activities for the year ended June 30, 1999 and 1998 amounted to $143.9 million and $33.6 million, respectively. The increase in net cash provided by operating activities resulted from increases in accounts payable and a decrease in net receivables partially offset by a decrease in advances from managed local cooperatives, an increase in inventories and lower net savings. Net cash used in investing activities for the year ended June 30, 1999 amounted to $268.1 million, an increase of $224.3 million from cash used in investing activities in the corresponding 1998 period. This increase resulted primarily from investment in Gold Kist ($218.3 million) and a $12.7 million increase in capital expenditures over the prior year. Net cash provided by financing activities for the year ended June 30, 1999, of $127.6 million and net cash used by financing activities for the year ended June 30, 1998, were primarily the result of net borrowing activities.



      Capital expenditures for the three months ended September 30, 1999, totaled $5.3 million. Southern States had outstanding commitments for the construction and acquisition of property, plant and equipment totaling approximately $3.5 million at September 30, 1999. Southern States also maintains a reserve for environmental expenditures which totaled $2.4 million at September 30, 1999. See Note 13 of the Notes to the Southern States Consolidated Financial Statements included in this prospectus.

      Capital expenditures for the year ended June 30, 1999, totaled $46.6 million which compares to $33.9 million in capital expenditures for the year ended June 30, 1998. Of this 1999 amount, approximately $1.02 million related to compliance with environmental regulations. Southern States had outstanding commitments for the construction and acquisition of property, plant and equipment totaling approximately $2.2 million at June 30, 1999 and approximately $7.1 million at June 30, 1998. Southern States also maintains a reserve for environmental expenditures which totaled $3.2 million at June 30, 1999 and $2 million at June 30, 1998.

      Southern States anticipates capital expenditures of approximately $42.5 million in the fiscal year ending June 30, 2000. Also, included in projected capital expenditures is $1.0 to $2.0 million in anticipated costs for environmental remediation projects in the year ending June 30, 2000.

      Management believes that Southern States' cash on hand, anticipated funds from operations, and amounts currently available under its various credit facilities will be sufficient to cover its working capital needs, capital expenditures, debt service requirements and tax obligations. Southern States intends to maintain and further strengthen its financial condition and, in its efforts to do so, may from time to time consider other possible transactions, including acquisitions, other capital market transactions or dispositions of businesses that no longer meet its strategic objectives.

New Accounting Standards

      In June of 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which is effective for fiscal quarters beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments including derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as assets or liabilities in the statement of financial position and measure those instruments at fair value. Southern States will adopt SFAS No. 133 in fiscal year 2001. Southern States is currently evaluating any impact of the derivatives standard.

Year 2000

      The Year 2000, or Y2K, issue was the result of some computer programs using a two-digit format, as opposed to four digits, to indicate the year. A second related issue is that some computer systems may not recognize Year 2000 as a leap year. Such computer systems will be unable to properly interpret dates, which could cause a system failure or other computer errors, leading to potentially severe disruptions in operations.

      Southern States utilizes and is dependent upon a variety of data processing systems and software to conduct its business. The data processing systems include various software packages licensed to Southern States by outside vendors and software systems written by Southern States personnel. These run on a variety of computer equipment, including stand-alone PC's, servers and workstations connected to an in-house computer network, and a remote mainframe system. All of these systems were potentially vulnerable to the Y2K issue and could be affected by the leap year event.

Compliance Priorities


      Southern States' compliance efforts consisted of analysis, remediation and testing phases, and covered information technology commonly known as IT systems, non-IT systems and vendor relationships. The most critical information systems in Southern States' business are those supporting its retail business, those supporting its wholesale business, and those supporting its financial and human resources operations. The wholesale, financial and human resources systems were vendor-certified Y2K compliant. The system supporting retail functions was written by Southern States. All were tested for post-2000 dates and no Y2K issues emerged.


      As a result of extensive analysis, remediation and testing already done, only a few such Y2K-related problems were encountered, none considered significant, and none affecting Southern States' ability to continue its operations effectively.

      Southern States will continue to monitor all phases of its systems and operations for leap year compliance at the end of February, and will ensure that appropriate personnel are again available to respond to any identified problems.


Costs and Completion Date

      Southern States' total cost of achieving Y2K compliance was estimated to be in the range of $850,000 to $1 million, excluding normal software upgrades and replacements and other previously scheduled systems changes. Southern States spent a total of approximately $ 1 million toward compliance, and substantially all costs incurred were paid by December 31, 1999. Previously scheduled replacements of one major system and several minor systems, involving aggregate costs of approximately $600,000, were accelerated in order to resolve Y2K issues.

      All scheduled system replacements were completed by year end. Amounts required to fix Y2K problems were funded from operations. Southern States does not anticipate that any remaining expenditures will be material to its consolidated financial position or results of operations.

      The costs of, and the date by which Southern States planned to complete its anticipated Y2K modifications were based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of necessary resources, third party modification plans and other factors.

Market Risks from Changing Commodity Prices and Interest Rates

      The principal market risks affecting Southern States are exposure to changes in commodity prices and changes to interest rates on borrowings. Although Southern States has international net sales volume and related accounts receivable for foreign customers, Southern States considers the foreign currency exchange risk in such activities to be immaterial.

      Interest Rate Risk. Southern States uses interest rate swaps to hedge interest rate changes on a portion of its borrowings. At September 30, 1999, Southern States had outstanding seven variable to fixed interest rate swaps with a $155 million notional amount and a fair market value of $(2.4) million with terms ranging from three to seven years. The swaps carried coupons with a weighted average rate of 5.92% and 6.55% at September 30, 1999 and 1998, respectively. See Note 15 of Notes to the Southern States Consolidated Financial Statements. Assuming September 30, 1999 variable rates and borrowings, a one-hundred-basis-point change in interest rates would impact Southern States' net interest expense by approximately $400,000 on an annualized basis, net of the effect of the swaps.

      Commodities Risk. The table below provides information about Southern States' petroleum, grain and agricultural commodity inventories and related futures contracts that are sensitive to changes in commodity prices. For inventories, the table presents the carrying amount and fair value at September 30, 1999. For futures contracts, the table presents the notional amounts in the unit of measure for the particular item that is being hedged, the weighted average of the contract prices and the fair value of those contracts. Contract amounts are used to calculate the contractual payments and quantity of commodity to be exchanged under the futures contracts.

           On-Balance Sheet Commodity Position and Related Derivatives
           -----------------------------------------------------------

                                                        September 30, 1999
                                                        ------------------
Balance Sheet Position                   Carrying Amount            Fair Value
----------------------                   ---------------            ----------
Petroleum............................      $  9,831,710            $  7,918,102
Grain................................        11,525,549              11,525,549
Feed.................................         7,073,433               8,119,607

                                       Expected Maturity
Futures Contracts (Short)                  Year 2000                Fair Value
-------------------------
Petroleum Contract - Gallons.........         1,428,000                     N/A
Petroleum Contract Amount............      $    992,460          $      955,046

Grain Contract - Bushels.............         6,756,110                     N/A
Grain Contract Amount................     $  18,637,276             $18,172,400

Agriculture Commodities - Bushels
Agriculture Commodities Contract
   Amount............................

                                       Expected Maturity
Futures Contracts (Long)                   Year 2000                Fair Value
------------------------

Petroleum Contract - Gallons.........           966,000                     N/A
Petroleum Contract Amount............    $      472,227          $      469,098

Grain Contract - Bushels.............         2,596,879                     N/A
Grain Contract Amount................      $  7,637,975            $  6,996,600

Agriculture Commodities - Bushels               187,393                     N/A
Agriculture Commodities Contract
   Amount............................    $      447,401          $      400,553

See "Business of Southern States--Other Factors Affecting the Business of Southern States--Commodity Price Hedging Activities" for information concerning hedging activities utilized by Southern States to minimize the risk of change in commodity prices on various commodities bought and sold in its business.

                                FARM COOPERATIVES

       For decades cooperative associations have been an integral and important part of American agriculture. Most farmers are members of at least one cooperative. These associations are designed to secure for farmers the economic advantages of group action in the production and marketing of agricultural commodities.
       o  o  o  o

       Cooperatives are voluntary business organizations which are created by statute. The cooperative form enables persons to join together for mutual help, including joint purchasing and marketing. A cooperative is usually a "non-profit" enterprise. Agricultural cooperatives tend to be specialized as one of three types: marketing, supply or bargaining cooperatives. As its name signifies, the marketing cooperative is designed to assist members in marketing the products grown or produced by them. Supply cooperatives exist to secure the supplies and equipment needed by its members at the lowest possible cost per unit. The bargaining cooperative is organized expressly to act as a bargaining agent for its farmer-members.
       o  o  o  o

       A supply cooperative purchases the supplies needed by its members. This typically includes inputs such as fertilizer, feed, or petroleum products. This bulk purchasing arrangement makes these supplies available to members at prices which are at or below the prevailing market price. Net savings at the end of the accounting period are distributed to each member based upon the volume of business the member transacted with the cooperative.
       o  o  o  o

       Marketing cooperatives generally function in one of two ways. First, the cooperative may buy the products of members at the prevailing market rate. At the end of the annual or fiscal year, the results of the cooperative's activities will determine whether any net savings have been realized. These net savings are the equivalent of profits. These savings are allocated to each member-patron on the basis of his or her percentage of marketings. In other words, the members receive a proportionate share of the "profits." Alternatively, the cooperative may function as a marketing agency. In this case, the member-producer contracts with the cooperative to sell the product. In this transaction, a set amount based on volume is deducted from marketing costs. All of the commodity production for a particular season is then "pooled" and marketed by the cooperative. The net savings which are generated through marketing are divided among the members of the cooperative based on the volume marketed by each member.

     The above text is quoted with permission from Looney, Wilder, Brownback and Wadley, Agricultural Law: A Lawyer's Guide to Representing Farm Clients,
        ---------------------------------------------------------------
copyright(C) 1990 American Bar Association. All rights reserved.
                                  * * * * * * *
     Subchapter T of the Internal Revenue Code of 1986, as amended, accords special treatment to organizations that operate "on a cooperative basis." See "Southern States--Cooperative Structure" for additional information concerning the tax treatment of cooperatives under Subchapter T and other matters relating to Southern States' organization and operation as a cooperative.

                                 SOUTHERN STATES

General

      Southern States is a regional farmers' supply and marketing cooperative. With fiscal 1999 sales of $1.4 billion, Southern States is one of the largest agricultural cooperatives east of the Mississippi River. Southern States serves a wide range of rural and urban customers in its traditional six-state Mid-Atlantic territory of Delaware, Maryland, Virginia, West Virginia, Kentucky and North Carolina and, more recently in Michigan, Ohio and Indiana. Southern States also expanded its operations in October, 1998 into the Southeastern and South Central states through the acquisition of the Gold Kist Inputs Business. Southern States is owned by over 300,000 farmer and local cooperative members. Southern States is the principal cooperative in a cooperative distribution system that now encompasses over 700 retail locations serving its farmer members and other customers through both company-owned facilities and a network of local agricultural cooperatives and private dealers. See "--The Southern States Distribution System" below.

      Founded in 1923, Southern States operated for many years exclusively as a supply (or "inputs") cooperative, procuring, manufacturing, processing and distributing fertilizer, crop protectants, feed and seed and other farm supply items on behalf of its farmer members. Since 1977, Southern States also has marketed grain for its members and currently markets approximately 25 to 30 million bushels of grain annually, primarily in its traditional Mid-Atlantic territory. In 1998, Southern States entered the livestock marketing business through the acquisition of Michigan Livestock Exchange, a 75-year old, livestock marketing cooperative operating in the four-state territory of Michigan, Ohio, Indiana and Kentucky. As a result, Southern States believes it is the largest livestock marketing cooperative in the United States.

      Members of Southern States must be agricultural producers or agricultural cooperative associations comprised of agricultural producers. Business with members is conducted on a cooperative basis, and patrons who are members or who are eligible to be members are qualified to receive patronage refunds out of net savings on their business. See "Farm Cooperatives" and "Southern States--Cooperative Structure." Southern States also engages in supply and marketing transactions with other customers who are not eligible for membership and who do not qualify for patronage refunds. Southern States also engages in non-cooperative activities through several subsidiaries.

The Southern States Distribution System

      Southern States is the principal cooperative in a cooperative distribution system that serves its farmer members in its Mid-Atlantic territory and the Southeastern and South Central states through:

      . 220 company-owned retail farm supply and petroleum outlets and 26 company-owned metropolitan retail locations,

      . 70 local agricultural or petroleum cooperatives operating at 87 locations under standardized management contracts with Southern States,

      . 47 independently owned and operated local retail cooperatives that distribute Southern States supplies and products at 73 locations, and

      . A network of 314 private dealers operating approximately 333 locations who sell Southern States supplies and products at retail under retail distribution agreements with Southern States.

      Unless specifically noted otherwise, all location numbers are given as of December 31, 1999.

      Company-Owned Facilities. As described in greater detail below, Southern States sells a significant portion of its product and service volume through its retail farm supply locations, its metropolitan retail locations and its retail petroleum facilities in its territory. To support this retail distribution network, Southern States operates a number of owned and leased bulk manufacturing and distribution facilities. See "Business of Southern States-- Agricultural Inputs and Services--Petroleum," "--Retail Farm Supply" and "--Farm and Home." In fiscal 1999, Southern States sold approximately 54% of its total product and service volume through these company-owned facilities.

      As part of Southern States' business plan for improving the overall financial performance of the Gold Kist Inputs Business, Southern States either has leased, sold or expects to sell, close or otherwise dispose of approximately two dozen locations. In most cases, Southern States has effected or will attempt to effect these dispositions in a manner that preserves sales revenues and customers while eliminating unnecessary costs.

      Managed Local Cooperatives. The 70 managed local cooperatives, usually organized on a county level, are a significant component of Southern States' distribution system. The managed local cooperatives have their own local membership and locally-elected boards of directors, but each is a member of Southern States and each operates under a standardized management agreement with Southern States. In almost all instances, the managed local cooperatives use the name "Southern States" in their operations. Sales to the managed local cooperatives accounted for approximately 16% of Southern States' total product and service volume in fiscal 1999.

      Southern States has no equity interest in the managed local cooperatives and no representation on the boards of directors, but manages day to day operations and recommends policies to their boards of directors. The standardized management agreements are renewed annually, and may be canceled by either party at the end of any year provided there is no outstanding indebtedness owed Southern States. Southern States assesses a management, accounting and administrative fee which approximates the actual cost of service. No management agreements with local cooperatives have been canceled in Southern States' history other than as a result of mergers of local cooperatives into Southern States or, in a few cases, liquidation of a local managed cooperative.

      Private Dealers. Southern States also distributes supplies and products through a network of 314 independent, privately-owned dealers, operating a total of approximately 333 dealer locations. These dealers agree to sell Southern States supplies and products at retail to Southern States members and others and to maintain adequate records of sales in order that Southern States may allocate any patronage refund to such members. Sales to private dealers accounted for approximately 10% of Southern States' total product and service volume in fiscal 1999.

      Southern States is undertaking to expand its private dealer system into the former Gold Kist territory. As of December 31, 1999, 77 new private dealer locations in the former Gold Kist territory had completed Southern States' certification process and were purchasing product from

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Southern States. Two others were in various stages of that process.
Approximately 40 other private dealers and independent cooperatives throughout the Gold Kist territory have been identified as prospective dealers for Southern States.

      Independent Cooperatives. Southern States also distributes supplies and products to 47 independently owned and operated local cooperatives operating 73 locations. These cooperatives are members of Southern States and use Southern States as a major supply source, but do not operate under a management contract with Southern States and do not use the "Southern States" name. Sales to independent cooperatives represented approximately 3% of Southern States' total product and service volume in fiscal 1999. As a result of the acquisition of the Gold Kist Inputs Business, there are, as of December 31, 1999, 30 new independent cooperative locations and three others were in various stages of the certification process.

      Commercial and Other Accounts. In addition to the component parts of the Southern States distribution system within its territory, Southern States sells products to over 4,000 commercial and other accounts, including other cooperatives located outside its territory, who purchase supplies from Southern States. Commercial accounts include resellers who do not have a private dealer agreement with Southern States, as well as non-agricultural consumers. Commercial accounts are not eligible for membership in Southern States and are not eligible for patronage refunds. Other accounts include producers of agricultural products who purchase on a wholesale basis and other regional cooperatives. These accounts are eligible for membership and for wholesale patronage refunds. Sales to commercial and other accounts in fiscal 1999 accounted for approximately 17% of Southern States' total product and service volume.

Cooperative Structure

      Members and Membership Stock. Members of Southern States must be agricultural producers or agricultural cooperative associations comprised of agricultural producers. Members must own at least one share of membership stock. An agricultural producer who qualifies for membership but is not already a member will automatically receive the first $1.00 of any patronage refund in the form of one share of membership common stock. Under Virginia law and the Southern States articles of incorporation and bylaws, the issuance or transfer of Southern States' membership common stock is limited to:

      . bona fide agricultural producers who use the services or supplies of Southern States, and

      .     cooperatives whose membership is comprised of such persons.

      Each member, regardless of the number of shares of membership common stock registered in the member's name, is entitled to only one vote in the affairs of Southern States. Under various circumstances, like the death of a stockholder, Southern States repurchases common stock from its members at par value ($1 per share) plus declared and unpaid dividends, if any. In the event of liquidation or other disposition of the assets of Southern States, the holders of common stock, after satisfaction of obligations to creditors and to holders of all preferred stock, would be entitled to receive a maximum of the $1 per share par value plus declared and unpaid dividends, if any, for each share of common stock held. The board of directors of Southern States may from time to time issue any and all of the authorized but unissued common stock of Southern States without first offering such shares to existing holders of common stock, on such terms as it deems advisable, but not for less than par value.

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


      Governance. The members of Southern States annually elect on a staggered basis members of the board of directors to serve for three-year terms. Only members of Southern States or members of a retail agricultural purchasing cooperative handling supplies of Southern States are eligible to be elected by the members to serve on the board of directors. At the present time, the board of directors consists of 23 persons, 17 of whom are member-elected. Six additional directors, designated by statute as public directors, are appointed for three-year terms, on a staggered basis, by the director of agricultural extension for the Commonwealth of Virginia. Each of these appointed directors represents a different state in Southern States' traditional Mid-Atlantic territory. Public directors need not be members or stockholders of Southern States. See "Management--Directors."

      The bylaws of Southern States provide for a division of the territory in which Southern States operates into nine or more election districts. These election districts are determined on the basis of the annual volume of business done with Southern States by customers, with consideration given to the business done with members in, and geographical area of, each election district. The bylaws further provide that the Board may modify and redistrict whenever, in its discretion, it is advisable in order to maintain substantial equality in the volume of business done in the different districts.

      Under Southern States' bylaws, each election district is to be represented on the board by one director, elected at an election district meeting by delegates to the meeting. The members served by each private agency, each retail branch of Southern States, and each retail agricultural supply cooperative handling supplies of Southern States are entitled to vote in the election of delegates to election district meetings. Delegates are elected by the membership of Southern States and the membership of the retail agricultural purchasing cooperatives at their local annual meetings. The directors elected by each election district are then presented to the annual meeting of the members of Southern States. The bylaws of Southern States only permit voting in person at election district meetings.

      The officers of Southern States are elected by the board of directors to serve on a full-time salaried basis.

      Patronage Refunds. As a cooperative, Southern States operates for the benefit of its members and other patrons. It is obligated by its bylaws to return at the end of the fiscal year all net savings from its patronage-sourced business, after payment of dividends on capital stock and additions to its reserves, to the members and other patrons eligible for membership in proportion to their respective purchases. These net savings are the equivalent of profits and are allocated to each member patron and each patron eligible for membership in the form of patronage refunds on the basis of such person's percentage patronage.

      In fiscal 1999, approximately two-thirds of Southern States' supply business was with members and subject to patronage refunds. Southern States also engages in supply and marketing transactions with other customers who are not eligible for membership and who therefore do not qualify for and do not receive patronage refunds. In addition, through several subsidiaries, Southern States engages in non-cooperative activities that do not generate patronage refunds.

      Patronage refunds are normally paid partially in cash and partially in the form of non-interest bearing patronage refund allocations. Beginning with the fiscal year ended June 30, 1974, the policy of the board of directors regarding patronage refunds changed from payment of

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

the non-cash portion of the refund in shares of membership capital stock or debentures to payment in the form of patronage refund allocations, which are participations not bearing interest or paying dividends. Since 1974, patronage refunds have been paid 40% in cash and 60% in patronage refund allocations. The Internal Revenue Code requires a minimum cash component of 20%.

      Southern States believes its policy of paying a higher cash component than is required by law contributes to continued patronage. See "Description of the Capital Securities--Distributions; Option to Extend Interest Payment Period," "Description of the Junior Subordinated Debentures--Option to Extend Interest Payment Period" and "--Covenants and Restrictions on Payments--Restrictions on Payments" for restrictions on the redemption of patronage refund allocations in the event of deferral of interest on the junior subordinated debentures, or in the event of a default.

      The bylaws of Southern States further require that issuance of patronage refund allocations be in annual series, and identified by year issued. The bylaws require that the redemption of patronage refund allocations take place proportionately in the order of issuance when the board of directors determines that sufficient funds are available. An exception is made to this policy for redemption upon the death of a holder or to settle amounts in default owed to Southern States.

      In February 1996, Southern States redeemed its 1974 patronage refund allocations, which totaled slightly over $6 million. In February 1997, Southern States redeemed its 1975 patronage refund allocations, which also totaled approximately $6 million. In March 1998, Southern States redeemed its 1976 patronage refund allocations, which totaled approximately $4.6 million. To provide continued support to Southern States equity base, in 1997 and 1998, a number of Southern States' managed local cooperatives exchanged approximately $1.2 million and $800,000, respectively, of their revolved patronage refund allocations for an equivalent value in shares of Southern States' membership common stock. In fiscal 1999, Southern States did not redeem any patronage refund allocations.

      Southern States' bylaws require that all debts of Southern States shall be entitled to priority over patronage refund allocations and that in the event of operating losses, such losses may be charged in the order of issuance by years to patronage refund allocations and to operating capital reserves. Southern States is deemed to have a lien upon and security interest in patronage refund allocations as collateral for any indebtedness owed to Southern States by the holder. See "Description of Capital Securities--Distributions; Option to Extend Interest Payment Period," "Description of the Junior Subordinated Debentures-- Option to Extend Interest Payment Period" and "--Covenants and Restrictions on Payments--Restrictions on Payments" for restrictions on the redemption of patronage refund allocations in the event of deferral of interest on the junior subordinated debentures, or in the event of a default.

      Operating Capital. Annually, from fiscal year net savings, the board of directors has made additions to operating capital. These reserves are used for general purposes and are analogous to retained earnings. The equities of member patrons in such additions are recognized by Southern States. Further, the bylaws provide that in the event the board of directors determines these reserves have served their purpose, if any balance remains, it shall be returned to the member patrons in proportion to their interests. Otherwise, these reserves will be returned to the member patrons only upon dissolution of Southern States.

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

      Cooperative Taxation. A cooperative is a corporation for federal income tax purposes. It computes its taxable income and federal income tax liability in essentially the same manner as any ordinary corporation. However, to the extent a cooperative declares and pays patronage refunds to its members, it is allowed to deduct those amounts from its pre-tax income. Patronage refunds may be paid in the form of cash or credits, which are sometimes referred to as patronage refund allocations, or a combination of both.

      A cooperative may deduct from its pre-tax income both the amount of the cash patronage refund and the face amount of any credits or noncash patronage refund allocations. A cooperative's members, however, must recognize both those amounts in the computation of their respective taxable incomes. In order to qualify for the federal income tax deduction for patronage refunds, the cooperative must pay at least 20% of the patronage refund in cash. Southern States' board of directors determines the amount and form in which the company pays its patronage refunds. See "--Patronage Refunds" above.

      To the extent that Southern States distributes notices of allocation that do not qualify for the federal income tax deduction for patronage refunds, has income from transactions with nonmember customers or has income from non-patronage sources, it is taxed at the normal corporate rate. Southern States has subsidiaries that are not cooperatives; all the income of these subsidiaries is subject to corporate income taxes.


      For additional information concerning the nature of farm cooperatives generally, see "Farm Cooperatives" on page 50.

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

                           BUSINESS OF SOUTHERN STATES

      Southern States is both a supply and a marketing cooperative. Southern States functions as a supply cooperative providing agricultural inputs and services to its members and others through its Crops, Feed, Petroleum, Retail Farm Supply, and Farm and Home divisions. Southern States functions as a marketing cooperative marketing its members' products through its Grain Marketing and Livestock Marketing divisions. In addition to providing products and services to its members, Southern States provides products and services to its managed local cooperatives and to numerous independent dealers and cooperatives.

Business Strategy

      As a farmer-owned agricultural cooperative, Southern States' primary function is to enhance its members' economic welfare and bargaining power. To fulfill this function, Southern States pursues business initiatives that increase its purchasing power with vendors, lower its production, processing and distribution costs, increase its customer base and capitalize upon its management expertise. Southern States' ultimate objective is to position itself as the business of choice for meeting the needs of its members and other customers for products and value-added services. To achieve this goal, Southern States seeks to:

      . Offer a Full Line of Superior Products and Services: Southern States offers a full selection of high quality products and services at competitive prices designed to meet the diverse needs of its farmer membership base. The ability to use its purchasing power and its manufacturing/processing expertise allows it to be price competitive within its defined market areas.

      .     Develop Value-Added, Technologically Advanced Products and Services:
            In addition to its more traditional services, such as fertilizer spreading, crop protectant application and insect scouting, Southern States offers technologically advanced services, supported by reliable equipment and highly trained service technicians in order to increase market share with existing customers and attract new customers. For example, Southern States' Growmaster program uses Global Positioning Satellites and computerized delivery vehicles in selected locations to optimize the application of plant nutrients on farmers' fields, maximizing production in an environmentally responsible manner. In addition, Southern States has undertaken a research and development program in the field of aquaculture, one of the fastest growing segments in the agriculture industry, in order to provide its farmer members with a viable alternative product line, including fish stock, fish feed and guaranteed grower payment to farmer producers for harvested fish.

      .     Use Multiple Distribution Channels to Maximize Market Penetration:
            Southern States uses a variety of distribution channels to create multiple outlets for its product offerings in order to generate increased business volumes and economies of scale. The use of several diverse distribution channels enables Southern States to reach many different types of customers and maximize market penetration.

      . Access State-of-the-Art Products and Technology through Partnerships and Strategic Alliances: Southern States seeks to access products and technology through partnerships and strategic alliances, thereby significantly expanding Southern States'

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

            scope with minimal additional capital requirements. Investments with other interregional cooperatives in the U.S. and abroad afford Southern States access to world class sources of fertilizer products, seeds, animal genetics, and other ingredients required for Southern States' operations. The recent acquisition of Michigan Livestock Exchange is expected to lead to alliances up and down the food chain, from the producer to the retailer.

      . Evaluate Opportunities to Enter New Markets and Achieve Operating Efficiencies and Maximize Buying Power: Southern States has and will continue to capitalize on acquisition opportunities that will enable it to enter new markets, increase its scale of operations and achieve operating efficiencies in order to better service the economic interests of its farmer-members. For example, in 1986 through acquisition, Southern States entered the North Carolina market which, according to United States Department of Agriculture statistics, currently ranks fourth in farm income in the United States. In 1998, through its acquisition of Michigan Livestock Exchange, Southern States became the largest cooperative marketer of livestock in the United States and now is able to offer Michigan Livestock Exchange's marketing and other value-added services, such as genetics, specialized financing programs and feeding and animal health programs, to Southern States' existing customers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisition and Integration of the Gold Kist Inputs Business" for a discussion of the benefits Southern States anticipates to be realized as a result of the acquisition of the Gold Kist Inputs Business.

      . Adapt its Business in Selected Locations to Accommodate Changing Demographics and the Increasing Urbanization of its Customer Base:
            Many rural areas have become urban or suburban markets, reflecting well-documented demographic changes. Southern States continues to adapt its business to better serve this changing consumer base. Products and services sold through the Farm and Home and Retail Farm Supply divisions cater to the needs of the urban and suburban consumer, and include lawn and garden supplies, pet supplies and homeowner services. Sales of these products and services to urban and suburban consumers can, in part, offset the cyclical nature of Southern States' agricultural operations.

Agricultural Inputs and Services

      Southern States operates its agricultural inputs and services business through six operating divisions: Crops, Feed, Petroleum, Retail Farm Supply, Farm and Home, and Marketing. Southern States purchase of the Gold Kist Inputs Business has significantly bolstered these operating divisions. Southern States has integrated the Gold Kist Inputs Business into Southern States' pre-existing operating divisions as described below. The results for each division below include each division's allocated portion of the Gold Kist Inputs Business for the period from October 13, 1998 to June 30, 1999. Southern States no longer compiles separate financial statements for the Gold Kist Inputs Business.

    Crops

      Through its Crops division, Southern States procures, manufactures, processes and distributes fertilizer, seed, and crop protectants to its members and others through the Southern States distribution system. Southern States believes that it is the largest provider in its Mid-Atlantic territory for fertilizer, seed and crop protectants in large part as a result of its ability to

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


custom-produce fertilizer, seed and crop protectant products and its extensive and diverse distribution system. Sales of the Crops division in fiscal 1999 were $193.7 million.

      Southern States distributes granular, blended and liquid fertilizer and fertilizer materials in bagged and bulk form. Southern States' annual fertilizer sales volume is approximately 1.9 million tons, with approximately 1.3 million tons sold through company-owned retail facilities and the managed local cooperatives. The remainder is shipped directly to private dealers, independent cooperatives and commercial accounts. See "Southern States--The Southern States Distribution System."

      The Crops division has an annual production capacity of approximately 500,000 tons of fertilizer at 10 strategically located production, storage and distribution facilities. Southern States procures the balance of the fertilizer it sells from CF Industries, Inc., a cooperative owned by 10 regional cooperatives including Southern States, which produces and supplies fertilizer materials to its members. See "--Investments in Other Companies and Cooperatives" below. CF Industries is one of North America's largest commercial fertilizer manufacturers and distributors. CF Industries also supplies most of Southern States' nitrogen and phosphate and some potash requirements, providing approximately 50% of Southern States' total volume of fertilizer materials and products at market prices in fiscal 1999. Southern States purchased the remainder of its fertilizer materials from more than 40 other suppliers.

      Through its Crops division, Southern States produces and sells field and vegetable seeds, including small grains, soybeans, grasses, and legumes. Southern States also procures, manufactures and distributes crop protection products such as herbicides and pesticides through its Retail Farm Supply and Farm and Home divisions and to other cooperatives and dealers. Sales of crop protectants are enhanced by Southern States' ability to cross-sell seed products and offer superior application services through quality equipment and highly trained personnel.

      As a result of the acquisition of the Gold Kist Inputs Business, the Crops division now operates two bulk crop protectant storage facilities in the former Gold Kist territory and distributes agricultural and specialty crop protectants, including pesticides, growth regulators and surface-active agents that it purchases from approximately 15 manufacturers. Competition for sales of crop protectants is primarily on the basis of price and service since most retailers have access to the same inventory of products produced by the major manufacturers. The Crops division also provides aerial application of fertilizer for forestry customers and ground application of fertilizer and crop protectants for turf customers.

      The Crops division has successfully applied licensed genetic technology to finished products, for example, by incorporating the Roundup(R) resistant gene into its soybean seed products so that Roundup(R) destroys weeds but not the grain. This ability, coupled with the division's access to Southern States' extensive and diverse distribution system, makes Southern States an attractive partner for bio-tech firms. For instance, Southern States is a member-owner of Farmers Forage Research, Incorporated, which is operated by Southern States and two other regional cooperatives. Farmers Forage Research, Incorporated employs skilled plant breeders who use various facilities and regional test stations to develop improved varieties of corn, soybeans, alfalfa, clover, grass and sorghum-sudan.

    Feed

      Through its Feed division, Southern States procures and manufactures dairy, livestock, equine, poultry, pet and aquacultural feeds. Southern States' feed products are manufactured in

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


15 feed mills, four of which were acquired in the purchase of the Gold Kist Inputs Business. Feed products are distributed at wholesale and retail throughout Southern States' territory. See "Southern States--The Southern States Distribution System." Approximately 65% of the feed distributed in fiscal 1999 was delivered in bulk form directly from the feed mill to the farm with the remainder sold in bag form.

      Fiscal 1999 production of the mills was approximately 1.3 million tons, with resulting sales of $181.3 million. Southern States believes that it is the largest feed company in its Mid-Atlantic territory.

      Southern States' feed mills are batch process mills in which ingredients are weighed. These mills are capable of precision feed mixing. Southern States' mill operations produce and market approximately 7,500 different feeds, including custom blended feeds and feeds containing various medications. Pro Balanced is a dairy feed sold through a special program which includes survey and analysis of feed ingredients needed for a particular herd.

      Feed ingredients are purchased in the marketplace from many sources, including major grain companies. Feed formulation is based on the cost of various alternative ingredients in a given week. Southern States' Feed division partners with others in the industry in order to have access to national brands and technological developments in the field without incurring substantial capital outlays and the associated risks. In November 1996, Southern States joined with six other cooperatives in a pet food joint venture in Ohio, known as Pro Pet. In February, 1998, Southern States completed a cooperative milling joint venture in Pennsylvania with Agway Inc., a large Syracuse, New York based supply cooperative. In addition, Southern States participates with eight other cooperatives in Cooperative Research Farms, a network of two research farms, each devoted to a specified branch of animal husbandry. Cooperative Research Farms provides extensive feed research permitting its members to formulate improved feeds and feeding programs.

      As a result of the acquisition of the Gold Kist Inputs Business, the Feed division also markets dog food under the Pay Day, Pro Balanced and Performance Plus trademarks through independent dealers, under the Gold Kist and Pro Balanced trademarks through company-owned retail stores, and under the Gold Kist and Top Notch trademarks through grocery wholesalers and retail chain stores. Pro Balanced cat food is also marketed through independent dealers, company-owned retail stores and grocery wholesalers and retail chain stores. Pro Balanced, Pay Day, Gold Kist, Top Notch, and Performance Plus were registered trademarks of Gold Kist, all of which, except for the name Gold Kist, were purchased by Southern States under the asset purchase agreement.

    Petroleum

      Through its Petroleum division, Southern States distributes all grades of gasoline, kerosene, fuel oil, diesel fuel and propane, and other related petroleum products. Approximately 70% of petroleum sales in fiscal 1999 were made to non-members of the cooperative. Southern States' farm delivery services distinguish it from its competition in the petroleum business. The division experiences seasonal increases in sales and working capital requirements in the fall and winter months, as a result of its emphasis on oil and propane heating fuels.

      Approximately 65% of the Petroleum division's products were purchased on a contract basis, with the balance purchased on the spot market. Southern States owns two bulk terminals

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


with aggregate storage capacity of approximately 155,000 barrels of product. Southern States manages the throughput of its products at 26 dedicated storage terminals.

      Southern States also owns and operates 19 retail petroleum distribution locations and distributes petroleum products through four managed local cooperatives. Current sales volume for the division approximates 326 million gallons annually. Petroleum sales for fiscal 1999 were $165.6 million.

    Retail Farm Supply

      Southern States distributes agricultural supplies through its Retail Farm Supply division, which in fiscal 1999, operated over 200 company-owned and managed local cooperative retail farm supply locations in its Mid-Atlantic territory and, as of October 31, 1999, an additional 96 retail locations in its Southeastern and South Central territory, but concentrated in South Carolina, Georgia and Alabama. The retail store locations act as distribution centers, supplying members and others with agricultural production materials procured or manufactured through Southern States' Crops, Feed and Petroleum divisions.

      Although the retail stores may vary considerably from location to location, the typical store is a complete farm supply center offering for sale many agricultural products including feeds, animal health products, fertilizers, pesticides, seeds, petroleum, farm supplies and equipment. The typical store also offers farm delivery and crop protectant application services, precision farming, customized fertilizer spreading, field mapping, soil testing, insect scouting and agronomic and animal nutrition advice.

      The retail farm supply stores sell supplies and services to Southern States' members, other farmers and to a lesser extent to contractors and home owners. Southern States believes the quality "on the farm" services provided by the Retail Farm Supply division in conjunction with the products sold through them, in essence offering "one-stop-shopping," distinguish Southern States' retail farm supply operations from other options available to its customer base.

      As a result of the acquisition of the Gold Kist Inputs Business and as of June 30, 1999, the Retail Farm Supply division operates 32 receiving and storage facilities, with an aggregate storage capacity of approximately seven million bushels, for handling unprocessed farm commodities such as soybeans, corn and other grains. Nearly all of these storage facilities are licensed by the federal or state government and can issue negotiable warehouse receipts.

      In addition, as a result of the acquisition of the Gold Kist Inputs Business, the Retail Farm Supply division now operates five cotton ginning and storage facilities at various locations in the former Gold Kist territory through which Southern States provides ginning and storage services to members and non-members.

      The Retail Farm Supply division accounts for approximately 39% of Southern States' total product and service volume at June 30, 1999. Sales through these facilities in fiscal 1999 were $532.3 million.

    Farm and Home

      The Farm and Home division distributes farm and home products at wholesale and retail. Sales of the Farm and Home division for fiscal 1999 were $209.6 million.

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


      Wholesale. The division provides wholesale purchasing and distribution of farm and home products through centralized purchasing and three distribution centers. In fiscal 1999, approximately 40% of the Farm and Home division's sales volume was generated through its distribution centers, with the remaining 60% of its sales volume attributed to direct shipments from the vendor to customer. The largest customers of Farm and Home wholesale operations are Southern States' Retail Farm Supply stores, which accounted for approximately 43% of Farm and Home sales volume in fiscal 1999, and the independent private dealers, which accounted for approximately 32% of its sale volume for the same period. Other customers include the Farm and Home retail stores discussed below and a number of diversified U. S. commercial and international accounts.

      Retail. The Farm and Home division also operates 26 metropolitan retail locations under the trade name of Garden South. These locations, mostly at leased facilities, offer a wide array of products and services, including lawn and garden supplies and tools, power equipment, pet food, bird seed, hunting and equestrian supplies and landscape consulting services. These urban retail stores also provide technical and sales services in the form of knowledgeable in-store assistance and home delivery, which help distinguish Southern States' Farm and Home retail operations from its competitors.

      Wetsel. Wetsel, Inc., an independently-operated, wholly-owned subsidiary of Southern States, also serves as a wholesale distributor of agronomic supplies to dealers and commercial accounts in several eastern and midwestern states. Sales to lawn and garden centers in fiscal 1999 accounted for approximately 49% of Wetsel's sales, with the balance of its sales made to the turf industry (22%), greenhouse industry (15%) and farms (14%). Wetsel also operates one retail store in Harrisonburg, Virginia.

Marketing Services

    Grain Marketing

      Through its Grain Marketing division, Southern States purchases corn, soybean, wheat and barley from its members and markets these grain products, assuming all risks related to selling such grain. Grain is priced in the United States principally through bids based on organized commodity markets.

      The Grain Marketing division, centrally managed from Richmond, Virginia, consists of 13 grain elevators located primarily along the eastern seaboard and at a single location in central Kentucky. Storage capacity for those grain elevators as of October 31, 1999 was approximately 10.1 million bushels. The division markets approximately 25 million bushels of grain annually, primarily corn, soybeans, and wheat and barley, selling approximately 15% of this volume to Southern States' Feed division. The balance is sold to other customers which include large commercial grain buyers. Grain Marketing sales for fiscal 1999 were $68.7 million.

    Livestock Marketing

      Effective April 1, 1998, Southern States acquired, through merger, Michigan Livestock Exchange, a 75-year old, Michigan livestock marketing cooperative with approximately 60,000 members in its four-state territory of Michigan, Indiana, Ohio and Kentucky. The addition of Michigan Livestock Exchange provides Southern States with an expanded membership base and cross-selling opportunities for its other farm products in a territory outside, but contiguous to Southern States' Mid-Atlantic territory. Moreover, as a supplier of agricultural inputs to farmers,

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Southern States intends to use its livestock marketing operations as a means to further integrate itself into the conception-to-consumption system which is emerging in the food industry. This coordinated system links inputs, producers, processors, distributors and the ultimate consumer to promote operational efficiency and product consistency and to enhance farmer profitability.

      Through Michigan Livestock Exchange, which has become the Livestock Marketing division, Southern States operated 11 traditional livestock auction facilities and 19 swine buying stations as of December 31, 1999. Southern States also offers a vertically coordinated approach intended to help farmers produce and market their products through the packers to the customers. It does so by providing inputs to the livestock producer in an efficient, low-cost manner and then by marketing the livestock products to meet the expectations of the ultimate consumers for uniform, high-quality products.

      In addition to providing livestock marketing services for members on a commission basis and through purchases as principal, the division provides price contracts, financial services for lending and investing in livestock and livestock facilities, animal health sales, related real estate services and livestock marketing strategies. During the three months ended September 30, 1999, Michigan Livestock Exchange marketed approximately 404,000 hogs and 116,000 head of cattle.

Acquisition of the Gold Kist Inputs Business

      In October 1998, Southern States purchased from Gold Kist Inc., a major southeastern marketing and supply cooperative, the Gold Kist Inputs Business. Through this portion of its business, Gold Kist purchased, manufactured and processed a wide range of farm supply items for distribution and sale in the eight-state territory of Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, South Carolina and Texas. The assets acquired in October 1998 included:

      .     four fertilizer plants, one of which is leased;

      .     four crop protectant distribution centers, one of which is leased;

      .     23 grain elevators, five of which are leased;

      .     15 peanut buying stations, six of which are leased;

      .     five cotton gins, two of which are leased;

      .     four feed mills;

      .     one seed processing plant; and

      .     approximately 100 retail farm supply stores and branch facilities.

      The acquisition also included a number of owned and leased distribution and storage facilities and substantially all inventory and other agreed upon assets associated with the Gold Kist Inputs Business. The purchased assets did not involve the existing Gold Kist poultry, pork, acquaculture, seed marketing, cotton marketing and other businesses.

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         As described above, the Gold Kist Inputs Business has been integrated into Southern States' various operating divisions. Southern States does not compile separate financial statements for the Gold Kist Inputs Business. For a discussion of Southern States' efforts to integrate the Gold Kist Inputs Business, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisition and Integration of the Gold Kist Inputs Business."

         Purchase Price Adjustment. Under the asset purchase agreement between Southern States and Gold Kist Inc., the cash portion of the purchase price paid at closing (which was the estimated purchase price) was based on the values for current assets as shown on the most recent available month-end financial statement for the Gold Kist Inputs Business prior to the closing, which was the August 31, 1998 statement. On this basis, the pre-closing valuation was $236.7 million. After deducting assumed liabilities and an agreed-upon "holdback" of $10 million, the initial estimated purchase price paid to Gold Kist at closing was $218.3 million.

         Under the asset purchase agreement, Southern States was to calculate the final purchase price within 75 days of the closing. The final purchase price was to be based upon a physical count of inventory on hand at the closing and a post-closing valuation of accounts receivable, each made in accordance with agreed upon procedures, also as of the date of closing. This process resulted in extended discussions between Southern States and Gold Kist over the post-closing valuation of accounts receivable.

         In order to resolve all outstanding valuation issues under the asset purchase agreement, in September 1999, Southern States agreed to reassign to Gold Kist, as of July 31, 1999, accounts receivable that had been acquired pursuant to the asset purchase agreement. The parties agreed that interest and/or service charges paid to or accrued by Southern States on any reassigned accounts receivable would be reversed, and amounts collected on any of the accounts after July 31, 1999, by Southern States would be returned to Gold Kist. The parties also agreed that the purchase price adjustment would be included in the determination of the final purchase price under the asset purchase agreement.

         As a result of this reassignment of accounts receivable to Gold Kist, the parties agreed that the final purchase price for the Gold Kist Inputs Business was $198.4 million. Accordingly, Gold Kist repaid to Southern States $19.9 million, representing the difference between the final purchase price and the estimated purchase price of $218.3 million paid by Southern States in October 1998, together with interest of $1.3 million as provided for in the asset purchase agreement.

         Representations and Warranties. The asset purchase agreement contains customary representations and warranties concerning the status of the Gold Kist Inputs Business and the assets purchased. Most representations and warranties survived the closing and do not expire until June 30, 2001. Gold Kist has agreed to indemnify Southern States for losses arising out of environmental representations and warranties for a ten year period following the closing, up to an aggregate maximum of $35 million. Gold Kist has agreed to indemnify Southern States for any loss other than environmental loss arising from breaches of the representations and warranties to the extent that such losses do not exceed $10 million. There is a $500,000 threshold for losses other than environmental losses before a claim may be asserted against Gold Kist.

         Also, in connection with the final resolution of the valuation issues, Southern States and Gold Kist agreed to amend the asset purchase agreement to provide that the requirement for Gold

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Kist indemnity for environmental claims will be effective only when the aggregate amount of Southern States' losses for each individual claim exceeds $25,000 up to a maximum limit of $35 million in the aggregate. The asset purchase agreement originally provided that Southern States must incur losses exceeding $15,000 per claim before Gold Kist's indemnity obligations would be triggered.

         Non-Competition. Under the asset purchase agreement, Gold Kist agreed to a five-year non-competition agreement within the territory in which Gold Kist presently does business.

         Financing Commitment. In connection with the closing of Southern States' purchase of the Gold Kist Inputs Business, Southern States and Gold Kist entered into a separate agreement under which Gold Kist agreed to purchase on or before April 5, 1999 (later extended to October 5, 1999), up to $100 million of preferred stock or other specified equity-type securities from Southern States or an affiliated entity of Southern States if Southern States had not been able to sell an equal amount of similar securities by that date. As described in "Use of Proceeds," on October 5, 1999, Southern States sold to Gold Kist pursuant to this commitment $40 million liquidation amount of preferred stock and $60 million of capital securities issued by Southern States Capital Trust I.

Properties

      Southern States' principal operating facilities are its feed mills, fertilizer plants, petroleum storage and distribution facilities, its other farm supply storage and distribution facilities and its retail store facilities. These facilities are described elsewhere in this prospectus in the sections describing Southern States' various operating divisions. See "--Agricultural Inputs and Services" and "--Marketing Services" above.

      Southern States' corporate headquarters building, containing approximately 200,000 square feet of office space, is located on 11.8 acres in Richmond, Virginia. An unrelated third-party constructed the headquarters building on land owned by Southern States and leased to the owner of the building for a 70-year period expiring in 2048. Southern States leases approximately 170,000 square feet of the building. See Note 13 of the Notes to the Southern States Consolidated Financial Statements for additional information concerning Southern States' lease arrangement for its corporate headquarters and for other operating leases.

Information Systems

      The information systems used to support Southern States' business operations consist of a number of networked computer components running a mixture of internally developed and purchased software applications. Southern States' strategy has been to move away from large mainframe systems towards smaller, more flexible minicomputer and server based systems. This allows it to take advantage of new technology, and provides Southern States the flexibility to tailor computing needs to the application, and ultimately to the needs of the business units such technology supports. This strategy permits Southern States to upgrade or expand only where it is needed and avoid excess capacity where it is not needed, resulting in optimum costs for the processes that require support.

      Although Southern States still has a variety of older applications that are processed under a timesharing agreement on an IBM mainframe computer owned by an outside company, current plans are to convert these functions to client-server versions on company-owned Intel servers

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within the next year. Southern States now owns and utilizes in excess of 300
Intel servers in support of its Retail Store operations and over 30 such servers to support other applications used throughout Southern States. Other integrated computer systems support Southern States' distribution and manufacturing functions, its feed, fertilizer, petroleum, grain and related functions, and financial, payroll and human relations systems.

      Southern States believes that its information systems are sufficient to meet its current needs and future expansion plans.

Affiliated Financing Services

      Through two affiliated entities, Statesman Financial Corporation and Statesman's wholly-owned subsidiary, Michigan Livestock Credit Corporation, Southern States provides a variety of financing programs to its members and other customers. These programs, which are intended to enhance "one-stop-shopping" services, support Southern States' ability to sell its products, generate profits and provide an important source of liquidity through the purchase of significant amounts of receivables from Southern States. Through Southern States' direct investments in Statesman and Michigan Livestock Credit and its financing services agreements with each of them, Southern States is exposed to credit and interest rate risk resulting from the ongoing operations of Statesman and Michigan Livestock Credit.

    Statesman Financial Corporation

      Statesman Financial Corporation is owned 38.4% by Southern States and 36.1% by 62 of the managed local cooperatives. The remaining 25.5% is owned by Land O'Lakes, Inc., a regional farm supply cooperative headquartered in Minneapolis, Minnesota; MFA, Incorporated, a regional farm supply organization headquartered in Columbia, Missouri; and MFA Oil Company, a regional petroleum cooperative headquartered in Columbia, Missouri. Southern States accounts for its ownership in Statesman by the equity method.

      Statesman engages in a variety of financing programs with Southern States and its customers. These programs include accounts receivable financing, consumer retail financing, leasing services, asset based financing and agrifinancing. The consumer retail financing receivables, asset-based loans, and agrifinancing receivables are primarily obligations of customers of Southern States. See Note 5 of the Notes to the Southern States Consolidated Financial Statements included in this prospectus.

      Statesman and Southern States have entered into a financing services and contributed capital agreement setting forth the terms under which Statesman purchases accounts receivable from Southern States and defining other financing programs that Statesman may provide to the customers of Southern States. Under the terms of the agreement, Southern States is obligated to maintain a computed minimum investment in Statesman's Class A noncumulative preferred stock, based on the average daily balances of receivables sold to Statesman. The amount of this Class A preferred stock held by Southern States was $23.4 million for the three months ended September 30, 1999. Upon written notice, the agreement may be terminated by either party at any time.

      The parties have entered into this financing services and contributed capital agreement so that, by selling these receivables to Statesman, Southern States is able to obtain more favorable

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

financing than if it held these obligations for its own account and financed those additional assets itself.

      Accounts Receivable Financing. From time to time and subject to acceptance by Statesman, Statesman purchases the following types of receivables from Southern States:

      .     retail branch customer accounts receivable;

      .     grain marketing customer accounts receivable;

      . advances that Southern States makes to managed member cooperatives under the management agreement between Southern States and each managed member cooperative; and

      .     wholesale customer accounts receivable.

      Under the terms of the financing services and contributed capital agreement, Southern States sells these receivables to Statesman on a discounted basis. These discounts provide Statesman with revenues sufficient to cover anticipated interest charges and average historical charge-offs. These discounts are calculated based on historical credit losses, current delinquency status and the anticipated cost of carrying the purchased accounts receivable. The credit losses component of the discount rate has a minimum percentage provision that may be modified from time to time as agreed by Statesman and Southern States. For the three month period ended September 30, 1999, these discounts ranged from
 .05% to .35% of the receivables purchased.

      Receivables purchased by Statesman totaled approximately $1.2 billion and $996.7 million for the years ended June 30, 1999 and 1998, respectively. Statesman paid volume incentive fees to Southern States related to this program of approximately$765,000 and $605,000 for the years ended June 30, 1999 and 1998, respectively.

    Consumer Retail Financing. Through its consumer retail financing arm, Statesman provides a private label credit card program for retail customers who may present their credit cards at retail branch locations of Southern States, managed member cooperative locations, and participating independent market locations. Statesman assesses a merchant discount ranging from 1.25% to 1.75% of the transaction amount. Customers may elect to revolve their balances and pay finance charges at an APR no greater than 18% based on the average daily balance. Statesman assesses late payment fees of up to $14.50 each month against customers who fail to make payments within the terms of the program. All merchant discounts, finance charges and late payment fees constitute income to Statesman.

      Statesman also offers an installment sales financing program for retail customers who wish to finance single purchase transactions over a period ranging from three to sixty months. These transactions are documented on installment sales contracts that are offered to Statesman for purchase. Finance charges do not exceed 24% APR. This is a seldom used program. The volume outstanding under this program at any one time rarely exceeds $250,000.

      Statesman's consumer retail finance charge income was approximately $1.4 million and $1.4 million for the years ended June 30, 1999 and 1998, respectively. In addition, Statesman's merchant discount and late payment fee income totaled approximately $255,000 and $224,000 for the years ended June 30, 1999 and 1998, respectively. Statesman paid no volume incentive fees to Southern States related to this program for the years ended June 30, 1999 and 1998.

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


    Leasing Services. Statesman, as lessor, has entered into operating leases with Southern States and its patrons for computer equipment, liquid propane tanks, credit bureau terminals and agricultural equipment. The net book value of the equipment was approximately $5.1 million and $7.0 million as of June 30, 1999 and 1998, respectively. This program generated revenues for Statesman of approximately $2.1 million and $2.5 million for the years ended June 30, 1999 and 1998, respectively. Southern States' payments to Statesman for leasing services amounts to approximately 97% of Statesman's total leasing revenue. Statesman paid volume incentive fees to Southern States related to this program of approximately $175,000 and $295,000 for the years ended June 30, 1999 and 1998, respectively.

    Asset Based Financing. Statesman offers working capital financing to credit-approved private dealers of Southern States' products and independent cooperatives through a revolving line of credit program collateralized by the debtor's accounts receivable and inventories. Interest is charged on a floating interest rate basis and these contract maturities are periodically reviewed for renewal. This program generated revenues of approximately $748,000 million and $1.0 million for the years ended June 30, 1999 and 1998, respectively.

    Agrifinancing. Statesman offers nonrecourse extended crop, livestock and feed financing for one to five year periods to selected customers of Southern States. The notes are collateralized by the debtor's real estate, livestock or other tangible holdings. This program generated revenues of approximately $157,000 and $123,000 for the years ended June 30, 1999 and 1998, respectively.

    Michigan Livestock Credit Corporation

      Effective April 1, 1998, Michigan Livestock Credit, all of whose shares of common stock were owned by Michigan Livestock Exchange, was merged into a wholly-owned subsidiary of Statesman coincident with the merger of Michigan Livestock Exchange with Southern States. Upon the effective date of the merger, the name of the Statesman subsidiary was changed to Michigan Livestock Credit Corporation.

      Michigan Livestock Credit was organized in 1989 for the purpose of assuming various lending operations previously conducted by Michigan Livestock Exchange. The primary lines of business are building loans, a livestock feeding program and operating loans. Its loans are substantially collateralized by livestock, buildings or other property. As of June 30, 1999, the building loan portion of the portfolio was approximately $20 million, or 34% of Michigan Livestock Credit's total portfolio. The Livestock Feeding Program is a bailment program in which the livestock are owned by Michigan Livestock Credit and the farmer/producers house and feed the animals in their facilities. Livestock Feeding Program loans aggregated $11.7 million at June 30, 1999. Operating loans are loans made directly to farmer producers to support day to day operating needs. At June 30, 1999, these loans totaled $4.8 million.

      Southern States has a financing support agreement with Michigan Livestock Credit similar to the agreement it has with Statesman. Under the terms of the agreement, Southern States is obligated to maintain a computed minimum investment in Michigan Livestock Credit preferred stock, based on the average balance of receivables outstanding at Michigan Livestock Credit. Under the agreement, Southern States' required minimum investment in Michigan Livestock Credit at June 30, 1999 was $14.2 million. Southern States' investment in Michigan Livestock Credit at that date was $14.2 million in order to assure Michigan Livestock Credit's compliance with covenants in its bank loan agreement.

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Investments in Other Companies and Cooperatives

      Apart from its interest in its affiliated financing companies, Southern States has substantial investments, totaling approximately $82.2 million as of September 30, 1999, in other companies and cooperatives. Its largest investments are in other cooperatives from which it purchases supplies or services and from which Southern States in turn receives patronage dividends. The patronage dividends received from these investments can vary greatly from year to year depending on the performance of the underlying cooperative.

      Southern States' largest single investment is in CF Industries. See "--Agricultural Inputs and Services--Crops" above. At June 30, 1999, Southern States' investment in CF Industries was $43.5 million, represented by ownership of preferred stock issued to Southern States and other members in accordance with a base capital plan that is based upon each member's purchases from CF Industries over a rolling 5-year period. Under the plan, annual adjustments are made to each member's required preferred stock ownership. Southern States' preferred stock ownership represented approximately 5.6% of the outstanding preferred stock of CF Industries at June 30, 1999. There was no patronage refund paid to Southern States by CF Industries for the fiscal year ended June 30, 1999. The patronage refund paid to Southern States by CF Industries was $5.5 million and $13.1 million for each of the fiscal years ended June 30, 1998 and 1997, respectively.

      Southern States' second largest investment in other companies and cooperatives, apart from its affiliated financing companies, is in Southern States Insurance Exchange. The Insurance Exchange is a Virginia-domiciled insurance reciprocal licensed to write lines of insurance in Southern States' Mid-Atlantic territory and Pennsylvania. The Insurance Exchange provides a wide-range of property and casualty coverages for its subscribers (policyholders). Subscribers of the Insurance Exchange include Southern States, the managed local cooperatives, private dealers and other parties. At the discretion of the Advisory Board, the Insurance Exchange pays cash dividends from its operating income to its subscribers and allocates its remaining net income to individual subscriber accounts in accordance with the subscriber agreement. In addition, the Insurance Exchange returns prior years' subscriber savings when, in the judgment of its board of directors, circumstances make it prudent to do so.

      At June 30, 1999, Southern States' investment in the Exchange was $12.5 million, representing the accumulated unreturned savings in Southern States' subscriber account. Southern States received cash dividends and a return of prior years subscriber savings of $2.8 million, $3.4 million and $2.9 million for each of the fiscal years ended June 30, 1999, 1998 and 1997, respectively. The Insurance Exchange is operated by its attorney-in-fact and manager, Southern States Underwriters, Inc., an indirect subsidiary of Southern States. The Insurance Exchange carries an A.M. Best's highest rating of A+ Superior.

      As of June 30, 1999, Southern States reported total investments in other companies and cooperatives including CF Industries and the Insurance Exchange, of $78.4 million. Southern States' investments are stated at cash invested plus unpaid qualified written notices of allocation. See Note 6 of the Notes to the Southern States Consolidated Financial Statements included in this prospectus.


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Other Factors Affecting the Business of Southern States

Seasonality

      The business of Southern States is highly seasonal. The first and second fiscal quarters historically have lower sales revenue and unit volume than the third and fourth quarters. The majority of sales and greatest demand for working capital for Southern States' agricultural operations occur in late winter and spring, which represents the prime planting season for Southern States' customer base.

      For the Retail Farm Supply and Farm and Home divisions, with an emphasis on farm-related and yard and garden products, the majority of sales and the greatest demand for working capital also occur in late winter and spring. A majority of Southern States' sales in its Crops division occurs in the spring.

      Offsetting such seasonal effects to some degree, sales related to Southern States' grain and feed operations tend to be highest during fall and winter. In addition, Southern States places a product emphasis on oil and propane heating fuels in the late fall and early winter months. The grain, feed and petroleum operations create seasonal increases in sales and working capital requirements during the fall and winter months.

    Competition

      Southern States is one of the principal suppliers of agricultural inputs east of the Mississippi River. It is also the largest livestock marketing cooperative in the United States in terms of the number of head of livestock sold for member producers.

      Competition in feed, fertilizer, seed, grain, livestock, petroleum and farm supplies exists with large national and regional manufacturers and suppliers as well as small independent businesses operating in Southern States' territory. However, major competitors vary from area to area. No single competitor competes throughout Southern States' entire territory. Southern States believes it has a competitive advantage because through its extensive and diverse distribution system it offers a full line of basic farm supplies and services at locations convenient to patrons rather than limiting its sales to a single line such as feed, seed or fertilizer. Member ownership, name recognition, reputation for quality service and value, competent personnel and a long tradition of leadership are believed to enhance Southern States' competitive position.

    Employee Relations

      As of December 31, 1999, Southern States employed approximately 5,500 persons, including approximately 1,050 who were formerly employed by Gold Kist and who became employees of Southern States in October, 1998, in connection with Southern States' acquisition of the Gold Kist Inputs Business. Additionally, the managed local cooperatives employed approximately 900 persons. Approximately 60 company employees at two locations are members of labor unions. There have been no work stoppages in the past 16 years. Southern States considers its relationship with employees to be good.

    Matters Involving the Environment

      Southern States is subject to stringent and changing federal, state and local environmental laws and regulations, including those governing the labeling, use, storage, discharge, disposal

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and cleanup of hazardous materials as well as those governing the use, labeling and disposal of crop protectants, fertilizers and seed products. Southern States believes that its operations are in substantial compliance with all applicable environmental laws and regulations as currently interpreted and that it has obtained or applied for the necessary permits to conduct its business. Because Southern States uses regulated substances and generates hazardous materials in its business, from time to time it is involved in administrative or judicial proceedings and inquiries relating to environmental matters. Changes in environmental requirements or an unanticipated significant adverse environmental event could have a material adverse effect on Southern States' business, financial condition or results of operations.

      As of December 31, 1999, Southern States had three sites at which environmental investigation and remediation is ongoing and costs may be significant. At one site, Southern States is investigating and remediating soil and groundwater petroleum contamination under an order issued by the Kentucky Department for Environmental Protection. All necessary permits have been obtained and the remediation plan has been implemented, Southern States believes that future investigation and remediation costs will be between $1.7 million and $3.8 million.

      At a second site, Southern States continues to monitor nitrate contamination of the soil and groundwater under a consent agreement under the Virginia Voluntary Remediation Program. Southern States has completed a soil remediation program related to the immediate site and is in discussions with the Virginia Department of Environmental Quality regarding the appropriate scope of investigation of possible groundwater contamination relating to the site. Based on the information presently known, Southern States believes that future monitoring and remediation costs will be in the range of $100,000 to $300,000.

      At the third site, Southern States expects that it will incur expenses of approximately $30,000 per year for an as yet undetermined period on future operations and maintenance costs associated with a groundwater remediation system implemented to address nitrate contamination. The costs for the third site are subject to reimbursement by the prior owner of the site pursuant to an indemnification agreement.

      During fiscal 1997, 1998 and 1999, Southern States incurred expenditures of approximately $477,447, $872,306 and $2,247,512, respectively, for environmental investigation and remediation at all owned or leased properties. As of December 31, 1999, Southern States had reserved $2.21 million for future investigation and remediation costs associated with all currently or formerly owned or leased properties, including the three sites identified in the preceding paragraph. Based on current information and regulatory requirements, Southern States believes that the accruals established for environmental expenditures are adequate.

      In addition, as a result of off-site disposal activities, Southern States has been identified as a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 at two sites that are listed on the Superfund National Priorities List. CERCLA imposes joint and several liability on specified parties for the costs of investigation and remediation of contaminated properties, regardless of fault or the legality of the original disposal. Southern States has executed de minimis settlement agreements for both of these sites. The de minimis agreements provide Southern States with statutorily authorized protection from private actions by third parties seeking to recover site clean-up costs, and further provide that the EPA will not institute proceedings against Southern States relating to the clean-up of the sites. The agreements can be set aside by the EPA only if Southern States failed to disclose material facts with respect to its involvement in the sites or if aggregate site clean-up

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costs exceed a dollar threshold specified in the agreements, which is ordinarily set at a multiple of anticipated clean-up costs.

      Under the agreement to purchase the Gold Kist Input Business, Southern States acquired 20 properties specifically identified as having potential environmental liabilities. Gold Kist has agreed to assume responsibility for these liabilities, and has agreed, during the 10 years following the acquisition, to indemnify Southern States for environmental claims when the aggregate amount of Southern States' losses for each individual claim exceeds $25,000, up to a maximum limit of $35 million in the aggregate. Southern States does not consider its risk of incurring material environmental costs with respect to these properties to be significant in light of its indemnification agreement with Gold Kist.

      Southern States has expended, and expects in the future to expend, funds for compliance with environmental laws and regulations. These expenditures may impact Southern States' future net income. Southern States does not anticipate, however, that its competitive position will be adversely affected by these expenditures or by new environmental laws and regulations. Environmental expenditures are capitalized when the expenditures provide future economic benefits.

      During fiscal 1999, Southern States had environmental capital expenditures of approximately $1.02 million. Southern States estimates that its environmental capital expenditures for fiscal 2000 will be in the range of $1.0 million to $2.0 million and that excluding capital expenditures associated with properties acquired as a part of the Gold Kist Inputs Business, reasonably foreseeable future levels of capital expenditures for environmental compliance will be comparable. However, there can be no assurance that expenditures will not be higher because of continually changing environmental compliance standards and technology.

      Government Regulation

      Southern States' business is impacted by numerous federal, state and local laws that have been enacted to promote fair trade practices, safety, health and welfare. Southern States believes that its operating procedures conform to the intent of these laws and that it currently is in substantial compliance with all such laws, the violation of which could have a material adverse effect on it.

      In addition to the environmental laws discussed in the preceding section, policies may be implemented from time to time by the United States Department of Agriculture, the Department of Energy or other governmental agencies which may impact the demands of farmers for Southern States' products or which may impact the methods by which its operations are conducted. These policies may impact Southern States' farm supply and grain storage and marketing operations.

      In 1996, the Federal Agriculture Improvement and Reform Act ("FAIR") was signed into law. The FAIR legislation, which is sometimes referred to as the 1996 "Freedom to Farm" law, represented the most significant change in government farm programs in more than 60 years. Under FAIR, the former system of variable price-linked subsidy payments to farmers was replaced by a program of fixed payments which decline over a seven-year period. In addition, FAIR eliminated federal planting restrictions and acreage controls. Southern States believes that FAIR was intended to accelerate the trend toward greater market orientation and reduced government influence on the agricultural sector. Whether this legislation favorably impacts the

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agriculture sector or Southern States' business depends in large part on whether
U.S. agriculture becomes more competitive in world markets as the agriculture industry moves toward greater market orientation, the extent to which governmental actions expand international trade agreements and whether market access opportunities for U.S. agriculture are increased.

      In October 1998, Congress passed legislation that temporarily increased the subsidy payments that were being phased out by the 1996 FAIR legislation. The 1998 legislation was enacted in response to a variety of world-wide economic conditions adversely affecting agriculture, including substantial decreases in the prices of various farm commodities from levels prevailing at the time the FAIR legislation was enacted. Southern States is not able to predict how this most recent legislation might affect its business.

      In late 1999, Congress enacted legislation providing $8.7 billion in emergency relief for farmers impacted by low commodity prices and natural disasters. This legislation further undercut the philosophy that motivated passage of the FAIR legislation in 1996.

    Commodity Price Hedging Activities

      Southern States uses commodities futures contracts to minimize the risks associated with the fluctuation in market prices of grains and petroleum products. These futures contracts are commitments to either purchase or sell designated amounts and varieties of grain and petroleum products at a future date, and may be settled in cash or through delivery. Southern States maintains hedged positions on its petroleum products on a periodic basis. With respect to grain, however, Southern States' strategy is to maintain fully hedged positions to the greatest extent possible. Southern States' hedging activities are for the sole purpose of eliminating the risk of market price fluctuations. No futures contracts are purchased or sold for purely speculative purposes. For additional information on commodity price hedging, see Note 15 of the Notes to the Southern States Consolidated Financial Statements included in this prospectus.

      Southern States maintains hedged positions on its petroleum products inventory to protect against price declines from the time it purchases product to the time the product is sold. Due to historical market behavior, which results in high market prices eventually returning to more normalized levels, Southern States perceives its risk from a decrease in market prices as being greater as the level of market price increases. For that reason, Southern States seeks to hedge a larger proportion of product "imbalance" when prices are high. A product imbalance occurs when Southern States has entered into an agreement to sell more product (inventory) than it has purchased (i.e., a short position) or when Southern States has purchased more product (inventory) than it has agreements to sell (i.e., a long position). For example, at a price level below $.50/gal., Southern States typically hedges only 10%-20% of the product imbalance; at a price level of $.75/gal., Southern States ordinarily hedges approximately 80% of the imbalance. The hedge is usually a contract to sell either #2 heating oil or gasoline. The term of the contract is usually 30 to 60 days. Average inventory held by Southern States ranges from approximately 10 to 12 million gallons. Company policy limits the maximum number of gallons that can be hedged at any one time to 12.6 million gallons or 300 contracts.

      Southern States also seeks to minimize price risks inherent in its grain marketing operations by engaging in hedging activities in which Southern States enters into obligations to both purchase grain for a set price on a specific date and to sell grain at a set price on a specific date to protect the value of open purchase contracts, open sales contracts and grain inventory from adverse price changes in the corn, wheat and soybean markets. During harvest periods when deliveries are at their heaviest volume, Southern States will "pre-hedge" the day's projected receipts to avoid large unhedged overnight positions. A pre-hedge contract is a management decision to sell short in the market in anticipation of overnight purchases. Receipts are anticipated based upon discussions with local growers about their anticipated delivery date and time and also based upon specific crop harvest knowledge in a given region. Any imbalance resulting from the receipt of more or less grain than anticipated is hedged the day immediately following receipt through the use of additional futures contracts or through balancing against other receipts or sales. Company policy limits the aggregate unhedged position in wheat, corn and soybeans to a maximum of 100,000 bushels. Commodity futures are traded only on regulated exchanges such as the Chicago Board of Trade.

      Southern States also is a purchaser of agricultural commodities used for the manufacture of feeds. Southern States uses commodity futures for hedging purposes to reduce the effect of changing commodity prices on a portion of its commodity inventories and related purchase and sale contracts. Southern States typically enters into contracts to sell 30% to 35% of its feed inventory at a future date for a set price. Feed ingredients futures contracts, primarily corn and soybean meal, are recognized when closed and are accounted for at market. Gains and losses on the transactions are recorded as a component of product cost. At June 30, 1999, the fair value of Southern States' outstanding commodity futures positions for feed ingredients was not material.

    Legal Proceedings

      Southern States is involved in various legal proceedings that arise in the normal course of its business. Based upon its evaluation of the information currently available, Southern States believes that the ultimate resolution of such proceedings will not have a material adverse effect on its financial position, liquidity or results of operations.

      Southern States maintains general liability and property insurance and an umbrella and excess liability policy in amounts it considers adequate and customary for business of its kind. However, Southern States expects that from time to time it will experience legal claims in excess of its insurance coverage or claims that ultimately will not be covered by insurance. Several insurance coverages carried by Southern States are underwritten by Southern States Insurance Exchange. See "--Investments in Other Companies and Cooperatives" above.

                                   MANAGEMENT
Directors

      The board of directors of Southern States presently consists of 23 persons. Annually, members of Southern States elect on a staggered basis members of the board of directors to serve for three year-terms. Members are elected through an election district process, on a district representation basis. The districts are redrawn from time to time by the board of directors to provide for equitable representation of members in the territory served by Southern States. At the present time, 17 of the 23 members of the board of directors are member-elected, or member-designated. The other six current members of the board, designated by Virginia law as public directors, are appointed for three-year terms, on a staggered basis, by the director of agricultural extension for the Commonwealth of Virginia. Each of these appointed directors represents a different state in Southern States' traditional Mid-Atlantic territory. Public directors need not be members of Southern States.

      The directors of Southern States are as follows:

                                                                           Expiration    Years
                                Age as of                                  of Present    Served
                               September 30,                                Term as        as
Name                               1999             Position(s) Held        Director    Director       Residence
----                               ----             ----------------        --------    --------       ---------
Earl L. Campbell                    58           Chairman of the Board;       2000         14      Danville, Kentucky
                                                  Executive Committee

John Henry Smith                    49            Vice Chairman of the        2000          8      Rosedale, Virginia
                                                    Board; Executive
                                                  Committee, Chairman

Michael W. Beahm                    48           Member & Institutional       2002         13      Roanoke, Virginia
                                                  Relations Committee

Cecil D. Bell, Jr.*                 59              Audit Committee,          2001         10         Georgetown,
                                                        Chairman                                        Kentucky

Floyd K. Blessing                   72            Executive and Budget        2001         15      Houston, Delaware
                                                       Committees

Jere L. Cannon                      58              Audit Committee           2002         24        Flemingsburg,
                                                                                                        Kentucky

William F. Covington*               74           Member & Institutional       2000         13        Mebane, North
                                             Relations Committee, Carolina
                                                  Chairman; Executive
                                                       Committee

George E. Fisher                    67           Member & Institutional       2002         12        Gordonsville,
                                             Relations Committee Virginia

R. Bruce Johnson                    47              Budget Committee          2000          5         West Point,
                                                                                                        Virginia

James A. Kinsey*                    49            Executive and Audit         2000          8       Flemington, West
                                                       Committees                                       Virginia
J. Wayne McAtee                     55              Budget Committee          2000         17       Cadiz, Kentucky


Richard F. Price                    69           Executive and Member &       2001         31      Phoenix, Maryland
                                                Institutional Relations
                                                       Committees

William Pridgeon                    47           Member & Institutional       2000          1         Montgomery,
                                             Relations Committee Michigan

Curry A. Roberts*                   42              Audit Committee           2001          7       Charlottesville,
                                                                                                        Virginia
James A. Stonesifer*                56              Budget Committee          2002          3        Union Bridge,
                                                                                                        Maryland
William W. Vanderwende*             66             Budget Committee,          2002         18         Bridgeville,
                                                        Chairman                                        Delaware

Wilbur C. Ward                      61              Audit Committee           2001          6       Clarkton, North
                                                                                                        Carolina

Charles A. Wilfong                  41           Member & Institutional       2001          4        Dunmore, West
                                              Relations Committee Virginia

John B. East                        48           Member & Institutional       2002      Elected    Leesburg, Alabama
                                                  Relations Committee                   Nov. 1999
Raleigh O. Ward, Jr.                48           Member & Institutional       2002      Elected     Effingham, South
                                                  Relations Committee                   Nov. 1999       Carolina
H. Michael Davis                    48              Budget Committee          2000          1      Valdosta, Georgia

Herbert A. Daniel, Jr.              48              Audit Committee           2001          1       Claxton, Georgia

James E. Brady, Jr.                 64            Executive and Audit         2001          1       Marion, Alabama
                                                       Committees

         * Messrs. Bell (Kentucky), Covington (North Carolina), Kinsey (West Virginia), Roberts (Virginia), Stonesifer (Maryland) and Vanderwende (Delaware) are designated public directors.


      In connection with the April, 1998, acquisition of Michigan Livestock Exchange, which expanded the operations of Southern States into the states of Michigan, Ohio and Indiana, the board of directors was expanded by one seat. William Pridgeon, formerly the chairman of the board of directors of Michigan Livestock Exchange, was designated by the membership of Michigan Livestock Exchange to represent the Michigan Livestock Exchange territory on the board of directors for a term expiring in 2000.

      In connection with the October, 1998, acquisition of the Gold Kist Inputs Business, the board of directors was expanded by six additional seats. Under the terms of the agreement for the purchase of the Gold Kist Inputs Business, Southern States amended its bylaws to provide for the election by the board of directors of Gold Kist Inc., sitting as delegates to a special election district for the Gold Kist territory, of six additional directors for staggered terms from among the new members in the Gold Kist territory.

      Under the staggered terms, two directors initially will serve for one year, two for two years, and two for three years. Upon the expiration of these terms, two directors from the Gold Kist territory will be elected annually for three-year terms. Messrs. Davis, Daniel, and Ward each of whom previously served as and will continue to serve as a director of Gold Kist, and Messrs. Brady and East, have been elected as directors from the territory formerly served by the Gold Kist Inputs Business. A sixth individual, Mr. W. P. Smith, Jr., was elected to serve as a director for Southern States from the Gold Kist territory for a two year term, but died unexpectedly in November, 1998. The vacancy on the Board created by Mr. Smith's death has not been filled.

      During the past five years, each of the directors has owned and/or managed substantial farming operations, producing a wide range of agricultural products. While the size and type of products produced on, and the number of personnel employed at, each of the director's farms varies, each director's business activities have been primarily related to owner-managed agribusiness enterprises.

      There are no family relationships among any of the directors and executive officers.

      Mr. Price is a member of the board of directors of CoBank, ACB, which has various lending relationships with Southern States. Mr. Kinsey is a member of the board of directors of Agfirst Bank, FCB, a farm credit bank that participates in CoBank's commitments under Southern States' revolving credit facility. Mr. Brady is a director of The Perry County Bank, Marion, Alabama; Mr. Price is also a director of Sparks State Bank, Sparks, Maryland; Mr. Bell is a director of Farmers Capital Bank Corporation, Frankfort, Kentucky; and Mr. Wilfong is a director of Farm Family Holdings, Inc., Glenmont, New York.

Compensation Committee Interlocks and Insider Participation

      Messrs. J. H. Smith (Chairman), Campbell, Blessing, Covington, Brady and Pridgeon, serve as members of Southern States' executive committee which functions as Southern States' compensation committee. None of these directors, nor any of Southern States' executive officers, has any of the relationships to Southern States that is required to be disclosed by the regulations of the Securities and Exchange Commission.

Director Compensation

      The bylaws of Southern States provide that compensation and expense reimbursement policies for directors shall be established periodically by the board of directors. Currently, directors receive a per diem of $400, with the chairman receiving a per diem of $600, plus expenses incurred while traveling to and from and attending meetings of the board of directors or other official meetings or conferences.

      Directors Deferred Compensation Plan. The Southern States directors deferred compensation plan permits non-employee directors to defer all or part of their meeting fees, retainers or other remuneration received. The amount to be deferred and the period for deferral is specified by an election made prior to the beginning of each calendar year. Payments begin under the plan generally upon the director's death or the date specified by the director in his deferral election. The director's deferred account balance is credited with interest at a rate determined by the administrator for each deferral cycle. Distributions are made in quarterly installments over 10 years. All amounts accrued under the plan have been funded in a trust which is secure against all contingencies except insolvency of Southern States.

Transactions With Directors Who Are Members and Customers

      Southern States' members, including its directors, are customers of Southern States and/or of its affiliated financing companies. They purchase products from Southern States in the normal course of operating their farm businesses and may sell certain agricultural products to Southern States at market price. The prices, terms and conditions of any purchase or sale transaction are on the same basis for all Southern States' members.

Executive Officers

The executive officers of Southern States are as follows:

                         Age as of
Name                     Sept. 30,            Positions and Offices Held
----                       1999               --------------------------
                           ----
Wayne A. Boutwell           55          President and Chief Executive Officer--
                                        Mr. Boutwell began his career in 1970
                                        with the USDA in Washington, D.C. He
                                        served as President and CEO of the
                                        National Council of Farmer Cooperatives
                                        from 1983 until 1996. In September 1996,
                                        Mr. Boutwell was named President and
                                        Chief Executive Officer - Elect of
                                        Southern States. Mr. Boutwell serves on
                                        the board of CF Industries, Inc., the
                                        National Council of Farmer Cooperatives,
                                        Mississippi State University
                                        Agribusiness Institute, and the
                                        International Food and Agribusiness
                                        Management Association. Mr. Boutwell
                                        received his B.S. and M.S. degrees in
                                        Agricultural Economics from Mississippi
                                        State University and his Ph.D. from
                                        Virginia Tech.

K. Gene McClung             56          Group Vice President, Marketing &
                                        Logistical Services -- Mr. McClung
                                        commenced his career with Southern
                                        States in 1964. He has served in a
                                        variety of local, regional and
                                        headquarters managerial positions. He
                                        was promoted to his present position
                                        effective April 1, 1998, after serving
                                        as Vice President of Planning, Logistics
                                        and Business Development. Mr. McClung
                                        also served Southern States for a number
                                        of years as Director, Credit and
                                        Financial Services and as President of
                                        Statesman Financial Corporation.

George W. Winstead          57          Group Vice President, Ag Inputs &
                                        Services -- Mr. Winstead began his
                                        career with Southern States in 1968. He
                                        has been in his present position since
                                        July 1, 1993, having previously served
                                        in a variety of local, regional and
                                        headquarters managerial positions. Mr.
                                        Winstead serves as chairman of the board
                                        of Universal Cooperatives Inc. and
                                        Cooperative Milling, Inc. Mr. Winstead
                                        received his B.S. from East Carolina
                                        University.

Jonathan A. Hawkins         60          Senior Vice President and Chief
                                        Financial Officer -- Mr. Hawkins was
                                        named to his current position in 1990.
                                        He joined Southern States in 1980 and
                                        was promoted to Vice President and
                                        Treasurer in 1983. He currently serves
                                        as Chairman of the Board of the
                                        Institute of Cooperative Financial
                                        Officers. Mr. Hawkins received his B.A.
                                        in Mathematics from the University of
                                        Richmond.

Gene R. Anderson            59          Senior Vice President, Corporate and
                                        Member Services -- Mr. Anderson joined
                                        Southern States on May 1, 1986, as Vice
                                        President for Human Resources. He was
                                        promoted to his present position on
                                        October 15, 1998, having previously
                                        served in several headquarters
                                        managerial capacities. Before joining
                                        Southern States, Mr. Anderson worked for
                                        23 years for E.I. Du Pont de Nemours &
                                        Co. Mr. Anderson has a B.A. in
                                        Industrial Relations from the University
                                        of North Carolina.

C.A. Miller                 60          Senior Vice President, Corporate
                                        Information and Support Services -- Mr.
                                        Miller joined Southern States as
                                        Director of Information Systems in 1979
                                        and was later promoted to Vice
                                        President. Mr. Miller was promoted to
                                        his current position on October 15,
                                        1998. Prior to joining Southern States,
                                        Mr. Miller served as Vice President of
                                        Deposit Guaranty National Bank in
                                        Jackson, Mississippi, and then as Senior
                                        Vice President of the First National
                                        Bank of Birmingham, Alabama. Mr. Miller
                                        has a B.A. in Banking and Finance and an
                                        M.B.A. in Finance and Economics from the
                                        University of Mississippi.

N. Hopper Ancarrow, Jr.     54          Vice President, General Counsel and
                                        Secretary -- Mr. Ancarrow joined
                                        Southern States' legal staff in 1971 and
                                        from 1972 until 1987 served as Assistant
                                        Secretary of Southern States. In 1987,
                                        he was named Vice President, General
                                        Counsel and Secretary. Mr. Ancarrow
                                        earned his B.A. from the University of
                                        North Carolina and his J.D. from the
                                        College of William & Mary - Marshall
                                        Wythe School of Law.

Richard G. Sherman          52          Vice President, Human Resources -- Mr.
                                        Sherman joined Southern States in June
                                        1988 as Director of Human Resources at
                                        the central office in Richmond,
                                        Virginia. He was promoted to his current
                                        position in August 1989. Before joining
                                        Southern States, Mr. Sherman worked for
                                        Texas City Refining Inc. and Agway Inc.
                                        He has a B.A. in Economics and Business
                                        from Rider College, an M.A. in Human
                                        Resources from the University of Houston
                                        and holds a Senior Professional in Human
                                        Resources designation.

      The officers of Southern States serve for a term of one year and until their successors are elected by the board of directors. During the past five years the principal occupation of each of the above named executive officers, other than Mr. Boutwell, has been as an officer or employee of Southern States.

         Executive Compensation
         ----------------------

         The following table shows, for the fiscal years ended June 30, 1999, 1998 and 1997, all compensation paid or accrued by Southern States and its subsidiaries to its chief executive officer and each of the four other most highly compensated executive officers.

         You should read the following information with the data in the table below:

     . "Salary" reflects salary before pretax contributions under the Southern States thrift plan and before pretax contributions under the Southern States flexible benefits plan.

     . "Bonus" reflects share of earnings fund and executive bonus, if any, accrued for each of the fiscal years under the Southern States deferred compensation plan, including the incentive compensation awards in addition to the deferral rights. The various incentive compensation awards are described below. For Mr. Boutwell, $29,615 was paid, or electively deferred, from his incentive account for the fiscal year ended June 30, 1998 under the CEO incentive program under the Southern States deferred compensation plan. For the fiscal years ended June 30, 1999 and 1998, $286,714 and $61,115 was subtracted from Mr. Boutwell's incentive account as a result of incentive shortfalls for the respective years. However, the balance is not reduced below $0. Any balance in the incentive account is subject to forfeiture. See "--Bonus Compensation--CEO Incentive Program" below.

     . "Other Annual Compensation" reflects, in the case of Messrs. Hawkins and Ancarrow, that portion of the interest earned under the Southern States deferred compensation plan above 120% of the applicable federal rate in those accounts not deemed invested in externally managed investments, as well as amounts attributable to Southern States' payment of certain taxes on their behalf. Other than such amounts, for the fiscal years ended June 30, 1999, 1998 and 1997 no amount of "Other Annual Compensation" was paid to any of the executive officers listed in the table, except for perquisites and other personal benefits which for each named executive officer did not exceed the lesser of $50,000 or 10% of the amounts reported as salary and bonus for such individual.

                                                                  Annual Compensation
                                                     -----------------------------------------------
                                           Year
                                          Ending                                       Other Annual         All Other
      Name and Principal Position         June 30        Salary            Bonus       Compensation     Compensation
      ---------------------------         -------        ------            -----       ------------     ------------
Wayne A. Boutwell                          1999          $419,910          $   ---           ---           $11,500(1)
President and Chief Executive Officer      1998           381,429           29,615           ---            13,033(1)
(1)                                        1997           278,250              ---           ---                 ---

George W. Winstead                         1999          $180,512          $   ---           ---           $ 7,873(2)
Group Vice President                       1998           169,778           15,826           ---             7,471(2)
Ag Inputs & Services                       1997           160,116           46,495           ---             8,865(2)

K. Gene McClung                            1999          $166,292          $   ---           ---            $7,152(3)
Group Vice President                       1998           133,428           17,712           ---             6,877(3)
Marketing & Logistical Services            1997           109,080           26,343           ---             8,035(3)

Jonathan A. Hawkins                        1999          $172,008          $   ---         $2,150           $9,208(4)
Senior Vice President and                  1998           154,591           25,630          1,924            9,168(4)
Chief Financial Officer                    1997           139,784           43,430          1,733           10,834(4)

N. Hopper Ancarrow, Jr.                    1999          $150,128          $24,986         $1,160           $5,937(5)
Vice President, General Counsel            1998           144,409           22,731          1,046            5,853(5)
and Secretary                              1997           138,229           41,262            954            7,465(5)

         (1) Mr. Boutwell became president and chief executive officer effective February 1, 1997. Reflects $2,400 and $3,934 contributed or matched by Southern States or its subsidiaries for fiscal years 1999 and 1998, respectively, under the Southern States thrift plan. The remaining amount shown for each fiscal year was paid by Southern States for life insurance premiums under a split dollar life insurance agreement. Southern States will recover the cost of premium payments from the cash value of the policies.

         (2) Reflects $2,867, $2,465 and $3,859 contributed or matched by Southern States or its subsidiaries for fiscal years 1999, 1998 and 1997, respectively, under the Southern States thrift plan. The remaining amount shown for each fiscal year was paid by Southern States for life insurance premiums under a split dollar life insurance agreement. Southern States will recover the cost of premium payments from the cash value of the policies.

         (3) Reflects $2,644, $2,369 and $3,528 contributed or matched by Southern States or its subsidiaries for fiscal years 1999, 1998 and 1997, respectively, under the Southern States thrift plan. The remaining amount shown for each fiscal year was paid by Southern States for life insurance premiums under a split dollar life insurance agreement. Southern States will recover the cost of premium payments from the cash value of the policies.

         (4) Reflects $2,520, $2,481 and $4,147 contributed or matched by Southern States or its subsidiaries for fiscal years 1999, 1998 and 1997, respectively, under the Southern States thrift plan. The remaining amount shown for each fiscal year was paid by Southern States for life insurance premiums under a split dollar life insurance agreement. Southern States will recover the cost of premium payments from the cash value of the policies.

         (5) Reflects $2,218, $2,134 and $3,746 contributed or matched by Southern States or its subsidiaries for fiscal years 1999, 1998 and 1997, respectively, under the Southern States thrift plan. The remaining amount shown for each fiscal year was paid by Southern States for life insurance premiums under a split dollar life insurance agreement. Southern States will recover the cost of premium payments from the cash value of the policies.

Deferred Compensation

         The Southern States deferred compensation plan permits executive employees designated to defer all or part of their salary and all or part of their bonus compensation. The amount to be deferred and the period for deferral is specified by an election made before the beginning of each fiscal year. Payments begin under the plan generally upon the executive's death or disability or at cessation of employment, or upon election, not later than that executive's 65th birthday. The executive's deferred account balance is credited with earnings and losses based on deemed investments selected by the executive from the same funds available for actual investment under the Southern States thrift plan. Distributions are made in quarterly installments over 10 years. All vested amounts accrued under the plan have been funded in a trust which is secure against all contingencies except insolvency of Southern States. Amounts deferred pursuant to the plan for the accounts of the named individuals during the fiscal years ended June 30, 1997, 1998 and 1999 are included under the salary and bonus columns in the cash compensation table.

Bonus Compensation

         Earnings Fund Program. All regular employees other than the chief executive officer, the chief financial officer and the two group vice presidents, who are designated as eligible by the board are entitled to a proportionate share of the earnings fund under the deferred compensation plan for each fiscal year. The earnings fund share provided to each employee is dependent upon the employee's position, the employee's fiscal year end salary and the performance of Southern States for the fiscal year. The earnings fund includes amounts by which Southern States exceeds a threshold level of performance. Distributions under this program are made annually after the close of the fiscal year.

         Executive Bonus. Each executive designated by the board is also eligible for an executive bonus, if any, in the amount determined by, and in the discretion of, the chief executive officer. Executive bonuses are awarded based on an assessment of the executive's performance during the preceding 12 months and are payable after the close of the fiscal year.

         CEO Incentive Program. The CEO incentive program is a long term incentive program under which the chief executive officer is granted an award of 1.5% of the amount by which savings before taxes exceeds 10% of the total stockholders' and patrons' equity determined at the end of the prior year. Each award is placed in an incentive account established on the books of Southern States with a beginning balance of $150,000. One-third of the balance in the incentive account is distributed as of the end of each fiscal year. Shortfalls equal to 1.5% of the amount by which earnings fall short of 10% of such equity are subtracted from the incentive account. No distribution however, will be made for any fiscal year in which Southern States incurs a loss. Any positive balance in the incentive account is forfeited upon the chief executive officer's early termination of employment. The board retains the right to adjust earnings used for determining the award for any unusual gains or losses incurred during the fiscal year. However, the board may not reduce the balance in the incentive account or defer a scheduled payment for which no deferral election has been filed by the chief executive officer.

         CFO and Group Vice Presidents Incentive Program. For each fiscal year, beginning July 1, 1998, the Company's chief financial officer (Mr. Hawkins) and its two group vice presidents (Messrs. Winstead and McClung), will be granted incentive awards equal to .40% of the amount by which savings before taxes exceeds a 4% return on total assets as determined at the end of the preceding fiscal year. Each award is placed in an incentive account established on the books of Southern States. One-half of the balance in the incentive account is distributed at the end of each fiscal year. The accumulated balance in the executive's incentive account will be paid at the end of the fiscal year following the executive's termination of employment for any reason. The board retains the right to adjust earnings used for determining the award for unusual gains or losses incurred during the fiscal year. However, the board may not reduce the balance in the incentive account or defer a scheduled payment for which no deferral election is in place under the plan.

Retirement Benefits

      The following table shows the estimated annual benefits payable in the form of a single life annuity upon retirement under Southern States' retirement program, consisting of the retirement plan for employees of Southern States and the Southern States supplemental retirement plan, to persons in specified years of service and average earnings classifications, before offset of Social Security benefits, assuming retirement at 65 or at or after 62 with 30 years of creditable service:

            Estimated Annual Benefits For Years of Service Indicated
            --------------------------------------------------------

Highest 36 Month
Average Earnings    10           15          20          25       30 or more
----------------    ---          --          --          --       ----------
    $50,000       $10,000      $15,000     $20,000     $25,000      $30,000
    100,000        20,000       30,000      40,000      50,000       60,000
    150,000        30,000       45,000      60,000      75,000       90,000
    200,000        40,000       60,000      80,000     100,000      120,000
    250,000        50,000       75,000     100,000     125,000      150,000
    300,000        60,000       90,000     120,000     150,000      180,000
    350,000        70,000      105,000     140,000     175,000      210,000
    400,000        80,000      120,000     160,000     200,000      240,000
    450,000        90,000      135,000     180,000     225,000      270,000
    500,000       100,000      150,000     200,000     250,000      300,000

      Compensation covered by the Plan includes compensation set forth in the columns entitled "Salary" and "Bonus" in the Summary Compensation Table reduced by the bonus amounts that are electively deferred by executives under the Southern States deferred compensation plan. The credited years of service as of December 31, 1998, under the retirement income plan for the five executive officers listed in the summary compensation table are as follows: Mr. Boutwell (2); Mr. Winstead (30); Mr. McClung (30); Mr. Hawkins (18); and Mr. Ancarrow (27).

Security Ownership of Beneficial Owners and Management

      Southern States' stockholder equity consists of its membership common stock and its preferred stock. Only the shares of membership common stock have voting rights.

      Under Southern States' articles of incorporation and under applicable Virginia law, each member of Southern States has only one vote in the business affairs of Southern States, regardless of the number of shares of common stock owned. See "Southern States--Cooperative Structure."

      At September 30, 1999, none of the directors of Southern States and the executive officers listed in the summary compensation table, either individually or as a group, beneficially owned in excess of one percent of any class of Southern States' equity. At September 30, 1999, no person or entity was known by Southern States to be the beneficial owner of more than five percent of Southern States' common shares.

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                      DESCRIPTION OF THE CAPITAL SECURITIES

      The trustees will issue the capital securities and the common securities on behalf of Southern States Capital Trust under the terms of the trust agreement. The trust agreement is qualified as an indenture under the Trust Indenture Act. The property trustee will also be the debenture trustee.

      Here is a summary of some of terms and provisions of the capital securities. The actual terms are set forth in full in the trust agreement.

General

      The administrative trustees are authorized in the trust agreement to cause Southern States Capital Trust to issue the trust securities. The trust securities represent undivided beneficial interests in Southern States Capital Trust. The trust securities are made up of two types of securities: the capital securities and the common securities. Southern States Capital Trust will sell to Southern States (or one of its subsidiaries) all of the common securities. Southern States Capital Trust is selling the capital securities to the public in this offering. Southern States Capital Trust will use the proceeds from the sale of the common securities and the capital securities to purchase the junior subordinated debentures from Southern States. The property trustee will hold the junior subordinated debentures in trust for the benefit of the holders of all of the trust securities.

      The capital securities are limited to $75,000,000 aggregate liquidation amount outstanding at any time. Southern States Capital Trust does have the right to increase the aggregate liquidation amount outstanding by not more than $11,250,000, which is also known as the over-allotment option.

      The capital securities will rank equal in seniority with the common securities. Southern States Capital Trust will make payments on the capital securities proportionately with the payments it makes on the common securities except as described under "--Subordination of Common Securities" below.

      Southern States has guaranteed the payment of distributions out of money held by Southern States Capital Trust, and payments upon redemption of the capital securities or liquidation of Southern States Capital Trust, to the extent described below under "The Guarantee." In addition, Southern States has other obligations, which are those contained in the trust agreement, the expense agreement, the indenture and any applicable supplemental indentures. The guarantee, the other obligations and the junior subordinated debentures issued to Southern States Capital Trust, all taken together, provide a full, irrevocable and unconditional guarantee by Southern States of the amounts due on the capital securities. The guarantee trustee will hold the guarantee for the benefit of the holders of the capital securities.

      The guarantee will be a guarantee on a subordinated basis with respect to the capital securities. However, the guarantee will not guarantee payment of distributions or amounts payable on redemption or liquidation of the capital securities if it happens that Southern States

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


Capital Trust does not have funds on hand available to make those payments. See "The Guarantee." The guarantee only applies if Southern States has made the corresponding payment of interest or principal on the junior subordinated debentures held by Southern States Capital Trust.

      If the holder of a capital security has not been paid interest or principal, then the holder's remedy is to direct the property trustee to enforce against Southern States the property trustee's rights as the holder of the junior subordinated debentures. There are also the limited circumstances where the holder may take direct action against Southern States. See "--Voting Rights" below.

Distributions; Option to Extend Interest Payment Period

Rate

      Distributions on the capital securities will be fixed at a yearly rate of ___ % of the stated liquidation amount of $25 for each capital security. Distributions will be made on the trust securities at the same rate and on the same dates that payments of interest, including interest on accrued interest as provided for in the indenture, are made on the junior subordinated debentures. Interest will be compounded quarterly. The term "distributions" as used in this prospectus includes any interest payable unless we state otherwise. Our computations will always be based on a 360-day year of twelve 30-day months, and for any period shorter than a full quarter, on the basis of the actual number of days elapsed using a 90-day quarter.

Dates

      Distributions on the capital securities will be cumulative. They will accrue from ________, 2000, and will be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing ________, 2000. Distributions will be paid on these days when, as and if there are funds available for payment by the property trustee, except as otherwise described below. The initial cash distribution payable on _______, 2000, will equal $______ for each $25 capital security. Subsequent cash distributions will equal $______ for each $25 capital security.

Right to Defer

      Southern States has the right under the indenture to defer payments of interest on the junior subordinated debentures to Southern States Capital Trust by extending the interest payment period. If Southern States exercises this right, then Southern States Capital Trust will automatically defer quarterly distributions on the capital securities. However, during any extension period, interest, including any additional interest as provided for in the indenture, would continue to accrue on the junior subordinated debentures. Likewise, during an extension period, to the extent permitted by law, the deferred interest payment distributions on the capital securities would continue to accrue with interest.

      Southern States' right to extend the interest payment period for the junior subordinated debentures is limited to a period not exceeding 20 consecutive quarters or extending beyond the maturity date of the junior subordinated debentures.

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


      If Southern States exercises its right to defer payments of interest on the junior subordinated debentures, then during this extension period Southern States may not:

         . declare or pay dividends or distributions on or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or patron's equity,

         .  redeem any patronage refund allocations, or

         . make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by Southern States that rank equal with or junior to the junior subordinated debentures.

      However, these extension period restrictions do not apply to:

         . Southern States' repurchase, redemption or other acquisition of shares of its capital stock from a member of Southern States upon either the death or dissolution of this member or because this member has ceased to be eligible for membership in Southern States, as long as the board of directors approves the repurchase or redemption pursuant to a policy of assuring that Southern States operates as a cooperative in compliance with Subchapter T of the Internal Revenue Code;

         . as a result of an exchange or conversion of any class of capital stock or indebtedness of Southern States (or capital stock of any affiliate of Southern States) for any other class of capital stock of Southern States;

         . the declaration or payment of patronage refunds, as long as not more than 40% of the aggregate patronage refunds for any fiscal year will be in cash and the remainder will be paid in common stock or patronage refund allocations;

         . any declaration of a dividend in connection with any shareholders' rights plan, or the issuance of rights, stock or other property under a shareholders' rights plan, or the redemption or repurchase of these rights; or

         . any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal with or junior to such stock.

      Southern States may extend an extension period further before it ends. It can only do this as long as the total extension period, together with all previous and further extensions, does not exceed 20 consecutive quarters and does not extend beyond the maturity date of the junior subordinated debentures. In addition, after the end of an extension period and after Southern States has paid the amounts due, Southern States may commence a new extension period under the same limitations described above. See "Description of the Junior Subordinated Debentures--Interest" and "--Option to Extend Interest Payment Period."

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

      Southern States has no present intention of exercising its right to defer payments of interest by extending the interest payment date of the junior subordinated debentures.

Availability of Funds

      Southern States Capital Trust must pay distributions on the capital securities, but this is only to the extent that it has funds available for the payment. Southern States Capital Trust's available funds will be limited to the payments it has received from Southern States for or on the junior subordinated debentures. See "Description of the Junior Subordinated Debentures" and "Risk Factors-- If Southern States Does Not Make Payments on the Junior Subordinated Debentures, the Guarantee Will Not Apply Because Southern States Capital Trust Will Not Have Funds Available to Pay Distributions or Other Payments on the Capital Securities."

Record Holders

      Distributions on the capital securities will be payable to the holders of the capital securities as their names appear on Southern States Capital Trust's books and records on the relevant record dates. The record date for each distribution will be the fifteenth day, whether or not this is a business day as defined below, before the relevant payment date. If these distributions are deferred, the deferred distributions and their accrued interest will be paid to holders of record of the capital securities as they appear on Southern States Capital Trust's books and records on the record date for distributions due at the end of the deferral period.

      The property trustee will be the entity to pay these distributions to the holders of the capital securities. The property trustee will also hold amounts received from Southern States for the junior subordinated debentures for the benefit of the holders of the capital securities.

Payment Date of Distributions

      If the date for making distributions is not a business day, then the payment date will be the next succeeding day that is a business day. In this case, there will not be any interest or other payment as a result of the delay. However, if the next business day is in the next succeeding calendar year, the payment will be made on the business day that immediately precedes the date for making distributions.

      Under the trust agreement, a "business day" means a day other than:

         .  a Saturday or Sunday,

         . a day on which banks in New York City are authorized or required by law or executive order to remain closed, or

         . a day on which either the property trustee's or the debenture trustee's corporate trust office is closed for business.

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

Subordination of Common Securities

         Southern States Capital Trust will pay distributions on, and the redemption price of, both the capital securities and common securities. The payments will be made proportionately based on the liquidation amount of the capital securities and common securities.

         However, if a debenture event of default has occurred and is continuing on any payment date, Southern States Capital Trust may not make payment of any distribution on, or applicable redemption price of, or liquidation distribution in respect of any of the common securities, or any other payment on account of the redemption, liquidation, or other acquisition of the common securities unless certain things are true. A debenture event of default is defined under "--Events of Default; Notice" below. Southern States Capital Trust can only make payments on the common securities if it has provided for payment in full in cash of all accumulated and unpaid distributions on all of the outstanding capital securities for all distribution periods which end on or before that date. In that case, the property trustee will first apply all funds available to the payment in full in cash of all distributions on the capital securities then due and payable.

      In the case of any event of default resulting from a debenture event of default, the holders of the common securities are deemed to have waived any right to act with respect to any event of default under the trust agreement. This waiver remains in effect until the effects of all events of default with respect to the capital securities have been cured, waived or otherwise eliminated. See "--Events of Default; Notice" below and "Description of the Junior Subordinated Debentures--Debenture Events of Default."

      The property trustee will act solely on behalf of the holders of the capital securities and not on behalf of the holders of the common securities until all events of default under the trust agreement relating to the capital securities have been cured, waived or otherwise eliminated. In addition, only the holders of the capital securities will have the right to direct the property trustee to act on their behalf until all events of default have been cured, waived or otherwise eliminated.

Redemption

      Southern States will repay the junior subordinated debentures, in whole or in part, either at maturity or upon redemption by Southern States. The proceeds from this repayment will be applied to redeem the trust securities having an aggregate liquidation amount which is equal to the aggregate principal amount of the junior subordinated debentures which were repaid or redeemed at the redemption price. Holders of capital securities must be given not less than 30 nor more than 60 days' notice of the redemption.

      The junior subordinated debentures will mature on __________, 2030. Southern States can redeem them, in whole or in part, at any time on or after ________, 2005. See "Description of the Junior Subordinated Debentures--Optional Redemption." They can be redeemed at any time if they are redeemed in whole but not in part upon the occurrence of a tax event. See "--Tax Event Redemption" below.

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

Tax Event Redemption

      Southern States has the right to redeem the junior subordinated debentures at any time when there is a tax event occurring and continuing. Southern States must give Southern States Capital Trust not less than 30 nor more than 60 days' notice to redeem if this happens. This redemption must be for the entire issue of the junior subordinated debentures and must be made for cash within 90 days following the occurrence of such tax event.

      After this type of redemption of the junior subordinated debentures, the trust securities must be redeemed by Southern States Capital Trust at the redemption price.

      A "tax event" means the receipt by Southern States Capital Trust of an opinion of counsel to Southern States experienced in such matters that there is a risk that:

         . Southern States Capital Trust is, or will be within 90 days of the delivery of the opinion, subject to United States federal income tax with respect to income received or accrued on the junior subordinated debentures;

         . interest payable by Southern States on the junior subordinated debentures is not, or within 90 days of the delivery of the opinion, will not be, deductible by Southern States, in whole or in part, for United States federal income tax purposes; or

         . Southern States Capital Trust is, or will be within 90 days of the delivery of the opinion, obligated for more than a de minimis amount of other taxes, duties or other governmental charges.

         The opinion may be based on any amendment, change or announced proposed change in or to the laws or the regulations of the United States or any political subdivision or taxing authority of or in the United States.

         This opinion may also be based on any official administrative pronouncement or judicial decision interpreting or applying these laws or regulations.

         This opinion must be based on amendments or changes which are effective on or after the date of issuance of the capital securities or which are pronounced, decided or announced on or after the date of issuance of the capital securities.

Redemption Procedures

         Southern States Capital Trust will redeem the capital securities on the redemption date at the redemption price. Southern States Capital Trust will pay for the redemption with the proceeds from Southern States' redemption of the junior subordinated debentures, which will be happening at the same time. The actual redemption, the date of redemption and the price payable will only be to the extent that Southern States Capital Trust has funds on hand available for the payment. See also "--Subordination of Common Securities" above.

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

Deposit of Funds for Redeemed Securities

         If the capital securities are held in book-entry form, then the property trustee will deposit irrevocably with the Depository Trust Company funds sufficient to pay the applicable redemption price. It will also give DTC irrevocable instructions and authority to pay the redemption price to the holders of the capital securities. This deposit must be made by 12:00 noon, New York City time, on the redemption date, to the extent funds are available.

         If the capital securities are not held in book-entry form, then the property trustee will deposit irrevocably with the paying agent for the capital securities funds sufficient to pay the applicable redemption price. The property trustee will also give the paying agent irrevocable instructions and authority to pay the redemption price. The deposit must be made to the extent funds are available. The payment will be made to the holders of the capital securities upon surrender of their certificates evidencing the capital securities.

      After the property trustee has given the notice of redemption and deposited the funds, those capital securities will no longer be outstanding. This means that all holders' rights will cease to exist except for the holders' right to receive the redemption price without interest.

      Distributions will be payable to the holders of the capital securities on the relevant record dates. If the date fixed for this redemption is not a business day, then payment of the redemption price will be made on the next succeeding business day. Payment will be made without any interest or other payment for this delay. And, if the business day falls in the next calendar year, the payment will be made on the immediately preceding business day.

Failure to Make Redemption Payments

      Distributions will continue to accumulate if Southern States Capital Trust or Southern States (pursuant to its guarantee) improperly refuses to pay. The distributions will grow at the then applicable rate. This growth will be from the redemption date originally established by Southern States Capital Trust, and will continue until the date the redemption price is actually paid. The actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

Repurchases of Capital Securities

      Southern States or its affiliates may purchase outstanding capital securities by tender offer, in the open market or by private agreement. This is subject to applicable law including, without limitation, United States federal securities laws.

Partial Redemptions of the Capital Securities

      Southern States Capital Trust can also redeem a portion of the capital securities and common securities it sells. The procedure for redeeming less than all of the capital securities and all of the common securities is as follows:

         . The aggregate liquidation amount of the capital securities and common securities being redeemed will be allocated proportionately to the capital securities and the common

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


            securities, based upon the relative liquidation amounts of these classes.

         . The particular capital securities to be redeemed will be selected on a proportional basis not more than 60 days prior to the redemption date. The property trustee will make the selection from the outstanding capital securities that have not previously been called for redemption. If the capital securities are held in the form of a global capital security certificate, as this is explained below, then the selection of those capital securities which will be redeemed will be made in accordance with DTC's customary procedures.

         . The property trustee will promptly notify the securities registrar for the capital securities in writing of the capital securities that have been selected for redemption. This notice will include the liquidation amount of the capital securities being redeemed and if any capital securities are selected for partial redemption.

Please note that all of the provisions in the trust agreement which relate to the redemption of the capital securities should be read as relating to the portion of the aggregate liquidation amount of capital securities partially redeemed, unless the context otherwise requires.

Notice of Redemption

      The trust agreement contains requirements for Southern States Capital Trust's notice to the holders that it will redeem the capital securities:

         . Notice of any redemption will be mailed by the property trustee at least 30 days but not more than 60 days before the redemption date.

         . The notice will be mailed to each registered holder of capital securities to be redeemed at the address appearing on the securities register for the capital securities.

Distributions will cease to accumulate on the capital securities or any portions called for redemption, unless payment of the redemption for the capital securities is withheld or refused and not paid either by Southern States Capital Trust or Southern States under the guarantee. In addition, interest ceases to accrue on the junior subordinated debentures or any portion called for redemption on and after the redemption date. This is not the case, however if Southern States defaults in payment of the redemption price on the junior subordinated debentures.

Distribution of the Junior Subordinated Debentures

      There is a procedure for forcing a distribution of the junior subordinated debentures to the holders of the capital securities and the common securities. Holders of all of the outstanding common securities have the right at any time to dissolve Southern States Capital Trust. Upon that dissolution, Southern States Capital Trust must satisfy its liabilities to creditors as provided by applicable law. After that has been done, the holders of the outstanding common securities can cause the junior subordinated debentures to be distributed to the holders of the capital securities and common securities and liquidate Southern States Capital Trust.

      Currently, Southern States Capital Trust does not believe that a distribution of the junior subordinated debentures would be considered a taxable event to holders of the capital securities.

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


This, however, is based on current United States federal income tax law and interpretations, as well as our assumption and expectation that Southern States Capital Trust will be treated as a grantor trust. It is important to understand that if there is a change in applicable law, a change in the legal interpretation of applicable law, a tax event or other circumstance, that the distribution of the junior subordinated debentures could be a taxable event to the holders of the capital securities.

      In addition, it would be considered a taxable event if the holders of the capital securities receive cash (instead of the junior subordinated debentures) in a dissolution of Southern States Capital Trust. See "United States Federal Income Taxation--U.S. Holders--Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of Southern States Capital Trust."

      If the junior subordinated debentures are distributed to the holders of the capital securities, Southern States will use its best efforts to list the junior subordinated debentures on the NYSE or on the exchange, interdealer quotation system or other organization as the capital securities are then listed.

      After the date for any distribution of junior subordinated debentures (and upon the dissolution of Southern States Capital Trust), the following will be effective:

         . The capital securities will no longer be deemed to be outstanding.

         . If DTC or its nominee is the record holder of the capital securities, it will receive a registered global certificate or certificates representing the junior subordinated debentures to be delivered upon such distribution.

         . If DTC or its nominee is not the record holder of the capital securities, these capital securities will be treated as if they represent junior subordinated debentures. Southern States Capital Trust will deem these to have an aggregate principal amount equal to the aggregate stated liquidation amount of the capital securities, and an interest rate identical to the distribution rate of the capital securities. In addition, accrued and unpaid interest will be deemed to be equal to accrued and unpaid distributions on the capital securities. This will be the case until the certificates are presented for transfer or reissuance.

         No one can assure the market prices for either the capital securities or the junior subordinated debentures that may be distributed in exchange for the capital securities if a dissolution and liquidation of Southern States Capital Trust were to occur. In addition, the capital securities or junior subordinated debentures that an investor may purchase in the secondary market may trade at a price less than that paid by an investor who bought the capital securities pursuant this prospectus.

Liquidation Amount Upon Dissolution

         The holders of the capital securities will receive a liquidation amount in the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of Southern States

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


Capital Trust. The liquidation amount will be proportional and will come out of the assets of Southern States Capital Trust. This will be known as a liquidation distribution.

         The amount of the liquidation distribution will be the same as the stated liquidation amount of $25 per capital security, plus accrued and unpaid interest. Under law, Southern States Capital Trust must satisfy its liabilities to creditors before the holders may receive this liquidation distribution. However, there may be exceptions to this liquidation distribution for instances where the distribution of this amount takes the form of a distribution in junior subordinated debentures. See "--Distribution of the Junior Subordinated Debentures" above.

      If Southern States Capital Trust has insufficient assets available to pay the liquidation distribution in full, it can pay the distribution in part. In this case, Southern States Capital Trust will pay the distribution amount on a proportionate basis.

      Generally, the holders of the common securities will be entitled to receive distributions upon any such dissolution proportionately with the holders of the capital securities. This will not be the case, however, if a debenture event of default has occurred and is continuing as a result of any failure by Southern States to pay any amount in respect of the junior subordinated debentures when due. In that case, holders of the capital securities will have a preference over holders of the common securities with respect to such distributions.

Termination

      Under the trust agreement, Southern States Capital Trust will automatically dissolve upon expiration of its term. It will dissolve earlier, on the first of the following events to occur:

         .  the bankruptcy, dissolution or liquidation of Southern States,

         . the distribution of a like amount of the junior subordinated debentures to the holders of the capital securities, if the holders of common securities have given written direction to the property trustee to dissolve Southern States Capital Trust (note that this direction is optional and wholly within the discretion of the holders of common securities),

         . redemption of all of the capital securities as described under "--Redemption" above, and

         . the entry of an order for the dissolution of Southern States Capital Trust by a court of competent jurisdiction.

Events of Default; Notice

      Any one of the following events constitutes an "event of default" with respect to the capital securities under the trust agreement:

         . the occurrence of a debenture event of default (see "Description of the Junior Subordinated Debentures--Debenture Events of
            Default");

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         .  default by Southern States Capital Trust in the payment of any distribution when it becomes due and payable, and continuation of such default for a period of 30 days;

         . default by Southern States Capital Trust in the payment of any redemption price of any capital security when it becomes due and payable;

         . default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the trust agreement (other than a default on a warranty or covenant which is dealt with in the two preceding bullet points), noting that:

            . there must be a continuation of this default or breach for a period of 60 days after there has been given proper notice, and

            . there must be proper notice by registered or certified mail to the trustees and Southern States by the holders of at least 25% in aggregate liquidation amount of the outstanding capital securities which states in writing the specific default or breach and require it to be remedied and state that the notice is a "Notice of Default" under the trust agreement;

         . the property trustee's bankruptcy or insolvency and the fact that a successor property trustee has not been appointed within 90 days of the bankruptcy or insolvency events.

      The property trustee will notify the holders of capital securities, the administrative trustees and Southern States within five business days after the occurrence of any event of default actually known to the property trustee. This notice must be given unless the event of default has been cured or waived.

      Southern States, as depositor, and the administrative trustees are required to file annually with the property trustee a certificate stating whether or not they are in compliance with all the conditions and covenants applicable to them under the trust agreement.

      The capital securities will have a preference over the common securities for payments of any amounts due and payable on the capital securities if a debenture event of default has occurred and is continuing and this is a result of any failure by Southern States to pay any amounts due and payable on the junior subordinated debentures. See "--Subordination of Common Securities" and "--Liquidation Amount Upon Dissolution" above, and "Description of the Junior Subordinated Debentures--Debenture Events of Default."

      The existence of an event of default does not entitle the holders of capital securities to accelerate the maturity of the capital securities.

Removal of Trustees; Appointment of Successors

      Southern States, as the holder of all the common securities, can replace or remove any trustee at any time unless a debenture event of default has occurred and is continuing. If a debenture event of default has occurred and is continuing, the property trustee and the Delaware trustee may only be removed or replaced by the holders of a majority in liquidation amount of the outstanding capital securities.

      The holders of the capital securities will never have the right to vote to appoint, remove or replace the administrative trustees. Voting rights as to the administrative trustees are vested exclusively in the holder of all the common securities.

      No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the trust agreement.

Merger or Consolidation of Trustees

      A successor trustee to either the property trustee or the Delaware trustee can be:

      . any entity into which either trustee may be merged, converted, or consolidated;

      . any entity resulting from any merger, conversion or consolidation to which either trustee is a party; or

      . any entity succeeding to all or substantially all the corporate trust business of either trustee.

  In any of these circumstances, the successor trustee will be bound by the trust agreement so long as the surviving entity is otherwise qualified and eligible.

Voting Rights

      Generally, holders of capital securities will have voting rights only in the limited circumstances described in this section or as otherwise provided under the Trust Indenture Act. These voting rights will relate only to modification of the capital securities and the trust agreement and the exercise of Southern States Capital Trust's rights as holder of the junior subordinated debentures and the guarantee.

      Generally, the guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding capital securities. No consent of the holders is required, however, for any changes that do not adversely affect the rights of holders of capital securities.

The Right to Give Directions to the Property Trustee

      The holders of a majority of the capital securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee. They also have the right to direct the exercise of any power of the property trustee under the trust agreement. This includes the right to direct the property trustee, as holder of the junior subordinated debentures, to:

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

      . direct the debenture trustee in the exercise of the remedies available under the indenture with respect to the junior subordinated debentures,

      . waive any past default and its consequences that is waivable under the indenture,

      . exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debentures shall be due and payable, or

      . consent to any amendment, modification or termination of the indenture or the junior subordinated debentures where this consent would be required; however, if consent under the indenture would require the consent of each holder of capital securities affected by this consent, the consent will not be given by the property trustee without the prior consent of each holder of the capital securities.

      The property trustee must have obtained an opinion of counsel before the property trustee takes any of the actions described above. This opinion must state that Southern States Capital Trust will not be classified as something other than a grantor trust for United States federal income tax purposes as a result of taking this action.

      The property trustee may not revoke any action previously authorized or approved by a vote of the holders of the capital securities except by a later vote of the holders of the capital securities. The property trustee will notify each holder of capital securities of any notice of default with respect to the junior subordinated debentures.

Procedures for Approvals by Holders of Capital Securities

      Any required approval of holders of capital securities may be given at a meeting of holders of capital securities convened for that purpose or pursuant to written consent. The property trustee will cause a notice of this meeting to be given to each registered holder of capital securities in the manner stated in the trust agreement. The property trustee will give a similar notice for any matter or action that is to be achieved by written consent of the holders.

      No actual vote or consent of the holders of capital securities will be required to redeem and cancel capital securities in accordance with the trust agreement.

      When or if Southern States, or any Southern States entity, holds any of the capital securities, it will be treated differently than other holders of capital securities who are entitled to vote or consent under any of the circumstances described above. When Southern States, the trustees or any affiliate of Southern States or any trustee, own any of the capital securities, these securities will be treated as if they were not outstanding for purposes of this vote or consent.

Modification of the Trust Agreement

      The trustees and Southern States may amend the trust agreement without the consent of holders of the capital securities for the following purposes:

      .  to cure any ambiguity,

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


      . to make provisions not inconsistent with other provisions under the trust agreement,

      . to ensure that Southern States Capital Trust will not be taxable as a corporation or as other than a grantor trust for United States federal income tax purposes, or

      . to ensure that Southern States Capital Trust will not be required to register as an investment company under the Investment Company Act.


These amendments can be made only if the change does not adversely affect in any material respect the interests of any holder of capital securities. See "--Voting Rights," and "--Removal of Trustees; Appointment of Successors" above.


      The trust agreement may also be amended by the trustees when they have the consent of the holders of a majority of the capital securities. To make an amendment this way, the trustees must also have:

      . the consent of holders representing not less than a majority in aggregate liquidation amount of the outstanding capital securities; and

      . receipt of an opinion of counsel that states that the amendment or exercise of any power granted to the trustees in accordance with such amendment will not cause Southern States Capital Trust to be taxable as a corporation or as anything other than a grantor trust for United States federal income tax purposes, or will not affect Southern States Capital Trust's exemption from status as an investment company under the Investment Company Act.

      However, the consent of each and every holder of trust securities is required for any of the following amendments:

      . to change the amount or timing of any distribution on the trust securities,

      . to otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date, or

      . to restrict the right of a holder of trust securities to institute suit for the enforcement of any payment on or after the specified date.

Mergers or Consolidations


      Generally, the trust agreement says that Southern States Capital Trust may not consolidate, merge with or into or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless all of the following are true:

      . the consolidation, merger or replacement is to take place at the request of the holders of the common securities and with the consent of the administrative trustees (without needing the consent of the holders of the outstanding capital securities), and the successor entity will be organized under the laws of any state;

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


      . the successor entity either (a) expressly assumes all of the obligations of Southern States Capital Trust under the capital securities or (b) substitutes for the capital securities other securities having substantially the same terms as the capital securities, so long as these successor securities rank the same as the capital securities with respect to distributions and payments upon liquidation, redemption and otherwise;

      . a trustee of the successor entity, possessing the same powers and duties as the property trustee, is appointed to hold the junior subordinated debentures;

      . the merger, consolidation, replacement, conveyance, transfer or lease does not cause the capital securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization;

      . the merger, consolidation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the capital securities, including any successor securities, in any material respect;

      . the successor entity has a purpose substantially identical to that of Southern States Capital Trust;

      . prior to the merger, consolidation, replacement, conveyance, transfer or lease, Southern States Capital Trust has received an opinion from independent counsel experienced in such matters to the effect that (a) the merger, consolidation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the capital securities, including any successor securities, in any material respect, and (b) following the merger, consolidation, replacement, conveyance, transfer or lease, neither Southern States Capital Trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

      . Southern States or any permitted successor or assignee owns all of the common securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee.

      Notwithstanding these limitations, Southern States Capital Trust must have the consent of all of the holders of the trust securities for certain events. Unanimous consent is required to consolidate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, merge with or into, or replace it, if any of those acts would cause Southern States Capital Trust or the successor entity to be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes.

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

Book-Entry Issuance--The Depository Trust Company

      The Depository Trust Company will act as the securities depository for the capital securities. The capital securities initially will be issued only as fully registered securities registered in the name of DTC's nominee, Cede & Co. One or more fully registered global capital securities certificates, representing the total aggregate number of capital securities, will be issued and delivered to DTC.

      The laws of some jurisdictions require that some types of purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the capital securities represented by a global certificate.

      DTC has advised Southern States and Southern States Capital Trust that DTC is:

      .  a limited-purpose trust company organized under the New York Banking
         Law,

      .  a "banking organization" within the meaning of the New York Banking
         Law,

      .  a member of the Federal Reserve System,

      . a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and

      . a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

Services Provided by DTC

      DTC is an entity owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Its function is to hold securities that its participants deposit with DTC. DTC also facilitates the settlement of securities transactions among participants. This includes transfers and pledges in deposited securities through electronic computerized book-entry changes in participants' accounts. This eliminates the need for physical movement of securities certificates.

      DTC's direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other types of organizations. Indirect participants also have access to the DTC system. These include securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant. The rules applicable to DTC and its participants are filed with the SEC.

      All purchases of capital securities within the DTC system must be made by or through direct participants, which will receive a credit for the capital securities on DTC's records. The ownership interest of each beneficial owner (the actual purchaser of each capital security) is in turn recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases.

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


      However, beneficial owners do receive written confirmations and details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased capital securities. Transfers of ownership interests in the capital securities are done by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the capital securities unless the use of the book-entry system for the capital securities is discontinued.

      All the capital securities deposited by participants with DTC are registered in the name of DTC's nominee, Cede & Co. to facilitate subsequent transfers. The deposit of capital securities with DTC and their registration in the name of Cede & Co. do not effect any change in beneficial ownership. DTC does not know the actual beneficial owners of the capital securities. DTC's records reflect only the identity of the direct participants to whose accounts such capital securities are credited, which may or may not be the beneficial owners. The participants remain responsible for keeping all account of their holdings on behalf of their customers.

Notices by and to DTC

      Arrangements between the parties govern notices and other communications:

      .  by DTC to direct participants,

      .  by direct participants to indirect participants, and

      .  by direct participants and indirect participants to beneficial owners

These will be subject to any statutory or regulatory requirements that may be in effect from time to time.

      Redemption notices will be sent to Cede & Co. If less than all of the capital securities are being redeemed, DTC will reduce on a proportionate basis the amount of the interest of each direct participant in the capital securities to be redeemed in accordance with its procedures.

Voting of Capital Securities Held by DTC

      Although voting with respect to the capital securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will consent or vote with respect to capital securities. Instead, DTC will follow its usual procedures, which is to mail an omnibus proxy to Southern States Capital Trust as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the capital securities are credited on the record date, identified in a listing attached to the omnibus proxy.

      Southern States and Southern States Capital Trust believe that these arrangements will enable the beneficial owners to exercise the same rights as those that can be directly exercised by a holder of a beneficial interest in Southern States Capital Trust.

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

Distribution Payments to and by DTC

      Southern States Capital Trust will make distribution payments on the capital securities to DTC. DTC's usual practice is to credit direct participants' accounts on the relevant payment date in accordance with DTC's records unless DTC has reason to believe that it will not receive payments on the payment date. Standing instructions and customary practices govern payments by participants to beneficial owners.

      In other words, Southern States Capital Trust (or Southern States, subject to any statutory or regulatory requirements) is responsible for payment of distributions to DTC. DTC is responsible for the disbursement of the payments to direct participants. And the direct and indirect participants are responsible for the disbursement of the payments to the beneficial owners.

      Except as provided in this prospectus, a beneficial owner in a global capital security certificate will not be entitled to receive physical delivery of capital securities. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the capital securities.

Discontinuance of Services by DTC

      DTC may discontinue its services as depository for the capital securities at any time by giving reasonable notice to Southern States Capital Trust. If this happens and a successor securities depository is not obtained, capital securities certificates will be printed and delivered. In addition, the trustees may decide to discontinue use of the system of book-entry transfers through DTC or any successor depository for the capital securities. In that event, certificates for the capital securities will be printed and delivered to the holders.

Impact of Year 2000 on DTC

      DTC has informed Southern States that its management is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC states that it has informed its participants and other members of the financial community that it developed and implemented a program so that its information systems, the timely payments of distributions (including principal and income payments) to security holders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately.

      However, DTC also states that its ability to perform properly its services is dependent upon other parties. These include but are not limited to issuers and their agents, third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunications and electrical utility service providers. DTC has stated that it is contacting, and will continue to contact, third party vendors from whom DTC acquires services. DTC continues to impress upon them the importance of such services being Year 2000 compliant and determines the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services.

      According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

      The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Southern States and Southern States Capital Trust believe to be reliable, but neither Southern States nor Southern States Capital Trust takes responsibility for the accuracy of this information.

Information Concerning the Property Trustee

      If no event of default has occurred and is continuing with respect to the capital securities, the property trustee will perform only those duties that are specifically provided for in the trust agreement or in the Trust Indenture Act. If the property trustee is required to decide between alternative courses of action, it will take action that it decides is advisable and in the best interests of the holders of the trust securities.

      The holders of the capital securities can ask the property trustee to construe ambiguous provisions found in the trust agreement. The property trustee will also construe provisions if it is unsure of the application of any provision of the trust agreement and the matter is not one on which holders of trust securities are entitled under the trust agreement to vote. In these situations, as long as there has not been an event of default which is continuing, the property trustee will have no liability except for its own bad faith, negligence or willful misconduct.

      After an event of default, the property trustee is required to exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs.

      Subject to these provisions, the property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of capital securities. This is the case unless the holder offers the property trustee reasonable indemnity against the costs, expenses and liabilities which might be incurred by the exercise.

      The property trustee also serves as guarantee trustee.

      First Union National Bank, the property trustee, or one or more of its affiliates, may serve from time to time as trustee under other trust agreements or indentures with Southern States or its affiliates relating to other issues of their securities. In addition, Southern States and its affiliates have, and in the future may have, other customary commercial banking relationships with First Union National Bank. See "Underwriting" for additional information concerning the relationship of the property trustee to the underwriters.

Registrar and Transfer Agent

      The property trustee will act as registrar and transfer agent for the capital securities.

      There will not be a charge for Southern States Capital Trust to register the transfers of capital securities. However, Southern States Capital Trust must pay any tax or other governmental charges that may be imposed in connection with any transfer or exchange.

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

Southern States Capital Trust will not be required to register or cause to be registered the transfer of the capital securities after the capital securities have been called for redemption.

Governing Law

      The trust agreement and the capital securities will be governed by, and construed in accordance with, the laws of the State of Delaware.

Miscellaneous

      The administrative trustees are authorized and directed to operate Southern States Capital Trust so that it will not be required to register as an investment company under the Investment Company Act or be characterized as other than a grantor trust for United States federal income tax purposes.

      Southern States is authorized and directed to conduct its affairs so that the junior subordinated debentures will be treated as indebtedness of Southern States for United States federal income tax purposes. Toward this end, the administrative trustees are authorized to take any action that is not inconsistent with applicable law, the certificate of trust of Southern States Capital Trust, or the trust agreement. The property trustee and the administrative trustees must have determined in their discretion that the action is necessary or desirable. The action also can not materially adversely affect the interests of the holders of the capital securities.

      Holders of the capital securities have no preemptive or similar rights.

      Southern States Capital Trust may not borrow money or issue debt or mortgage or pledge any of its assets.


                DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

      The following is a summary of the material terms of the junior subordinated debentures. Southern States Capital Trust will be investing the proceeds from its issuance and sale of the capital securities and the common securities in the purchase of junior subordinated debentures from Southern States.

      The junior subordinated debentures will be issued by Southern States pursuant to an indenture. The indenture will be qualified under the Trust Indenture Act.

      At any time, Southern States will have the right to liquidate Southern States Capital Trust and cause the junior subordinated debentures to be distributed to the holders of the capital securities. See "Description of the Capital Securities--Distribution of the Junior Subordinated Debentures." If this occurs, Southern States will use its best efforts to have the junior subordinated debentures listed on the NYSE or on any other exchange on which the capital securities are then listed.

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

General

      The junior subordinated debentures have the following general terms:


      . Type: They will be issued as unsecured subordinated debt securities under the indenture.

      . Amount: They will be limited in aggregate principal amount to approximately $77.32 million, which is the sum of the aggregate stated liquidation amount of the capital securities and the capital contributed by Southern States in exchange for the common securities (or approximately $88.92 million if the underwriters exercise their over-allotment option in full).

      . Maturity: They will mature and become due and payable, together with any accrued and unpaid interest including compounded interest (as defined under "--Option to Extend Interest Payment Period" below), if any, on , _________ 2030.

      . Ranking: They will rank junior to all of Southern States' senior indebtedness. This includes senior indebtedness existing now or incurred in the future. See "--Subordination" below. But the junior subordinated debentures will rank senior in liquidation and in dividends to Southern States' preferred stock and membership common stock.

      The junior subordinated debentures may be distributed to the holders of capital securities during any liquidation of the holders' interests in Southern States Capital Trust. In this case, the junior subordinated debentures will initially be issued in the form of one or more global capital securities (as defined under "Description of the Capital Securities--Book-Entry Issuance--The Depository Trust Company"). There are limited circumstances that are described in this prospectus when junior subordinated debentures may be issued in definitive certificated form in exchange for a global capital security. See "Description of the Capital Securities--Book-Entry Issuance--The Depository Trust Company" above.

      The indenture does not contain any provisions that protect the holders as a group, or any individual holder, of the junior subordinated debentures in the event of a highly leveraged transaction involving Southern States or other similar transaction that may adversely affect these holders. The junior subordinated debentures are not entitled to the benefit of any sinking fund provisions.

Subordination

      The indenture provides that the junior subordinated debentures are subordinated and junior in right of payment to the prior payment in full of all of Southern States' senior indebtedness, which we define below. The junior subordinated debentures are junior to senior indebtedness in existence now or that which Southern States incurs in the future.

      Southern States will not make any payment on the principal (including redemption payments) of, or interest on, the junior subordinated debentures:


      . during the continuation of any default by Southern States in the payment of principal, premium, interest or any other payment due on any senior indebtedness of Southern States, or

      . in the event that the maturity of any senior indebtedness of Southern States has been accelerated because of a default.

      In addition, all of Southern States' senior indebtedness must be paid in full before the holders of junior subordinated debentures are entitled to receive or retain any payment in the following circumstances:

      . upon any distribution of assets of Southern States to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or

      .  during bankruptcy, insolvency, receivership or other proceedings.

      The term "senior indebtedness" means any obligation of Southern States to its creditors, whether now outstanding or incurred in the future, which does not specifically say in the instrument creating or evidencing the obligation, or under which the obligation is outstanding, that it is not senior indebtedness. Substantially all of the existing indebtedness of Southern States, other than trade accounts payable and accrued liabilities arising in the ordinary course of business, is included in the definition of senior indebtedness.

      Senior indebtedness generally includes any subordinated debt securities issued by Southern States now or in the future. It does not, however, include the junior subordinated debentures or any junior subordinated debt securities issued by Southern States in the future when those securities have subordination terms which are substantially similar to those of these junior subordinated debentures. Senior indebtedness also does not include trade accounts payable and accrued liabilities arising in the ordinary course of business.

      The indenture does not limit the aggregate amount of senior indebtedness that may be issued by Southern States. At December 31, 1999, the aggregate amount of senior indebtedness and liabilities and obligations of Southern States that would have effectively ranked senior to the junior subordinated debentures was approximately $188.3 million. Southern States expects from time to time in the future to incur additional senior indebtedness.

Optional Redemption

      Southern States may redeem the junior subordinated debentures before they mature:


      .  in whole or in part, at any time after _______, 2005, or

      . in whole (but not in part) at any time within 90 days following the occurrence and during the continuation of a tax event (as defined under "Description of the Capital Securities--Redemption").

In each case, the redemption price will be equal to the principal amount of junior subordinated debentures called for redemption plus with accrued interest to, but excluding, the date fixed for redemption.

Interest

      Generally speaking, each junior subordinated debenture shall bear interest under the following terms:


      .  a yearly rate of ___ %,

      . payable from either the original date of issuance or from the most recent interest payment date to which interest has been paid or provided for, and

      . payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year commencing _______, 2000.

      Normally, interest is payable to the person in whose name the junior subordinated debenture is registered at the close of business on the fifteenth day, whether or not a business day, next preceding the interest payment date. However, Southern States has the right to select new record dates if the capital securities are no longer in book-entry only form or if the junior subordinated debentures are distributed to the holders of the capital securities and are not in book-entry form. The selected record dates will conform to the rules of any securities exchange on which the junior subordinated debentures are then listed and will be between ten and 60 business days before the interest payment date.


      Any installment of interest not paid on its due date is defaulted interest and is no longer payable to the holders of the junior subordinated debentures on the regular record date. Instead, it may be paid to the person in whose name the junior subordinated debentures are registered at the close of business on a special record date.

      The debenture trustee will fix the special record date for the payment of defaulted interest. Notice of payment of defaulted interest will be given to the holders of the junior subordinated debentures not less than ten days prior to this special record date.

      Alternatively, any installment of interest not punctually paid may be paid at any time in any other lawful manner which is not inconsistent with the requirements of any securities exchange, interdealer quotation system or other organization on which the junior subordinated debentures may be listed. In this case, the notice requirements are those of the appropriate exchange, system or organization.

      The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month during this period.

      If the interest payment date is not a business day, then payment will be made on the next succeeding business day. Payment will not include any interest or other payment because of the delay. And, if the next succeeding business day is in the next succeeding calendar year, then payment shall be made on the immediately preceding business day.

Option to Extend Interest Payment Period

      Southern States has the right at any time, and from time to time, during the term of the junior subordinated debentures to defer payments of interest by extending the interest payment period. At the end of this extension period, Southern States will pay all interest then accrued and unpaid. It will also pay interest on the accrued interest compounded quarterly at the rate specified for the junior subordinated debentures to the extent permitted by applicable law.

      During any extension period, Southern States may not:

      . declare or pay dividends or distributions or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or patron's equity,

      .  redeem any patronage refund allocations, or

      . make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem, any debt securities issued by Southern States that rank equal with or junior to the junior subordinated debentures.

However, these extension period restrictions do not apply to:

      . Southern States' repurchase, redemption or other acquisition of shares of its capital stock from a member of Southern States upon either the death or dissolution of this member or because such member has ceased to be eligible for membership in Southern States, as long as the board of directors approves the repurchase or redemption pursuant to a policy of assuring that Southern States operates as a cooperative in compliance with Subchapter T of the Internal Revenue Code;

      . as a result of an exchange or conversion of any class of capital stock or indebtedness of Southern States (or capital stock of any affiliate of Southern States) for any other class of capital stock of Southern States;

      . the declaration or payment of patronage refunds, as long as not more than 40% of the aggregate patronage refunds for any fiscal year will be in cash and the remainder will be paid in common stock or patronage refund allocations;

      . any declaration of a dividend in connection with any shareholders' rights plan, or the issuance of rights, stock or other property under a shareholders' rights plan, or the redemption or repurchase of these rights; or

      . any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal with or junior to such stock.

      Before ending any extension period, Southern States may further extend the interest payment period. The total extension period, however, together with all previous and further extension periods, may not exceed 20 consecutive quarters. The total period also may not extend beyond the maturity date of the junior subordinated debentures.

      Upon the end of any extension period and Southern States' payment of all amounts then due, Southern States may elect to begin a new extension period subject to the above conditions.

      Interest is not due and payable during an extension period except at the end of the extension period. Southern States must give the property trustee notice of its election for an extension period. This notice must be given at least one business day before the earlier of:

      . the date the distributions on the capital securities would have been payable but for the election to begin the extension period, and

      . the date the property trustee is required to give notice to holders of the capital securities of the record date or the date the distributions are payable, but in any event not less than one business day prior to the record date.

      The property trustee will give the holders of the capital securities notice of Southern States' election to begin a new extension period. There is no limitation on the number of times that Southern States may elect to begin an extension period.

      Holders of the capital securities are still required to accrue income for federal income tax purposes if Southern States exercises its option to defer interest payments. This is the case regardless of the timing of the interest payments on the junior subordinated debentures and the holder's method of accounting for income taxes purposes. This is described more fully in "United States Federal Income Taxation--U.S. Holders--Interest Income and Original Issue Discount."

Covenants and Restrictions on Payments

Additional Sums

      Southern States will pay enough additional sums on the junior subordinated debentures so the distributions payable by Southern States Capital Trust will not be reduced because of additional taxes, duties or other governmental charges. Southern States will pay these additional sums as long as:

      . Southern States Capital Trust is the holder of all junior subordinated debentures, and

      . Southern States Capital Trust is required to pay any additional taxes, duties or other governmental charges as a result of a tax event.

See "Description of the Capital Securities--Redemption."

Other Covenants

      Southern States also has promised:

      . to continue to hold, directly or indirectly, 100% of the common securities, as long as permitted successors under the indenture may succeed to Southern States' ownership of the common securities,

      . not to, as holder of the common securities, voluntarily dissolve, wind-up or liquidate Southern States Capital Trust, other than (a) in connection with a distribution of junior subordinated debentures to the holders of the capital securities in liquidation of Southern States Capital Trust, or (b) in connection with mergers or consolidations permitted by the trust agreement, and

      . to use its reasonable efforts, consistent with the terms and provisions of the trust agreement, to cause Southern States Capital Trust to continue not to be taxable as a corporation for United States federal income tax purposes.

Restrictions on Payments

      Southern States has covenanted that it will not do certain things, nor permit one of its subsidiaries to do certain things, in the following situations:

      . if there has been an event of which Southern States has actual knowledge that, with the giving of notice or the lapse of time, or both, would be a debenture event of default and that Southern States has not taken reasonable steps to cure;

      . the junior subordinated debentures are held by Southern States Capital Trust and Southern States is in default with respect to its payment of any obligations under the guarantee relating to the capital securities; or

      . Southern States has given notice of its election to begin an extension period as provided in the indenture and has not rescinded such notice, or such extension period.

If any of the above events occur, then Southern States cannot do any of the following:

      . declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Southern States' capital stock or patrons' equity,

      .  redeem any patronage refund allocations, or

      . make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem, any debt securities issued by Southern States that rank equal with or junior to the junior subordinated debentures.

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      These restrictions, however, do not apply to:

      . repurchases, redemptions or other acquisitions of shares of Southern States' capital stock held by a member, upon the death or dissolution of the member or because the member has ceased to be eligible for membership in Southern States, as long as the board of directors approves the repurchase or redemption under a policy of assuring that Southern States operates as a cooperative in compliance with Subchapter T of the Internal Revenue Code,

      . an exchange or conversion of capital stock or debt of Southern States, or any capital stock of an affiliate of Southern States, for any other capital stock of Southern States,

      . the declaration or payment of patronage refunds, provided that not more than 40% of aggregate patronage refunds for any fiscal year shall be in cash, with the remainder to be paid in the form of common stock or patronage refund allocations, or

      . any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal with or junior to such stock.

Waiver of Compliance with Covenants

      The holders of a majority of the outstanding junior subordinated debentures may waive any default under the terms of the indenture, unless it is:

      . a default in the payment of principal or interest, and any additional sum (but only if the default has not been cured); or

      . a default on a covenant that cannot be modified or amended under the indenture without the consent of the holder of each affected junior subordinated debenture.


         If the holders of the junior subordinated debentures do not waive a default under the indenture, the holders of a majority in aggregate liquidation amount of the outstanding capital securities may waive the default. See "--Debenture Events of Default--Parties Who May Act in or Waive a Debenture Event of Default" below.

Consolidation, Merger, Conveyance, Transfer or Lease

      The indenture provides that Southern States generally may not consolidate with or merge into any other entity, or convey, transfer or lease its properties and assets substantially as an entirety to any entity. It also provides that generally, no entity may consolidate with or merge into Southern States or convey, transfer or lease its properties and assets substantially as an entirety to Southern States.

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


      These prohibitions, however, do not apply if:

      . Southern States consolidates with or merges into another entity or conveys or transfers its properties and assets substantially as an entirety to any entity, the successor entity is organized under the laws of the United States or any state or the District of Columbia, and the successor entity expressly assumes Southern States' obligations in respect of the junior subordinated debentures;

      . immediately after giving effect to the merger or consolidation, no debenture event of default (and no event which, after notice or lapse of time or both, would constitute a debenture event of default) has occurred and is continuing; and

      .  other conditions as prescribed in the indenture are satisfied.

Debenture Events of Default

      The indenture defines an "event of default" with respect to the junior subordinated debentures to be any one or more of the following:

      . failure for 30 days to pay any interest on the junior subordinated debentures when due, subject to the deferral of any due date in the case of an extension period; or

      . failure to pay any principal of or premium, if any, on the junior subordinated debentures when due whether at maturity, upon redemption, by declaration of acceleration or otherwise; or

      . failure to observe or perform in any material respect other covenants contained in the indenture for 90 days after the debenture trustee's, or the holders' of at least 25% in aggregate outstanding principal amount of the outstanding junior subordinated debentures, written notice to Southern States; or

      .  bankruptcy, insolvency or reorganization of Southern States.

      For purposes of the trust agreement and this prospectus, each event of default under the junior subordinated indenture is referred to as a "debenture event of default." As described in "Description of the Capital
Securities--Events of Default; Notice," the occurrence of a debenture event of default will also constitute an event of default for the capital securities.

Parties Who May Act in or Waive a Debenture Event of Default

      The holders of at least a majority in aggregate principal amount of outstanding junior subordinated debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee.

      The debenture trustee, or the holders of not less than 25% in aggregate principal amount of outstanding junior subordinated debentures, may declare the principal due and payable immediately upon a debenture event of default. If either fail to make this declaration, then the

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


holders of at least 25% in aggregate liquidation amount of the outstanding capital securities will have this right.

      The holders of a majority in aggregate principal amount of outstanding junior subordinated debentures may annul such declaration and waive the default if:

      . all defaults, other than the non-payment of the principal of junior subordinated debentures which has become due solely by the acceleration, have been cured;

      . a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the debenture trustee; and

      . it is not a default of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debenture.

      Should the holders of a majority of the junior subordinated debentures fail to annul the declaration and waive the default, the holders of a majority in aggregate liquidation amount of the outstanding capital securities shall have that same right.

      Southern States is required to file annually with the debenture trustee a certificate as to whether or not Southern States is in compliance with all the conditions and covenants applicable to it under the indenture.

Enforcement of Rights by the Property Trustee

      The property trustee has certain rights if a debenture event of default occurs and is continuing. The property trustee can:

      . declare the principal of and the interest on the junior subordinated debentures, and any other amounts payable under the indenture, to be immediately due and payable, and

      . enforce its other rights as a creditor with respect to the junior subordinated debentures.

Enforcement of Rights by Holders of Capital Securities

      A registered holder of capital securities also has certain rights if a debenture event of default has occurred and is continuing. However, the event of default must be attributable to the failure of Southern States to pay any amounts payable on the junior subordinated debentures on the date those amounts are otherwise payable. In that case, the registered holder of the capital securities may institute a legal proceeding directly against Southern
States.

      This proceeding will be to enforce payment to the holder of an amount equal to the amount payable in respect of junior subordinated debentures which will have a principal amount equal to the aggregate liquidation amount of the capital securities held by the holder.

      Southern States may not amend the indenture to remove the right of a holder to bring a direct action unless it has the prior written consent of the holders of all of the capital securities.

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


Southern States will have the right under the indenture to set-off any payment made to a holder of capital securities by Southern States in connection with a direct action.

      The holders of the capital securities will not be able to directly exercise any remedies available to the holders of the junior subordinated debentures except under those circumstances just described in the preceding paragraph. See "Description of the Capital Securities--Events of Default; Notice."

Satisfaction and Discharge

         The indenture ceases to be effective if all of the junior subordinated debentures which were not previously delivered to the debenture trustee for cancellation have become due and payable, or will become due and payable, at the stated maturity within one year. The indenture is still effective, however, for Southern States' obligations to pay all other sums due pursuant to the indenture and to provide the officers' certificates and opinions of counsel described in the indenture. This obligation will end when Southern States deposits or causes to be deposited with the debenture trustee, certain funds. These funds will be deposited in trust for the purpose of paying and discharging the entire indebtedness on the junior subordinated debentures not previously delivered to the debenture trustee for cancellation.

         Once Southern States deposits those funds, Southern States will be deemed to have satisfied and discharged the indenture.

Modification and Waiver

      From time to time Southern States and the debenture trustee may, without the consent of the holders of the junior subordinated debentures, amend, waive or supplement the provisions of the indenture for specified purposes. For example, Southern States may take these actions to cure ambiguities, defects or inconsistencies or to qualify, or maintain the qualification of, the indenture under the Trust Indenture Act.

      Southern States may not take action alone, however, if it would materially adversely affect the interests of the holders of the junior subordinated debentures or the holders of the capital securities so long as they remain outstanding.

      The indenture does contain provisions permitting Southern States and the debenture trustee to modify the indenture in a manner which does affect the rights of the holders of the junior subordinated debentures as long as all of the following are true:

      . the holders of not less than a majority in principal amount of the junior subordinated debentures affected give their consent;

      . the modification does not change the stated maturity of, or reduce the principal amount, the rate of interest on or any premium payable upon the redemption of, the junior subordinated debentures, or change the place of payment where, or the currency in which, any amount is payable or impair the right to institute suit for the enforcement of any junior subordinated debenture; and

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


      . the modification does not reduce the percentage of principal amount of junior subordinated debentures, which would require the holders of the junior subordinated debentures to consent to any modification of the indenture.

      Furthermore, the indenture cannot be modified to adversely affect the holders of the capital securities in any material respect if any of the capital securities remain outstanding.

      The indenture cannot be terminated without the prior consent of the holders of at least a majority of the aggregate liquidation amount of the outstanding capital securities. The same consent is required to waive any debenture event of default or compliance with any covenant under the indenture. However, there is an exception to the general requirement for the consent of the holders of a majority of the outstanding capital securities if the principal of, and premium, if any, on, the junior subordinated debentures and all accrued and unpaid interest have been paid in full and other conditions satisfied.

Registration, Denomination and Transfer

      The junior subordinated debentures will initially be registered in the name of the property trustee, as trustee of Southern States Capital Trust.

      If the junior subordinated debentures are distributed to holders of capital securities, we believe that the depository arrangements for the junior subordinated debentures will be similar to those in effect for the capital securities. See "Description of the Capital Securities--Book-Entry Issuance--The Depository Trust Company."

      Although DTC has agreed to these procedures, it is under no obligation to perform or continue to perform these procedures and they may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depository and a successor depository is not appointed by Southern States within 90 days of receipt of notice from DTC, Southern States will cause the junior subordinated debentures to be issued in definitive form.

      If the junior subordinated debentures are represented by a global certificate, payments will be made to Cede & Co., the nominee for DTC, as the registered holder of the junior subordinated debentures. This is described under "Description of the Capital Securities-- Book-Entry Issuance--The Depository Trust Company."

      If the junior subordinated debentures are issued in certificated form, principal and interest will be payable at the corporate trust office of the debenture trustee or at the offices of any paying agent or transfer agent appointed by Southern States. This will also be the place for the registration of the transfer of the junior subordinated debentures, and the exchange of the junior subordinated debentures for junior subordinated debentures of other authorized denominations of a like aggregate principal amount. In addition, payment of interest may be made at the option of Southern States by check mailed to the address of the persons entitled to payment or by wire transfer.

      The junior subordinated debentures will be issuable only in registered form without coupons in minimum denominations of $25 and integral multiples of that amount. Junior subordinated

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

debentures will be exchangeable for other junior subordinated debentures of like tenor, of any authorized denominations, and of an equal aggregate principal amount.

      Junior subordinated debentures may be presented for exchange at the corporate trust office of the debenture trustee or at the offices of any paying agent or transfer agent appointed by Southern States. They also may be presented for registration of transfer at the office of the securities registrar appointed under the indenture or at the office of any transfer agent designated by Southern States for such purpose. There will be no service charge for this registration but payment of any taxes and other governmental charges as described in the indenture is required. The presentation for registration of transfer must have the form of transfer endorsed thereon, or a satisfactory written instrument of transfer duly executed. Southern States will appoint the debenture trustee as securities registrar in the indenture. Southern States may at any time designate additional transfer agents with respect to the junior subordinated debentures.

      In the event of any redemption, neither Southern States nor the debenture trustee is required to:

      . issue, register the transfer of or exchange junior subordinated debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of the junior subordinated debentures to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption, or

      . transfer or exchange any junior subordinated debentures so selected for redemption, except, in the case of any junior subordinated debentures being redeemed in part, any portion of such junior subordinated debentures not to be redeemed.

      Southern States is entitled to keep unclaimed moneys which were deposited with the debenture trustee or any paying agent, or then held by Southern States in trust, for the payment of moneys due on any junior subordinated debenture. The money must remain unclaimed for two years after the principal and premium, if any, or interest has become due and payable. The holder of the junior subordinated debenture can then only look, as a general unsecured creditor, to Southern States for payment of monies due and owing on the junior subordinated debenture.

Information Concerning the Debenture Trustee

      First Union National Bank is the debenture trustee. It is important to note that it, or one or more of its affiliates, may serve from time to time as trustee under other indentures or trust agreements with Southern States or its affiliates relating to other issues of their securities. In addition, Southern States and its affiliates have, and may have in the future, other customary commercial banking relationships with First Union National Bank. For example, First Union Trust Company, National Association, an affiliate of the debenture trustee, is serving as Delaware trustee under the trust agreement. See "Underwriting" for information concerning the relationship of the debenture trustee to Southern States and the underwriters.

      First Union National Bank is obligated to perform all of the duties and responsibilities of a debenture trustee under the Trust Indenture Act. Generally, the debenture trustee is under no obligation to exercise any of its powers at the request of any holder of junior subordinated

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


debentures other than during the occurrence and continuance of a default by Southern States in the performance of its obligations under the indenture.

      The debenture trustee is, however, obligated to exercise its powers if it is offered reasonable indemnity by the holder against the costs, expenses and liabilities that might be incurred by the exercise of any of its powers. The debenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the debenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Governing Law

      The indenture and the junior subordinated debentures will be governed by, and construed in accordance with, the laws of the State of New York.

Miscellaneous

      Southern States will pay all fees and expenses related to:

      . the offering of the capital securities and the junior subordinated debentures,

      . the organization, maintenance and dissolution of Southern States Capital Trust,

      .  the retention of the trustees, and

      . the enforcement by the property trustee of the rights of the holders of the capital securities.



                                  THE GUARANTEE

      The following is a summary of the material terms of the guarantee that will be executed and delivered by Southern States for the benefit of the holders of capital securities. The guarantee will be qualified as an indenture under the Trust Indenture Act. The terms of the guarantee will be those contained in the guarantee itself and those made part of the guarantee by the Trust Indenture Act.

      The guarantee trustee will hold the guarantee for the benefit of the holders of the capital securities.

      First Union National Bank will act as guarantee trustee.

General

      Generally speaking, the guarantee provides that Southern States will agree to pay the holders of the capital securities the guarantee payments (as defined below) except to the extent that the guarantee payments are paid by Southern States Capital Trust, as and when due,

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


regardless of any defense, right of set-off or counterclaim which Southern States Capital Trust may have or assert.

      The guarantee covers the following payments or distributions with respect to the capital securities (which are the "guarantee payments") to the extent not paid by Southern States Capital Trust:

      . any accrued and unpaid distributions that are required to be paid on the capital securities, but only to the extent Southern States Capital Trust has funds available to make these payments,

      . the redemption price, but only to the extent Southern States Capital Trust has funds available to make payment for any capital securities it has called for redemption, and

      . upon a voluntary or involuntary dissolution, winding-up or termination of Southern States Capital Trust, the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the capital securities to the date of payment, to the extent Southern States Capital Trust has funds available to make payment or (b) the amount of assets of Southern States Capital Trust remaining for distribution to holders of the capital securities in liquidation of Southern States Capital Trust.

     The guarantee does not apply in the case of:

      . a distribution of the junior subordinated debentures to the holders of capital securities,

      .  a redemption of all of the capital securities upon maturity, or

      .  a redemption of the junior subordinated debentures.

Circumstances in Which Southern States Is Obligated to Make Guarantee
Payments

      Southern States' obligation to make a guarantee payment may be satisfied by its direct payment of the required amounts to the holders of capital securities. The obligation may also be satisfied by Southern States causing Southern States Capital Trust to pay the amounts due to the holders.

      The guarantee will not apply to any payment of distributions unless and to the extent Southern States Capital Trust has funds available to make the payments. If Southern States does not make interest or principal payments on the junior subordinated debentures, Southern States Capital Trust will not be able pay distributions on the capital securities it issued because it will not have funds available to make the payments. As a result, holders of capital securities will not be able to rely upon the guarantee for payment of these amounts. If this happens, holders of capital securities or the property trustee may enforce the rights of Southern States Capital Trust under the junior subordinated debentures directly against Southern States.

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

Full, Irrevocable and Unconditional Obligation of Southern States

      Southern States has, through the guarantee, the trust agreement, the junior subordinated debentures, the indenture and the expense agreement, taken together, fully, irrevocably and unconditionally guaranteed all of Southern States Capital Trust's obligations under the capital securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the guarantee. It is only the combined operation of all these documents that has the effect of providing a full, irrevocable and unconditional guarantee of Southern States Capital Trust's obligations in respect of the capital securities. See "Effect of Obligations Under the Junior Subordinated Debentures, the Guarantee and the Expense Agreement."

Modification of the Guarantee; Assignment

      Generally, the guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding capital securities. However, this approval is not required for any changes that do not adversely affect the rights of holders of capital securities.

      All guarantees and agreements contained in the guarantee bind the successors, assigns, receivers, trustees and representatives of Southern States and shall be for the benefit of the holders of the capital securities then outstanding.

Events of Default; Rights of Holders of Capital Securities

      The following are events of default under the guarantee:

      . the failure of Southern States to perform any of its payment obligations under the guarantee, or

      . the failure of Southern States to perform any nonpayment obligation if the nonpayment default remains unremedied for 30 days.

      The holders of a majority in liquidation amount of the outstanding capital securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee under the guarantee. These holders also have the right to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

      In addition, any registered holder of capital securities may institute a legal proceeding directly against Southern States to enforce the guarantee trustee's rights under the guarantee. The holder can do this without first instituting a legal proceeding against Southern States Capital Trust, the guarantee trustee or any other person or entity.

      Southern States will be required to provide to the guarantee trustee an annual statement as to the performance by Southern States of its obligations under the guarantee and as to any default in such performance.

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

      The rights of the holders of capital securities and the guarantee trustee upon the occurrence of an event of default under the guarantee are governed by the subordination provisions of the guarantee, as described under "--Status of the Guarantee" below.

Termination

      The guarantee effectively terminates with respect to the capital securities issued by Southern States Capital Trust when there has been:

      .  full payment of the redemption price of all capital securities,

      . distribution of the junior subordinated debentures to the holders of all of the capital securities, or

      . full payment of the amounts payable in accordance with the trust agreement upon liquidation of Southern States Capital Trust.

      Nevertheless, the guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of capital securities issued by Southern States Capital Trust must restore payment of any sums paid under the capital securities or the guarantee.

Status of the Guarantee

      The guarantee will constitute an unsecured obligation of Southern States and will rank subordinate and junior in right of payment to all present and future senior indebtedness of Southern States in the same manner as the junior subordinated debentures.

      The guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity. The guarantee will be held by the guarantee trustee for the benefit of the holders of the capital securities. The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by Southern States Capital Trust or distribution to the holders of the capital securities of the junior subordinated debentures.

Information Concerning the Guarantee Trustee

      The guarantee trustee undertakes to perform only those duties that are specifically required in the guarantee unless there is an event of default with respect to the guarantee. After an event of default with respect to the guarantee, the guarantee trustee shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs.

      Subject to this provision, the guarantee trustee is generally under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of capital securities. This is the case unless the guarantee trustee is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred by the exercise of its powers.

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

      For information concerning the relationship between First Union National Bank, the guarantee trustee, and Southern States, see "Description of the Junior Subordinated Debentures--Information Concerning the Debenture Trustee."

Governing Law

      The guarantee will be governed by, and construed in accordance with, the laws of the State of New York.


                              THE EXPENSE AGREEMENT

      Southern States has entered into an agreement for the payment of expenses and liabilities of Southern States Capital Trust. Southern States agrees to irrevocably and unconditionally guarantee to each person or entity to whom Southern States Capital Trust becomes indebted or liable, the full payment of any costs, expenses or liabilities. This excludes, however, Southern States Capital Trust's obligations to pay the holders of the capital securities the amounts due under the terms of the capital securities.

      The expense agreement will constitute an unsecured obligation of Southern States. It will rank subordinate and junior in right of payment to all present and future senior indebtedness of Southern States in the same manner as the guarantee and the junior subordinated debentures.



                         EFFECT OF OBLIGATIONS UNDER THE
                  JUNIOR SUBORDINATED DEBENTURES, THE GUARANTEE
                            AND THE EXPENSE AGREEMENT


Limited Purpose of Southern States Capital Trust

      The sole purpose of Southern States Capital Trust is to:

      . issue the capital securities and common securities evidencing undivided beneficial interests in the assets of Southern States Capital Trust,

      . invest the proceeds from such issuance and sale in the junior subordinated debentures, and

      . engage in only those other activities necessary or incidental to these purposes.

Full, Irrevocable and Unconditional Guarantee

      Southern States has irrevocably guaranteed payments of distributions and other amounts due on the capital securities to the extent Southern States Capital Trust has funds available for payment. This is described above under "The Guarantee."

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


      Taken together, Southern States' obligations under the junior subordinated debentures, the indenture, the trust agreement, the expense agreement and the guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the capital securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of Southern States Capital Trust's obligations in respect of the capital securities.

Limitations on the Guarantee

      To the extent that Southern States does not make payments on the junior subordinated debentures, Southern States Capital Trust will not have sufficient funds to pay distributions or other amounts due and payable on the capital securities. The guarantee does not cover payment of amounts payable with respect to the capital securities when Southern States Capital Trust does not have sufficient funds to pay these amounts. If this should happen, the holders of the capital securities can institute a legal proceeding directly against Southern States for enforcement of payment of Southern States' obligations under junior subordinated debentures having a principal amount equal to the liquidation amount of the capital securities held by the holder.

      The obligations of Southern States under the junior subordinated debentures, the guarantee and the expense agreement are subordinate and junior in right of payment to all present and future senior indebtedness. At December 31, 1999, the aggregate amount of senior indebtedness of Southern States and its subsidiaries that would have effectively ranked senior to the junior subordinated debentures was approximately $188.3 million.

Sufficiency of Payments

      As long as payments are made when due on the junior subordinated debentures, the payments will be sufficient to cover distributions and other payments distributable on the capital securities. This happens primarily because:

      . the aggregate principal amount of the junior subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the capital securities and common securities;

      . the interest rate and the interest and other payment dates on the junior subordinated debentures will match the distribution rate and the distribution dates and other payment dates for the capital securities;

      . Southern States will pay for all and any costs, expenses and liabilities Southern States Capital Trust except its obligations to holders of the capital securities and common securities; and

      . the trust agreement provides that Southern States Capital Trust will not engage in any activity that is not consistent with its limited purposes.

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


         In all events, however, Southern States has the right to set-off any payment it is otherwise required to make under the indenture against and to the extent Southern States has already made, or is concurrently on the date of such payment making, a payment under the guarantee.

Enforcement Rights of Holders of Capital Securities

         A holder of any capital security may bring a legal proceeding directly against Southern States to enforce its rights under the guarantee. It can do this without first instituting a legal proceeding against the guarantee trustee, Southern States Capital Trust or any other person or entity. See "The Guarantee."

         A default or event of default under any senior indebtedness of Southern States would not constitute a default or event of default in respect of the capital securities. Moreover, in the event of payment defaults under, or acceleration of, senior indebtedness of Southern States, the subordination provisions of the indenture provide that no payments may be made in respect of the junior subordinated debentures until the senior indebtedness has been paid in full or any payment default under the senior indebtedness has been cured or waived. See "Description of the Junior Subordinated Debentures--Subordination."

Rights Upon Dissolution

      The holders of the capital securities are entitled to receive, out of assets held by Southern States Capital Trust, the liquidation distribution in cash upon any voluntary or involuntary dissolution, winding-up or liquidation of Southern States Capital Trust. This is the case unless there is a dissolution, winding-up or liquidation involving the distribution of the junior subordinated debentures. In addition, the holders do not receive payment until after satisfaction of liabilities to creditors of Southern States Capital Trust as required by applicable law. See "Description of the Capital Securities--Liquidation Amount Upon Dissolution."

      The property trustee, as registered holder of the junior subordinated debentures, becomes a subordinated creditor of Southern States upon any voluntary or involuntary liquidation or bankruptcy of Southern States. In these circumstances, the property trustee would be subordinated and junior in right of payment to all senior indebtedness as provided for in the indenture. However, the property trustee is entitled to receive payment in full of all amounts payable with respect to the junior subordinated debentures before any holders of preferred stock or membership common stock of Southern States receive payments or distributions.

      Because Southern States is the guarantor under the guarantee and has agreed under the expense agreement to pay for all costs, expenses and liabilities of Southern States Capital Trust other than the trust's obligations to the holders of the capital securities and common securities, the positions of a holder of the capital securities and a holder of the junior subordinated debentures relative to other creditors and to holders of preferred stock or membership common stock of Southern States in the event of liquidation or bankruptcy of Southern States are expected to be substantially the same.

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                     UNITED STATES FEDERAL INCOME TAXATION

General

      The following is a discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of capital securities. It is based on the Internal Revenue Code of 1986, as amended, Treasury regulations and administrative and judicial interpretations, all as currently in effect, all of which are subject to change, possibly on a retroactive basis. The authorities on which this general summary is based may be interpreted in varying ways, and the opinions expressed in this prospectus are not binding on the IRS or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought from the IRS with respect to the transactions described in this prospectus. Accordingly, there can be no assurance that the IRS will not challenge the opinions expressed in this prospectus or that a court would not sustain the challenge.

         The following discussion is the opinion of Mays & Valentine, L.L.P., special tax counsel to Southern States and to Southern States Capital Trust II. This opinion is based in part upon factual assumptions and upon certain factual representations made by Southern States, which representations Mays & Valentine, L.L.P. has relied upon and assumed to be true. The opinion is also based on the assumption that the capital securities will be issued as contemplated and that the indenture and the trust agreement will be complied with, as is set forth in particular paragraphs dealing with those matters.

      This general summary deals only with capital securities held as a capital asset for tax purposes by a U.S. holder that purchased the capital securities on their original issue date at their original offering price.

      This summary does not address all the tax consequences that may be relevant to a U.S. holder, nor does it address the tax consequences, except as stated below, to holders that are not U.S. holders or to holders that may be subject to special tax treatment. Holders subject to the special treatment include banks, thrift institutions, real estate investment trusts, regulated investment companies, insurance companies, brokers and dealers in securities or currencies, other financial institutions, tax-exempt organizations, persons holding the capital securities as a position in a "straddle," or as part of a "synthetic security," "hedge," as part of a "conversion" transaction or other integrated investment, persons having a functional currency other than the U.S. Dollar, and United States expatriates.

      Further, this summary does not address:

         . the income tax consequences to shareholders in, or partners or beneficiaries of, a holder of the capital securities,

         . the United States federal alternative minimum tax consequences of the purchase, ownership or disposition of the capital securities, or

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

      . any state, local or foreign tax consequences of the purchase, ownership and disposition of capital securities.

    A U.S. holder is a holder of the capital securities who or which is:

      . a citizen or individual resident, or is treated as a citizen or individual resident under the Internal Revenue Code, of the United States for income tax purposes,

      .  a domestic corporation or partnership,

      . an estate whose income is subject to United States federal income tax without regard to its source, or

      . a trust if a U.S. court is able to exercise primary supervision over Southern States Capital Trust's administration and one or more United States persons have the authority to control all substantial decisions of Southern States Capital Trust.

Classification of the Junior Subordinated Debentures

    In connection with and at the time of the issuance of the capital securities, Mays & Valentine, L.L.P. will render its opinion. The opinion will be to the effect that, under the then current law and assuming compliance with the indenture, and based on certain facts and assumptions contained in such opinion, the junior subordinated debentures will be classified for United States federal income tax purposes as indebtedness of Southern States. By acceptance of the capital securities, each holder covenants to treat the junior subordinated debentures as indebtedness and the capital securities as evidence of an indirect beneficial ownership interest in the junior subordinated debentures.

    No assurance can be given, however, that the classification of the junior subordinated debentures as debt will not be challenged by the IRS or, if challenged, that the challenge will not be successful. A successful IRS challenge to the classification of the junior subordinated debentures as debt would prevent Southern States from deducting the interest paid or accrued on the junior subordinated debentures for United States federal income tax purposes and could constitute a tax event. Additionally, if the interest on the junior subordinated debentures is not deductible it could adversely affect Southern States' ability to make payments on the junior subordinated debentures. The remainder of this discussion assumes that the junior subordinated debentures will be classified as indebtedness of Southern States for United States federal income tax purposes.

Classification of Southern States Capital Trust

    In connection with and at the time of the issuance of the capital securities, Mays & Valentine, L.L.P. will render its opinion. The opinion will be to the effect that, under the then current law and assuming compliance with the trust agreement, and based on certain facts and assumptions contained in such opinion, Southern States Capital Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation under current law and assuming full compliance with the terms of the trust

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agreement. Accordingly, for United States federal income tax purposes, each holder of capital securities generally will be considered the owner of an undivided interest in the junior subordinated debentures and each U.S. holder will be required to include in gross income all interest on, including original issue discount accrued, if any, or gain recognized for United States federal income tax purposes with respect to its allocable share of the junior subordinated debentures.

U.S. Holders

Interest Income and Original Issue Discount

    Under applicable Treasury regulations, remote contingencies that stated interest will not be timely paid are ignored in determining whether a debt instrument is issued with original issue discount. If the junior subordinated debentures are treated as issued with original issue discount, the original issue discount must be included in income by all holders as it accrues economically on a daily basis, without regard to when it is paid in cash or whether a particular holder generally uses the cash method of accounting.

    Southern States has concluded that the likelihood of its exercising its option to defer payments of interest is remote. This conclusion is based on Southern States' analysis, as of the date of issue of the junior subordinated debentures, of various facts and circumstances deemed relevant to exercising the deferral option. These facts and circumstances include, among other things, the inability of Southern States to declare or pay a dividend, or redeem or repurchase shares of its capital stock or patron's equity, or to make any payment of principal of or interest or premium, if any, on, or repay, repurchase or redeem, any debt of Southern States that ranks equal with or junior to the junior subordinated debentures if the deferral option is exercised. Based upon this conclusion, the advice of its counsel, and in the absence of any specific definition of "remote" in the applicable Treasury regulations, and although the matter is not entirely free from doubt, Southern States believes the junior subordinated debentures will not be subject to the original issue discount rules unless Southern States exercises its option to extend the interest payment period.

    As a consequence, holders of the capital securities should report interest under their own methods of accounting, e.g., cash or accrual, instead of under the daily economic accrual rules for original issue discount instruments.

    Under the Treasury regulations, if Southern States exercises its option to defer payments of interest, the junior subordinated debentures would be treated as redeemed and reissued for original issue discount purposes. In that case, the sum of the remaining interest payments on the junior subordinated debentures would thereafter be treated as original issue discount, which would accrue, and be includible in a U.S. holder's taxable income, on an economic accrual basis. This rule would apply regardless of the U.S. holder's method of accounting for income tax purposes, over the remaining term of the junior subordinated debentures, including any period of interest deferral, without regard to the timing of payments under the junior subordinated debentures.

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


    The IRS could take the position that the likelihood that Southern States would exercise its right to defer payments of interest is not a "remote" contingency for purposes of the original issue discount rules. In that case, the junior subordinated debentures would be treated as initially issued with original issue discount in an amount equal to the aggregate stated interest over the term of the junior subordinated debentures. That original issue discount would generally be includible in a U.S. holder's taxable income, over the term of the junior subordinated debentures, on an economic accrual basis.

Characterization of Income

    Because the income underlying the capital securities will not be classified as dividends for income tax purposes, corporate U.S. Holders of capital securities will not be entitled to a dividends-received deduction for any income recognized with respect to the capital securities.

Sales of Capital Securities

    A U.S. holder that sells capital securities will recognize gain or loss equal to the difference between the amount realized on the sale of the capital securities and the holder's adjusted tax basis in the capital securities. To the extent of any accrued but unpaid interest, the amount realized on the sale of the capital securities will be treated as ordinary income. Assuming Southern States does not defer interest on the junior subordinated debentures by extending the interest payment period, a U.S. holder's "adjusted tax basis" in the capital securities generally will equal its initial purchase price.

    If Southern States elects to defer interest payments, a U.S. holder's adjusted tax basis in the capital securities generally will be its initial purchase price increased by any original issue discount previously included in the holder's gross income to the date of disposition and decreased by payments received on the capital securities after Southern States exercises its option to extend the current interest payment period and before the date of disposition. Any gain or loss recognized generally will be a capital gain or loss. The highest marginal individual federal income tax rate, which applies to ordinary income and gain from sales or exchanges of capital assets held for one year or less, is 39.6%. The maximum regular federal income tax rate on capital gains derived by individual taxpayers is 20% for sales and exchanges of capital assets held for more than one year. All net capital gain of a corporate taxpayer is taxed at ordinary corporate income tax rates of up to 35%.

    The capital securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying junior subordinated debentures. A holder who disposes of capital securities between record dates for payments of distributions on the capital securities will be required to include in income, to the extent not previously included in income, as ordinary income amounts attributable to accrued and unpaid interest on the junior subordinated debentures through the date of disposition and the amount realized in disposition excludes the portion of the sales price treated as interest. To the extent the selling price is less than the holder's adjusted tax basis, a holder will recognize a capital loss. Generally, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

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

    If Southern States elects to defer payments of interest, the market value of the capital securities will likely fall. Furthermore, the market value of the capital securities may not reflect the accumulated distribution that will be paid at the end of the extension period. A U.S. holder who disposes of capital securities during an extension period will be required to include as ordinary income the accrued original issue discount on the junior subordinated debentures through the date of disposition as ordinary income and add such amount to the U.S. holder's adjusted basis in the ratable share of capital securities disposed of. To the extent the selling price is less than the U.S. holder's adjusted tax basis, the U.S. holder will recognize capital loss. Generally, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of Southern States Capital Trust

    Under circumstances described in this prospectus (see "Description of the Capital Securities--Distribution of the Junior Subordinated Debentures"), Southern States Capital Trust may distribute the junior subordinated debentures to holders in exchange for the capital securities and in liquidation of Southern States Capital Trust. Generally, such a distribution would not be a taxable event for United States federal income tax purposes, and each U.S. holder would have an aggregate adjusted basis in its junior subordinated debentures for United States federal income tax purposes equal to the holder's aggregate adjusted basis in its capital securities. For a description of adjusted basis in the capital securities, see the discussion in "--Sales of Capital Securities" above. For United States federal income tax purposes, a U.S. holder's holding period in the junior subordinated debentures received in a liquidation of Southern States Capital Trust would include the period during which the Capital Securities were held by the holder.

    Under circumstances described in this prospectus, including a tax event (see "Description of the Capital Securities--Redemption" and "--Tax Event Redemption" and "Description of the Junior Subordinated Debentures--Optional Redemption"), the junior subordinated debentures may be redeemed for cash and the proceeds of the redemption distributed to holders in redemption of their capital securities. This type of redemption would be taxable for United States federal income tax purposes, and a U.S. holder would recognize gain or loss as if it had sold the capital securities for cash. See "--Sales of Capital Securities" above.

Potential Tax Law Changes

    From time to time, tax law changes have been proposed that would deny interest deductions to corporate issuers of debt instruments with terms that include terms similar to those of the junior subordinated debentures. In addition, the IRS has challenged taxpayers' treatment as indebtedness of securities issued with characteristics similar to the junior subordinated debentures. To date, these tax law change proposals have not been enacted. However, if any similar tax law change were enacted or any such challenge by the IRS were upheld, such event could give rise to a tax event which could result in an early redemption of the capital securities. See "Description of the Capital Securities--Tax Event Redemption."

    Southern States is aware of at least one case, involving Enron Corporation, now pending before the United States Tax Court where the IRS initially sought to disallow the deduction for

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

interest expense on securities that are similar to, although different in a number of respects from, the junior subordinated debentures. Such securities were issued in 1993 and 1994 to partnerships that, in turn, issued "monthly income preferred securities." In a recently filed stipulation in the United States Tax Court, the IRS conceded that Enron was entitled to deduct its interest expense on the securities. Although the IRS has apparently conceded the interest deductibility issue in the Enron case, there can be no assurance that the IRS will not challenge the interest deductions of other taxpayers, such as Southern States, which issue similar types of securities.

Non-U.S. Holders

    Payments to a non-U.S. holder will generally not be subject to withholding of income tax, provided that the holder of the capital securities:

      . does not, directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of stock of Southern States entitled to vote,

      . is not a controlled foreign corporation that is related to Southern States through stock ownership, and

      . is not a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code.

    To qualify for this exemption from withholding taxation, the last United States payor in the chain of payment before payment to a non-U.S. holder (the "withholding agent") must have received in the year in which a payment of interest or principal occurs prior to such payment, or in either of the two preceding calendar years, a statement that:

      . is signed by the holder of the capital securities under penalties of perjury,

      .  certifies that the holder is not a U.S. holder, and

      .  provides the name and address of the holder.

    The statement may be made on an IRS Form W-8 or a substantially similar form, and the holder must inform the withholding agent of any change in the information on the statement within 30 days of the change. If the capital securities are held through a securities clearing organization or other types of financial institutions, the organization or institution may provide a signed statement to the withholding agent. However, in that case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the holder to the organization or institution.

    As discussed above in "--Potential Tax Law Changes," changes in legislation, if any, affecting the income tax consequences of the junior subordinated debentures could adversely affect the ability of Southern States to deduct the interest payable on the junior subordinated debentures. Moreover, any tax legislation could adversely affect non-U.S. holders by characterizing income derived from the junior subordinated debentures as dividends, generally subject to a 30% income tax, on a withholding basis, when paid to a non-U.S. holder, rather than

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

as interest which, as discussed above, is generally exempt from income tax in the hands of a non-U.S. holder.

    A non-U.S. holder of a capital security will generally not be subject to withholding of income tax on any gain realized upon the sale or other disposition of capital securities.

    A non-U.S. holder that holds capital securities in connection with the active conduct of a United States trade or business will be subject to income tax on all income and gains recognized with respect to its proportionate share of the junior subordinated debentures.

Backup Withholding

    Backup withholding of United States federal income tax at a rate of 31% may apply to payments made in respect of the capital securities to registered owners who are not "exempt recipients" and who fail to provide identifying information, such as the registered owner's taxpayer identification number, in the required manner. Generally, individuals are not exempt recipients, whereas corporations and various other entities generally are exempt recipients. Payments made in respect of the capital securities to a U.S. holder must be reported to the IRS, unless the U.S. holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. holders who are not exempt recipients.

    In addition, upon the sale of the capital securities to or through a broker, the broker must withhold 31% of the entire purchase price, unless either:

      . the broker determines that the seller is a corporation or other exempt recipient, or

      . the seller provides, in the required manner, required identifying information and, in the case of a non-U.S. holder, certifies that such seller is a non-U.S. holder and various other conditions are met.

    In that case, a sale must also be reported by the broker to the IRS, unless either the broker determines that the seller is an exempt recipient or the seller certifies its non-U.S. status and other required conditions are met. Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in some cases it may be possible to submit other documentary evidence.

Final Withholding Regulations

    Recently promulgated Treasury regulations, effective for payments made after December 31, 1999, provide alternative methods for satisfying the certification requirements described above under "--Non-U.S. Holders" and "--Backup Withholding." These regulations also will require, in the case of capital securities held by foreign partnerships, that the certification described above be provided by the partners rather than the foreign partnership, unless the foreign partnership agrees to become a "withholding foreign partnership," and the partnership provides required information, including a U.S. taxpayer identification number. A look-through rule will apply in the case of tiered partnerships. Prospective investors are urged to consult their own tax advisors regarding these regulations.

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                             ERISA CONSIDERATIONS

    Southern States, the obligor with respect to the junior subordinated debentures held by Southern States Capital Trust, and its affiliates and the property trustee may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974 or a "disqualified person" within the meaning of Section 4975 of the Internal Revenue Code with respect to many employee benefit plans that are subject to ERISA. Any purchaser proposing to acquire capital securities with assets of any employee benefit plan should consult with its counsel.

    The purchase or holding of capital securities by an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Internal Revenue Code, including individual retirement arrangements and other plans described in
Section 4975(e)(1) of the Code, and with respect to which Southern States, the property trustee, or any affiliate is a service provider or otherwise is a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code. If the capital securities are acquired in accordance with an applicable exemption, the prohibited transaction rules would not apply. These exemptions include Prohibited Transaction Class Exemption ("PTCE") 84-14, which is an exemption for transactions determined by an independent qualified professional asset manager; PTCE 91-38, which is an exemption for transactions involving bank collective investment funds; PTCE 90-1, which is an exemption for transactions involving insurance company pooled separate accounts; PTCE 95-60, which is an exemption for transactions involving insurance company general accounts; and PTCE 95-23, which is an exemption for transactions determined by an in-house asset manager.

    In addition, an employee benefit plan fiduciary considering the purchase of capital securities should be aware that the assets of Southern States Capital Trust may be considered "plan assets" for ERISA purposes. Therefore, the fiduciary should consider whether the purchase of capital securities could result in a delegation of fiduciary authority to the property trustee, and, if so, whether that delegation of authority is permissible under the plan's governing instrument or any investment management agreement with the plan. In making that determination, an employee benefit plan fiduciary should note that the property trustee is a national banking institution qualified to be an investment manager to which such a delegation of authority generally would be permissible under ERISA. Further, before a debenture event of default, the property trustee will have only limited custodial and ministerial authority with respect to assets of Southern States Capital Trust.

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                                 UNDERWRITING

    Under the terms and conditions of the underwriting agreement, Southern States and Southern States Capital Trust have agreed that Southern States Capital Trust will sell to each of the underwriters named below, and each of the underwriters has agreed to purchase from Southern States Capital Trust, the respective liquidation amount of capital securities set forth opposite its name:



                                                           Liquidation Amount
                                                                   of
               Underwriters                                Capital Securities
               ------------                                ------------------

         First Union Capital Markets Corp..............         $
         Lehman Brothers Inc...........................
         Banc of America Securities LLC................
                                                                -------
              Total....................................         $
                                                                =======

    Under the terms and conditions of the underwriting agreement, the underwriters are committed to take and pay for all of the capital securities offered by this prospectus, if any are taken.

    The initial purchase price for the capital securities will be the initial offering price shown on the cover page of this prospectus. The underwriters propose to offer the capital securities at the offering price. After the capital securities are released for sale, the capital securities offering price and other selling terms may from time to time be varied by the underwriters.

    In view of the fact that the proceeds from the sale of the capital securities will be used to purchase the junior subordinated debentures issued by Southern States, the underwriting agreement provides that Southern States will pay as compensation for the underwriters' arranging the investment of the proceeds therein in an amount of $____ per capital security and will reimburse the underwriters for $__________ of expenses.

    Southern States Capital Trust has granted to the underwriters an option, exercisable for 30 days following the date of this prospectus, to purchase up to $11,250,000 additional liquidation amount of capital securities from Southern States Capital Trust for $25 per capital security. If the underwriters exercise this option, Southern States will pay as compensation to the underwriters an amount of $____ per capital security purchased under the option. The underwriters may exercise this option only to cover over-allotments, if any, made on the sale of the capital securities offered by this prospectus. If the underwriters exercise their over-allotment option, each of the underwriters has severally agreed, under the terms of the underwriting agreement, to purchase a liquidation amount of capital securities proportionate to each underwriter's initial commitment as indicated in the table above.

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

    The capital securities are a new issue of securities with no established trading market. Application is expected to be made to list the capital securities on the New York Stock Exchange. If application is made, trading of the capital securities on the New York Stock Exchange would be expected to commence within a 30-day period after the initial delivery of the capital securities. Southern States and Southern States Capital Trust have been advised by the underwriters that they intend to make a market in the capital securities. However, the underwriters are not obligated to do so and any market making activities may be interrupted or discontinued without notice.

    Southern States and Southern States Capital Trust have agreed in the underwriting agreement that, generally speaking, during a period of 180 days from the issue date, they will not, without the prior written consent of the underwriters, offer or sell, grant any option for the sale of, or enter into any agreement to sell, any additional securities of Southern States, Southern States Capital Trust or any other trust the common securities of which are held by Southern States, that are substantially similar to the capital securities or any securities convertible into or exchangeable for or that represent the right to receive any similar securities.

    Southern States and Southern States Capital Trust have agreed, running from the date of the underwriting agreement and continuing to and including the later of (i) the termination of trading restrictions for the capital securities, as notified to Southern States by the underwriters and (ii) the time of delivery for the capital securities, not to offer, sell, contract to sell or otherwise dispose of, except as provided in this prospectus, securities of Southern States, Southern States Capital Trust or any other trust the common securities of which are held by Southern States that are substantially similar to the capital securities without the prior written consent of the underwriters.

    Southern States and Southern States Capital Trust have agreed to indemnify the underwriters and other persons affiliated with the underwriters against specified liabilities, including liabilities under the Securities Act.

    First Union Capital Markets Corp., Banc of America Securities LLC and
Lehman Brothers Inc. or their affiliates have provided from time to time, and expect to provide in the future, commercial banking, investment banking or advisory services to Southern States and their affiliates, for which they or its affiliates have received or will receive customary fees and commissions. In addition, affiliates of First Union Capital Markets Corp. are serving as property trustee and Delaware trustee under the trust agreement and as debenture trustee and guarantee trustee under the indenture and guarantee.

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

                                 LEGAL MATTERS

    Potter Anderson & Corroon LLP, Wilmington, Delaware, will issue an opinion on behalf of Southern States Capital Trust concerning the legality of the capital securities. Mays & Valentine, L.L.P., Richmond Virginia, will issue an opinion for Southern States concerning the validity of the junior subordinated debentures and the guarantee, and on the United States federal income taxation of the capital securities. Sullivan & Cromwell, New York, New York, will issue an opinion for the underwriters.


                                    EXPERTS

    The consolidated financial statements as of June 30, 1999 and 1998 and for each of the three years in the period ended June 30, 1999, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The statements of operations and cash flows of the Gold Kist Inputs
Business for the two years ended June 27, 1998 and June 28, 1997 have been included in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere in this prospectus, and upon the authority of that firm as experts in accounting and auditing.


                             AVAILABLE INFORMATION

    Southern States and Southern States Capital Trust have filed a registration statement on Form S-1 under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the registration statement for further information with respect to Southern States and the capital securities offered by this prospectus. While statements contained in this prospectus concerning the provisions of documents are necessarily summaries, Southern States believes that all material terms of those documents have been provided in the prospectus.

    Following the offering of the capital securities, Southern States will file annual, quarterly and other periodic reports with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934. Although Southern States will not be required to provide holders of the capital securities with an annual report to shareholders containing audited financial statements, the annual reports on Form 10-K filed with the SEC will contain audited consolidated financial statements of Southern States. These reports and other materials filed with the SEC may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission:
7 World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of this material also may be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Southern States' filings will also be available to the public at the SEC Internet site (http://www.sec.gov).

                DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

    This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Southern States expected financial position, business and financing plans. These forward-looking statements reflect Southern States views with respect to future events and financial performance. The words "believe," "expect," "plans" and "anticipate" and similar expressions as used with respect to the operations of the Gold Kist Inputs Business following our acquisition of that business, and otherwise, identify forward-looking statements. Although Southern States believes that the expectations reflected in such forward-looking statements are reasonable, Southern States can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from such expectations are disclosed in this prospectus, including the risks and uncertainties described under "Risk Factors." All subsequent written and oral forward-looking statements attributable to Southern States or persons acting on Southern States behalf are expressly qualified in their entirety by these cautionary statements. Southern States cautions you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Southern States is not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                             ---------------------

    Trademarks and service marks are italicized where they appear in this prospectus. All trademarks and service marks referred to in this prospectus other than Roundup(R) are registered trademarks of Gold Kist Inc., and (other than the "Gold Kist" mark), were conveyed to Southern States in connection with its acquisition of the Gold Kist Inputs Business. Roundup(R) is a registered trademark of the Monsanto Company.

                         INDEX TO FINANCIAL STATEMENTS


Audited Financial Statements
                                                                            Page
Southern States Cooperative, Inc. and Subsidiaries
Report of Independent Accountants...........................................F-3
Consolidated Balance Sheet at June 30, 1999 and 1998........................F-4
Consolidated Statement of Operations for the Years Ended
     June 30, 1999, 1998, and 1997..........................................F-6
Consolidated Statement of Patrons' Equity for the Years Ended
     June 30, 1999, 1998, and 1997..........................................F-7
Consolidated Statement of Cash Flows for the Years Ended
     June 30, 1999, 1998, and 1997..........................................F-8
Notes to Consolidated Financial Statements..................................F-9

Inputs Business of Gold Kist Inc.
Independent Auditors' Report................................................F-32
Statements of Operations for the Years Ended June 28, 1997
     and June 27, 1998......................................................F-33
Statements of Cash Flows for the Years Ended June 28, 1997
     and June 27, 1998......................................................F-34
Notes to Financial Statements...............................................F-35


Unaudited Interim Financial Statements

Southern States Cooperative, Inc. and Subsidiaries
Consolidated Balance Sheet at September 30, 1999 and June 30, 1999..........F-39
Consolidated Statement of Operations for the Three Months Ended
     September 30, 1999 and 1998............................................F-41
Consolidated Statement of Patrons' Equity for the Three Months Ended
     September 30, 1999 and 1998............................................F-42
Consolidated Statement of Cash Flows for the Three Months Ended
     September 30, 1999 and 1998............................................F-43
Notes to Consolidated Financial Statements..................................F-44

Inputs Business of Gold Kist Inc.
Statements of Operations for the Three Months Ended
     September 26, 1998 and September 27, 1997..............................F-49
Statements of Cash Flows for the Three Months Ended
     September 26, 1998 and September 27, 1997..............................F-50
Notes to Financial Statements...............................................F-51

Pro Forma Financial Statements

Southern States Cooperative, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Balance Sheet at
     September 30, 1999.....................................................24
Unaudited Pro Forma Condensed Statement of Operations for the
     Three Months Ended September 30, 1999..................................25
Unaudited Pro Forma Condensed Combined Statement of Operations for the
     Year Ended June 30, 1999...............................................26
Notes to the Unaudited Pro Forma Condensed Combined Financial Statements....27

                       Report of Independent Accountants



To the Board of Directors of
Southern States Cooperative, Incorporated:


In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, patrons' equity and of cash flows present fairly, in all material respects, the financial position of Southern States Cooperative, Incorporated and Subsidiaries (the "Company") at June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                           /s/  PricewaterhouseCoopers LLP


October 29, 1999
Richmond, Virginia

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

               CONSOLIDATED BALANCE SHEET, June 30, 1999 and 1998

                                _______________

                              ASSETS                                                      1999                    1998
                                                                                          ----                    ----

Current assets:
    Cash and cash equivalents (Note 1k)                                                 $ 18,742,408            $ 15,352,446
    Receivables, net (Notes 3 and 5)                                                     117,375,357              55,329,766
    Inventories (Notes 1c and 4)                                                         213,141,319             133,167,494
    Prepaid expenses                                                                       7,241,450               7,325,862
    Deferred income taxes (Notes 1h and 12)                                                6,689,496               4,989,913
    Deferred charges                                                                         840,022                 960,334


                                                                                  -------------------     -------------------

                Total current assets                                                     364,030,052              217,125,815
                                                                                  -------------------     -------------------
Investments and other assets:
    Investments:
         Statesman Financial Corporation (Notes 1a and 5)                                 23,651,051              18,144,573
         Michigan Livestock Credit Corporation (Notes 1a and 5)                           12,718,722              10,156,000
         Other companies (principally cooperatives) (Notes 1f and 6)                      78,416,407              75,573,146
    Receivables (Notes 3 and 5)                                                            1,544,553               1,316,515
    Other assets                                                                          12,269,263              10,787,753
                                                                                  -------------------     -------------------

                Total investments and other assets                                       128,599,996             115,977,987
                                                                                  -------------------     -------------------

Property, plant and equipment (Notes 1d and 7)                                           378,196,657             304,577,628
  Less accumulated depreciation                                                          189,079,016             175,384,990
                                                                                  -------------------     -------------------

                Property, plant and equipment, net                                       189,117,641             129,192,638


                                                                                  -------------------     -------------------

                                                                                        $681,747,689            $462,296,440
                                                                                  ===================     ===================


          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

              CONSOLIDATED BALANCE SHEET, June 30, 1999 and 1998

                            ----------------------

                        LIABILITIES AND STOCKHOLDERS' AND
                                 PATRONS' EQUITY                                           1999                    1998
                                                                                           ----                    ----
Current liabilities:
   Short-term notes payable (Note 8)                                                    $  5,600,000            $  7,100,000
   Current maturities of long-term debt (Note 9)                                           3,836,938               1,833,434
   Accounts payable                                                                      138,486,921              71,235,641
   Accrued expenses:
      Environmental remediation (Note 1g and 13b)                                            972,477                 429,649
      Payrolls, employee benefits, related taxes and other                                39,801,159              34,398,390
   Accrued income taxes                                                                    2,050,129               2,380,815
   Dividends payable                                                                         380,106                 341,450
   Patronage refunds payable in cash                                                                               2,378,378
   Advances from managed member cooperatives (Note 2)                                     19,395,311               6,929,943
                                                                                  -------------------     -------------------

               Total current liabilities                                                 210,523,041              127,027,700
                                                                                  -------------------     -------------------
Long-term debt:
   Bridge loan facility (Note 9)                                                         100,000,000
   Long-term debt (Note 9)                                                               176,562,296             136,041,301
                                                                                  -------------------     -------------------

               Total long-term debt                                                      276,562,296             136,041,301
                                                                                  -------------------     -------------------
Other noncurrent liabilities:
   Employee benefits                                                                       7,070,509               6,936,519
   Deferred income taxes (Notes 1h and 12)                                                 2,969,365               4,745,538
   Environmental remediation (Note 1g and 13b)                                             2,218,664                 746,498
   Miscellaneous                                                                           4,538,213               5,403,204
                                                                                  -------------------     -------------------

               Total other noncurrent liabilities                                         16,796,751              17,831,759
                                                                                  -------------------     -------------------

Redeemable preferred stock (Note 10)                                                       2,114,100               2,114,100
                                                                                  -------------------     -------------------
Stockholders' and patrons' equity:
   Stockholders' equity:
     Capital stock (Note 10):
        Preferred                                                                          1,485,000               1,494,200
        Common                                                                            12,147,082              12,195,018
                                                                                  -------------------     -------------------

               Total stockholders' equity                                                 13,632,082              13,689,218

   Patrons' equity                                                                       162,119,419             165,592,362
                                                                                  -------------------     -------------------

               Total stockholders' and patrons' equity                                   175,751,501             179,281,580
                                                                                  -------------------     -------------------

                                                                                        $681,747,689            $462,296,440
                                                                                  ===================     ===================

         See accompanying notes to consolidated financial statements.

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENT OF OPERATIONS

               for the years ended June 30, 1999, 1998 and 1997

                            ----------------------



                                                                           1999                 1998                   1997
                                                                           ----                 ----                   ----
Sales and other operating revenue:
    Net purchases by patrons (Note 2)                                  $1,286,224,242        $1,026,630,260        $1,097,173,192
    Net marketing for patrons                                              76,540,489            92,862,915           115,972,257
    Other operating revenue                                                 3,594,761             3,793,343             2,954,306
                                                                      -----------------     -----------------     -----------------
                                                                        1,366,359,492         1,123,286,518         1,216,099,755

Cost of products purchased and marketed and other operating costs
    (Notes 1c, 6 and 13b)                                               1,114,782,525           931,435,923         1,014,440,358
                                                                      -----------------     -----------------     ----------------
               Gross margin                                               251,576,967           191,850,595           201,659,397

Selling, general and administrative expenses                              247,634,813           175,783,844           166,132,518
                                                                      -----------------     -----------------     ----------------
               Savings on operations                                        3,942,154            16,066,751            35,526,879
                                                                      -----------------     -----------------     -----------------
Other deductions (income):
    Interest expense (Notes 5, 8, and 9)                                   28,413,129            16,859,373            15,565,523
    Interest income and service charges (Note 2)                          (11,209,244)           (7,800,390)           (7,660,693)
    Miscellaneous income, net                                             (11,812,081)           (6,562,688)           (5,879,437)
                                                                      -----------------     -----------------     -----------------
                                                                            5,391,804             2,496,295             2,025,393
                                                                      -----------------     -----------------     -----------------
               (Loss) Savings before income taxes and undistributed
                 (loss) earnings in Statesman Financial Corporation        (1,449,650)           13,570,456            33,501,486
Income taxes (Notes 1h and 12)                                               (596,570)            2,960,539             6,035,412
                                                                      -----------------     -----------------     -----------------
               (Loss) Savings before undistributed earnings in
                 Statesman Financial Corporation                             (853,080)           10,609,917            27,466,074

Undistributed (loss) earnings of Statesman Financial Corporation,
     net of income taxes                                                   (1,221,685)               56,721                35,367
                                                                      -----------------     -----------------     -----------------
               Net (loss) savings                                      $   (2,074,765)       $   10,666,638        $   27,501,441
                                                                      =================     =================     =================


         See accompanying notes to consolidated financial statements.

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                   CONSOLIDATED STATEMENT OF PATRONS' EQUITY

               for the years ended June 30, 1999, 1998 and 1997

                            ----------------------

                                                                     1999                   1998                    1997
                                                                     ----                   ----                    ----
Patronage refund allocations:
    Balance, beginning of year                                   $   68,151,124       $     67,566,625       $     63,445,207
    Allocation from net savings for the year                                                 3,702,869             10,590,586
    Allocations assumed in merger (Note 17)                                                  2,683,000
    Adjustments to prior year's allocation                               74,627                153,836                102,104
    Redemptions                                                        (381,552)            (5,955,206)            (6,571,272)
                                                              -------------------    -------------------    ---------------------

           Balance, end of year                                      67,844,199             68,151,124             67,566,625
                                                              -------------------    -------------------    ---------------------

Operating capital:
    Balance, beginning of year                                       97,441,238             93,948,702             84,653,534
    Net (loss) savings                                               (2,074,765)            10,666,638             27,501,441
    Patronage refunds payable in:
       Cash                                                                                 (2,378,378)            (6,884,321)
       Patronage refund allocations                                                         (3,702,869)           (10,590,586)
    Adjustments to prior year's estimated patronage refunds,
       net of income taxes                                              (71,790)              (123,724)                82,219
    Dividends on capital stock declared:
       Preferred                                                       (278,419)              (279,407)              (283,808)
       Common, $.06 per share                                          (729,551)              (681,536)              (521,439)
    Other reductions                                                    (11,493)                (8,188)                (8,338)
                                                              -------------------    -------------------    ---------------------

           Balance, end of year                                      94,275,220             97,441,238             93,948,702
                                                              -------------------    -------------------    ---------------------

               Total patrons' equity                             $  162,119,419         $  165,592,362         $  161,515,327
                                                              ===================    ===================    =====================

         See accompanying notes to consolidated financial statements.

           SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                for the years ended June 30, 1999, 1998 and 1997

                            ----------------------

                                                                            1999                  1998                 1997
                                                                            ----                  ----                 ----
Operating activities:
    Net (loss) savings                                                 $    (2,074,765)      $    10,666,638      $    27,501,441
    Adjustments to reconcile net (loss) savings to cash
       provided by
          Operating activities:
       Depreciation                                                         22,129,980            17,256,620           16,302,811
       Amortization                                                            264,036               355,252              295,558
       Deferred income taxes                                                (3,475,756)              274,611             (392,258)
       Gain on sale of property and equipment                               (1,822,468)             (510,695)            (927,289)
       Undistributed loss (earnings) of finance company and                  1,168,609              (289,720)            (189,019)
       joint ventures
       Noncash patronage refunds received                                   (4,746,591)           (6,764,372)          (9,855,976)
       Redemption of noncash patronage refunds received                      2,763,912             2,335,408            2,148,256
       Cash provided by current assets and liabilities (Note 16)           129,710,351            10,277,837           (3,453,180)
                                                                     --------------------  -------------------  -------------------

                 Cash from operating activities                            143,917,308            33,601,579           31,430,344
                                                                     --------------------  -------------------  -------------------

Investing activities:
    Additions to property, plant and equipment                             (46,602,932)          (33,904,668)         (19,944,578)
    Proceeds from disposal of property, plant and equipment                  7,017,655             1,743,604            1,820,230
    Additional investments in affiliates and other companies               (10,224,875)          (10,430,352)          (2,856,293)
    Net cash paid for acquisitions (Notes 17 and 18)                      (218,279,732)           (1,241,347)
                                                                     --------------------  -------------------  -------------------

                 Cash used in investing activities                        (268,089,884)          (43,832,763)         (20,980,641)
                                                                     --------------------  -------------------  -------------------

Financing activities:
    Net increase (decrease) in short-term notes payable                     (1,500,000)            4,725,000            2,200,000
    Proceeds from long-term debt                                           584,234,093            49,172,487            7,000,000
    Repayment of long-term debt                                           (551,502,998)          (31,594,763)          (7,969,689)
    Proceeds from bridge loan facility                                     218,313,467
    Repayment of bridge loan facility                                     (118,313,467)
    Net  redemptions of equities required by lender (Note 9)                   126,480                42,160              (67,009)
    Dividends on capital stock paid                                           (969,314)           (1,022,041)            (958,265)
    Patronage refunds paid in cash                                          (2,378,378)           (6,884,321)          (6,668,809)
    Redemption of stockholders' and patrons' equity                           (537,929)           (6,630,611)          (6,631,292)
    Proceeds from issuance of capital stock                                     90,584               921,929            1,214,365
                                                                     --------------------  -------------------  -------------------

                Cash provided by financing activities                      127,562,538             8,729,840          (11,880,699)
                                                                     --------------------  -------------------  -------------------

                Increase (decrease) in cash and cash equivalents             3,389,962            (1,501,344)          (1,430,996)

Balance at beginning of year                                                15,352,446            16,853,790           18,284,786
                                                                     --------------------  -------------------  -------------------

                Balance at end of year                                     $18,742,408           $15,352,446          $16,853,790
                                                                     ====================  ===================  ===================

         See accompanying notes to consolidated financial statements.

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            ----------------------


1.   Summary of Significant Accounting Policies:
     ------------------------------------------

     a.   Basis of Presentation - The consolidated financial statements include
          ---------------------
          the accounts of Southern States Cooperative, Incorporated ("Southern States") and its wholly owned subsidiaries (collectively the "Company"). Upon consolidation, all significant intercompany accounts and transactions have been eliminated. Southern States' investment in Statesman Financial Corporation ("SFC" or the "Corporation") is accounted for by the equity method (see Note 5). Michigan Livestock Credit Corporation ("MLCC") is a wholly owned subsidiary of SFC.

          Effective April 1, 1998, Michigan Livestock Exchange ("MLE") merged with the Company. Pursuant to the merger, MLE became a division of the Company, operating under the name MLE Marketing.

          On October 13, 1998, the Company purchased the agricultural farm supply inputs business ("Inputs Business") of Gold Kist, Inc. (the "Gold Kist Inputs Business"), a Georgia marketing cooperative. The Gold Kist Inputs Business' results of operations have been included in the Company's consolidated results of operations since the date of acquisition (See Note 18).

     b.   Lines of Business - The Company's primary lines of business are the
          -----------------
          procurement, processing and distribution of agricultural production supplies and the marketing of grain and livestock, for its members. The Company distributes its products through a network of retail, wholesale and processing facilities primarily located in Alabama, Arkansas, Delaware, Florida, Georgia, Kentucky, Louisiana, Maryland, Mississippi, North Carolina, South Carolina, Texas, Virginia and West Virginia. The Company markets grain through a network of grain facilities located in Delaware, Kentucky, Maryland, North Carolina and Virginia. The Company markets livestock through a network of livestock facilities located in Indiana, Kentucky, Michigan and Ohio.

     c.   Inventories and Cost of Products Purchased and Marketed - Inventories,
          -------------------------------------------------------
          except grain, are stated at the lower of cost or market. Cost is determined on various bases, including average; first-in, first-out; and specific-identification. Grain inventories are stated at net market, as adjusted for unrealized gains and losses on open futures contracts, and open purchase and sales contracts. Grain inventories are substantially hedged to minimize risks arising from price volatility due to market fluctuations. Patronage refunds from supplier cooperatives in the form of qualified written notices of allocation are recorded as received and are accounted for as reductions of cost of products purchased and marketed. Nonqualified written notices of allocation are not recorded until the cash is received.

     d.   Property, Plant, Equipment and Software - Property, plant and
          ---------------------------------------
          equipment is recorded at cost. The costs of property additions, major renewals and betterments are capitalized while the costs of ordinary maintenance and repairs are charged to operations as incurred. The costs of property additions include interest capitalized during major plant construction.

          The Company early adopted American Institute of Certified Public Accountants ("AICPA") Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1") effective July 1, 1997. SOP 98-1 requires capitalization of certain costs incurred during the application development stage of an internal use software development project, including: (i) external direct costs of materials and services consumed in developing or obtaining internal-use computer software, which the company previously capitalized and (ii) payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use computer software project, which the company did not previously capitalize.

          Depreciation is determined principally by the straight-line method based on estimated useful lives (buildings and improvements -- 20 to 40 years, machinery and equipment -- 4 to 20 years, furniture and fixtures -- 5 to 10 years, software -- 10 years). Gains and losses on disposition or retirement of assets are reflected in income as incurred.

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            ----------------------


1.   Summary of Significant Accounting Policies, continued:
     ------------------------------------------

     e.   Impairment of Long-Lived Assets - The Company reviews long-lived
          -------------------------------
          tangible and intangible assets in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." For assets to be held and used in operations, this standard requires that, whenever events indicate that an asset may be impaired, undiscounted cash flows are analyzed at the lowest level for which there are identifiable and independent cash flows. If the sum of these undiscounted cash flows is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of the loss is based on the estimated fair value of the asset.

     f.   Investments - Investments in other cooperatives are stated at cost
          -----------
          (cash invested) plus qualified written notices of allocation, less redemptions. The equity method of accounting is used for investments in other companies in which Southern States' voting interest is 20 to 50 percent. The Company will reduce or write-off the carrying value of an investment when events indicate that the investment is impaired and the Company will not be able to recover the full carrying value of the investment.

     g.   Environmental Compliance and Remediation - Environmental compliance
          ----------------------------------------
          costs include the cost of purchasing and/or constructing assets to prevent, limit and/or control pollution or to monitor the environmental status at various locations. These costs are capitalized and depreciated based on estimated useful lives.

          Environmental remediation costs of facilities used in current operations are generally immaterial and are expensed as incurred. Remediation costs and post remediation costs at facilities that relate to an existing condition caused by past operations are accrued as liabilities on an undiscounted basis when it is probable that such costs will be incurred and when such costs are reasonably estimated.

     h.   Income Taxes - For income tax purposes, Southern States is a nonexempt
          ------------
          agricultural cooperative. Accordingly, Southern States does not pay income taxes on that portion of savings distributed in qualified written notices of allocation arising from sales to members, patrons eligible for membership and certain other patrons; such savings are included in the taxable income of these members and patrons. Deferred income tax liabilities and assets are determined based on differences between financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse.

     i.   Employee Retirement Plan - The employees of Southern States and
          ------------------------
          certain subsidiaries are covered under a multiemployer defined benefit retirement plan. Southern States' policy is to fund and expense an amount equal to Southern States' share of the actuarially determined funding requirement of the plan.

     j.   Common Stock and Patronage Refunds Payable - Southern States is an
          ------------------------------------------
          agricultural cooperative operating for the benefit of its stockholders/members and other patrons. Pursuant to its bylaws, Southern States is obligated to return all patronage-sourced savings for each year, after payment of dividends on capital stock and reasonable additions to capital reserves, to such members, patrons eligible for membership and certain other patrons in proportion to the volume of business transacted with them during the year. See Note 10 with respect to requirements for membership and common stock ownership.

     k.   Cash and Cash Equivalents - The Company considers all highly liquid
          -------------------------
          investments purchased with an original maturity of three months or less to be cash equivalents.

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            ----------------------


1.   Summary of Significant Accounting Policies, continued:
     ------------------------------------------

     l.   Estimates - The preparation of financial statements in conformity with
          ---------
          generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     m.   Transfers of Financial Assets - The Company accounts for transfers of
          -----------------------------
          financial assets pursuant to Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125"). SFAS 125 applies a control oriented financial components approach to financial-asset-transfer transactions.

          Transactions between SFC and Southern States met SFAS 125's conditions for sale accounting, consistent with prior years; accordingly, the finance receivables sold to SFC were recorded as sales of financial assets and all related discounts were expensed as incurred.

     n.   New Accounting Standards - During the Company's fiscal year ended June
          ------------------------
          30, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", which standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable and eliminates certain disclosures that are no longer useful. This standard was effective for the year ended June 30, 1999. The adoption of the standard resulted only in additional disclosure and did not have an impact on the financial position or results of operations. In addition in June of 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended, which is effective for fiscal quarters beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company will adopt SFAS No. 133 in its fiscal year 2001. The Company is currently evaluating any impact of the derivatives standard.

     o.   Revenue Recognition - Revenue from the sale of goods is recognized
          -------------------
          when title and risk of loss have transferred to the buyer, which is generally when the product is delivered. Service revenue is recognized upon completion of the rendered service.

     p.   Derivatives - As part of its asset/liability management program, the
          -----------
          Company utilizes financial derivatives to reduce the Company's sensitivity to interest rate fluctuations and commodity hedges to reduce market price fluctuations relating to grain and petroleum products. Net receipts or payments under the interest rate swap agreements are recognized as adjustments to interest expense. Realized and unrealized gains and losses on futures contracts for grain and petroleum products are accounted for on a deferral basis.

     q.   Reclassifications - Certain reclassifications have been made to the
          -----------------
          1998 and 1997 financial statements to conform to the 1999 presentation.

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            ----------------------


2.   Managed Member Cooperatives:
     ---------------------------

     Under management agreements, Southern States performs various financial, management and accounting services for other agricultural cooperatives ("managed member cooperatives"). There were 70, 70 and 72 such cooperatives at June 30, 1999, 1998 and 1997, respectively. These managed member cooperatives are owned entirely by their stockholders and patrons and thus are associated with Southern States solely by management agreements (the "Agreements"). For services performed, Southern States was reimbursed $4,162,656 in 1999, $3,947,069 in 1998 and $3,795,021 in 1997.

     Under the Agreements, cash is advanced by Southern States to the managed member cooperatives (primarily as revolving advances for sales of products to the managed member cooperatives) and excess cash of the managed member cooperatives is advanced to Southern States. The interest rate charged or credited on monthly balances of these advances approximates the CoBank, ACB national variable rate. Net interest expense incurred by Southern States on net advances totaled $199,837 in 1999. Net interest income charged by Southern States to Managed Member Cooperatives on net advances totaled $296,423 in 1998 and $647,554 in 1997.

     During 1999, 1998 and 1997 certain managed member cooperatives chose to reinvest approximately $0, $1.2 million and $1.2 million, respectively, of their revolved patronage refund allocations in an equivalent amount of $1 par value shares of the Company's membership common stock.

     Net purchases by patrons include purchases by managed member cooperatives of approximately $195,312,918 in 1999, $209,833,488 in 1998 and
     $218,673,169 in 1997.


3.   Receivables:
     -----------

     The Company grants credit to farmers and other retail and wholesale purchasers of agricultural production supplies primarily in Alabama, Arkansas, Delaware, Florida, Georgia, Indiana, Kentucky, Louisiana, Maryland, Michigan, Mississippi, North Carolina, Ohio, South Carolina, Texas, Virginia and West Virginia. Receivables at year-end were as follows:

                                                                                                  1999                 1998
                                                                                                  ----                 ----
         Current:
             Trade:
                 Accounts                                                                       $251,925,304         $149,625,090
                 Notes                                                                            11,433,076            5,034,802
             Advances to managed member cooperatives (Note 2)                                     27,398,280           24,644,909
             Less receivables sold to SFC (Note 5)                                              (169,177,100)        (121,331,851)
                                                                                              ----------------     ----------------
                                                                                                 121,579,560           57,972,950
             Less allowance for doubtful accounts                                                 (4,204,203)          (2,643,184)
                                                                                              ----------------     ----------------

                 Total current receivables                                                      $117,375,357         $ 55,329,766
                                                                                              ================     ================
         Noncurrent:
              Trade notes                                                                       $  1,544,553         $  1,316,515
                                                                                              ----------------     ----------------

                  Total noncurrent receivables                                                  $  1,544,553         $  1,316,515
                                                                                              ================     ================

     Interest is earned and recognized on accounts receivable based on average outstanding balances beginning either from account inception or after 30-day interest free periods dependent upon the type and anticipated duration of the account receivable.

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            ----------------------


4.   Inventories:
     -----------

     Inventories at year-end consisted of the following:

                                                                                                   1999                  1998
                                                                                                   ----                  ----
         Finished goods:
             Purchased for resale                                                               $183,115,888          $115,667,733
             Manufactured                                                                          5,902,728             4,384,872
                                                                                             ----------------      ----------------
                                                                                                 189,018,616           120,052,605
         Materials and supplies                                                                   24,122,703            13,114,889
                                                                                             ----------------      ----------------
             Totals                                                                             $213,141,319          $133,167,494
                                                                                             ================      ================

5.   Investments in Finance Companies:
     --------------------------------

     SFC and Southern States are parties to an agreement dated September 16, 1991, and amended effective January 12, 1999, under which SFC purchases from Southern States certain receivables without recourse. Under the terms of the agreement, Southern States pays certain fees on receivables sold to SFC. In addition, certain receivables are discounted to provide SFC with revenues sufficient to cover interest charges incurred and historical charge-offs. Receivables sold to SFC totaled approximately $1,194,700,000, $996,700,000, and $991,500,000 for 1999, 1998 and 1997, respectively. The related fees and discounts for 1999, 1998 and 1997 were $10,600,000, $9,500,000 and $8,200,000, respectively. SFC paid volume incentive fees, which are recorded as miscellaneous income in the statement of operations, to Southern States for purchases of receivables of $1,875,000, $1,320,000, and $1,375,000 for 1999, 1998 and 1997, respectively. In addition, pursuant to the aforementioned contractual arrangement between Southern States and SFC, Southern States services certain accounts receivable sold to SFC.

     Under the terms of the agreement, Southern States is obligated to maintain a computed minimum investment in SFC's Class A noncumulative preferred stock ("Class A Preferred Stock"), based on the average daily balances of receivables sold to SFC. The amount of Class A Preferred Stock held by Southern States was $23,418,000 and $17,918,000 at June 30, 1999 and 1998,
     respectively.

     The consumer retail financing receivables, asset-based loans, and agrifinancing receivables are primarily due from customers of Southern States.

     SFC has entered into operating lease agreements with Southern States and its patrons whereby Southern States and its patrons lease computer equipment, liquid propane tanks, and agricultural equipment from SFC. The net book value of the assets leased to Southern States and its patrons by SFC totaled approximately $5,100,000 and $7,005,000 as of June 30, 1999 and 1998, respectively. Total operating lease expenses incurred by Southern States under the lease agreements totaled approximately $2,100,000, $2,460,000 and $2,663,000 in 1999, 1998 and 1997 respectively. SFC paid volume incentive fees to Southern States for operating lease agreements totaling $175,000, $295,000 and $392,000 in 1999, 1998 and 1997,
     respectively.

     As of April 1, 1998, MLCC became a wholly owned subsidiary of SFC. MLCC and Southern States are parties to an agreement dated April 1, 1998, under which MLCC provides agricultural production loans, building loans, equipment loans, renovation loans, revolving credit loans, and other loans to and financing for customers of Southern States. Under the agreement, Southern States agrees to provide MLCC with equity capital in exchange for shares of MLCC preferred stock. The amount of MLCC preferred stock held by Southern States was $14,156,000 and $10,156,000 at June 30, 1999 and 1998,
     respectively.

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                            ----------------------


5.   Investment in Finance Companies, continued:
     -------------------------------

     The following unaudited proforma results of operations, assume that the purchase of MLCC had occurred on July 1, 1997. The unaudited proforma results of operations are presented for informational purposes only and do not purport to be indicative of SFC's future consolidated results of operations.

                                              Year ended June 30, 1998
                                              ------------------------

     Interest and service fee income                  $24,791,835
                                                 =================

     Net loss                                        $ (2,026,773)
                                                 =================

     A consolidated condensed balance sheet and statement of operations for SFC as of June 30, 1999 and 1998, and for the years then ended, are as follows:

                                  Balance Sheet
                                  -------------
     Assets                                                                                     1999                   1998
     ------                                                                                     ----                   ----
     Cash                                                                                   $  8,221,133           $  3,917,971
     Notes receivable, net of allowance for credit losses of $3,941,274 for 1999
       and $4,394,408 for 1998                                                                42,357,610             51,122,515
     Notes receivable-livestock feeding program, net of allowance
       for credit losses of $1,674,722 for 1999 and $1,802,789 for 1998                       10,030,885             12,297,639
     Dairy leases and beef improvement program, net of allowance
       for credit losses of $297,819 for 1999 and $113,525 for 1998                              369,268              1,163,952
     Finance receivables, net of allowance for credit losses of
       $3,611,470 for 1999 and $3,152,085 for 1998                                           185,628,609            138,323,980
     Crop time financing receivables                                                          13,925,948
     Due from Southern States                                                                    757,673              6,094,171
     Deferred income taxes                                                                     5,337,791              3,266,169
     Other                                                                                     4,128,061              1,832,193
     Investments in other cooperatives                                                        11,341,183             10,922,574
     Property, plant and equipment, including equipment leased to others, net                  5,460,541              7,201,610
                                                                                        ------------------     ------------------

             Total assets                                                                   $287,558,702           $236,142,774
                                                                                        ==================     ==================

     Liabilities and Stockholders' Equity
     ------------------------------------
     Notes payable:
       Short-term lines of credit                                                           $219,702,000           $166,545,000
       Term loans                                                                             30,750,000             34,250,000
     Accounts payable, deferred credit, and accrued expenses                                   1,439,065              3,710,416
     Due to Southern States                                                                      126,930
     Dividends payable                                                                                                   63,277
     Preferred stock                                                                          38,574,000             31,074,000
     Stockholders' equity                                                                     (3,033,293)               500,081
                                                                                        ------------------     ------------------

             Total liabilities and stockholders' equity                                     $287,558,702           $236,142,774
                                                                                        ==================     ==================

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                            ----------------------


5.   Investment in Finance Companies, continued:
     -------------------------------

                        Statement of Operations                           1999                  1998                  1997
                        -----------------------                           ----                  ----                  ----
     Net interest income (expense) and fee income                      $    (397,166)        $   4,152,215         $   3,793,217
     General and administrative expenses                                   5,452,660             3,932,000             3,652,292
                                                                    ------------------    ------------------    ------------------
             Income (loss) before provision for income taxes              (5,849,826)              220,215               140,925
     Provision (benefit) for income taxes                                 (2,238,622)               86,318                55,703
                                                                    ------------------    ------------------    ------------------
             Net (loss) income                                         $  (3,611,204)        $     133,897         $      85,222
                                                                    ==================    ==================    ==================

     Southern States' equity interest, net of income taxes             $  (1,221,685)        $      56,721         $      38,368
                                                                    ==================    ==================    ==================

     SFC has a Master Loan Agreement with CoBank, ACB ("CoBank") that provides for a $25,000,000 term loan payable due November 6, 2000 plus interest at an average interest rate of 6.80%. No borrowings were outstanding at June 30, 1999.

     On January 12, 1999, SFC renewed an agreement for a syndicated bank lending facility providing for line of credit borrowings totaling $250 million. This agreement is renewable annually and is administered by CoBank. The line of credit borrowings of $168,183,000 at June 30, 1999 bear interest at varying rates (approximately 5.97% at June 30, 1999). As of June 30, 1999, the balance of the amortizing term loan was $4 million payable $2 million annually in fiscal 2000 and 2001 plus interest at varying interest rates (approximately 7.69% at June 30, 1999). SFC is required to maintain investments in CoBank's capital stock and allocated equities based on percentages of the average loans outstanding. These investments are pledged as collateral for the notes payable.

     SFC terminated its Loan Agreement with Crestar Bank ("Crestar") that provided for a $10 million line of credit (subject to certain net worth restrictions), with a balance of $75,000 at May 31, 1999. The line of credit bore interest at varying rates established by Crestar (approximately 5.69% at May 31, 1999).

     On April 8, 1999, the Corporation entered into a credit agreement with Wachovia Bank ("Wachovia") that provides for a $5 million line of credit ($1,819,000 borrowed at June 30, 1999) which is utilized to manage the Corporation's daily cash requirements. The line of credit bears interest at varying rates established by Wachovia (approximately 6.18% at June 30, 1999). Since inception, the average daily borrowing under the line of credit was approximately $213,000.

     MLCC has an agreement for a syndicated bank lending facility that provides for a line of credit totaling $80 million that is renewable annually and is administered by CoBank. The line of credit borrowings of $49,700,000 at June 30, 1999 bore interest at varying rates (approximately 6.02% at June 30, 1999).

     MLCC terminated its loan agreement with Crestar that provided for a $5,000,000 line of credit with a balance of $855,000 at May 31, 1999. The line of credit bore interest at varying rates established by Crestar (approximately 5.69% at May 31, 1999).

     MLCC has subordinated debt of $1,750,000 that consists of notes payable to two farm bureaus, which notes are unsecured and subordinated to all "senior debt" of MLCC. "Senior debt" includes all indebtedness of MLCC to banks. These notes have interest rates of 10% to 10.5% and are due at various times through October 31, 2000.

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                            ----------------------


5.   Investment in Finance Company, continued:
     -----------------------------

     Under the most restrictive debt agreement, SFC cannot exceed a debt to net worth ratio of 7.5 to 1 at the end of each month. SFC plans to repay certain borrowings by August 31, 1999 in order to comply with this requirement. SFC is also required to achieve a "TIER" (Times Interest Earned Ratio) of 1.1 to 1 or greater. TIER is defined as net income before interest and taxes plus the sum of depreciation and net additions to reserves for losses, all divided by interest expense. SFC is also required to maintain a "Defaulted Receivable Ratio" not to exceed .0055 to 1. The Defaulted Receivable Ratio is calculated on a rolling 12 month average, the ratio actual monthly retail and wholesale write-offs (net of recoveries), plus the monthly change in retail and wholesale accounts over 90 days past due to the previous month-end accounts receivable (net of unearned finance charges).

     On August 1, 1996, SFC entered into a Financing Services and Contributed Capital Agreement (the "Agreement") with Land O'Lakes, Inc., successor to Countrymark Cooperative, Inc. ("Land O'Lakes"), whereby SFC extends revolving credit to customers of Land O'Lakes through the issuance of credit cards. Under the terms of the Agreement, Land O'Lakes is obligated to maintain a computed minimum investment in SFC's Class A noncumulative preferred stock. At June 30, 1999 and 1998 pursuant to the Agreement, Land O'Lakes had no investment in the Corporation's Class A preferred stock. In connection with this transaction, SFC and Land O'Lakes reentered into a Common Stock Subscription and Redemption Agreement (the "Common Stock Agreement"). Additionally, for as long as Land O'Lakes maintains at least 8.0% ownership in SFC's common stock, Land O'Lakes is entitled to maintain one representative on the Board of Directors of SFC. The termination of the Common Stock Agreement is contingent upon the termination of participation under the Financing Services and Contributed Capital Agreement. If Land O'Lakes terminates the Common Stock Agreement, the Corporation is then obligated to repurchase all shares of common stock owned by Land O'Lakes at the par value.

     On December 3, 1998, the Corporation entered into a Financing Services and Contributed Capital Agreement (the "MFA Agreement") with MFA Oil Company ("MFA Oil") and on December 16, 1998 with MFA Incorporated ("MFA") whereby the Corporation is allowed to extend revolving credit to customers of MFA Oil and MFA through the issuance of credit cards. Under the terms the MFA Agreement, MFA and MFA Oil are obligated to maintain a computed minimum investment in the Corporation's Class A noncumulative preferred stock. At June 30, 1999 pursuant to the MFA agreement, MFA and MFA Oil had no investment in SFC's Class A preferred stock. If the actual investment exceeds the computed minimum, the Corporation will, upon written request from MFA and MFA Oil, redeem the excess number of shares. Upon written notice, the MFA Agreement may be terminated by either party.

     In connection with this transaction, the Corporation and MFA and MFA Oil also entered into a Common Stock Subscription and Redemption Agreement (the "Common Stock Agreement"). As part of the Common Stock Agreement, MFA and MFA Oil each purchased 73 shares of the Corporation's common stock (approximately 8.5% of the Corporation's authorized common stock) for $60,444 each. Additionally, for as long as MFA and MFA Oil maintain at least an 8% ownership in the Corporation's common stock, MFA and MFA Oil are entitled to maintain one representative each on the Board of Directors of the Corporation. The termination of the Common Stock Agreement is contingent upon the termination of participation under the Financing Services and Contributed Capital Agreement. If MFA or MFA Oil terminates the Common Stock Agreement, the Corporation is then obligated to repurchase all shares of common stock owned by MFA or MFA Oil at the par value.

     As a result of the Common Stock Agreement, the 859 shares of outstanding common stock are owned 38.42% by Southern States, 36.08% by 62 independently owned agriculture cooperatives, 8.5% by Land O'Lakes, 8.5% by MFA and 8.5% by MFA Oil.

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                            ----------------------


6.   Investments in Other Companies:
     ------------------------------

     Investments in other companies consisted of the following at year end:

                                                                                                 1999                   1998
                                                                                                 ----                   ----
         CF Industries, Inc.                                                                  $ 43,473,877           $ 43,473,877
         CoBank, ACB                                                                             7,964,176              7,479,858
         St. Paul Bank                                                                           1,474,092              1,470,947
         Southern States Insurance Exchange                                                     12,474,193             11,266,484
         Universal Cooperatives, Inc.                                                            3,339,991              3,216,156
         Other cooperatives and companies                                                        2,804,363              2,772,154
         Joint ventures                                                                          6,885,715              5,893,670
                                                                                         ------------------     ------------------

                Totals                                                                        $ 78,416,407           $ 75,573,146
                                                                                         ==================     ==================

     At June 30, 1999 and 1998, the Company's aggregate equity in the net assets of these investees exceeded the carrying value of such investments by approximately $31,500,000 and $15,650,000, respectively. Patronage refunds received for 1999 and 1998 are detailed in the table below. The cash portion of patronage refunds totaled $403,809 and $2,918,799 for 1999 and 1998, respectively.

                                                                                                 1999                   1998
                                                                                                 ----                   ----
         CF Industries, Inc.                                                                  $          -           $  5,512,596
         CoBank, ACB                                                                               872,568                477,526
         Southern States Insurance Exchange                                                      3,969,818              3,407,439
         Universal Cooperatives, Inc.                                                              247,670                232,667
         Other cooperatives                                                                         60,344                 52,943
                                                                                         ------------------     ------------------

                Totals                                                                        $  5,150,400           $ 9 ,683,171
                                                                                         ==================     ==================

     Purchases by Southern States from CF Industries, Inc. and Universal Cooperatives, Inc. were approximately $121 million and $88 million in 1999 and 1998, respectively.


7.   Property, Plant and Equipment:
     -----------------------------

     Property, plant and equipment at year end is summarized as follows:

                                                                                                 1999                   1998
                                                                                                 ----                   ----
         Land                                                                                 $ 21,687,177           $ 16,496,766
         Buildings and improvements                                                            122,791,864             90,332,409
         Machinery and equipment                                                               129,660,133            100,032,931
         Furniture and fixtures                                                                 35,464,195             28,667,191
         Automotive equipment                                                                   53,867,421             53,307,919
         Construction in progress                                                               14,725,867             15,740,412
                                                                                         ------------------     ------------------

                Totals                                                                        $378,196,657           $304,577,628
                                                                                         ==================     ==================

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                            ----------------------


7.   Property, Plant and Equipment, continued:
     -----------------------------

     At June 30, 1999 and 1998, property, plant and equipment, having an aggregate book value of $11,160,153 and $6,990,070, respectively, was pledged as collateral under industrial revenue financings (see Note 9).

     The cost of property, plant and equipment includes: interest capitalized in the amount of $901,701, $451,478 and $164,506 in 1999, 1998 and 1997,
     respectively; and capitalized software in the amount of $14,618,592 and $9,610,641 at June 30, 1999 and 1998, respectively. Depreciation expense associated with capitalized software was $408,577, $234,027 and $237,251 in 1999, 1998 and 1997, respectively.


8.   Short-Term Notes Payable:
     ------------------------

     At June 30, 1999, short-term notes of $5,600,000 bearing interest at rates of 7.50% and 8.00% were payable to CoBank. At June 30, 1998, short-term notes of $7,100,000 bearing interest at 7.75% and 8.00% were payable to CoBank. At June 30, 1999, the Company had short-term lines of credit with other institutions totaling $7,000,000 which do not require the maintenance of compensating balances because generally credit extension is subject to availability of funds. At June 30, 1999 and 1998, there were no borrowings under these lines of credit.

     During 1999, average daily short-term borrowings were approximately $21,203,150 (maximum outstanding - $66,500,000) at a weighted average interest rate approximating 7.65%. During 1998, such borrowings averaged approximately $47,636,986 (maximum outstanding - $81,300,000) at a weighted average interest rate approximating 5.77%. These rates were computed net of qualified patronage refunds received from CoBank.


9.   Long-Term Debt:
     --------------

     Long-term debt at year-end consisted of:

                                                                                               1999                    1998
                                                                                               ----                    ----
         Term notes - CoBank due 2005, 6.82% and 6.99% per annum at
             June 30, 1999 and 1998, respectively (a)                                        $  37,000,000           $ 38,000,000
         Revolving term loan - CoBank due 2001, 6.11%-6.31% and 6.12%
             per annum at June 30, 1998 and 1997, respectively (a)                                                     93,000,000
         Syndicated line of credit (expires January 11, 2002)                                  127,600,000
         Industrial revenue financings (b)                                                      12,570,000              6,620,000
         Notes due through 2003 (maximum rate 10%)                                                 174,163                254,735
         Liability under lease                                                                   3,055,071
                                                                                           ----------------       ----------------
                Total long-term debt                                                           180,399,234            137,874,735

         Less current maturities                                                                 3,836,938              1,833,434
                                                                                           ----------------       ----------------

                Long-term debt due after one year                                              176,562,296            136,041,301

         Bridge loan facility (c)                                                              100,000,000
                                                                                           ----------------       ----------------

                                                                                              $276,562,296           $136,041,301
                                                                                           ================       ================


          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                              ------------------

9.   Long-Term Debt, continued:
     --------------

        (a) The term notes with CoBank are payable $3,000,000 in 2000, $3,000,000 in 2001, $7,000,000 annually in 2002 and 2003,
              $9,000,000 in 2004, and $8,000,000 in 2005. The credit facilities include a syndicated bank line of credit agreement totaling, in aggregate, $200,000,000. This agreement, which expires in 2002, enables the Company to refinance short-term debt on a long-term basis. Accordingly, certain current maturities of long-term debt intended to be refinanced were reclassified as long-term debt (see
              Note 9(b)). Under the terms of the short-term and long-term loan agreements with CoBank, the Company is required to maintain investments in CoBank's capital stock and allocated equities based on percentages of the average loans outstanding. At June 30, 1999 and 1998, such investments in the amounts of $7,964,176 and $7,479,858, respectively, were pledged as collateral for indebtedness to CoBank.

        (b) Three industrial revenue financings require payments sufficient to enable the industrial development authorities to pay principal, premium, if any, and interest on the revenue bonds. The obligations mature serially in the following annual amounts:
              $750,000 annually in fiscal 2000 through 2004, $1,620,000 in 2005,
              $500,000 in 2006, and 6,700,000 in 2016. The obligations bear interest at rates ranging from 3.65% to 3.85%.

        (c) In October 1998, Southern States borrowed $218.3 million under a 180-day "bridge" loan facility with NationsBank, N.A., First Union Bank and CoBank to finance the purchase of the Gold Kist Inputs Business. In January, 1999 this facility was paid down by $118.3 million utilizing proceeds from the Southern States syndicated three year facility. The bridge loan facility has been classified as long term debt since the Company had the ability and intent to refinance the debt. The weighted average interest rate on this loan was 5.99%.

     Long-term debt maturing within each of the four fiscal years after June 30, 2000 is as follows: 2001 - $232,520,207; 2002 - $8,068,573; 2003 -
     $8,050,159; 2004 - $10,066,286; thereafter - $17,857,071.

     The Company had outstanding letters of credit in the amount of $15,000,000 and $20,000,000 at June 30, 1999 and 1998 to collateralize certain liabilities.

     Under the most restrictive outstanding debt agreement, the Company is required to maintain, at fiscal year end and at the end of each fiscal quarter, on a consolidated basis: (a) the ratio of consolidated outstanding debt to capitalization not to exceed .50 to 1.00, (b) tangible net worth not to be less than the sum of $256,000,000 plus twenty-five percent of the net income (no reduction for net losses) of the Company for each such fiscal year and, (c) the ratio of consolidated cash flow for four consecutive fiscal quarters to consolidated interest expense plus distributions during such period not to be less than 1.5 to 1.00.

     See Note 15, Derivative Financial Instruments for information relating to interest swaps.

     On October 5, 1999, Southern States Capital Trust I, a trust subsidiary of Southern States, issued to Gold Kist $59.4 million Step-Up Rate Capital Securities, Series A ("Series A"), net of issuance costs of $600,000. Distributions are cumulative relating to the Series A securities at a rate of 8% per annum, increasing to 8.5% on July 5, 2000 and 8.75% on July 5, 2001. The Series A securities mature on October 5, 2029. Also on October 5, 1999, Southern States issued to Gold Kist $40 million Step-Up Rate Series B Cumulative Redeemable Preferred Stock, $100 par value per share ("Series B"). Issuance costs incurred with respect to the Series B securities totaled $800,000. Cash dividends are cumulative at an initial rate of 7.5%, increasing to 8% per annum 9 months after the date of issuance and increasing to 8.25% per annum twenty-one months after the issuance of the Series B securities. Dividends are payable quarterly, in arrears on January 5, April 5, July 5 and October 5 of each year. The proceeds from the sale of both the Series A securities and the Series B securities were used to reduce Company debt and pay off the bridge loan facility which had been utilized to finance the Gold Kist acquisition.

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                            ----------------------


10.  Capital Stock:
     -------------

     At June 30, 1999, Southern States' authorized capital stock consisted of 20,000,000 shares of common stock ($1 par value) and 1,000,000 shares of cumulative preferred stock ("5% - 6% Preferred Stock") ($100 par value), issuable in series. The 5% to 6% preferred stock is redeemable at par plus declared and unpaid dividends, if any, and redemption is limited to 20,000 shares annually. The Company's Articles of Incorporation were restated on July 13, 1998 to increase the authorized shares of preferred stock from 200,000 shares to 1,000,000 shares, $100 par value per share.

     Wetsel, Inc. ("Wetsel"), a wholly owned subsidiary, has authorized 35,000 shares of Series 1, Class A cumulative redeemable preferred stock. At June 30, 1999 and 1998, Wetsel had 21,141 shares ($2,114,000) of 9% Series 1,
     Class A cumulative redeemable preferred stock ("9% Redeemable Preferred Stock") outstanding. Pursuant to an agreement dated February 3, 1995, this stock may not be called for redemption by Wetsel or put for redemption by the holders prior to December 31, 1999.

     Southern States' authorized common stock is membership common stock and, pursuant to the requirements of the Agricultural Cooperative Association Act of Virginia and the Articles of Incorporation and Bylaws of Southern States, its issuance or transfer is limited to bona fide producers of agricultural products and cooperative associations that are owned and controlled by such producers who use the services or supplies of Southern States. Dividends on Southern States' common stock are limited annually to 6% of this stock's aggregate par value.

     Patronage refund allocations represent allocated undistributed member margins. Patronage refund allocations do not bear interest and are subordinated to all common and preferred shares outstanding and indebtedness of the Company. Patronage refund allocations may be redeemed at the discretion of the Board of Directors.

     Each member, regardless of the number of shares of common stock registered in the member's name, is entitled to one vote in the affairs of Southern States. Under various circumstances (e.g., death of stockholder), Southern States repurchases common stock from its members at par value plus declared and unpaid dividends, if any. In the event of liquidation or other disposition of the assets of Southern States, the holders of common stock, after satisfaction of obligations to creditors and to holders of all preferred stock, would be entitled to receive a maximum of $1 per share (par value) plus declared and unpaid dividends, if any. Any remaining amounts shall be returned to members and other patrons on a pro rata basis of their respective interest therein.

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                            ----------------------


11.  Employee Benefit and Compensation Plans:
     ---------------------------------------

     Southern States sponsors a multiemployer defined benefit retirement plan (the "Plan") which is noncontributory and includes substantially all employees of Southern States, certain subsidiaries, SFC, and 70 managed member cooperatives ("the Participating Employers"). Plan assets are not segregated for each Participating Employer and are used to provide benefits for participants of all Participating Employers. Benefit formulas and pension cost allocation and funding methodologies are the same for all Participating Employers. If a Participating Employer withdraws from the plan, the Participating Employer does not withdraw any assets from the Plan and does not assume any of the Plan's obligation. Thus, information relating specifically to Southern States is not available. For 1999, 1998 and 1997, Southern States' expenses, including administrative expenses, were $1,210,865, $3,004,146 and $3,899,638, respectively. A comparison of accumulated benefits, as estimated by the Plan's actuary, and net assets of the Plan is presented below.

                                                                              July 1
                                                             -----------------------------------------
                                                                     1999                  1998
                                                                     ----                  ----
         Actuarial present value of plan benefits:
             Vested                                             $ 122,399,788        $   98,115,602
             Nonvested                                              3,929,335             2,834,524
                                                             -----------------     ------------------

                 Total benefits                                 $ 126,329,123         $ 100,950,126
                                                             =================     ==================

         Net assets available for benefits                      $ 154,922,073         $ 148,571,687
                                                             =================     ==================

     The discount rates used in computing the present value of plan benefits were 6.95%, 7.34% and 7.47% for the years ended June 30, 1999, 1998 and 1997, respectively. Also, the method of calculating ages as of the valuation dates was changed from age last birthday for June 30, 1998 to age nearest birthday for June 30, 1999.

     The Corporation has a non-qualified supplemental retirement plan covering certain employees, which provides for incremental retirement payments from the Company's funds so that total retirement payments equal amounts that would have been payable from the Company's multiemployer retirement plan if it were not for limitations imposed by income tax regulations. The amounts expensed for the supplemental retirement plan were $278,334, $232,755 and $$422,530 in 1999, 1998 and 1997, respectively. The accumulated benefit obligation recognized in the Company's consolidated balance sheet at June 30, 1999 and 1998 was $1,551,912 and $1,115,854 respectively.

     Southern States provides certain life insurance benefits for retired employees. Substantially all of Southern States' employees may become eligible for those benefits, generally upon attaining normal retirement age while employed by Southern States. Those and similar benefits for active employees are provided through insurance companies whose premiums are based on benefits paid. The costs of these benefits for retired employees are a function of the annual pension plan valuation.

     Costs for postretirement benefits other than pensions, primarily medical benefit costs, are accrued during the employee's period of service. In connection with the July 1, 1993 adoption of SFAS No. 106, "Postretirement Benefits Other Than Pensions," the Company recognized accumulated postretirement benefit obligation ("APBO") (the "transition obligation") of $5,043,773. The transition obligation is being amortized over a period of 20 years and is recorded in miscellaneous other noncurrent liabilities. The Company's policy is to fund these benefits on a pay-as-you-go basis.

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                            ----------------------


11. Employee Benefit and Compensation Plans, continued:
    ---------------------------------------

     Summary postretirement plan information is as follows:                June 30,               June 30,
                                                                            1999                   1998
                                                                            ----                   ----
       Actuarial present value of benefit obligations:
           Accumulated postretirement benefit obligation:
                Retirees                                               $     2,508,512        $     2,732,229
                Fully eligible, active plan participants                       957,117                621,812
                Other active plan participants                               2,119,157                585,216
                                                                      ------------------     ------------------

                                                                             5,584,786              3,939,257
           Unrecognized prior service cost                                  (1,186,007)              (551,158)
           Unrecognized net gain                                                15,101              1,076,486
           Transition obligation being recognized over 20 years             (3,530,639)            (3,782,828)
                                                                      ------------------     ------------------

           Accrued postretirement benefit cost                        $        883,241       $        681,757
                                                                      ==================     ==================

                                                                                            Year ended June 30,
                                                                            1999                   1998                  1997
                                                                            ----                   ----                  ----
       Net periodic postretirement benefit cost:
           Service cost                                               $          86,209      $         80,194      $        116,692
           Interest cost                                                       277,853                285,888               339,746
           Amortization of unrecognized prior service cost                      61,240                 61,240
           Amortization of net gain                                            (45,504)               (47,960)
           Amortization of transition obligation                               252,189                252,189               252,189
                                                                      -----------------     ------------------    ------------------


                                                                      $        631,987       $        631,551      $        708,627
                                                                      =================     ==================    ==================


     Because the Company has established a maximum amount it will pay per retiree under the plan, health care cost trends do not affect the calculation of the accumulated benefit obligation or the net postretirement benefit cost. The discount rate used to determine the APBO was 7.0% at June 30, 1999 and 7.5% at June 30, 1998. The unrecognized prior service cost resulted from a 1997 plan amendment which extended an employer cost freeze previously effective January 1, 1997, to January 1, 2000, and from a 1999 amendment that changed the benefit eligibility for employees retiring under 65 from age 55 with 20 years of service to the earlier of 1) age 55 with 20 years of service, 2) age 60 with 15 years of service, or 3) age 62 with 10 years of service.

     Under the Company's 401(k) plan, the Company matches employee contributions and may make discretionary contributions based on the Company's performance. Employee contributions are matched to the extent of 40% of the participant's first 3% contributed and 15% of the next 2% contributed. The Company's matching contributions for 1999, 1998 and 1997 were $1,292,942, $1,001,382 and $865,909, respectively. The Company did not make a discretionary contribution in fiscal 1999 or 1998. The Company provided for an additional contribution of $672,136 for 1997.

     The Company has in effect other compensation plans for management and retail store personnel under which current and deferred awards, based principally on operating results, are made. The aggregate charge to operations with respect to these plans approximated $3,273,819 in 1999, and $1,793,045 in 1998 and $2,488,144 in 1997.

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                             --------------------

12. Income Taxes:
    ------------

    Income tax expense consisted of the following:

                                                                        1999                   1998                   1997
                                                                        ----                   ----                   ----
        Current:
        Federal                                                     $   2,035,460             $ 2,123,899            $ 5,297,003
        State                                                             466,283                 567,276              1,130,667
                                                                  -----------------      -----------------      -----------------

        Total current                                                   2,501,743               2,691,175              6,427,670

        Deferred federal and state                                     (3,098,313)                274,611              (392,258)
                                                                  -----------------      -----------------      -----------------

        Total                                                          $ (596,570)            $ 2,965,786            $ 6,035,412
                                                                  =================      =================      =================

     The significant differences between the U.S. federal statutory income tax rate and the effective income tax rate are as follows:

                                                                            1999                  1998                   1997
                                                                            ----                  ----                   ----
        Statutory federal income tax rate                                   35.0%                 35.0%                  35.0%
        Patronage refund deduction                                           0.0                 (15.6)                 (18.2)
        State income taxes, net of federal benefit                           5.8                   3.0                    2.1
        Other, net                                                            .4                  (0.6)                  (0.9)
                                                                      -----------             ----------             ----------

        Effective income tax rate                                          41.2%                  21.8%                  18.0%
                                                                      ===========             ==========             ==========


     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of June 30, 1999 and 1998 are as follows:

                                                                        1999                      1998
                                                                        ----                      ----
        Current deferred tax assets:
            Allowance for doubtful accounts                         $     962,542             $   1,058,273
            Inventory costs                                             1,314,607                   935,034
            Uninsured losses                                            1,410,054                   512,983
            Accrued vacation pay                                        3,002,293                 2,062,041
            Other, net                                                                              421,582
                                                                   ----------------          ----------------

               Net current deferred income tax asset                    6,689,496                 4,989,913
                                                                   ----------------          ----------------

        Noncurrent deferred tax assets (liabilities):
            Deferred compensation                                       2,607,410                 2,603,258
            Non-qualified patronage refund allocations:
               Issued                                                   1,417,560                 1,419,261
               Received                                                  (980,160)               (1,001,333)
            Property, plant and equipment                              (9,399,969)               (7,933,404)
            Net operating loss carryforward                             2,529,530                         0
            Other, net                                                    856,264                   166,680
                                                                   ----------------          ----------------

               Net noncurrent deferred income tax liability            (2,969,365)               (4,745,538)
                                                                   ----------------          ----------------

        Net deferred income tax asset                                $  3,720,131            $      244,375
                                                                   ================          ================

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

13.  Commitments and Other Matters:
     -----------------------------

     a. Leases - Southern States is party to an agreement whereby an investment
        ------
        company (the "Owner") constructed, on land owned by Southern States and leased to the Owner for a 70-year term expiring in 2048, a headquarters building for lease to Southern States. Under the terms of the building lease, Southern States is obligated to pay rent (net of income from the land rental) based upon the cost of the building and executory costs such as insurance, maintenance and property taxes. This operating lease has an initial term of 30 years, expiring in October 2008, and contains options allowing Southern States to renew the lease for two additional five-year periods and to purchase the building, at certain times throughout the lease, at the greater of the building's original cost or its then fair market, value as defined in the lease. Should Southern States not exercise its purchase option by the expiration of the building lease, the Owner has options, exercisable throughout the remaining term of the land lease, to purchase the land at its then fair market value.

        In addition, the Company leases transportation, data processing and other equipment under operating leases expiring generally during the next five years. Rent expense approximated $18,058,165 in 1999, $8,700,650 in 1998 and $8,109,700 in 1997.

        The Company's approximate minimum lease commitments under noncancellable leases, less noncancelable subleases, are as follows:

                                                                             Office Building
                                                               --------------------------------------------
                   Year                     Equipment                  Lease                Sublease                 Totals
                   ----                     ---------                  -----                --------                 ------
                   2000                    $11,874,346               $ 742,538             $(571,479)              $12,045,405
                   2001                      8,090,227                 742,538              (594,338)                8,238,427
                   2002                      5,594,652                 742,538              (618,112)                5,719,078
                   2003                      3,647,547                 742,538              (208,713)                4,181,372
                   2004                      2,296,880                 742,538                                       3,039,418
                Thereafter                   2,875,708               3,155,786                                       6,031,494

     b. Other  Matters - The  Company's  1999,  1998 and 1997  consolidated
        --------------
        statement of operations includes a provision in cost of products purchased and marketed and other operating costs of $4,204,456, $872,306, and $477,447, respectively, to cover estimated environmental remediation costs. These costs are offset by recoveries, primarily from state agencies, of certain environmental costs expended in prior periods, of $0, $100,000 and $41,415 in 1999, 1998 and 1997, respectively. The unpaid portion of such costs totaled $3,191,141 and $1,176,147 at June 30, 1999 and 1998, respectively, and is included as a liability in the Company's consolidated balance sheet for the respective years. Amounts accrued do not take into consideration claims for recovery from insurance or state underground storage tank remediation trust funds. When specific amounts within a range cannot be determined, the Company has accrued the minimum amount within that range. The remaining actual environmental remediation liability may be different from management's estimates due to the uncertainty of the extent of pollution, the complexity of laws and government regulations and their interpretation, the varying costs and effectiveness of alternative cleanup technologies and methods, the uncertain level of insurance or other types of recovery, and the uncertain level of the Company's involvement. As the scope of the Company's environmental contingencies becomes more clearly defined, it is possible that expenditures in excess of those amounts already accrued may be necessary. However, management believes that these overall costs are expected to be incurred over an extended period of time and, as a result, such contingencies are not anticipated to have a material impact on the consolidated financial position or liquidity, but could have a material adverse effect on future annual operating results.

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                              -------------------


13.  Commitments and Other Matters, continued:
     -----------------------------

     In early January of 1999, the Company received additional information and revised estimates of the cost of containment, remediation and monitoring activities related to environmental contamination at one of the Company's past operating sites. Based upon this additional information the Company accrued $3.0 million for the additional estimated cost of remediating this site. These costs are expected to be expended over a twenty-year period with approximately $1.1 million to be expended by December 31, 2000 and the remaining portion spread over the remaining 19 years. Expenditures for the first ten years are for capital equipment and site remediation and expenditures after year ten are expected to be for site monitoring and reporting. The liability accrual and remediation methodology has been developed by a third party environmental consultant and is based on known remediation methodologies and techniques.

     The Company is a defendant in several lawsuits arising in the ordinary course of business. While the outcome of any litigation cannot be predicted with certainty, the Company believes that the ultimate disposition of these matters will not have a material adverse effect on its consolidated financial position, liquidity or results of operations.

     At June 30, 1999 and 1998, commitments for the construction and acquisition of plant and equipment totaled approximately $2.2 million and $7.1 million, respectively.


14.  Fair Value of Financial Instruments:
     -----------------------------------

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

         Cash and Accounts Receivable - The carrying amounts approximate fair
         ----------------------------
         value because of the short maturity of these assets.

         Long-term Investments - Long-term investments, principally in supplier
         ---------------------
         cooperatives, are carried at cost and unpaid qualified written notices of allocation are carried at stated or par value. The Company believes it is not practicable to estimate the fair value of the securities of supplier cooperatives without incurring excessive costs because there is no established market for these securities and it is inappropriate to estimate future cash flows which are largely dependent on future patronage earnings of the supplier cooperatives.

         Accounts Payable and Notes Payable - The carrying amounts approximate
         ----------------------------------
         fair value because of the short maturity of these liabilities.

         Long-term Debt - The fair value of the Company's long-term debt is
         --------------
         estimated based on the discounted cash flow of that debt, using estimated current rates for debt of the same remaining maturities. At June 30, 1999, the estimated fair value of the long-term debt totaling $280,399,234 was $262,474,093. At June 30, 1998, the estimated fair value of the long-term debt totaling $137,874,735 was $134,290,704.

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                                --------------


15.   Derivative Financial Instruments:
      --------------------------------

      As part of its' asset/liability management program, the Company utilizes financial derivatives to reduce the Company's sensitivity to interest rate fluctuations. At June 30, 1999, the Company had outstanding seven variable to fixed interest rate swaps with a notional amount of $140,000,000 and fair market value of $1,777,395 with terms ranging from three to seven years. Under terms of these agreements, the company is paying fixed interest rates ranging from 4.930% to 6.420% and receiving a variable rate based on 3-month London Interbank offered rates ("LIBOR") of 5.368% at June 30, 1999. At June 30, 1998, the Company had outstanding four variable to fixed interest rate swaps with a notional amount of $65,000,000 and fair market value of $(1,216,369) with terms ranging from two to five years. Under the terms of these agreements, the Company was paying fixed interest rates ranging from 6.335% to 6.760% and receiving a variable rate based on 3-month LIBOR of 5.719% at June 30, 1998. These interest rate swaps are being used to convert certain floating rate debt to fixed rates. Net receipts or payments under the agreements are being recognized as adjustments to interest expense. The Company is exposed to credit losses in the event of counterparty nonperformance, but does not anticipate any such losses.

      The Company uses futures contracts to protect purchase and sales contract prices from directly related fluctuations in the market price of grains and petroleum products. Those futures contracts are commitments to either purchase or sell designated amounts and varieties of grain and petroleum products at a future date, generally not exceeding a period of six months, for a specified price, and may be settled in cash or through delivery. The Company hedges purchases and sales with the sole purpose of eliminating the risk of market price fluctuations. No futures contracts are purchased or sold for purely speculative purposes. The Company is exposed to credit losses in the event of counterparty nonperformance, but does not anticipate any such losses.

      Realized and unrealized gains and losses on futures contracts are accounted for on a deferral basis. Net realized gains and losses on open and closed futures contracts, primarily in grain futures, reported in the statement of operations under Cost of products purchased and marketed were net gains of $1,210,383, $1,016,672 and $2,417,602 for 1999, 1998 and 1997
      respectively. Since these net realized gains were the result of hedging transactions, they were substantially offset by net losses realized on cash transactions. New crop grain futures are futures contracts to hedge fixed purchase price commitments with grain producers to purchase set volumes of grain at set prices with set delivery dates. Deferred gains on open and closed new crop grain futures reported in the balance sheet under accrued expenses were $543,343 and $274,802 for 1999 and 1998, respectively. Deferred losses on open and closed new crop grain futures reported in the balance sheet under other assets were $830,390 and $1,144,721 for 1999 and 1998, respectively.

      At June 30, 1999 the Company's open and closed new crop grain futures were as follows:

                                                                                   Weighted Average
                                     Bushels           Contract Amount               Price/Bushel            Terms
                                     -------           ---------------             ----------------          -----
      Corn                         1,955,000              $4,513,688                   $2.2625              Dec. 99
                                      70,000              $  164,850                   $2.3550              Mar. 00
      Soybeans                       215,000              $  990,613                   $4.6075              Nov. 99
      Corn (for wheat)               195,000              $  411,938                   $2.1125              Jul. 99
                                   ---------              ----------                   -------
      Total                        2,475,000              $6,081,088                   $2.4570

     The carrying value for these contracts at June 30, 1999 was an unrealized gain of $274,205, which was substantially hedged or offset by an unrealized loss of approximately the same amount on the matching open forward purchase commitments to acquire grains.

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                               -----------------

16.   Supplemental Disclosures of Cash Flow Information:
      -------------------------------------------------

      The components of cash provided by current assets and liabilities, net of the effect of balances acquired from the acquisition of the Gold Kist Inputs Business on October 13, 1998 and MLE on April 1, 1998, follow:


                                                                       1999                   1998                   1997
                                                                       ----                   ----                   ----
           Receivables                                            $   61,950,915         $   27,870,279         $   (3,475,635)
           Inventories                                                (4,776,701)            (6,476,370)            (7,664,598)
           Prepaid expenses                                            1,492,252             (1,173,102)               840,253
           Accounts payable                                           65,855,438            (29,534,741)             6,738,389
           Accrued expenses                                            8,138,855             20,838,166              1,335,287
           Other, net                                                 (2,950,408)            (1,246,395)            (1,226,876)
                                                                ------------------     -----------------      ------------------

                                                                   $ 129,710,351         $   10,277,837         $   (3,453,180)
                                                                ==================     =================      ==================

16.   Supplemental Disclosures of Cash Flow Information, continued:
      -------------------------------------------------

      Cash payments for interest were $20,758,285, $17,145,980 and $15,316,454 for 1999, 1998 and 1997, respectively. Cash payments for income taxes were $2,719,806, 2,533,809 and $6,463,517 for 1999, 1998 and 1997,
      respectively.

      During fiscal 1999, non-cash transactions included the assumption of liabilities totaling $9,793,404. During fiscal 1998, non-cash transactions included the assumption of patronage refund allocations from Michigan Livestock Exchange ("MLE") totaling $2,683,000.

17.   Merger:
      ------

      On April 1, 1998, Southern States completed a merger with MLE Marketing, a livestock marketing cooperative headquartered in East Lansing, Michigan. MLE operates livestock dealer and auction markets in Indiana, Kentucky, Michigan and Ohio. The merger constituted a tax-free reorganization and has been accounted for using the purchase method under Accounting Principles Board Opinion No. 16 ("APB 16"). The acquisition of MLE was completed for approximately $3.5 million. In that connection, the Company issued 60,664 shares (par value $60,664) of its common stock to the former members of MLE and assumed patronage refund allocations issued in prior years to MLE members in the amount of $2,683,000. Pro forma results of operations for the year ended June 30, 1998 as if the acquisition of MLE occurred as of the beginning of the respective period is not presented, as the effect is not material.

      The fair value of the assets acquired and liabilities assumed is summarized as follows (in thousands):

                             Current assets                                                   $23,290
                             Investments                                                       10,352
                             Property, plant and equipment                                      7,680
                             Other non-current assets                                           4,389
                             Current liabilities                                              (33,251)
                             Long-term liabilities                                             (8,963)
                                                                                            ---------

                                                                                              $ 3,497
                                                                                            =========

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                                ---------------


18.    Acquisition of Gold Kist, Inc.:
       ------------------------------

       On October 13, 1998, the Company purchased the Gold Kist Inputs Business of Gold Kist Inc. ("Gold Kist"), a Georgia cooperative marketing association. The net assets purchased included certain inventory, real property, personal property, and certain accounts receivable, other assets, and certain liabilities. The initial estimated net purchase price of $218 million, (net of liabilities assumed of approximately $21.5 million and subject to a final purchase price adjustment) was financed utilizing a bridge loan facility. This acquisition has been accounted for under the purchase method of accounting. The purchase price has been preliminarily allocated to inventory, accounts receivable and property plant and equipment based on estimated fair values at the date of acquisition, pending final determination of certain acquired balances. The Gold Kist Inputs Business' results of operations have been included in the Company's consolidated statement of operations since the date of acquisition.

       In connection with the purchase transaction, the Company delivered to Gold Kist a post-closing statement of net asset value (the "Post-Closing Valuation") prepared pursuant to the terms of the purchase agreement (the "Agreement"). The final purchase price as determined by the Company pursuant to the adjusted Post-Closing Valuation was approximately $198 million compared to an initial estimated purchase price (after deducting the $10 million hold back provided for in the Agreement) of $218 million. Taking into account certain agreed upon adjustments, the Company's Post-Closing Valuation resulted in a repayment by Gold Kist to the Company of approximately $21 million on September 3, 1999, with interest from the closing date. The difference between the initial estimated purchase price as determined by the pre-closing valuation and the Company's determination of the final purchase price as shown by the adjusted Post-Closing Valuation was principally due to the Company not purchasing certain accounts receivable that were included in the initial purchase price.

       The following unaudited pro forma consolidated results of operations assumes that the purchase of Gold Kist had occurred at the beginning of each respective year. The unaudited pro forma consolidated results are presented for informational purposes only and do not purport to be indicative of the Company's future consolidated results of operations.
                                          Year Ended               Year Ended
                                         June 30,1999             June 30,1998
                                         ------------             ------------

       Revenues                        $1,457,867,492            $1,603,828,518
                                       ==============            ==============

       Loss on operations              $     (5,190,846)         $   (3,161,249)
                                       ================          ==============

       Net loss                        $     (6,997,336)         $     (544,363)
                                       ================          ==============

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                                --------------

19.    Quarterly Results of Operations:
       -------------------------------

       The Company's unaudited quarterly results of operations were as follows:

                                                             Fiscal 1999 Quarters

                                                        September 30         December 31          March 31              June 30
                                                       -------------         -----------          --------              -------
         Sales and other operating revenue               $210,892,909         $227,216,075       $ 413,901,376        $ 514,349,132

         Gross margin                                                           55,436,515          72,705,734           88,464,073
                                                           34,970,645

         Net Savings                                       (8,081,367)          (7,510,864)          2,663,564           10,853,902


                                                             Fiscal 1998 Quarters

                                                      September 30          December 31          March 31              June 30
                                                      -------------         -----------          --------              -------
         Sales and other operating revenue               $234,836,414         $244,613,823        $282,240,987        $ 361,595,294

         Gross margin                                      34,115,913           39,788,781          52,918,937           65,026,964

         Net Savings                                       (5,501,643)          (2,029,222)          7,885,182           10,312,321

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                                ---------------


20.   Segment Information:
      -------------------
      The Company has six reporting segments or divisions: Crops, Feed, Petroleum, Retail Farm Supply, Farm and Home, and Marketing. The crops segment procures, manufactures, processes and distributes fertilizer, seed and crop protection products. The feed segment procures and manufactures dairy, livestock, equine, poultry, pet and aquacultural feeds. The petroleum segment distributes all grades of gasoline, kerosene, fuel oil, propane and other related petroleum products. The retail farm supply segment distributes agricultural supplies through approximately 300 Company owned and managed member cooperatives. The farm and home segment distributes farm and home products through wholesale and retail centers. The marketing segment purchases corn, soybean, wheat, barley and livestock from its members and markets these products.

      The Company evaluates performance based upon operating profit or loss. Interest expense is allocated to each of the segment assets employed and excluding the allocation of general overhead. The Company accounts for intersegment sales at current market prices.

      The following table presents information about the Company's reported segment profit and segment assets as well as the reconciliation of reportable segment revenues, operating profit and assets to the Company's consolidated totals.

1999                                                                                                Retail             Farm
                                           Crops               Feed            Petroleum         Farm Supply         and Home
                                           -----               ----            ---------         -----------         --------
Revenues from external customers           $193,745,243       $181,287,240    $  165,645,121        $532,287,286    $209,563,533
Intersegment revenues                       285,085,607         70,473,727        13,663,909                  --      51,301,878
Interest expense                              4,175,956          2,676,378         1,218,823          11,747,410       3,046,888
Depreciation and amortization                 1,821,066          2,984,380         1,985,752           9,080,996       2,011,605
Profit                                       12,422,440         11,825,694             5,867            (518,604)      8,326,288
Assets                                      119,567,826         47,542,388        36,378,354         197,754,505      69,022,499
Capital expenditures                          3,774,689          3,695,269            35,209          21,574,003         345,728
                                           Marketing            Other             Total
                                           ---------            -----             -----
Revenues from external customers           $ 79,637,454       $  4,193,615    $1,366,359,492
Intersegment revenues                         6,871,948            794,754       428,191,823
Interest expense                              1,220,555          4,327,119        28,413,129
Depreciation and amortization                 1,371,066          3,139,151        22,394,016
Profit                                         (380,799)        (1,169,078)       30,511,808
Assets                                       46,421,387        166,923,095       683,610,054
Capital expenditures                          2,354,457         14,824,577        46,603,932

                                                         SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                                                             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

                                                                              ---------------

1998                                                                                                Retail             Farm
                                           Crops               Feed            Petroleum         Farm Supply         and Home
                                           -----               ----            ---------         -----------         --------
Revenues from external customers           $154,825,265       $145,581,994      $193,097,559        $336,259,693    $196,116,317
Intersegment revenues                       156,898,258         62,314,122        17,555,622                  --      40,404,007
Interest expense                              2,461,380          1,805,800         1,488,294           6,570,858       2,965,678
Depreciation and amortization                 1,315,274          2,107,916         2,057,166           6,594,762       1,844,868
Profit                                       16,865,664          6,120,676         1,650,180           4,855,530       5,966,802
Assets                                       55,508,563         34,270,787        35,634,480         104,946,956      69,168,805
Capital expenditures                          1,102,859          3,046,937         2,499,106          14,372,371       2,380,587

                                           Marketing            Other             Total
                                           ---------            -----             -----
Revenues from external customers           $ 94,516,837         $2,888,853   $ 1,123,286,518
Intersegment revenues                         8,876,637            711,122       286,759,768
Interest expense                               (191,898)         1,759,261        16,859,373
Depreciation and amortization                   910,256          2,781,630        17,611,872
Profit                                        1,781,884           (526,980)       36,713,756
Assets                                       51,698,503        111,068,346       462,296,440
Capital expenditures                            820,786          9,682,022        33,904,668


1997                                                                                                Retail             Farm
                                           Crops               Feed            Petroleum         Farm Supply         and Home
                                           -----               ----            ---------         -----------         --------
Revenues from external customers           $160,448,334       $161,939,799      $250,260,067        $336,043,632    $188,425,641
Intersegment revenues                       152,832,784         65,124,073        21,514,906                  --      40,531,928
Interest expense                              1,911,693          1,711,774         1,078,107           6,376,174       2,963,301
Depreciation and amortization                 1,253,195          2,118,456         1,946,686           6,220,394       1,721,362
Profit                                       26,609,406          6,301,755         7,106,830           5,854,165       7,172,649
Assets                                       50,852,032         32,269,622        36,414,775         106,164,547      64,464,842
Capital expenditures                          1,363,892          2,481,491         2,280,690           7,368,498       1,947,395

                                           Marketing              Other           Total
                                           ---------              -----           -----
Revenues from external customers           $116,211,167         $2,771,115    $1,216,099,755
Intersegment revenues                        20,572,748            781,968       301,358,407
Interest expense                                  1,989          1,522,485        15,565,523
Depreciation and amortization                   756,392          2,581,947        16,598,432
Profit                                        3,585,102           (197,898)       56,432,009
Assets                                       15,487,755        103,506,540       409,160,113
Capital expenditures                          1,104,470          3,398,142        19,944,578

The following is a reconciliation of reportable segment profit to the Company's consolidated totals.

                                                               1999               1998               1997
Total profit for reportable segments                         $  30,511,808    $  36,713,756     $ 56,432,009
General corporate overhead                                     (31,961,458)     (23,143,300)     (22,930,523)
                                                         ------------------ ----------------- --------------
(Loss) savings before income taxes and undistributed
(loss) earnings in Statesman Financial Corporation           $  (1,449,650)    $  13,570,456     $ 33,501,486
                                                         ================== ================= ==============

                          Independent Auditors' Report

The Board of Directors
Gold Kist Inc.:
Southern States Cooperative, Incorporated:

   We have audited the accompanying statements of operations and cash flows of the Inputs Business (as defined in Note 1) of Gold Kist Inc. and subsidiaries (the "Company") for each of the years in the two-year period ended June 27, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   The accompanying financial statements of the Company's Inputs Business to be sold to Southern States Cooperative, Inc. were prepared pursuant to the Asset Purchase Agreement described in Note 1, and are not intended to be a complete presentation of the Inputs Business's results of operations and cash flows as if the Inputs Business had operated as a stand-alone company.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and the cash flows of the Inputs Business of Gold Kist Inc. and subsidiaries for each of the years in the two-year period ended June 27, 1998, pursuant to the Asset Purchase Agreement described in Note 1, in conformity with generally accepted accounting principles.

                                     KPMG LLP

Atlanta, Georgia
August 26, 1998

                       INPUTS BUSINESS OF GOLD KIST INC.
                           STATEMENTS OF OPERATIONS
                            (Amounts in Thousands)



                                                                                 Years Ended
                                                      ---------------------------------------------------------------
                                                                June 28, 1997                   June 27, 1998
                                                                -------------                   -------------
Net Sales.............................................           $488,409                        $480,542

Cost of sales.........................................            389,798                         393,711
                                                                 --------                        --------

    Gross margin......................................             98,611                          86,831

Distribution, administrative and general expenses.....             98,456                         105,291
                                                                 --------                        --------

    Net operating margin (loss).......................                155                         (18,460)
                                                                 --------                        --------
Other income (deductions):............................

    Interest income...................................              8,448                          10,041

    Interest expense..................................            (11,282)                        (12,675)

    Miscellaneous, net................................                 88                           1,169
                                                                 --------                        --------

        Total other deductions........................             (2,746)                         (1,465)
                                                                 --------                        --------

    Loss before income taxes..........................             (2,591)                        (19,925)

Income tax benefit (note 6)...........................                972                           7,576
                                                                 --------                        --------

    Net loss..........................................           $ (1,619)                       $(12,349)
                                                                 ========                        ========

                 See accompanying notes to financial statements.

                       INPUTS BUSINESS OF GOLD KIST INC.
                            STATEMENTS OF CASH FLOWS
                             (Amounts in Thousands)

                                                                                   Years Ended
                                                            -------------------------------------------------------
                                                                    June 28, 1997             June 27, 1998
                                                                    -------------             -------------
Cash flows from operating activities:
Net loss....................................................           $(1,619)                  $(12,349)
Non-cash items included in net loss:
   Depreciation and amortization............................             6,186                      6,188
   Allowance for doubtful accounts..........................             2,282                      5,773
   Gains on sales of assets.................................               (23)                      (475)
   Equity in loss of limited liability corporation..........                --                        481
   Other....................................................               (82)                       (34)
Changes in operating assets and liabilities:
   Receivables..............................................             2,831                     (8,334)
   Crop notes receivable....................................            (8,479)                   (10,746)
   Inventories..............................................            (1,678)                    (7,623)
   Other current assets.....................................               447                        564
   Accounts payable and accrued expenses....................             4,909                      9,166
                                                                       -------                   --------

      Net cash provided by (used in) operating activities...             4,774                    (17,389)
                                                                       -------                   --------

Cash flows from investing activities:
   Acquisitions of investments..............................                --                     (1,673)
   Acquisitions of property, plant and equipment............            (9,375)                    (4,729)
   Proceeds from disposals of property, plant and equipment.               404                        871
   Other....................................................              (101)                      (367)
                                                                       -------                   --------

      Net cash used in investing activities.................            (9,072)                    (5,898)
                                                                       -------                   --------

Cash flows from financing activities:
   Principal payments of long-term debt.....................              (270)                      (232)
   Net transfers form Gold Kist Inc.........................             4,568                     23,519
                                                                       -------                   --------
      Net cash provided by financing activities.............             4,298                     23,287
                                                                       -------                   --------
      Net change in cash and cash equivalents...............                 0                          0

Cash and cash equivalents at beginning of year..............                 0                          0
                                                                       -------                   --------

Cash and cash equivalents at end of year....................           $     0                   $      0
                                                                       =======                   ========

Supplemental disclosure of cash flow data:
Cash paid during the years for:
   Interest paid to third parties...........................           $   510                   $    468
                                                                       =======                   ========
   Income taxes (note 6)....................................           $    --                   $     --
                                                                       =======                   ========

                See accompanying notes to financial statements.

                       INPUTS BUSINESS OF GOLD KIST INC.
                         NOTES TO FINANCIAL STATEMENTS
                        June 28, 1997 and June 27, 1998
                         (Dollar Amounts in Thousands)


(1)   Basis of Presentation

     Gold Kist Inc. ("Gold Kist" or "Company") and Southern States Cooperative, Incorporated ("Southern States") have entered into an Asset Purchase Agreement (the "Agreement"), dated as of July 23, 1998, pursuant to which the Company has agreed to sell and assign, and Southern States has agreed to purchase and assume, the assets and certain of the liabilities of the Company's agricultural inputs business. The affected assets include substantially all of the assets of the Company's Agri-Services segment, as well as certain crop notes receivable of AgraTrade Financing, Inc., the Company's wholly-owned finance subsidiary (such businesses and certain other assets to be acquired are referred to as the "Inputs Business"). The Agri-Services segment purchases, manufactures and processes fertilizers, agricultural chemicals, seeds, pet foods, feed and animal health products and other farm supply items for distribution and sale at wholesale and retail. Additionally, the segment serves as a contract procurement agent for and storer of farm commodities such as soybeans, grain and peanuts and is engaged in cotton processing and storage.

     The financial statements are not intended to be a complete presentation of the results of operations and cash flows as if the Inputs Business had operated as a stand-alone company. Intercompany transactions within the Inputs Business have been eliminated. The accompanying financial statements present the results of operations and cash flows of the Inputs Business, based upon the structure of the transaction as described in the Agreement. The transaction as set forth in the Agreement is hereinafter referred to as the Acquisition.

     Gold Kist provides various services to the Inputs Business including, but not limited to, facilities management, information systems processing, corporate protection and risk management, payroll and employee benefits administration, auditing and financial reporting, credit, engineering, and government and public relations services. Gold Kist allocates these expenses and all other central operating costs, first on the basis of direct usage when identifiable, with the remainder allocated among Gold Kist's businesses on the basis of their respective assets, revenues, headcount, or other measures. In the opinion of management of Gold Kist, these methods of allocated costs are reasonable. These expenses totaled $5.8 million and $5.4 million in 1997 and 1998, respectively.

     The Inputs Business has been financed by operating cash flow and advances from Gold Kist. Gold Kist has allocated interest expense to the Inputs Business based upon net operating assets employed at interest rates that approximate market. Interest expense charged to the Inputs Business for 1997 and 1998 was $10.8 million and $12.2 million, respectively.

     Sales of animal feeds from the Inputs Business to Gold Kist approximated $5.4 million in 1997 and $6.0 million in 1998. The Inputs Business recorded cotton procurement commission revenue from Gold Kist of $95 for 1998. These amounts have been included in the statements of operations.

     The Inputs Business participates in a centralized cash management system wherein cash receipts are transferred to and cash disbursements are funded by Gold Kist.

     Significant accounting policies are designated below as an integral part of the notes to financial statements to which the policies relate.

                       INPUTS BUSINESS OF GOLD KIST INC.
                   NOTES TO FINANCIAL STATEMENTS, CONTINUED
                        June 28, 1997 and June 27, 1998
                         (Dollar Amounts in Thousands)


     (a)  Fiscal Year

          Gold Kist employs a 52/53 week fiscal year. The financial statements for 1997 and 1998 reflect 52 weeks.

     (b)  Use of Estimates

          Management of Gold Kist has made a number of estimates and assumptions to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from these estimates.

     (c)  Depreciation

          Depreciation of plant and equipment is calculated by the straight-line method over the estimated useful lives of the respective assets (buildings and improvement--10 to 25 years, machinery and equipment--4 to 10 years).

     (d)  Goodwill

          In 1997, Gold Kist acquired a cotton gin at Morven, Georgia that is included in the Inputs Business. The cash purchase price totaled $1.7 million. Of this amount, $423 of goodwill was recorded to reflect the excess of cash prices for these businesses over the fair values of their net assets. The goodwill for this acquisition is being amortized on a straight-line basis over a 15 year period.

(2)  Crop Notes Receivable

     The Inputs Business issues crop notes receivables to farmers and third party agricultural inputs dealers which are generally secured by crop liens and bear interest at variable rates based on the prime lending rate. The increase in the bad debts provision on crop notes receivable for the year ended June 27, 1998 reflects the increase in the age of outstanding crop notes and a deterioration in the credit quality of specific crop notes. These factors were primarily the result of poor crop yields and low farm commodity prices during 1998. An allowance for doubtful notes has been recorded, the activity of which is summarized as follows:


                                                Years Ended
                                        -----------------------------
                                        June 28, 1997   June 27, 1998
                                        -------------   -------------
  Allowance for doubtful notes -
       beginning of the fiscal year...        $ 2,193         $ 2,706

  Bad debts provisions on crop
        notes receivable..............          1,528           6,798

  Write-off of crop notes receivable..         (1,015)         (2,688)
                                              -------         -------

  Allowance for doubtful notes -
       end of the fiscal year.........        $ 2,706         $ 6,816
                                              =======         =======

                       INPUTS BUSINESS OF GOLD KIST INC.
                   NOTES TO FINANCIAL STATEMENTS, CONTINUED
                        June 28, 1997 and June 27, 1998
                         (Dollar Amounts in Thousands)


(3)  Futures and Options Transactions

     Gold Kist on behalf of the Inputs Business engages in commodity futures and options transactions to manage the risk of adverse price fluctuations with regard to its animal feed ingredient purchases. Gains and losses on futures contracts are recognized when closed. Option contracts are valued at fair market value. Gains or losses on futures and options transactions are included as a part of product cost. Cost of sales for the fiscal years ended June 28, 1997 and June 27, 1998 include losses on futures and options transactions of $465 thousand and $4.1 million, respectively.

(4)  Investments

     At June 27, 1998, Gold Kist had a $28.8 million investment in CF Industries, Inc., a major fertilizer cooperative, that is not included in the acquisition. The Inputs Business Statements of Operations include patronage refunds from CF Industries, Inc. of $10.1 million and $3.7 million, respectively, for 1997 and 1998. These patronage refunds are reflected as a reduction in cost of sales.

(5)  Rent Expense

     Total rental expense on operating leases was $12.4 million and $12.0 million in 1997 and 1998, respectively.

(6)  Income Taxes

     The operations of the Inputs Business are included in the consolidated income tax returns of Gold Kist. All income tax payments are made by Gold Kist and are not allocated to the Inputs Business. Pursuant to the Agreement, Gold Kist will retain all income tax liabilities and rights to all tax refunds relating to operations prior to the closing date of the acquisition. The statements of operations reflect management's estimates of income tax (expense) benefit using effective federal and state statutory rates as if the Inputs Business was operated as a stand-alone company. As Gold Kist manages its tax position on a consolidated basis, which takes into account the results of all of its operations, the Inputs Business's effective tax rate could vary in the future from that reported in the accompanying statement of earnings. The Inputs Business's future effective tax rate will largely depend on Southern States' structure and tax strategies.

  The components of the income tax benefit were as follows:

                                   June 28, 1997             June 27, 1998
                                   -------------             -------------
Current:
--------
     Federal                           $(222)                  $(5,007)
     State                               (12)                     (698)
                                       -----                   -------
                                        (234)                   (5,705)
                                       -----                   -------
Deferred:
---------
     Federal                            (671)                   (1,701)
     State                               (67)                     (170)
                                        (738)                   (1,871)
                                       -----                   -------
                                       $(972)                  $(7,576)
                                       =====                   =======

     The effective tax rates were different from the United States statutory rates for the reasons set forth below:

                                          June 28, 1997          June 27, 1998
                                          -------------          -------------
Computed expected income tax benefit
                                              $(881)                 $(6,974)
Effect of state income taxes                     (8)                    (433)
Other                                           (83)                    (169)
                                              -----                  -------
                                              $(972)                 $(7,576)
                                              =====                  =======

                       INPUTS BUSINESS OF GOLD KIST INC.
                   NOTES TO FINANCIAL STATEMENTS, CONTINUED
                        June 28, 1997 and June 27, 1998
                         (Dollar Amounts in Thousands)


(7)  Profit Sharing and Retirement Plans

     The Inputs Business participates in various incentive plans provided by Gold Kist for its employees, including a voluntary profit sharing and investment plan, as well as an annual incentive plan for key employees. The Inputs Business also participates in Gold Kist's two noncontributory defined benefit pension plans, as well as a retiree health care benefit plan. All obligations and liabilities of these plans associated with Inputs Business will be retained by Gold Kist.

     The costs of these plans have been allocated by Gold Kist to the Inputs business based upon either plan participation, unit profitability or relative payroll costs. Total benefit plan costs charged to the Inputs Business operations were $1.5 million for 1997 and $1.1 million for 1998.

556074v5

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEET
                  as of September 30, 1999 and June 30, 1999

                             ---------------------

                                                             September 30,
                                                                 1999
                          ASSETS                              (Unaudited)        June 30, 1999
                                                             --------------      -------------
Current assets:
 Cash and cash equivalents                                    $ 20,901,429        $ 18,742,408
 Receivables, net                                              108,377,283         117,375,357
 Inventories                                                   224,692,942         213,141,319
 Prepaid expenses                                               14,408,786           7,241,450
 Deferred income taxes                                           6,497,119           6,689,496
 Deferred charges                                                  235,633             840,022
                                                           ---------------       -------------

         Total current assets                                  375,113,192         364,030,052
                                                           ---------------       -------------

Investments and other assets:
 Investments:
   Statesman Financial Corporation                              23,626,489          23,651,051
   Michigan Livestock Credit Corporation                        12,622,290          12,718,722
   Other companies (principally cooperatives)                   82,172,318          78,416,407
 Receivables                                                     1,178,608           1,544,553
 Other assets                                                   12,472,280          12,269,263
                                                           ---------------       -------------

         Total investments and other assets                    132,071,985         128,599,996
                                                           ---------------       -------------

Property, plant and equipment                                  381,945,264         378,196,657
   Less accumulated depreciation                               194,054,566         189,079,016
                                                           ---------------       -------------

         Property, plant and equipment, net                    187,890,698         189,117,641
                                                           ---------------       -------------

                                                              $695,075,875        $681,747,689
                                                           ===============       =============

          See accompanying notes to consolidated financial statements

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEET
                  as of September 30, 1999 and June 30, 1999

                             ---------------------

                                                              September 30,
             LIABILITIES AND STOCKHOLDERS' AND                     1999
                      PATRONS' EQUITY                          (Unaudited)        June 30, 1999
                                                              --------------      -------------
Current liabilities:
 Short-term notes payable                                      $  1,800,000        $  5,600,000
 Current maturities of long-term debt                             8,802,678           3,836,938
 Accounts payable                                               139,969,761         138,486,921
 Accrued expenses:
   Environmental remediation                                        837,854             972,477
   Payrolls, employee benefits, related taxes and other          45,603,107          39,801,159
 Accrued income taxes                                             2,919,913           2,050,129
 Dividends payable                                                  379,438             380,106
 Advances from managed member cooperatives                       17,521,699          19,395,311
                                                            ---------------       -------------

         Total current liabilities                              217,834,450         210,523,041
                                                            ---------------       -------------
Long-term debt
   Bridge loan facility                                          74,119,316         100,000,000
   Long-term debt                                               213,644,033         176,562,296
                                                            ---------------       -------------

         Total long term debt                                   287,763,349         276,562,296
                                                            ---------------       -------------
Other noncurrent liabilities:
 Employee benefits                                                7,231,949           7,070,509
 Deferred income taxes                                            2,932,479           2,969,365
 Environmental remediation                                        1,672,618           2,218,664
 Miscellaneous                                                    4,720,548           4,538,213
                                                            ---------------       -------------

         Total other noncurrent liabilities                      16,557,594          16,796,751
                                                            ---------------       -------------

Redeemable preferred stock                                        2,114,100           2,114,100

Capital stock:
  Preferred                                                       1,459,300           1,485,000
  Common - $1 par value; 12,113,596 and 12,147,082 shares
     outstanding at September 30, 1999 and June 30, 1999,
     respectively                                                12,113,596          12,147,082

 Patrons' equity                                                157,233,486         162,119,419
                                                            ---------------       -------------

                                                               $695,075,875        $681,747,689
                                                            ===============       =============

          See accompanying notes to consolidated financial statements

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENT OF OPERATIONS
            for the three months ended September 30, 1999 and 1998

                                  (Unaudited)

                             ---------------------

                                                                                       Three Months Ended
                                                                                          September 30,
                                                                                        ------------------
                                                                                      1999                1998
                                                                                ----------------    ----------------
Sales and other operating revenue:
 Net purchases by patrons                                                        $  274,587,467      $  196,640,934
 Net marketing for patrons                                                           11,728,449          12,912,545
 Other operating revenue                                                                689,037           1,353,456
                                                                                ----------------    ----------------

                                                                                    287,004,953         210,906,935

Cost of products purchased and marketed and other operating costs                   232,090,418         175,934,455
                                                                                ----------------    ----------------

         Gross margin                                                                54,914,535          34,972,480

Selling, general and administrative expenses                                         62,016,560          46,001,194
                                                                                ----------------    ----------------

         Loss on operations                                                          (7,102,025)        (11,028,714)
                                                                                ----------------    ----------------
Other deductions (income):
 Interest expense                                                                     8,487,985           4,684,437
 Interest income and service charges                                                 (3,948,036)         (2,393,856)
 Miscellaneous income, net                                                           (1,578,028)         (2,509,720)
                                                                                ----------------    ----------------

                                                                                      2,961,921            (219,139)
                                                                                ----------------    ----------------
      Loss before income taxes and undistributed (loss)
       earnings in Statesman Financial Corporation and
       cumulative effect of change in accounting method                             (10,063,946)        (10,809,575)

Income tax benefit                                                                   (3,977,153)         (2,684,092)
                                                                                ----------------    ----------------
      Loss before undistributed (loss) earnings in
       Statesman Financial Corporation and cumulative
       effect of change in accounting method                                         (6,086,793)         (8,125,483)

Undistributed (loss) earnings of Statesman Financial  Corporation,
 net of tax                                                                            (107,701)             44,116

Cumulative effect of change in accounting method, net of tax                          1,589,996
                                                                                ----------------    ----------------

         Net loss                                                                $   (4,604,498)     $   (8,081,367)
                                                                                ================    ================

          See accompanying notes to consolidated financial statements

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                   CONSOLIDATED STATEMENT OF PATRONS' EQUITY
                  as of  September 30, 1999 and June 30, 1999

                             ---------------------


                                                                September 30,
                                                                    1999
                                                                 (Unaudited)         June 30, 1999
                                                              -----------------    -----------------
Patronage refund allocations:
 Balance, beginning of year                                   $     67,844,199     $     68,151,124
 Adjustments to prior year's allocation                                                      74,627
 Redemptions                                                          (281,435)            (381,552)
                                                              -----------------    -----------------

         Balance, end of quarter                                    67,562,764           67,844,199
                                                              -----------------    -----------------
Operating capital:
 Balance, beginning of year                                         94,275,220           97,441,238
 Net loss from operations                                           (4,604,498)          (2,074,765)
 Adjustments to prior year's estimated patronage refunds,
   net of income taxes                                                                      (71,790)
 Dividends on capital stock declared:
   Preferred                                                                               (278,419)
   Common, $.06 per share                                                                  (729,551)
 Other reductions                                                                           (11,493)
                                                              -----------------    -----------------

         Balance, end of period                                     89,670,722           94,275,220
                                                              -----------------    -----------------

            Total patrons' equity                             $    157,233,486     $    162,119,419
                                                              =================    =================

          See accompanying notes to consolidated financial statements

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENT OF CASH FLOWS
            for the three months ended September 30, 1999 and 1998

                                  (Unaudited)

                             ---------------------

                                                                                 Three Months Ended
                                                                                   September 30,
                                                                             --------------------------
                                                                                 1999             1998
                                                                                 ----             ----
Operating activities:
 Net loss from continuing operations                                        $  (4,604,498)    $ (8,081,367)
 Adjustments to reconcile net loss to cash (used) provided by
     Operating activities:
   Depreciation and amortization                                                6,446,080        4,672,767
   Deferred income taxes                                                          155,491         (150,505)
   Gain on sale of property and equipment                                      (1,082,730)         (58,213)
   Undistributed (earnings) loss of finance company and  joint ventures        (3,629,913)         379,905
   Noncash patronage refunds received                                                               (2,529)
   Redemption of noncash patronage refunds received                                                 43,967
   Cash provided by current assets and liabilities                            (23,153,122)      15,541,506
                                                                            --------------    -------------

         Cash (used) provided in operating activities                         (25,868,692)      12,345,531
                                                                            --------------    -------------
Investing activities:
 Additions to property, plant and equipment                                    (5,295,763)     (11,305,282)
 Proceeds from disposal of property, plant and equipment                        1,340,443          699,767
 Additional investments in other companies                                         (5,000)      (2,324,707)
 Proceeds from purchase price adjustment                                       19,927,176
                                                                            --------------    -------------

         Cash provided (used) in investing activities                          15,966,856      (12,930,222)
                                                                            --------------    -------------
Financing activities:
 Net decrease in short-term notes payable                                      (3,800,000)      (5,100,000)
 Proceeds from long-term debt                                                 265,166,335        7,000,000
 Repayment of long-term debt, including capital leases                       (248,964,189)        (763,578)
 Net redemption of stockholders' and patrons' equity                             (341,289)        (130,239)
                                                                            --------------    -------------

         Cash provided in financing activities                                 12,060,857        1,006,183
                                                                            --------------    -------------

         Increase in cash and cash equivalents                                  2,159,021          421,492

Balance at beginning of year                                                   18,742,408       15,352,446
                                                                            --------------    -------------

         Balance at end of period                                           $  20,901,429     $ 15,773,938
                                                                            ==============    =============

          See accompanying notes to consolidated financial statements

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Unaudited)

                             ---------------------


1.   Basis of Presentation
     ---------------------

     In the opinion of management, the accompanying unaudited consolidated financial statements of Southern States Cooperative, Inc. ("Southern States") and its wholly owned subsidiaries (collectively the "Company") contain all adjustments necessary to present fairly, in all material respects, the Company's consolidated financial position as of September 30, 1999 and the consolidated results of operations and cash flows for the three month periods ended September 30, 1999 and 1998. All adjustments are of a normal, recurring nature. These financial statements should be read in conjunction with the June 30, 1999 consolidated financial statements and notes thereto included herein. The results of operations for the three months ended September 30, 1999 and 1998 are not indicative of the results to be expected for the full year.

     On October 13, 1998, the Company purchased the agricultural farm supply inputs business ("Inputs Business") of Gold Kist, Inc. (the "Gold Kist Inputs Business"), a Georgia marketing cooperative. The Gold Kist Inputs Business' results of operations have been included in the Company's consolidated results of operations since the date of acquisition (See Note
     7).

     Certain amounts in the accompanying unaudited consolidated financial statements for the three month period September 30, 1998 have been reclassified to conform to the current presentation.


2.   Inventory
     ---------

     Inventories at September 30, 1999 and June 30, 1999 consisted of the following:

                                         September 30, 1999    June 30, 1999
                                         ------------------    -------------
Finished goods:
   Purchased for resale                  $   191,800,901       $   183,115,888
   Manufactured                                5,242,374             5,902,728
                                         ---------------       ---------------
                                             197,043,275           189,018,616
Materials and Supplies                        27,649,667            24,122,703
                                         ---------------       ---------------
   Totals                                $   224,692,942       $   213,141,319
                                         ===============       ===============


3.   Other Information
     -----------------

     The Company is a defendant in several lawsuits arising in the ordinary course of business. While the outcome of any litigation cannot be predicted with certainty, the Company believes that the ultimate disposition of these matters will not have a material adverse effect on its consolidated financial position or results of operations.

     The Company's accrued environmental costs represents the cost to cover estimated environmental remediation costs. The remaining actual environmental remediation liability may be different from management's estimates due to uncertainty of the extent of the pollution, the complexity of laws and government regulations and their interpretation, the varying costs and effectiveness of alternative cleanup technologies and methods, the uncertain level of insurance or other types of recovery, and the uncertain level of the Company's involvement.

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Unaudited)

                             ---------------------


   In early January of 1999, the Company received additional information and revised estimates of the cost of containment, remediation and monitoring activities related to environmental contamination at one of the Company's past operating sites. Based upon this additional information the Company accrued $3.0 million for the additional estimated cost of remediating this site. These costs are expected to be expended over a ten-year period with approximately $1.1 million to be expended by December 31, 2000 and the remaining portion spread over the remaining 9 years. Expenditures for the first 5 years are for capital equipment and site remediation and expenditures after year 5 are expected to be for site monitoring and reporting. The accrued and remediation methodology have been developed by a third party environmental consultant and are based on known remediation methodologies and techniques.


4.   Supplemental Disclosures of Cash Flow Information
     -------------------------------------------------

     The components of cash provided by (used in) current assets and liabilities:

                                                  2000                1999
                                                  ----                ----

          Receivables                        $(10,563,157)        $(3,010,942)
          Inventories                         (11,551,623)         (6,553,259)
          Prepaid expenses                     (7,167,336)         (1,739,326)
          Accounts payable                        (65,766)         16,836,731
          Accrued expenses                      5,862,393             772,158
          Other, net                              332,367           9,236,144
                                             ------------         -----------
                                             $(23,153,122)        $15,541,506
                                             ============         ===========

     There were no non-cash transactions during the three-month periods ended September 30, 1999 and 1998, respectively.


5.   Segment Information
     -------------------

     The Company has six reporting segments or divisions: Crops, Feed, Petroleum, Retail Farm Supply, Farm and Home, and Marketing. The crops segment procures, manufactures, processes and distributes fertilizer, seed and crop protection products. The feed segment procures and manufactures dairy, livestock, equine, poultry, pet and aquacultural feeds. The petroleum segment distributes all grades of gasoline, kerosene, fuel oil, propane and other related petroleum products. The retail farm supply segment distributes agricultural supplies through approximately 300 Company owned and managed local cooperatives. The farm and home segment distributes farm and home products at wholesale and retail centers. The marketing segment purchases corn, soybean, wheat, barley and livestock from its members and markets these products.

     The Company evaluates performance based on operating profit or loss. Interest expense is allocated to each of the segments based upon segment assets employed and excludes the allocation of general corporate overhead. The Company accounts for intersegment sales at current market prices.

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Unaudited)

                             ---------------------


     The following tables present information about the Company's reported segment profits and losses as well as the reconciliation of reportable segment revenues and operating losses to the Company's consolidated totals for the three months ended September 30, 1999 and 1998, respectively.

                                            Revenues from                   Intersegment                       Segment
                                          External Customers                  Revenues                      Profit (Loss)
                                    ------------------------------  ------------------------------  ------------------------------
                                          Three months ended              Three months ended              Three months ended
                                             September 30,                    September 30,                   September 30,
                                    ------------------------------  ------------------------------  ------------------------------
                                         1999            1998            1999            1998          1999            1998
                                         ----            ----            ----            ----          ----            ----
Retail Farm Supply                    $106,447,777    $ 58,942,352     $         0     $         0   $(6,361,449)    $(4,293,079)
Feed                                    44,806,485      36,516,880      17,722,619      14,139,287     2,431,341       1,304,032
Crops                                   25,003,984      17,806,319      55,028,042      20,692,353     1,073,797      (1,068,872)
Farm and Home                           43,611,235      46,113,046      14,281,955       9,948,392     1,137,595         388,651
Petroleum                               54,325,390      36,817,123       4,409,442       3,168,060     1,432,653      (1,011,611)
Marketing                               12,233,305      14,083,725       1,930,603       1,774,377      (400,229)        291,475
Other                                      576,777         627,490               0         150,782      (503,577)       (137,115)
                                    ------------------------------  ------------------------------  ------------------------------
   Total                              $287,004,953    $210,906,935     $93,372,661     $49,873,251   $(1,189,869)    $(4,526,519)



                                    General corporate expenses                                        (8,874,077)     (6,283,056)

                                                                                                    ------------------------------
                                    (Loss) before income tax benefit,
                                    undistributed earnings in Statesman
                                    Financial Corporation and cumulative
                                    effect in accounting method.                                    $(10,063,946)   $(10,809,575)
                                                                                                    ------------------------------


6.   New Accounting Standards
     ------------------------

     In June of 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, which is effective for fiscal quarters beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company will adopt SFAS No. 133 in the fiscal year 2001. The Company is currently evaluating any impact of the derivatives standard.

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Unaudited)

                             ---------------------


7.   Acquisition of Gold Kist, Inc.
     ------------------------------

     On October 13, 1998, the Company purchased the Gold Kist Inputs Business of Gold Kist Inc. ("Gold Kist"), a Georgia cooperative marketing association. The net assets purchased included certain inventory, real property, personal property, and certain accounts receivable, other assets, and certain liabilities. The initial estimated net purchase price of $218 million, (net of liabilities assumed of approximately $21.5 million and subject to a final purchase price adjustment) was financed utilizing a bridge loan facility. This acquisition has been accounted for under the purchase method of accounting. The purchase price has been preliminarily allocated to inventory, accounts receivables and property plant and equipment based on estimated fair values at the date of acquisition, pending final determination of certain acquired balances. The Gold Kist Inputs Business' results of operations have been included in the Company's consolidated statement of operations since the date of acquisition.

     In connection with the purchase transaction, the Company delivered to Gold Kist a post-closing statement of net asset value (the "Post-Closing Valuation") prepared pursuant to the terms of the purchase agreement (the "Agreement"). The final purchase price as determined by the Company pursuant to the Post-Closing Valuation was approximately $198 million compared to an estimated purchase price (after deducting the $10 million hold back provided for in the Agreement) of $218 million. Taking into account certain agreed upon adjustments, the Company's Post-Closing Valuation resulted in a repayment by Gold Kist to the Company of approximately $21 million, including interest. The difference between the initial estimated purchase price as determined by the pre-closing valuation and the Company's determination of the final purchase price as shown by the Post-Closing Valuation was principally due to the Company not purchasing certain accounts receivable that were included in the initial purchase price.

     Consistent with the Company's business plan for reducing the pre-acquisition losses of the Gold Kist Inputs Business, the Company has finalized its rationalization plan, which will result in the closure of 29 locations. Costs to exit these locations were approximately $1.3 million, most of which represent severance and facility closure costs. These costs were charged to the opening balance sheet. At September 30, 1999, the Company had paid approximately $300,000, most of which related to severance costs. The remaining portion of the reserve relates primarily to facility closure costs, which are anticipated to be expended by June 2000.


8.   Financing Agreements
     --------------------

     On January 12, 1999, Southern States entered into a new $200 million three-year revolving credit facility with various commercial banks, including NationsBank, N.A., First Union National Bank and CoBank. This facility replaced the $140 million in short-term facilities with CoBank that were in place at December 31, 1998 and the $92 million in uncommitted facilities with various commercial banks. Under the terms of this facility, Southern States must maintain a ratio of funded indebtedness to capitalization of less than or equal to .50 to 1, have tangible net worth of at least $256 million plus 25% of net income in a fiscal year and maintain a ratio of consolidated cash flow to consolidated interest expense and distribution of greater than 1.50 to 1. Interest rates under this facility are determined on a competitive bid basis or at a LIBOR-based maximum rate.

     In January of 1999, Southern States repaid $118.3 million of its outstanding indebtedness under the bridge loan facility by borrowing an equivalent amount under this new credit facility. At September 30, 1999, the bridge loan facility had an outstanding principal of $74.1 million.

          SOUTHERN STATES COOPERATIVE, INCORPORATED AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Unaudited)

                             ---------------------


9.   Change in Accounting Method
     ---------------------------

     Effective July 1, 1999, Southern States Cooperative changed its method of accounting for its investment in the Southern States Insurance Exchange ("the Insurance Exchange") and began recognizing operating results on this investment on a quarterly basis. Prior to the accounting change, Southern States' portion of the annual earnings relating to the Insurance Exchange, which year ends on December 31, were recognized in Southern States' third quarter, which ends March 31. Although this method was acceptable under accounting rules for agricultural cooperatives, Southern States believes the new method is preferable because operating results relating to the Insurance Exchange are more appropriately matched with the period in which the revenue is earned.

     Pro forma amounts assuming the change in application of accounting method applied retroactively (unaudited):

                                                  Three Months Ended
                                                  ------------------
                                      September 30, 1999    September 30, 1998
                                      ------------------    ------------------

     Net loss                              $6,194,494           $7,621,748



10.  Subsequent Event
     ----------------

     On October 5, 1999, Southern States Capital Trust I, a trust subsidiary of Southern States, issued to Gold Kist $59.4 million Step-Up Rate Capital Securities, Series A ("Series A"), net of issuance costs of $600,000. Distributions are cumulative relating to the Series A securities at a rate of 8% per annum, increasing to 8.5% on July 5, 2000 and 8.75% on July 5, 2001. The Series A securities mature on October 5, 2029. Also on October 5, 1999, Southern States issued to Gold Kist $40 million Step-Up Rate Series B Cumulative Redeemable Preferred Stock, $100 par value per share ("Series B"). Issuance costs incurred with respect to the Series B securities totaled $800,000. Cash dividends are cumulative at an initial rate of 7.5%, increasing to 8% per annum 9 months after the date of issuance and increasing to 8.25% per annum twenty-one months after the issuance of the Series B securities. Dividends are payable quarterly, in arrears on January 5, April 5, July 5 and October 5 of each year. The proceeds from the sale of both the Series A securities and the Series B securities were used to reduce Company debt and pay off the bridge loan facility which had been utilized to finance the Gold Kist acquisition.

                        INPUTS BUSINESS OF GOLD KIST INC.
                            STATEMENTS OF OPERATIONS
                             (Amounts in Thousands)
                                   (Unaudited)



                                                   Three Months Ended
                                       ----------------------------------------
                                        September 26, 1998   September 27, 1997
                                       -------------------  -------------------
Net sales............................             $91,508             $104,735
Cost of sales........................              78,506               91,495
                                                  -------             --------
 Gross margin........................              13,002               13,240
Distribution, administrative and
 general expenses....................              22,054               22,444
                                                  -------             --------
 Net operating loss..................              (9,052)              (9,204)
Other income (deductions):
 Interest income.....................               3,209                2,972
 Interest expense....................              (3,994)              (3,168)
 Miscellaneous, net..................                 171                  753
                                                  -------             --------
     Total other deductions..........                (614)                 557
                                                  -------             --------
 Loss before income taxes............              (9,666)              (8,647)
Income tax benefit (note 3)..........               3,625                3,288
                                                  -------             --------
 Net loss............................             $(6,041)            $ (5,359)
                                                  =======             ========




                 See accompanying notes to financial statements.

                        INPUTS BUSINESS OF GOLD KIST INC.
                            STATEMENTS OF CASH FLOWS
                             (Amounts in Thousands)
                                   (Unaudited)

                                                                 Three Months Ended
                                                      ----------------------------------------
                                                      September 26, 1998   September 27, 1997
                                                      -------------------  -------------------
Cash flows from operating activities:
 Net income (loss).................................         $ (6,041)            $ (5,359)
 Non-cash items included in net income (loss):
  Depreciation and amortization....................            1,592                1,520
  Allowance for doubtful accounts..................             (828)                 292
  (Gains) losses on sales of assets................               11                 (396)
  Other............................................            1,062                   30
 Changes in operating assets and liabilities:
  Receivables......................................           25,692               17,428
  Crop notes receivable............................           (6,996)              (7,017)
  Inventories......................................           13,840                8,233
  Other current assets.............................              408               (3,068)
  Accounts payable and other current liabilities...          (38,535)             (24,348)
                                                            --------             --------
   Net cash used in operating activities...........           (9,795)             (12,685)
                                                            --------             --------
Cash flows from investing activities:
 Acquisitions of investments.......................                -                    -
 Acquisitions of property, plant and equipment.....              (21)              (2,270)
 Proceeds from disposals of property, plant and
   equipment.......................................               56                  594
                                                            --------             --------
    Net cash provided by (used in) investing
      activities...................................               35               (1,676)
                                                            --------             --------
Cash flows from financing activities:
 Proceeds from long-term borrowings................                -                    -
 Principal payments of long-term debt..............              (52)                 (47)
 Net transfers from Gold Kist Inc..................            9,812               14,409
                                                            --------             --------
    Net cash provided by financing activities......            9,760               14,362
                                                            --------             --------
    Net change in cash and cash equivalents........                -                    -
Cash and cash equivalents at beginning of year.....                -                    -
                                                            --------             --------
Cash and cash equivalents at end of year...........         $      -             $      -
                                                            ========             ========

Supplemental disclosure of cash flow data:
Cash paid during the years for:
  Interest paid to third parties...................         $     87             $    117
                                                            ========             ========
  Income taxes (note 3)............................         $      -             $      -
                                                            ========             ========



                 See accompanying notes to financial statements.

                        INPUTS BUSINESS OF GOLD KIST INC.
                          NOTES TO FINANCIAL STATEMENTS
                             (Amounts in Thousands)
                                   (Unaudited)


1. Gold Kist Inc. ("Gold Kist" or "Company") and Southern States Cooperative, Incorporated ("Southern States") have entered into an Asset Purchase Agreement (the "Agreement"), dated as of July 23, 1998, pursuant to which the Company has agreed to sell and assign, and Southern States has agreed to purchase and assume, the assets and certain of the liabilities of the Company's agricultural inputs business. The affected assets include substantially all of the assets of the Company's Agri-Services segment, as well as certain crop notes receivable of AgraTrade Financing, Inc., the Company's wholly-owned finance subsidiary (such businesses and certain other assets to be acquired are referred to as the "Inputs Business"). The Agri-Services segment purchases, manufactures and processes fertilizers, agricultural chemicals, seeds, pet foods, feed and animal health products and other farm supply items for distribution and sale at wholesale and retail. Additionally, the segment serves as a contract procurement agent for and storer of farm commodities such as soybeans, grain and peanuts and is engaged in cotton processing and storage.

     The financial statements are not intended to be a complete presentation of the results of operations and cash flows as if the Inputs Business had operated as a stand-alone company. Intercompany transactions within the Inputs Business have been eliminated. The accompanying financial statements present the results of operations and cash flows of the Inputs Business, based upon the structure of the transaction as described in the Agreement. The transaction as set forth in the Agreement is hereinafter referred to as the Acquisition.

     The accompanying unaudited financial statements reflect the accounts of the Inputs Business of Gold Kist Inc. ("Inputs Business"). All significant intercompany transactions have been eliminated. Due to the seasonality of the Inputs Business, results of operations for interim periods are not necessarily indicative of results for the entire year.

     In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the results of operations and cash flows.

2. The operations of the Inputs Business are included in the consolidated income tax returns of Gold Kist. All income tax payments are made by Gold Kist and are not allocated to the Inputs Business. The statements of operations reflect management's estimates of income tax (expense) benefit using effective federal and state statutory rates as if the Inputs Business was operated as a stand-alone company. As Gold Kist manages its tax position on a consolidated basis, which takes into account the results of all of its operations, the Inputs Business's effective tax rate could vary in the future from that reported in the accompanying statements of operations. The Inputs Business's future effective tax rate will largely depend on Southern States's structure and tax strategies.




#588520v3

            [picture of tractor in field and Southern States logos]

================================================================================

You should rely only on the information contained in this prospectus or other information to which this prospectus refers. Neither we Southern States nor Southern States Capital Trust II has authorized anyone to provide you with information that is different. Neither we Southern States nor Southern States Capital Trust II is making an offer of these securities in any state where the offer is not permitted. This prospectus is not an offer to sell, and it is not soliciting an offer to buy, any securities other than the registered securities to which this prospectus relates. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.....................................................      1
Risk Factors...........................................................     11
Southern States Capital Trust II.......................................     18
Use of Proceeds........................................................     20
Capitalization.........................................................     21
Unaudited Pro Forma Condensed Combined
   Financial Information...............................................     23
Selected Historical Consolidated Financial
   Information.........................................................     28
Management's Discussion and Analysis of
   Financial Condition and Results of Operations.......................     32
Farm Cooperatives......................................................     50
Southern States........................................................     51
Business of Southern States............................................     57
Management.............................................................     75
Description of the Capital Securities..................................     85
Description of the Junior Subordinated
   Debentures..........................................................    104
The Guarantee..........................................................    117
The Expense Agreement..................................................    121
Effect of Obligations Under the Junior
   Subordinated Debentures, the Guarantee
   and the Expense Agreement                                               121
United States Federal Income Taxation..................................    124
ERISA Considerations...................................................    131
Underwriting...........................................................    132
Legal Matters..........................................................    134
Experts................................................................    134
Available Information..................................................    134
Disclosure Regarding Forward Looking
   Statements..........................................................    135
Index to Financial Statements..........................................    F-1

================================================================================

================================================================================


                                  $75,000,000


                             [Southern States Logo]



                                SOUTHERN STATES
                             CAPITAL TRUST II


                             __% Capital Securities
                            (Liquidation Amount $25
                             per Capital Security)
                               Fully, Irrevocably
                         and Unconditionally Guaranteed
                            on a Subordinated Basis
                                       by


                                SOUTHERN STATES
                           COOPERATIVE, INCORPORATED


                           -------------------------
                                   Prospectus
                           -------------------------


                             FIRST UNION CAPITAL
                                 MARKETS CORP.

                                LEHMAN BROTHERS

                         BANC OF AMERICA SECURITIES LLC


                          ____________ __, 2000

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses (excluding underwriting commissions) to be incurred by Southern States in connection with the issuance and distribution of the capital and common securities to be offered. All amounts are estimates except for the SEC registration fee:


     Registration under the Securities Act of 1933, as amended .......$   23,978
     New York Stock Exchange Listing Fee .............................    77,033
     Accounting Fees and Expenses ....................................
     Blue Sky Fees and Expenses ......................................
     Legal Fees and Expenses .........................................
     Trustee and Transfer Agent Fees .................................
     Printing and Engraving Expenses .................................
     Miscellaneous ...................................................
                                                                      ----------
          Total ......................................................$
                                                                      ==========


Item 15. Recent Sales of Unregistered Securities

     During the three fiscal years ended June 30, 1999, the Company issued the following:

     A. Southern States Membership Common Stock. Southern States' common stock
        ---------------------------------------
is membership common stock, issued at a price equal to its $1.00 par value per share. Southern States' membership common stock, notwithstanding a 6% dividend feature, does not have characteristics typical of an investment security. As an agricultural cooperative, voting rights in the Company are per capita, regardless of the number of shares of membership common stock held; there is no opportunity for capital appreciation, as shares are issued at par ($1.00 per share) and are redeemable at par; there is no trading market in such shares as they are subject to significant transfer restrictions. Pursuant to the requirements of the Agricultural Cooperative Association Act of Virginia and the Articles of Incorporation and Bylaws of Southern States, its issuance and transfer is limited to bona fide producers of agricultural products and cooperative associations that are owned and controlled by such producers who use the services or supplies of Southern States. An agricultural producer who qualifies for membership but is not already a member will automatically receive the first $1.00 of any patronage refund in the form of one share of membership common stock. Southern States is of the opinion that its membership common stock should not be considered a security within the meaning of the federal securities laws, but is nevertheless providing the information below to comply with the requirements of this Item 15 under a contrary view.

     1. Issuance of Shares of Membership Common Stock to Managed Local
        --------------------------------------------------------------
Cooperatives in Lieu of Cash Refunds of Patronage Refund Allocations.
--------------------------------------------------------------------

        (a) Securities Issued. During the fiscal years ended June 30, 1997,
            -----------------
     1998 and 1999, the Company issued an aggregate of 1,179,265 shares, 803,329 shares and no shares of its membership common stock, respectively, to 66 managed local cooperatives, all of which are managed by the Company under uniform management contracts and all of which operate as an integral part of the Southern States cooperative distribution system. See "Southern States--The Southern States Distribution System--Managed Local Cooperatives" in the Prospectus included as Part I of this Registration Statement. The shares of membership stock issued in 1997 and 1998 were issued in lieu of cash payments made on the Company's patronage refund allocations previously distributed to patrons for the fiscal years ended June 30, 1975 and 1976, respectively. See "Southern States--Cooperative Structure--Patronage Refunds" in the Prospectus included as Part I of this Registration Statement.

        (b) Underwriters and Other Purchasers. No underwriters were involved.
            ---------------------------------
     See (a) above.

        (c) Consideration. The shares were issued at par value ($1.00 per
            -------------
     share) in lieu of an equivalent dollar amount otherwise payable in cash upon revolvement of the Company's patronage refund allocations for the years in question.

        (d) Exemption from Registration Claimed. The Company is of the opinion
            -----------------------------------
     that even if its shares of membership common stock are considered to be securities for purposes of the Securities Act of 1933, the issuance of such shares was exempt from registration pursuant to Section 4(2) of the Securities Act in the circumstances described.

     2. Issuance of Shares of Membership Common Stock to Agricultural Producers
        -----------------------------------------------------------------------
Who Wish to Qualify to Do Business with the Company on a Cooperative Basis.
--------------------------------------------------------------------------

        (a) Securities Issued. During each of the fiscal years ended June 30,
            -----------------
     1997, 1998 and 1999, the Company issued one (1) share of its membership common stock, $1.00 par value per share, to each of approximately 200 agricultural producers who purchased one share each in order to qualify for membership in the Company. Such transactions usually involved agricultural producers who did not wish to wait to receive a share of membership common stock in connection with a future patronage refund based upon business done with the Company.

        (b) Underwriters and Other Purchasers. No underwriters were involved.
            ---------------------------------
     See (a) above.

        (c) Consideration. $1.00 per share. See (a) above.
            -------------

        (d) Exemption from Registration Claimed. The Company is of the opinion
            -----------------------------------
     that the issuance of one (1) share of its membership common stock, at a purchase price of $1.00, to persons wishing to qualify to do business with the Company on a cooperative basis, does not involve the issuance of a security for purposes of the Securities Act of 1933, and that even if such transactions are viewed as involving the issuance of a security, such transactions were exempt under Rule 504 of Regulation D.

     3. Issuance of Shares in Connection with Mergers of Managed Local
        --------------------------------------------------------------
Cooperatives into the Company.
-----------------------------

        (a) Securities Issued. In the fiscal year ended June 30, 1998, the
            -----------------
     Company issued approximately 4,120 shares of its membership common stock to members of two managed local cooperatives that were merged into the Company during that period.

        (b) Underwriters and Other Purchasers. No underwriters were involved.
            ---------------------------------
     See (a) above.

        (c) Consideration. $1.00 per share. See (a) above.
            -------------

        (d) Exemption from Registration Claimed. The Company is of the opinion
            -----------------------------------
     that even if its shares of membership common stock are considered to be securities for purposes of the Securities Act of 1933, the issuance of such shares was exempt from registration under Rule 504 of Regulation D.

     4. Issuance of Shares in Connection with Merger of Michigan Livestock
        ------------------------------------------------------------------
Exchange with and into the Company.
----------------------------------

        (a) Securities Issued. The Company has issued or will issue a maximum
            -----------------
     of approximately 78,000 shares of its membership common stock to members of Michigan Livestock Exchange ("MLE"), a Michigan cooperative, in connection with the merger of MLE into the Company effective April 1, 1998. The merger agreement specified that each active member of MLE who held allocated equities of MLE at the time of the merger would receive one share of the Company's membership common stock in exchange for, and in lieu of, the first $1.00 of allocated equity held in MLE, which allocated equity was assumed by the Company in the merger.

        (b) Underwriters and Other Purchasers. No underwriters were involved.
            ---------------------------------
     See (a) above.

        (c) Consideration.
            -------------

            (i) One share of membership common stock, $1.00 par value, was issued or will be issued to each of approximately 38,000 members of MLE as described in (a) above as part of the consideration for the merger; there were no discounts or commissions. Members of MLE are required by law to own one share of the Company's membership common stock in order to be a member of the Company. Each share issued represents, and will be issued in lieu of, the first $1.00 of any allocated equity due to such member of MLE, which allocated equities were assumed by the Company in the merger.

            (ii) A maximum of approximately 40,000 of the shares referenced in
(a) above will be issued on the basis of one share per member, to MLE members who were not due any allocated equity from MLE at the time of merger, in order to qualify such members of MLE for membership in the Company. The consideration is $1.00 per share which was deemed by the parties to the merger to have been paid as part of the merger consideration.

        (d) Exemption from Registration Claimed. The Company is of the opinion
            -----------------------------------
that even if its shares of membership common stock are considered to be securities for purposes of the Securities Act of 1933, the issuance of such shares was exempt from registration under Rule 504 of Regulation D, as the consideration for such shares was limited to $1.00 per share, or a maximum of approximately $78,000.

     B. Southern States 6% Cumulative Preferred Stock. Southern States' 6%
        ---------------------------------------------
cumulative preferred stock is issued at a price equal to its $100.00 par value.

        (a) Securities Issued. During its fiscal years ended June 30, 1997, 1998
            -----------------
and 1999, the Company issued 349, 424 and 507 shares, respectively, of its 6% cumulative preferred stock to existing holders of such securities, in lieu of cash dividends thereon, pursuant to prior elections made by such holders to receive additional shares in lieu of cash dividends.

        (b) Underwriters and Other Purchasers. No underwriters were involved.
            ---------------------------------
See (a) above.

        (c) Consideration. Each of the shares referenced in (a) above was issued
            -------------
at par value, for $100.00 per share, in lieu of cash dividends in like amount.

        (d) Exemption from Registration Claimed. The Company's 6% cumulative
            -----------------------------------
preferred stock was initially sold in 1970 pursuant to the exemption in Section 3(a)(5)(B) of the Securities Act. At that time, purchasers were given the option of electing to receive future dividends, if declared, in the form of cash or in additional shares of the same issue. The Company is of the opinion that the issuance of additional shares of its 6% cumulative preferred stock pursuant to such elections is not a sale of such securities within the meaning of Section 2(3) of the Securities Act. The Company relies on the interpretive ruling of the General Counsel of the SEC listed at 17 C.F.R. Section 231.929 (par. 1121 of the CCH Federal Securities Law Reports) in support of this position.

     C. "Payment Plus" Debt Obligations.
        -------------------------------

        (a) Securities Issued. On April 1, 1998, Michigan Livestock Exchange
            -----------------
("MLE"), a Michigan cooperative, merged into the Company. MLE has, for a number of years, operated a "Payment Plus" program under which farmers and other members of MLE who sell livestock to or through MLE, can elect to receive sales proceeds on a deferred basis. Such proceeds are payable upon demand of the MLE member, and are paid with interest at a specified rate. If not earlier paid, such obligations are paid 12 months after the date of the livestock sale transaction that gave rise to such proceeds. The Payment Plus obligations of MLE, at the time of its merger into the Company, were secured by an irrevocable stand-by letter of credit issued by the St. Paul Bank for Cooperatives. MLE had outstanding Payment Plus indebtedness of approximately $14,000,000 at April 1, 1998, held by approximately 550 members of MLE. Payment Plus obligations became obligations of the Company upon the effective date of the merger. At June 30, 1998 and June 30, 1999, respectively, the Company had outstanding Payment Plus indebtedness of approximately $14 million held by approximately 520 and 500 patrons, respectively.

        (b) Underwriters and Other Purchasers. No underwriters were involved.
            ---------------------------------
See (a) above.

        (c) Consideration. Payment Plus obligations are interest-bearing debt
            -------------
obligations for livestock sales proceeds owed by MLE (now the Company) to members as a result of commercial transactions handled by MLE (now the Company).

        (d) Exemption from Registration Claimed. Prior to its merger into the
            -----------------------------------
Company, MLE was a farmers' cooperative organization exempt from tax under section 521 of the Internal Revenue Code of 1954. Accordingly, if the Payment Plus obligations of MLE are viewed as securities, the Company is of the view they were exempt from registration pursuant to section 3(a)(5)(B) of the Securities Act of 1933. Upon the merger of MLE into the Company effective April 1, 1998, the Payment Plus obligations became obligations of the Company. Although the Payment Plus obligations (as obligations of the Company) no longer qualify for the exemption in section 3(a)(5)(B) of the 1933 Act, the Company has continued to maintain the bank letter of credit securing such obligations and, accordingly, is of the opinion that if such obligations constitute securities, they are exempt from registration by virtue of the exemption from registration provided by section 3(a)(2) of the 1933 Act.

    D.  Step-Up Rate Series B Cumulative Redeemable Preferred Stock and Step-Up
        -----------------------------------------------------------------------
Rate Capital Securities.
-----------------------

        (a) Securities Issued. On October 5, 1999, the Company issued and sold
            -----------------
to Gold Kist Inc. ("Gold Kist") $40,000,000 aggregate liquidation amount of its Step-Up Rate Series B Cumulative Redeemable Preferred Securities. As part of the same transaction, Gold Kist purchased $60,000,000 aggregate liquidation amount of Step-Up Rate Capital Securities issued by Southern States Capital Trust I, a trust subsidiary of the Company.

        (b) Underwriters and Other Purchasers. No underwriters were involved.
            ---------------------------------
Gold Kist was the sole purchaser of the preferred securities and the capital securities.

        (c) Consideration. Gold Kist paid the Company and Southern States
            -------------
Capital Trust I a total of $100 million for the preferred securities and capital securities (or $98.6 million, net of a commitment fee Southern States paid to Gold Kist in connection with the sale).

        (d) Exemption from Registration Claimed. The sale of securities to Gold
            -----------------------------------
Kist in October, 1999, was made pursuant to a fixed price commitment letter, dated October 13, 1998, between the Company and Gold Kist. The parties entered into the commitment letter in connection with the Company's acquisition from Gold Kist of its agriservices (or "inputs") business. See "Business of Southern States--Acquisition of the Gold Kist Inputs Business--Financing Commitment" in the prospectus constituting Part I of this registration statement. In entering into this commitment letter and making this sale of securities to Gold Kist, the Company relied on the exemption from federal registration contained in (S) 4(2) of the Securities Act of 1933.

Item 16.  Exhibits, Financial Statement Schedules

(A)  EXHIBITS

     An index of exhibits appears at page II-8 and is incorporated herein by reference.

(B)  FINANCIAL STATEMENT SCHEDULES

     Schedule II - Valuation and Qualifying Accounts and Report of Independent Public Accountants on Schedule II

     All other schedules are omitted as the required information is inapplicable or the information is presented in the Consolidated Financial Statements or related notes included herein.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Southern States Cooperative, Incorporated has duly caused this Amendment No. 3 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Henrico, State of Virginia on February __, 2000.


                              SOUTHERN STATES COOPERATIVE,
                                INCORPORATED


                              BY:  /s/  Wayne A. Boutwell
                                 ------------------------------
                                   Wayne A. Boutwell
                                   President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement on Form S-1 has been signed for the following persons in the capacities indicated on February __, 2000.


/s/  Wayne A. Boutwell             President and Chief
--------------------------          Executive Officer
     Wayne A. Boutwell

/s/  Jonathan A. Hawkins           Senior Vice President and
--------------------------          Chief Financial Officer
     Jonathan A. Hawkins

/s/  Robert W. Taylor              Controller and
--------------------------          Principal Accounting Officer
     Robert W. Taylor

Michael W. Beahm, Cecil D. Bell, Jr., Floyd K. Blessing, James E. Brady, Jr., Earl L. Campbell, Jere L. Cannon, William F. Covington, Herbert A. Daniel, Jr.,
H. Michael Davis, John B. East, George E. Fisher, R. Bruce Johnson, James A. Kinsey, J. Wayne McAtee, Richard F. Price, William Pridgeon, Curry A. Roberts, John Henry Smith, James A. Stonesifer, William W. Vanderwende, Raleigh O. Ward, Jr., Wilbur C. Ward, Charles A. Wilfong Directors

By:  /s/  N. Hopper Ancarrow, Jr.
   ------------------------------------
     N. Hopper Ancarrow, Jr.
     Attorney-In-Fact


     Pursuant to the requirements of the Securities Act of 1933, Southern States Capital Trust II has duly caused this Amendment No. 3 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Henrico, State of Virginia, on February __, 2000.

                              SOUTHERN STATES CAPITAL TRUST II

                              BY:  /s/  Jonathan A. Hawkins
                                 --------------------------
                                   Jonathan A. Hawkins
                                   Administrative Trustee

                                 EXHIBIT INDEX
                              to Amendment No. 3
                           to Registration Statement
                                  on Form S-1

                   SOUTHERN STATES COOPERATIVE, INCORPORATED
                       SOUTHERN STATES CAPITAL TRUST II

Exhibit No.                  Description of Exhibit
-----------                  ----------------------

            UNDERWRITING AGREEMENT:

1. Form of Underwriting Agreement between Southern States Capital Trust II, Southern States Cooperative, Incorporated, First Union Capital Markets, Lehman Brothers and Banc of America Securities LLC, dated __________, 2000

            ARTICLES OF INCORPORATION AND BYLAWS:

3.1           *   Restated Articles of Incorporation of Southern States
                  Cooperative, Incorporated, effective July 30, 1998

              (a) Articles of Amendment, effective October 1, 1999, to Restated
                  Articles of Incorporation of Southern States Cooperative, Incorporated

3.2 Bylaws of Southern States Cooperative, Incorporated, amended as of March 29, 1999

            INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING
            INDENTURES:

4.1 Certificate of Trust executed by First Union Trust Company, National Association, filed on December 1, 1999

4.2 Trust Agreement among Southern States Cooperative, Incorporated and First Union Trust Company, National Association, dated as of December 1, 1999

4.3 Form of Amended and Restated Trust Agreement among Southern States Cooperative, Incorporated, First Union National Bank, First Union Trust Company, National Association and the Administrative Trustees, dated ___________, 2000

4.4* Form of Junior Subordinated Indenture between Southern States Cooperative, Incorporated and First Union National Bank, dated ____________, 2000

4.5 Form of Capital Securities Certificate for Southern States Capital Trust II (included as Exhibit E to Exhibit 4.3 above)

4.6           Form of Junior Subordinated Debenture

4.7 Form of Guarantee Agreement between Southern States Cooperative, Incorporated and First Union National Bank, dated ____________, 2000

            Certain instruments relating to long-term debt not being registered have been omitted in accordance with Item 601(b) (4) (iii) of Regulation S-K. Registrant will furnish a copy of any such instrument to the Commission upon its request.

5.1** Opinion of Mays & Valentine, L.L.P. regarding the legality of the Junior Subordinated Debentures and the Guarantee

5.2** Opinion of Potter Anderson & Corroon LLP regarding the legality of the Capital Securities

8** Opinion of Mays & Valentine, L.L.P. regarding certain federal income tax matters

            MATERIAL CONTRACTS:

10.1          (a)*    Asset Purchase Agreement between Gold Kist Inc. and
                      Southern States Cooperative, Inc. dated July 23, 1998

              (b)* Letter Agreement between Gold Kist Inc. and Southern States Cooperative, Inc., dated as of October 13, 1998, amending the Asset Purchase Agreement

              (b)(i) Amendment to Asset Purchase Agreement, dated September 7, 1999, between Gold Kist Inc. and Southern States Cooperative, Inc.

              (c)* Commitment Letter between Gold Kist Inc. and Southern States Cooperative, Inc., dated October 13, 1998

              (d) Letter Agreement between Gold Kist Inc. and Southern States Cooperative, Inc., dated as of March 25, 1999, amending the Commitment Letter

              (e) Purchase Agreement among Southern States Capital Trust I, Southern States Cooperative, Inc. and Gold Kist Inc., dated October 5, 1999

10.3          *     Revolving Credit Agreement between Southern States
                    Cooperative, Incorporated and CoBank, ACB, First Union
                    National Bank, NationsBank, N.A. and various other lenders, dated January 12, 1999, as amended February 3, 1999

              (a) Consent Agreement between Southern States Cooperative, Incorporated and CoBank, ACB, First Union National Bank, NationsBank, N.A. and various other lenders, dated as of March 25, 1999, relating to the Revolving Credit Agreement, as amended February 3, 1999

              (b) Second Amendment to Revolving Credit Agreement and Consent Agreement between Southern States Cooperative, Incorporated and CoBank, ACB, First Union National Bank, Bank of America, N.A. and various other lenders, dated December 22, 1999

              (c) Third Amendment to Revolving Credit Agreement Southern States Cooperative, Incorporated and CoBank, ACB, First Union National Bank, Bank of America, N.A. and various other lenders, dated January 31, 2000

10.4 Fourth Amended and Restated Financing Services and Contributed Capital Agreement between Southern States Cooperative, Incorporated and Statesman Financial Corporation, dated January 12, 2000

10.5          *     Financing Services and Contributed Capital Agreement between
                    Southern States Cooperative, Incorporated and Michigan
                    Livestock Credit Corporation, dated April 1, 1998

              (a)* Amendment to Financing Services and Contributed Capital Agreement between Southern States Cooperative, Incorporated and Michigan Livestock Credit Corporation, dated November 6, 1998 (included as Exhibit I to Exhibit 10.3 above)

              (b) Second Amendment to Financing Services and Contributed Capital Agreement between Southern States Cooperative, Incorporated and Michigan Livestock Credit Corporation, dated March 25, 1999

10.6*         (a)   Southern States Insurance Exchange Subscriber's Agreement
                    and Power of Attorney, dated April 27, 1988

              (b) Agreement between Southern States Insurance Exchange and Southern States Underwriters, Incorporated, dated April 27, 1988

10.7*         (a)   Form of Management Agreement between Southern States
                    Cooperative, Incorporated and various local managed cooperatives (listed in Attachment A to Exhibit 10.7)

              (b) Management/Operating Agreement between Orange-Madison Cooperative Farm Service, Inc. and Southern States Cooperative, Inc., dated March 1, 1991, as amended by Reclassification Agreement, dated September 1, 1991, as amended November 20, 1992, as amended April 1, 1993, as amended February 1, 1994, as amended May 1, 1994, as amended March 2, 1995

10.8*         (a)   Member Product Purchase Agreement between CF Industries,
                    Inc. and Southern States Cooperative, Incorporated, dated
                    October 18, 1974, as supplemented by letter from J.
                    Sultenfuss to G. Adlich, dated January 7, 1998

              (b) CF Industries, Inc. Product Purchase Agreement Assignment and Assumption Agreement by and among Gold Kist Inc., Southern States Cooperative, Inc. and CF Industries, Inc., dated October 13, 1998

10.9* Agreement and Plan of Merger between and among Southern States Cooperative, Incorporated, and Michigan Livestock Exchange, Statesman Financial Corporation and Michigan Livestock Credit Corporation, dated as of December 31, 1997

10.10*        (a)   Ground Lease between Southern States Cooperative,
                    Incorporated, as Lessor, and Gold Bond Stamp Company of
                    Georgia, as Lessee, dated as of July 15, 1977

              (b) Lease and Agreement between Gold Bond Stamp Company of Georgia, as Lessor, and Southern States Cooperative, Incorporated, as Lessee, dated as of July 15, 1977

10.11* Lease Agreement with Purchase Option by and between Scott Petroleum Corporation and Gold Kist Inc., dated January 5, 1995

           MANAGEMENT REMUNERATION PLANS:

10.12* Southern States Supplemental Retirement Plan, effective November 11, 1987, as amended and restated through Fourth Amendment, effective July 1, 1995

10.13 Southern States Deferred Compensation Plan, effective July 1, 1995, as amended and restated through Fifth Amendment, effective July 1, 1999

10.14* Southern States Directors Deferred Compensation Plan, effective July 1, 1989, as amended and restated through First Amendment, effective July 1, 1995

10.15* Form of Executive Split Dollar Agreement between Southern States Cooperative, Incorporated and certain executive officers (listed in Attachment A to Exhibit 10.15)

12            Computation of Ratios

21*           List of Subsidiaries

           CONSENTS OF EXPERTS AND COUNSEL:

23.1          Consent of PricewaterhouseCoopers LLP

23.2          Consent of KPMG LLP

23.3**        Consent of Mays & Valentine, L.L.P. (included in Exhibit 5.1 and
              Exhibit 8)

23.4**        Consent of Potter Anderson & Corroon LLP (included in Exhibit 5.2)

24            *    Powers of Attorney

              (a) Additional Powers of Attorney (for individuals who became directors subsequent to the previous filing)

25 Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of First Union National Bank, as Property Trustee under the Trust Agreement and the Amended and Restated Trust Agreement, and as Trustee under the Junior Subordinated Indenture and the Guarantee

27            Financial Data Schedule

_______________________
*     Filed previously.
**    To be filed by amendment.

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                    SOUTHERN STATES COOPERATIVE, INCORPORATED
                                 (In thousands)


                  Column A                      Column B                    Column C                     Column D           Column E
                  --------                      --------                    --------                     --------           --------

                                                                             Additions
                                                                             ---------

                                               Balance            Charged                                                  Balance
                                            at Beginning       to Costs and        Charged to                             at End of
                                            of the Period        Expenses        Other Accounts       Deductions           Period
                                            -------------        --------        --------------       ----------           ------
Year ended 6-30-99
     Reserves and allowances
       deducted from asset accounts:
       Allowance for doubtful accounts            $2,643                $246            $1,832 (1)            $517 (2)        $4,204

       Allowance for discounts and
        other deductions                               0                   0                                     0                 0
                                            ------------         -----------       -----------         -----------      ------------
                                                  $2,643                $246           $ 1,832                $517            $4,204
                                            ============         ===========       ===========         ===========      ============


Year ended 6-30-98
     Reserves and allowances
       deducted from asset accounts:
       Allowance for doubtful accounts            $2,237                $100            $1,233 (3)            $927 (2)        $2,643

       Allowance for discounts and
        other deductions                               0                   0                                     0                 0
                                            ------------         -----------       -----------         -----------      ------------
                                                  $2,237                $100           $ 1,233                $927            $2,643
                                            ============         ===========       ===========         ===========      ============

Year ended 6-30-97
       Reserve and allowances
         deducted from asset accounts:
         Allowance for doubtful accounts          $2,217                 $93                                   $73 (2)        $2,237

         Allowance for discounts and
          other deductions                             0                   0                                     0                 0
                                           -------------       -------------                        --------------      ------------
                                                  $2,217                 $93                                   $73         $   2,237
                                           =============       =============                        ==============      ============

(1)  Allowance balance of Inputs Business at acquisition
(2)  Accounts charged off, net of recoveries
(3)  Allowance balance of Michigan Livestock Exchange at acquisition.

#590180v2

            Report of Independent Public Accountants on Schedule II
                    Southern States Cooperative, Incorporated


To the Board of Directors of
Southern States Cooperative, Incorporated

In connection with our audits of the consolidated financial statements of Southern States Cooperative, Incorporated and Subsidiaries as of June 30, 1999 and 1998, and for each of the three years in the period ended June 30, 1999, which financial statements are included in the Prospectus, we have also audited the financial statement schedule listed in Item 16 herein.

In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.


/s/  PricewaterhouseCoopers LLP

Richmond, Virginia
February 4, 2000